PROSPECTUS



                FILED PURSUANT TO RULE 424(b)(3)

         LETTER TO SHAREHOLDERS OF DAKOTA MINING CORPORATION


April 30, 1997




Dear Shareholder:


         An annual and special Meeting of shareholders of Dakota Mining Corporation ("Dakota") will be held on May 29 1997, at 8:00 a.m., local time, at the Royal York Hotel, 100 Front Street West, Toronto, Ontario for the purpose of voting on the approval and adoption of an agreement and plan of merger (the "Merger Agreement") dated February 5, 1997, as amended April 21, 1997, among Dakota, Dakota Merger Corporation ("Merger Corp."), a wholly-owned subsidiary of Dakota, and USMX, Inc. ("USMX"), including the issuance of common shares of Dakota to effect the merger, and all other matters properly coming before an annual general meeting. If the merger contemplated by the Merger Agreement is consummated, Merger Corp. will be merged with and into USMX and USMX, as the surviving corporation, will become a wholly-owned subsidiary of Dakota. Each 1.1 outstanding shares of common stock of USMX will be converted into one Dakota Common Share.

         Details of the merger and other important information are set forth in the accompanying Joint Proxy Statement/Prospectus, which you are urged to read carefully. A copy of the Merger Agreement is attached as Appendix A to the accompanying Joint Proxy Statement/Prospectus.

         Your Board of Directors has carefully reviewed and considered the terms and conditions of the Merger Agreement. In addition, the Board of Directors has received the opinion of its financial adviser, Canaccord Capital Corporation, that the Merger is fair to the shareholders of Dakota from a financial point of view.

         YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER.


         Only holders of Dakota Common Shares of record as of the close of business on April 17, 1997, have the right to receive notice of and to vote at the meeting.

         YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE. IF YOU ATTEND THE MEETING IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE YOUR SHARES. THE BOARD OF DIRECTORS OF DAKOTA RECOMMENDS THAT YOU MARK YOUR PROXY IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND MERGER.

                                   Sincerely,

                            DAKOTA MINING CORPORATION

                                  ALAN R. BELL
                      President and Chief Executive Officer

              NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS
                          OF DAKOTA MINING CORPORATION

                             To Be Held May 29, 1997

To the Shareholders of Dakota Mining Corporation:


         NOTICE IS HEREBY GIVEN that an annual and special meeting (the "Dakota Meeting") of the shareholders of Dakota Mining Corporation ("Dakota") will be held on May 29, 1997, at the Royal York Hotel, 100 Front Street West, Toronto, Ontario commencing at 8:00 a.m., local time, for the following purposes:

     1. To consider and to approve and adopt the agreement and plan of merger dated February 5, 1997, as amended April 21, 1997 (the "Merger Agreement") among Dakota, Dakota Merger Corporation and USMX, Inc. ("USMX"), and to approve the transactions contemplated thereby, including the issuance of additional common shares in the capital of Dakota ("Dakota Common Shares"). A copy of the Merger Agreement is attached as Appendix A to the accompanying Joint Proxy Statement/Prospectus.


     2. To consider and to approve a resolution to ratify an amendment to Dakota's Share Incentive Plan increasing the number of Dakota Common Shares issuable thereunder from 3,000,000 to 6,000,000.

     3. To approve the issuance of up to 4,884,550 Dakota Common Shares issuable upon conversion of Debentures issuable upon the exercise of outstanding Series B Special Warrants of Dakota.

     4.   To elect directors to the Board of Directors of Dakota.

     5.   To appoint, and approve the remuneration of, auditors for Dakota.

     6. To transact such other business as may properly come before the Dakota Meeting or any adjournment thereof.


         Only those shareholders of record at the close of business on April 17, 1997 will be entitled to notice of, and to vote at, the Dakota Meeting or any adjournment thereof, except to the extent that a person has transferred Dakota Common Shares after that date and the new holder of such shares establishes proper ownership and requests, not later than 10 days before the Dakota Meeting, to be included in the list of shareholders eligible to vote at the Dakota Meeting.

         THE BOARD OF DIRECTORS OF DAKOTA UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.


     YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE DAKOTA MEETING. Proxies are revocable at any time prior to the time they are voted and shareholders who are present at the Dakota Meeting may withdraw their proxies and vote in person if they so desire.

Denver, Colorado.


DATED April 30, 1997.
                       By Order of the Board of Directors


                            DAKOTA MINING CORPORATION

                                ROBERT R. GILMORE
                    Vice President, Finance, Chief Financial
                              Officer and Secretary

                      LETTER TO STOCKHOLDERS OF USMX, INC.
April 30, 1997




Dear Stockholder:


         An annual meeting of stockholders of USMX, Inc. ("USMX") will be held on May 27, 1997, at 9:00 a.m., local time, in Denver, Colorado (the "USMX Meeting").

         At the USMX Meeting, you will be asked to approve certain matters related to an agreement and plan of merger (the "Merger Agreement") dated February 5, 1997 as amended April 21, 1997, among Dakota Mining Corporation ("Dakota"), Dakota Merger Corporation ("Merger Corp."), a wholly-owned subsidiary of Dakota, and USMX. Upon completion of the merger of Merger Corp. with and into USMX, USMX, as the surviving corporation, will become a wholly-owned subsidiary of Dakota. Pursuant to the terms of the Merger Agreement, each 1.1 outstanding shares of USMX common stock will be converted into one common share of Dakota. You will also be asked to approve an agreement regarding the sale of USMX's royalty interest in the Montana Tunnels Mine to Pegasus Gold Corporation (the "Montana Tunnels Royalty Agreement").


         The Board of Directors of USMX negotiated the terms of the Merger Agreement by taking into consideration a number of factors, including USMX's and Dakota's recent financial results, current financial conditions, future prospects and synergies. Newcrest Capital Inc., USMX's financial advisor, has provided the Board of Directors with its opinion that the consideration to be received by USMX stockholders in the Merger is fair from a financial point of view.

         A Notice of Meeting and a Joint Proxy Statement/Prospectus containing detailed information accompany this letter. The Merger Agreement and Montana Tunnels Property Agreement are attached as Appendix A and Appendix F, respectively, to the Joint Proxy Statement/Prospectus. We urge you to read this material carefully.

         THE BOARD OF DIRECTORS OF USMX HAS DETERMINED THAT THE MERGER AND SALE OF THE MONTANA TUNNELS ROYALTY INTEREST ARE FAIR TO AND IN THE BEST INTERESTS OF THE HOLDERS OF SHARES OF USMX COMMON STOCK. ACCORDINGLY, THE BOARD RECOMMENDS THAT YOU VOTE FOR BOTH PROPOSALS.

         If the Merger Agreement is approved and the merger is consummated, you will be sent a letter of transmittal with instructions for surrendering your certificates representing shares of USMX common stock. Please do not send your share certificates until you receive these materials.

         Your vote is very important, regardless of the number of shares you own. In order for the merger to proceed, the Merger Agreement must be approved by the holders of at least a majority of the outstanding shares of common stock of USMX entitled to vote. Consequently, a failure to vote or an abstention will have the same effect as a vote against the Merger Agreement. On behalf of the Board of Directors, I urge you to mark, date, sign and return the enclosed Proxy as soon as possible, regardless of whether you plan to attend the meeting.

                                   Sincerely,

                                   USMX, INC.


                                  Gregory Pusey
                      President and Chief Executive Officer

                           NOTICE OF ANNUAL MEETING OF
                           STOCKHOLDERS OF USMX, INC.



                                              To Be Held May 27, 1997



To the Stockholders of USMX, Inc.:



         NOTICE IS HEREBY GIVEN that the annual meeting (the "USMX Meeting") of the stockholders of USMX, Inc. ("USMX") will be held on May 27, 1997, at the Westin Tabor Center, 1672 Lawrence Street, Denver, Colorado, commencing at 9:00 a.m. local time, for the following purposes:


     1. To consider and vote upon a proposal to approve and adopt the agreement and plan of merger dated February 5, 1997, as amended April 21, 1997, (the "Merger Agreement") among Dakota Mining Corporation, Dakota Merger Corporation and USMX and to approve the transactions contemplated thereby. A copy of the Merger Agreement is attached as Appendix A to the accompanying Joint Proxy Statement/Prospectus.


     2. To consider and vote upon a proposal to approve and adopt the agreement dated March 17, 1997 (the "Montana Tunnels Royalty Agreement") among USMX, USMX of Montana, Inc. and Pegasus Gold
          Corporation and to approve the sale of the royalty interest in the Montana Tunnels Mine contemplated thereby. A copy of the Montana Tunnels Royalty Agreement is attached as Appendix F to the accompanying Joint Proxy Statement/Prospectus.

     3.   To elect one director to Group III of the Board of Directors of USMX.

     4. To transact such other business as may properly come before the USMX Meeting or any adjournment thereof.

         Only those stockholders of record at the close of business on April 16, 1997 will be entitled to notice of and to vote at the USMX Meeting or any adjournments thereof.

         THE BOARD OF DIRECTORS OF USMX UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MONTANA TUNNELS ROYALTY AGREEMENT.

         YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF USMX, AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE USMX MEETING. Proxies are revocable at any time prior to the time they are voted and stockholders who are present at the meeting may withdraw their proxies and vote in person if they so desire.


DATED April 30, 1997.


By Order of the Board of Directors USMX, INC.


Gregory Pusey
President and Chief Executive Officer

                            DAKOTA MINING CORPORATION
                                       AND
                                   USMX, INC.
            MANAGEMENT INFORMATION CIRCULAR AND JOINT PROXY STATEMENT
                          ----------------------------

                            DAKOTA MINING CORPORATION
                                   PROSPECTUS
                          ----------------------------


         This Joint Proxy Statement/Prospectus and Management Information Circular ("Joint Proxy Statement/Prospectus") is being furnished to shareholders of Dakota Mining Corporation, a corporation organized pursuant to the laws of Canada ("Dakota"), and to stockholders of USMX, Inc., a Delaware corporation ("USMX"), in connection with the solicitation of proxies by the Board of Directors of each corporation for use at the Annual and Special Meeting of Shareholders of Dakota (the "Dakota Meeting") and the Annual Meeting of
Stockholders of USMX (the "USMX Meeting"), in each case including any adjournments or postponements thereof. The USMX Meeting is scheduled for May 27, 1997. The Dakota Meeting is scheduled for May 29, 1997. This Joint Proxy Statement/Prospectus relates primarily to the proposed merger (the "Merger") of Dakota Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Dakota ("Merger Corp."), with and into USMX pursuant to the Agreement and Plan of Merger, dated February 5, 1997, as amended April 21, 1997, (the "Merger Agreement"), among Dakota, Merger Corp. and USMX, with USMX, as the surviving corporation in the Merger, to become a wholly owned subsidiary of Dakota.

         If the Merger Agreement is approved by the shareholders of Dakota and USMX, and the other conditions specified in the Merger Agreement are satisfied or waived, each 1.1 outstanding shares of USMX Common Stock will be converted into one Dakota Common Share. This Joint Proxy Statement/Prospectus constitutes a prospectus of Dakota with respect to up to 15,621,984 Dakota Common Shares issuable to USMX stockholders in the Merger pursuant to the Merger Agreement or upon exercise of certain stock options of USMX which, pursuant to the Merger Agreement and the terms of the related stock option plans, following the Merger, will constitute options to purchase Dakota Common Shares.


         The Dakota Common Shares are traded on the Toronto Stock Exchange ("TSE"), the American Stock Exchange ("AMEX") and the Berlin Stock Exchange ("BSE"). USMX Common Stock is traded on The Nasdaq Stock Market ("Nasdaq") and the TSE.

         For a description of certain factors that should be considered by shareholders of Dakota and USMX, see "Risk Factors on page 13."

         All information in this Joint Proxy Statement/Prospectus concerning Dakota has been furnished by Dakota, and all information in this Joint Proxy Statement/Prospectus concerning USMX has been furnished by USMX.

         Certain capitalized terms used herein have the meanings ascribed to such terms under the heading "General Glossary on page 142." Unless otherwise noted, all references to currency herein are to United States dollars.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE U.S. SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


         The date of this Joint Proxy Statement/Prospectus is April 30, 1997, and it is first being mailed to the shareholders of Dakota and USMX on or about May 2, 1997.




                                TABLE OF CONTENTS


                                                                                                            Page No.


AVAILABLE INFORMATION.........................................................................................- 1 -

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES...................................................................- 1 -

SUMMARY  .....................................................................................................- 2 -
         The Corporations.....................................................................................- 2 -
         Meetings of Dakota and USMX..........................................................................- 2 -
         Proposed Merger......................................................................................- 4 -
         Summary of Pro Forma Financial Data..................................................................- 9 -
         Comparative Per Share Financial Information.........................................................- 10 -

RISK FACTORS.................................................................................................- 11 -
         General Risks Related to the Mining Industry........................................................- 11 -
         Specific Risks Related to Dakota....................................................................- 14 -
         Specific Risks Related to USMX......................................................................- 15 -
         Risks Related to the Merger.........................................................................- 19 -

CURRENCY AND GOLD PRICES.....................................................................................- 20 -

THE MERGER...................................................................................................- 21 -
         General  ...........................................................................................- 21 -
         Background to the Merger............................................................................- 21 -
         Dakota's Reasons for the Merger and Board of Directors' Recommendation..............................- 24 -
         Fairness Opinion of Canaccord Capital Corporation...................................................- 26 -
         USMX's Reasons for the Merger and Board of Directors' Recommendation................................- 30 -
         Fairness Opinion of Newcrest Capital, Inc...........................................................- 32 -

TERMS OF THE MERGER..........................................................................................- 34 -
         Consequences and Effective Time of Merger...........................................................- 35 -
         Conversion of USMX Common Stock.....................................................................- 35 -
         Conversion of USMX Options..........................................................................- 35 -
         Exchange of Certificates............................................................................- 35 -
         Conditions to the Merger............................................................................- 36 -
         Termination of the Merger Agreement.................................................................- 37 -
         Shareholder Approvals...............................................................................- 37 -
         Representations, Warranties and Covenants under the Merger Agreement................................- 37 -
         Other Agreements....................................................................................- 39 -
         Interests of Certain Persons in the Merger..........................................................- 41 -
         Comparison of Rights of Holders of Shares of USMX Common Stock Under Delaware and Canadian Law
                   ..........................................................................................- 42 -

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS OF THE MERGER................................................- 47 -
         Tax Free Merger.....................................................................................- 47 -
         Certain United States Federal Income Tax Consequences of USMX's U.S. Stockholders Becoming Holders
                  of Dakota Common Shares....................................................................- 48 -
         U.S. Holders........................................................................................- 48 -

                                                       - i -




         Certain U.S. Shareholder Filing Requirements........................................................- 48 -
         Distributions on Dakota Common Shares  .............................................................- 48 -
         Foreign Tax Credit..................................................................................- 49 -
         Disposition of Dakota Common Shares.................................................................- 49 -
         Other Considerations................................................................................- 49 -
         Certain Limitations on Net Operating Losses.........................................................- 50 -
         Certain Non-US Shareholders.........................................................................- 50 -

ANTICIPATED ACCOUNTING TREATMENT.............................................................................- 51 -

RESALE RESTRICTIONS..........................................................................................- 51 -

REGULATORY MATTERS...........................................................................................- 51 -

MANAGEMENT AND OPERATIONS AFTER THE MERGER...................................................................- 52 -

SELECTED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
         OF DAKOTA MINING CORPORATION........................................................................- 52 -

DAKOTA ANNUAL AND SPECIAL MEETING............................................................................- 61 -
         Solicitation of Proxies.............................................................................- 61 -
         Appointment and Revocation of Proxies...............................................................- 61 -
         Voting of Proxies and Discretionary Authority.......................................................- 61 -
         Voting Securities...................................................................................- 62 -
         Approval Required...................................................................................- 62 -
         Matters to be Addressed at the Dakota Meeting.......................................................- 63 -
         Corporate Governance................................................................................- 68 -
         Executive Officers..................................................................................- 70 -
         Voting Commitments, Agreements or Understandings....................................................- 71 -

DAKOTA MANAGEMENT............................................................................................- 71 -
         Executive Compensation..............................................................................- 71 -
         Report on Executive Compensation....................................................................- 73 -
         Directors' and Officers' Liability Insurance........................................................- 76 -

DAKOTA SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS.......................................................- 76 -

DAKOTA SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE...............................................- 78 -

DAKOTA CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS........................................................- 78 -
         Interests Of Management And Others In Material Transactions.........................................- 78 -
         Certain Transactions Relating To Principal Shareholders.............................................- 78 -
         Indebtedness of Directors and Senior Officers.......................................................- 78 -

DAKOTA SELECTED CONSOLIDATED FINANCIAL INFORMATION...........................................................- 79 -

DAKOTA MANAGEMENT'S DISCUSSION AND ANALYSIS
         OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS....................................................- 80 -
         Liquidity and Capital Resources.....................................................................- 80 -
         Results of Operations...............................................................................- 86 -

BUSINESS AND PROPERTIES OF DAKOTA............................................................................- 90 -

                                                      - ii -




         Corporate Structure.................................................................................- 91 -
         Business of Dakota..................................................................................- 91 -
         Properties..........................................................................................- 92 -
                  Gilt Edge Mine.............................................................................- 92 -
                  Golden Reward Mine.........................................................................- 95 -
                  Stibnite Mine..............................................................................- 97 -

CAPITALIZATION AND DESCRIPTION OF DAKOTA SECURITIES.........................................................- 100 -
         Description of Dakota Share Capital and Debentures.................................................- 101 -
                  Common Shares.............................................................................- 101 -
                  Preference Shares.........................................................................- 101 -
                  Debentures................................................................................- 101 -
         Trading History....................................................................................- 102 -
         Dividend Policy....................................................................................- 102 -

THE USMX ANNUAL MEETING.....................................................................................- 103 -
         Time, Date and Place of USMX Meeting...............................................................- 103 -
         Record Date........................................................................................- 103 -
         Business to be Conducted at USMX Meeting...........................................................- 103 -
         Vote Required......................................................................................- 103 -
         Voting Commitments, Agreements or Understandings...................................................- 103 -
         Voting and Revocation of Proxies...................................................................- 104 -
         Solicitation of Proxies............................................................................- 104 -
         Election of Directors of USMX......................................................................- 104 -
         Executive Compensation.............................................................................- 106 -

USMX SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS........................................................- 110 -

USMX SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE................................................- 111 -

USMX CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.........................................................- 111 -

USMX SUMMARY CONSOLIDATED FINANCIAL INFORMATION.............................................................- 114 -

USMX MANAGEMENT'S DISCUSSION AND
         ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS..........................................- 116 -
         Going Concern Uncertainty..........................................................................- 116 -
         Liquidity and Capital Resources....................................................................- 116 -
         Results of Operations..............................................................................- 119 -
         Change in the Volume of Gold Sold and Selling Price of Gold........................................- 119 -
         Change in Costs Applicable to Sales................................................................- 120 -
         Cost of Mineral Properties Abandoned and Provisions for Impairments of Investments in Mineral Properties
                                                                                                            - 120 -
         Asset Dispositions and Gain on Sale of Common Stock................................................- 121 -
         Other Costs and Expenses...........................................................................- 121 -

BUSINESS AND PROPERTIES OF USMX.............................................................................- 123 -
         Introduction.......................................................................................- 123 -
         History of Operations..............................................................................- 124 -
         The Illinois Creek Project.........................................................................- 125 -
         The Thunder Mountain Project.......................................................................- 129 -
         Montana Tunnels....................................................................................- 132 -

                                                      - iii -




         Exploration........................................................................................- 132 -
         Mexico   ..........................................................................................- 133 -
         Ecuador  ..........................................................................................- 135 -

DESCRIPTION OF USMX CAPITAL STOCK...........................................................................- 135 -
         Certain Potential Anti-Takeover Effects............................................................- 135 -
         Trading History....................................................................................- 136 -
         Dividend Policy....................................................................................- 136 -

LEGAL MATTERS...............................................................................................- 137 -

EXPERTS  ...................................................................................................- 137 -

SHAREHOLDER PROPOSALS.......................................................................................- 137 -

ANNUAL REPORT ON FORM 10-K..................................................................................- 137 -


                                                      - iv -

                              AVAILABLE INFORMATION

         Dakota and USMX are both subject to the informational requirements of the Exchange Act, and, in accordance therewith, they each file reports and other information with the SEC. Reports, proxy and information statements and other information filed by Dakota or USMX may be inspected without charge at, and copies of which may be obtained at prescribed rates from, the public reference facilities of the SEC's principle office at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. The SEC maintains a Web site (http://www.sec.gov) that contains such materials that have been or will be filed by Dakota and USMX.

         Dakota Common Shares are listed on the TSE, AMEX and the BSE. Reports, proxy statements and other information concerning Dakota can be inspected at the offices of the TSE at 2 First Canadian Place, Toronto, Ontario, Canada, MSX 1J2 and at the offices of AMEX at 86 Trinity Place, New York, New York 10006.

         USMX Common Stock is traded on the TSE and quoted through Nasdaq. Reports, proxy statements and other information concerning USMX can be inspected at the offices of the TSE at the address given above and at the offices of the National Association of Securities Dealers, 1735 K Street, N.W., Washington, D.C. 2006.

         Dakota has filed a Registration Statement on Form S-4 under the Securities Act with the SEC covering the Dakota Common Shares to be issued pursuant to the Merger Agreement. This Joint Proxy Statement/Prospectus, which constitutes a part of the Registration Statement, does not contain all information set forth in the Registration Statement, certain items of which are contained as schedules and exhibits to the Registration Statement, as permitted by the rules and regulations of the SEC. For further information, please refer to the Registration Statement, including the exhibits thereto which may be obtained from the SEC at its principle office in Washington, D.C. Statements contained in this Joint Proxy Statement/Prospectus relating to the contents of any contract or other document referred to herein are not necessarily complete, and reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY DAKOTA OR USMX. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, NOR DOES IT CONSTITUTE THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF DAKOTA OR USMX SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                   ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

         Dakota is a corporation continued under the Canada Business Corporations Act. Certain of Dakota's directors and officers and certain experts named herein are residents of Canada, and all or a substantial portion of the assets of such persons and some of the assets of Dakota are located outside the United States. Consequently, it may be difficult for United States investors to effect service of process within the United States upon such persons, or to realize in the United States upon judgments rendered against Dakota or such persons by courts of the United States predicated upon civil liabilities under United States federal securities laws. There is doubt as to the enforceability in Canada against Dakota or any of its directors and officers or experts named herein who are not residents of the United States, in original actions or in actions for enforcement of judgments rendered by courts of the United States, of liabilities predicated solely on the United States federal securities laws.

                                     SUMMARY

         This Joint Proxy Statement/Prospectus contains forward-looking statements that involve risks and uncertainties. Dakota's and USMX's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the section entitled "Risk Factors" and elsewhere in this Joint Proxy Statement/Prospectus. The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in this Joint Proxy Statement/Prospectus and the Appendices hereto. Unless otherwise defined herein, capitalized terms used in this summary have the respective meanings ascribed to such terms under the heading "General Glossary." In this Joint Proxy Statement/Prospectus, all dollar amounts are expressed in United States dollars unless otherwise indicated. SHAREHOLDERS ARE URGED TO READ THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE APPENDICES HERETO IN THEIR ENTIRETY.

                                The Corporations

Dakota Mining Dakota is engaged in the business of investing in and operating precious metals mining Corporation projects, producing gold and silver and exploring for, acquiring and developing precious metals properties. Its principal executive offices are located at 410 Seventeenth Street, Suite 2450,Denver, Colorado 80202, (303) 573-0221.

USMX,Inc.           USMX is engaged in the  exploration  for and  development of precious  metals  properties and the production of gold. Its
                    principal   executive  offices  are  located  at  141  Union
                    Boulevard,  Suite  100,  Lakewood,   Colorado  80228,  (303)
                    985-4665.

Meetings of Dakota and USMX


Dakota  Meeting     The Dakota  Meeting is  scheduled to be held on May 29, 1997 at 8:00 a.m., local time, in the Royal York Hotel, 100 Front
                    Street West, Toronto, Ontario.


Purpose of Dakota   The purpose of the Dakota  Meeting is to  consider  and vote
Meeting             on: (i) the  approval  andadoption  of the Merger  Agreement providing for the merger of Merger Corp. with andinto USMX and the issuance of Dakota Common Shares in connection therewith; (ii) a resolution to ratify an amendment to Dakota's Share Incentive Plan increasing the number of Dakota Common Shares issuable thereunder from 3,000,000 to 6,000,000; (iii) a resolution to approve the issuance of up to 4,884,550 Dakota Common Shares upon conversion of certain
                    Debentures  issuable upon exercise of  outstanding  Series B
                    Special Warrants of Dakota;  (iv) the election of directors;
                    (v) the appointment and  remuneration of auditors of Dakota;
                    and (vi) the transaction of any other business as may properly be brought before the Dakota Meeting or any adjournment thereof.

Merger Vote         The  affirmative  vote of a majority  of the  Dakota  Common
Required at         Shares voting by proxy or in person at the Dakota Meeting is
Dakota  Meeting     required to approve and adopt the Merger  Agreement  and the issuance of Dakota Common Shares in connection with the Merger.

                    As of the Dakota  Record  Date,  directors  and  officers of
                    Dakota and its affiliates had the right to vote approximately 3.16% of the issued and outstanding Dakota Common Shares entitled to vote at the Dakota Meeting. There are no agreements, commitments or understandings between Dakota and its directors, officers or shareholders with respect to voting at the Dakota Meeting.

Dakota  Record      The Board of  Directors  of Dakota has fixed the  closing of
Date; Shares        business   on  April  17,   1997  as  the  record  date  for
Entitled to Vote    determining  holders of Dakota  Common  Shares  entitled  to notice of and to vote at the Dakota Meeting. As of the Dakota Record Date, 35,479,742 Dakota Common Shares were issued and outstanding. Dakota Common Shares are the only class of capital stock of Dakota issued and outstanding.
                    Each Dakota Shareholder of record as of the close of business on the Dakota Record Date is entitled at the Dakota
                    Meeting to one vote for each Dakota Common Share held.




USMX Meeting        The USMX  Meeting is scheduled to be held on May 27,
                    1997 at 9:00 a.m., local time, in Denver, Colorado.



Purpose of USMX     At the  USMX  Meeting,  USMX  Stockholders  will be asked to
Meeting             consider  and vote on (i) the  approval  and adoption of the
                    Merger Agreement and the transactions  contemplated thereby;
                    (ii)  the  approval  and  adoption  of the  Montana  Tunnels
                    Royalty Agreement and the transactions contemplated thereby;
                    (iii) the election of directors, and (iv) the transaction of any other business as may properly be brought before the USMX Meeting or any adjournments thereof.


Merger Vote         The  affirmative  vote  of a  majority  of  the  issued  and
Required at         outstanding  shares  of USMX  Common  Stock is  required  to
USMX Meeting        abstentions  approve  and adopt the Merger  Agreement.  As a result, , failures to vote and broker non-votes will have the same effect as votes against the Merger Agreement.


                    As of the USMX Record Date, directors and officers of USMX and its affiliates had the right to vote approximately 34.4% of the outstanding shares of USMX Common Stock entitled to vote at the USMX Meeting. Such voting rights include approximately 29.8% of the outstanding shares of USMX which are held by Pegasus Gold and can be considered to be held beneficially by two directors of USMX. There are no agreements, commitments or understandings between USMX and its directors, officers or, except as set forth below, stockholders with respect to voting at the USMX Meeting.


Pegasus  Gold       Pegasus  Gold,  the  owner  of  approximately  29.8%  of the
Support Agreement   outstanding shares of USMX Common Stock, has entered into an agreement  with Dakota and USMX  pursuant  to which  Pegasus
                    Gold has agreed to vote in favor of the Merger, subject to the conditions set forth therein.




USMX Record Date; The Board of Directors of USMX has fixed the close of Shares Entitled business on April 16, 1997 for the determination of USMX
to Vote             Stockholders  entitled  to notice of and to vote at the USMX
                    Meeting.  As of the USMX Record  Date there were  16,184,182 shares of USMX Common Stock issued and outstanding.



Transfer and        Montreal  Trust Company of Canada is the transfer  agent and
Exchange Agents     registrar in respect of the Dakota Common  Shares.  Montreal
                    Trust Company of Canada will also act as the Exchange Agent with respect to exchange of shares of USMX Common Stock for Dakota Common Shares in connection with the Merger. American
                    Securities Transfer Inc. will act as the transfer agent with respect to the USMX Meeting.

                                 Proposed Merger



Terms of the        At the Effective Time, Merger Corp. will merge with and into
Merger              USMX,  and USMX will  survive  the Merger as a  wholly-owned subsidiary  of  Dakota.  At  the  Effective  Time  each  1.1 outstanding shares of USMX Common Stock will be converted into one Dakota Common Share. With respect to outstanding shares of USMX Common Stock at the Effective Time, no fractional Dakota Common Shares will be issued; provided however, except with respect to derivative securities for which no consideration shall be given for fractional shares to be issued upon exercise thereof, if the conversion of USMX Common Stock would result in any USMX Stockholder being entitled to a fractional Dakota Common Share, such USMX
                    Stockholder  will  receive the next higher  number of Dakota
                    Common Shares.  All shares of USMX Common Stock owned at the
                    Effective Time by USMX as treasury stock or by any member of the USMX Group or the Dakota Group will be canceled pursuant to the terms of the Merger Agreement.


                    Each outstanding option to purchase USMX Common Stock will be converted into an option to acquire Dakota Common Shares on the basis of one Dakota Common Share for each 1.1 shares of USMX Common Stock underlying each option.

Interests  of       In  considering  the  recommendation  of the  USMX  Board of
Certain             Directors  with  respect  to  the  Merger  Agreement,   USMX
Persons in the      Stockholders  should be aware that  certain  members of USMX
Merger              management  and the USMX  Board of  Directors  have  certain interests in the Merger that are in addition to the interests of USMX Stockholders generally. See "Terms of the Merger - Interests of Certain Persons in the Merger."

Closing  and        The  Closing  of the  Merger  will  take  place  as  soon as
Effective Time      possible  after the  later of the USMX  Meeting  and  Dakota
                    Meeting has been held,  provided that certain  conditions to the Merger set forth in the Merger  Agreement  are satisfied or,  where  permissible,  waived.  The  Merger  will  become effective  upon the filing of a  certificate  of merger with
                    the   Secretary  of  State  of  the  State  of  Delaware  in
                    accordance with the DGCL. Such filing will be made as soon as practicable after the approval of the Merger at the Dakota Meeting and the USMX Meeting.

Conditions of the   The respective obligations of USMX, Dakota, and Merger Corp.
Merger and          to consummate the Merger are subject to the fulfilment or
Termination         waiver (where permissible) of certain conditions set forth in the Merger Agreement. See "Terms of the Merger-Conditions to the Merger."


                    The Merger Agreement is subject to termination at the option of either USMX or Dakota if the Effective Time has not occurred at or before May 31, 1997, and prior to such time upon the occurrence of certain events. See "Terms of the Merger-Termination of the Merger Agreement."

                    Recommendations of The respective Boards of Directors of Dakota and USMX believe the terms of the the Boards of Directors Merger are fair and reasonable to, and in the best interests of, their respective shareholders and have unanimously approved the Merger Agreement and the transactions contemplated thereby. The Board of Directors of Dakota unanimously recommends that Dakota Shareholders vote FOR approval and adoption of the Merger Agreement and the issuance of Dakota Common Shares as contemplated therein. The Board of Directors of USMX unanimously recommends that USMX Stockholders vote FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby. The Dakota and USMX Boards of Directors' recommendations are based upon a number of factors described in this Joint Proxy Statement/Prospectus. In particular, see "The Merger Dakota's Reasons for the Merger and Board of Directors' Recommendation" and "The Merger - USMX's Reasons for the Merger and Board of Directors' Recommendation".


Fairness Opinions   Among  other  factors  considered  by the  Dakota  Board  of
                    Directors in approving the Merger was the opinion of Canaccord. Canaccord delivered a written opinion on March
                    14,  1997  to the  Dakota  Board  of  Directors  and  Dakota
                    Shareholders to the effect that the Merger is fair, from a financial point of view, to Dakota shareholders. A copy of the Canaccord opinion is attached to this Joint Proxy
                    Statement/Prospectus as Appendix C. The attached opinion sets forth the assumptions made, matters considered, the scope of limitations of the review undertaken and procedures followed by Canaccord and should be read in its entirety.

                    USMX engaged Newcrest to deliver a written opinion to the USMX Board of Directors and USMX Stockholders on the fairness of the Merger from a financial point of view. Newcrest delivered a written opinion on March 14, 1997 to the USMX Board of Directors to the effect that the consideration to be paid to holders of shares of USMX Common Stock in connection with the Merger is fair to USMX stockholders from a financial point of view, based upon and subject to the matters set forth in its opinion. The full text of the Newcrest opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix D to this Joint Proxy Statement/Prospectus. USMX stockholders are urged to read the Newcrest opinion in its entirety.





Exchange  of Share  Following  the  Effective  Date of the  Merger,  holders  of
Certificates        shares of USMX Common Stock will receive a transmittal
                    letter from the Exchange Agent instructing them on the submission of their USMX Common Stock certificates in exchange for certificates representing Dakota Common Shares.
                    USMX Stockholders should not surrender their certificates for new certificates representing Dakota Common Shares until such time.

United States Dakota and USMX have received an opinion from Coopers & Federal Income Lybrand L.L.P. that the Merger will, under current law, be
Tax                 treated  as a  tax-free  reorganization  under  the Code for
Considerations      United  States  federal  income tax  purposes.  Accordingly, although not entirely free from doubt, U.S. Stockholders of USMX who exchange all of their shares of USMX Common Stock solely for Dakota Common Shares should not recognize any gain or loss, provided that USMX Stockholders who are U.S.
                    Persons and who will own or be deemed to own 5% or more of Dakota after the Merger will be required to enter into a gain recognition agreement with the IRS in order to further satisfy the requirements for their own tax-free treatment in the Merger. In addition, USMX Stockholders who are U.S.
                    Persons will be required to file certain notices with the IRS in order to avoid incurring adverse tax consequences including penalties. Neither Dakota nor USMX will recognize gain or loss as a result of the Merger. In rendering such opinion, Coopers & Lybrand LLP has relied upon certain assumptions, conditions, and qualifications as set forth in their opinion to Dakota and USMX. Each USMX Stockholder should consult his or her tax advisor as to the specific tax consequences of the Merger to him or her, including the application of federal, state, local and other tax laws and possible effects of changes in federal or other tax laws.
                    See "United States Federal Income Tax  Considerations of the
                    Merger-Tax Free Merger" and "Risk Factors-Risks Related to the Merger-United States Federal Income Tax Treatment of the
                    Merger."

Stock Exchange Dakota will apply to list the Dakota Common Shares issued in Listings Resale connection with the Merger on the TSE, AMEX and the BSE. All
Restrictions        Dakota Common Shares  received in connection with the Merger by USMX Stockholders will be freely transferable under United States law, except that Dakota Common Shares received by persons who are deemed to be "affiliates" (as such term is defined for purposes of Rule 145 under the Securities
                    Act) of USMX may be resold by such persons only in certain permitted circumstances. To the extent necessary, Dakota will apply for rulings or orders of securities regulatory authorities of Canada to permit resale of such shares in Canada without restriction by a shareholder other than a "control person" (as such term is defined under applicable
                    Canadian securities legislation), provided that no unusual effort is made to prepare the market for any such resale or to create demand for the securities and no extraordinary commission or consideration is paid in respect thereof. See
                    "Terms of the Merger- Interests of Certain Persons in the Merger-Resale of Dakota Common Shares."

Comparison of See "Terms of the Merger - Comparison of Rights of Holders Rights of Holders of Shares of USMX Common Stock under Delaware and Canadian
                    Law" for a summary of the material differences between the rights of holders of shares of USMX Common Stock and Dakota
                    Common Shares.

No Dissenters'      Holders of Dakota  Common  Shares and holders of USMX Common
Rights              Stock will not be entitled to any  dissenters'  or appraisal rights under Canadian law or Delaware law, as the case may be, as a result of the matters to be voted upon at the Dakota Meeting or the USMX Meeting.

Market Price and The Dakota Common Shares are listed for trading on the TSE Share Exchange and AMEX under the symbol "DKT" and the BSE under the symbol
Ratio               "DMC." On January 2, 1997, the day preceding the date of the public announcement of the Merger, the closing sale price on the TSE of Dakota  Common Shares was Cdn.$1.96 per share and on AMEX was US$1.63 per share.  USMX Common  Stock is listed for trading on the TSE under the symbol  "USM" and is quoted through  Nasdaq under the symbol "USMX." On January 2, 1997, the day preceding the date of the public announcement of the
                    Merger,  the  closing  sale price on Nasdaq was  US$1.75 per share.  No TSE quote is  furnished  as the  trading  on that exchange of USMX Common  Stock has been limited and sporadic
                    in  nature.   In   determining   whether   to  approve   the
                    transactions  pursuant  to  the  Merger  Agreement,   Dakota
                    Shareholders and USMX Stockholders  should consider that the price of the Dakota Common Shares at the Effective  Time, as well  as  the  prices  at  the  date  of  this  Joint  Proxy
                    Statement/Prospectus  and at the date of the Dakota  Meeting or USMX  Meeting,  may vary as a result  of  changes  in the business,  operations or prospects of Dakota or USMX, market assessments  of the  likelihood  that  the  Merger  will  be consummated  and the  timing  thereof,  general  market  and economic conditions and other factors. As the Effective Time will occur after the Dakota Meeting and USMX Meeting,  there can be no  assurance  that the sale  price of Dakota  Common
                    Shares on the date of the  Dakota  Meeting  or USMX  Meeting will be indicative of the sale price of Dakota Common Shares at the Effective Time. The Effective Time will occur as soon as  practicable  following  the Dakota  Meeting and the USMX
                    Meeting  and  the   satisfaction  or  waiver  of  the  other
                    conditions set forth in the Merger Agreement.  See "Terms of the Merger - Conditions to the Merger",  "Capitalization and
                    Description  of  Dakota   Securities-Trading   History"  and
                    "Description of USMX Capital Stock-Trading History."

                    Dakota Shareholders and USMX Stockholders should also consider that the Share Exchange Ratio is a fixed ratio in the Merger Agreement. As a result, the Share Exchange Ratio will not be adjusted in the event of an increase or decrease in the market price of either the Dakota Common Shares or the USMX Common Stock, or both. The share exchange ratio is one Dakota Common Share for each 1.1 outstanding shares of USMX Common Stock.






Capitalization of Based on the number of Dakota Common Shares outstanding on Dakota After the April 18, 1997 and the Share Exchange Ratio, on consummation
Merger              of the  Merger  there  will be  approximately  51.0  million
                    Dakota Common Shares  outstanding.  The Dakota Common Shares issued  to  stockholders  of  USMX  pursuant  to the  Merger
                    Agreement  will  comprise  approximately  30.3% of the total number of Dakota  Common  Shares  outstanding  assuming  all vested options and conversion rights (other than "out of the
                    money"  options  and  conversion   rights  and  assuming  no
                    conversion   of   the   Debentures)   are   exercised   (and
                    approximately   22.9%  on  a  fully  diluted   basis).   See
                    "Dakota-Capitalization    and    Description    of    Dakota
                    Securities."

Financing           Pursuant  to an Agency  Agreement  dated as of  February  5,
                    1997, Dakota sold by way of private placement 25,000 Special
                    Warrants,  comprised of 16,119 Series A Special Warrants and
                    8,881  Series  B  Special  Warrants,  for  net  proceeds  of
                    Cdn.$23.5  million (US$17.2  million).  Such proceeds,  less
                    U.S.  $5  million  which has been  released  to  Dakota  and provided to USMX in the form of a line of credit (See "Terms of the Merger-Other  Agreements-$5,000,000  Loan Agreement")
                    are  currently  held in  escrow  pending  completion  of the
                    Merger,  Dakota  Shareholder  approval  of the  issue of the
                    Dakota  Common  Shares  ultimately  underlying  the Series B
                    Special Warrants and the filing of a prospectus in Canada in respect of the Special  Warrants and underlying  securities.
                    The Special  Warrants are  exercisable  for Cdn.$25  million
                    (US$18.25  million)  aggregate   principal  amount  of  7.5%
                    unsecured convertible  debentures  ("Debentures") of Dakota.
                    Each   Cdn.$1,000   principal   amount  of   Debentures   is
                    convertible  to  500  Dakota  Common   Shares,   subject  to
                    adjustment   in   certain    circumstances.    See   "Dakota
                    Management's Discussion and Analysis of Financial Condition and Results of Operations." The net proceeds realized by Dakota from the sale of the Special Warrants will be principally used to complete construction and commence startup of USMX's Illinois Creek Mine, for development drilling, repayment of $1.5 million of USMX's bank debt and for general working capital purposes. At the Dakota Meeting, Dakota Shareholders will be asked to approve the issuance of the Series B Special Warrants.


Risk Factors For information concerning certain risk factors that should be considered by prospective investors, see "Risk Factors" commencing on page 13.

                       Summary of Pro Forma Financial Data

         The following summary of unaudited pro forma consolidated financial information of Dakota has been prepared in accordance with Canadian GAAP to illustrate the estimated effect of the transactions contemplated by the Merger Agreement and certain related transactions as if the transactions had been completed on December 31, 1996 with respect to the balance sheet data and on January 1, 1996 with respect to the statement of operations data. The Merger has been accounted for using the purchase method of accounting. See "Pro Forma Consolidated Financial Information of Dakota Mining Corporation" for the pro forma financial statements and the assumptions related thereto in their entirety.



         Summary of Dakota Pro Forma Consolidated Financial Information
                       ($000's, except per share amounts)
                                   (unaudited)

Balance Sheet Data:                                                        As at December 31, 1996
                                                               -------------------- -----------------------
                                                                   Historical                       Pro forma
                                                          Dakota               USMX (1)            Consolidated

Assets
Current assets................................           $ 9,361               $ 2,261                $ 27,253
Noncurrent assets.............................            22,208                47,894                  75,041
                                                          ------                ------                  ------
                                                          31,569                50,155                 102,294
                                                          ======                ======                 =======
Liabilities
Current liabilities...........................           $ 8,355               $29,393                 $ 23,102
Long-term liabilities.........................             9,755                 4,221                   30,792

Shareholders' equity
Share capital and other.......................            52,593                19,597                   87,534
Accumulated deficit...........................           (39,134)               (3,056)                 (39,134)
                                                         -------                ------                  -------
                                                         $31,569               $50,155                  $102,294
                                                         =======               =======                  ========


Statement of Operations Data:                                         Year Ended December 31, 1996
                                                           --------------------------------------------
                                                                   Historical                       Pro forma
                                                          Dakota               USMX (1)              Combined

Revenue.......................................           $24,556                 $ --                  $  24,556
Loss before non-recurring charges or credits.            (23,070)              (3,302)                   (29,245)
Loss per common share
before non-recurring charges or credits......             (0.73)                (0.22)                     (0.64)
Weighted average number of common shares
   outstanding (in thousands).................            31,405                15,285                    47,027


(1) The historical consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles. There are no material differences between U.S. GAAP and Canadian GAAP with respect to USMX financial information used to prepare the pro forma consolidated financial information.

                   Comparative Per Share Financial Information

         The following tables present selected historical per common share data for Dakota and USMX and pro forma data per share of Dakota Common Shares and equivalent shares of USMX Common Stock. Based upon the terms of the Merger Agreement and resulting attributes of the Merger, the pro forma data has been prepared using the purchase method of accounting in accordance with Canadian GAAP. This data should be read in conjunction with the financial statements and other financial and pro forma financial information with respect to Dakota and USMX included elsewhere herein.



                                   Year Ended
                                December 31, 1996
Dakota
Historical
   Net loss per Common Share.........................................  $ (0.73)
   Book value per Common Share (at period end).......................  $  0.38

Pro Forma Combined:(1)
   Net loss per Common Share............................................$ (0.64)
   Book value of Common Share (at period end)........................   $  0.95

USMX
Historical
   Net loss per share of Common Stock................................   $ (0.22)
   Book value per share of Common Stock (at period end)..............   $  1.02

Pro-Forma Equivalent:(2)
   Net loss per share of Common Share...................................$ (0.58)
   Book value per share of Common Share (at end of period)............. $  0.86


(1)Based on pro forma combined data for Dakota and USMX after giving effect to the Merger and related transactions at the beginning of the year for purposes of determining net loss per common share and at the end of the year for purposes of determining book value per share of Common Stock.

(2)The equivalent pro forma data for USMX was calculated by dividing the pro forma combined Dakota per common share data by the Share Exchange Ratio of
   1.1 shares of USMX Common Stock for one Dakota Common Share.

                                  RISK FACTORS

         In evaluating the securities qualified hereunder, prospective investors should consider the following factors among others which relate to Dakota and USMX upon completion of the Merger. The following cautionary statements are made pursuant to the United States Private Securities Litigation Reform Act of 1995 in order for Dakota and USMX to avail themselves of the "safe harbor" provisions of the Act. The discussions and information in this Joint Proxy Statement/Prospectus may contain both historical and forward-looking statements. To the extent that this Joint Proxy Statement /Prospectus contains forward-looking statements regarding the financial condition, operating results, business prospects or any other aspect of Dakota or USMX, please be advised that Dakota's and USMX's actual financial conditions, operating results and business performance may differ materially from that projected or estimated in forward-looking statements. Dakota and USMX have attempted to identify, in context, certain of the factors that they currently believe may cause actual future results to differ from their current expectations. The differences may be caused by a variety of factors, including but not limited to fluctuations in the price of gold, adverse economic conditions, adverse government regulation, both foreign and domestic, inadequate capital, unexpected costs, the imposition of new, or the increase of existing, tariffs, lower revenues and net income than forecasted, higher than anticipated labor costs, the possible acquisition of new businesses that do not perform as anticipated, the possible fluctuation and volatility of operating results and financial condition, inability to carry out exploration and production plans, loss of key executives, changes in interest rates, inflationary factors, and other specific risks that may be alluded to in this Joint Proxy Statement/Prospectus or in other reports issued by Dakota or USMX. Dakota and USMX caution the reader that this list of factors may not be exhaustive.

General Risks Related to the Mining Industry

         Nature of Mineral Exploration and Production. Exploration for and, if warranted, production of minerals is highly speculative and involves greater risks than many other businesses. Many exploration programs do not result in the discovery of mineralization and any mineralization discovered may not be of sufficient quantity or quality to be profitably mined. Uncertainties as to the metallurgical amenability of any minerals discovered may not warrant the mining of these minerals on the basis of available technology. Moreover, short-term factors relating to the ore reserves, such as the need for orderly development of ore bodies or the processing of new or different grades, may impair the profitability of a mine in any particular accounting period. Mining operations are also subject to a number of other hazards and risks such as encountering unusual or unexpected formations, environmental pollution, industrial accidents, rock movements and flooding, many of which cannot be insured against.

         Project Development Risks. USMX and Dakota from time to time engage in the development of new ore bodies. The ability of USMX and Dakota to sustain or increase the present level of gold production is dependent in part on the successful development of such new ore bodies and/or expansion of existing mining operations. The economic feasibility of any such development project, and all such projects collectively, is based on, among other things, estimates of reserves, metallurgical recoveries, capital and operating costs of such projects and future gold prices. Development projects are also subject to the successful completion of feasibility studies, issuance of necessary permits and receipt of adequate financing.

         Development projects have no operating history upon which to base estimates of future cash operating costs and capital requirements. In particular, estimates of reserves, metal recoveries and cash operating costs are to a large extent based on the interpretation of geologic data obtained from drill holes and other sampling techniques and feasibility studies which derive estimates of cash operating costs based on anticipated tonnage and grades of ore to be mined and processed, the configuration of the ore body, expected recovery rates of metals from the ore, comparable facility and equipment costs, anticipated climate conditions and other factors. As a result, it is possible that actual cash operating costs and economic returns of any and all development projects may materially differ from the costs and returns initially estimated.

         Exploration. Mineral exploration, particularly for gold, is highly speculative in nature, involves many risks and frequently is unsuccessful. Dakota and USMX are seeking to expand reserves through exploration and development at the Illinois Creek, Alaska and Thunder Mountain, Idaho properties as well as through exploration in other parts of North America and in Latin America. There can be no assurance that exploration efforts will result in the discovery of gold mineralization. If reserves are developed, it may take a number of years and substantial expenditures from the initial phases of drilling until production is possible, during which time the economic feasibility of production may change. No assurance can be given that the exploration programs of Dakota and USMX will result in reserves.

         Competition and Scarcity of Mineral Lands. Although many companies and individuals are engaged in the mining business, including large established mining companies, there is a limited supply of desirable mineral lands available for claim staking, lease or other acquisition in the United States and other areas where USMX and Dakota contemplate conducting exploration and/or production activities. USMX and Dakota may be at a competitive disadvantage in acquiring suitable mining properties as they must compete with other individuals and companies, many of which have greater financial resources and larger technical staffs than USMX or Dakota. As a result there can be no assurance USMX or Dakota will be able to acquire attractive properties.


         Government Regulation. Dakota's and USMX's mining operations are subject to various laws and regulations concerning prospecting, developing, production, exports, taxes, labor standards, occupational health, waste disposal, toxic substances, environmental protection, mine safety and other matters. Dakota and USMX seek to make good faith efforts to comply with all applicable laws and regulations. Except as otherwise disclosed elsewhere in this Prospectus, Dakota and USMX each believe that they are in substantial compliance with all applicable material governmental regulations. Instances of non-compliance or new laws or regulations governing operations and activities of mining companies, however, could have a material adverse impact on the business of Dakota and USMX.


         Environmental Matters. Mining is subject to potential risks and liabilities associated with pollution of the environment and the disposal of waste products occurring as a result of mineral exploration and production. Environmental liability may result from mining activities conducted by others prior to Dakota's or USMX's ownership of a property. Insurance for environmental risks (including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from exploration and production) is not generally available at a reasonable price to companies within the industry. To the extent Dakota and/or USMX is subject to environmental liabilities, the payment of such liabilities would reduce funds otherwise available to the companies and could have a material adverse effect on the companies.


         In the context of environmental compliance and permitting, including the approval of reclamation plans, Dakota and USMX must comply with standards, laws and regulations which may entail greater or lesser costs and delays depending on the nature of the activity to be permitted, constructed and operated and how stringently the regulations are implemented by the applicable regulatory authority. It is possible that the costs and delays associated with compliance with such laws, regulations and permits could become such that a company would not proceed with the development of a project or the operation or further development of a mine. Except as otherwise disclosed elsewhere in this Prospectus, Dakota and USMX each believe that their respective operations are in substantial compliance with all applicable material environmental regulations. However, laws, regulations and regulatory policies involving the protection and remediation of the environment are constantly changing at all levels of government and are generally becoming more restrictive and the costs imposed on the development and operation of mineral properties are increasing as a result of such changes. Dakota and USMX have made, and expect to make in the future, significant expenditures to comply with such laws and regulations.


The Environmental Protection Agency ("EPA") continues the development of a solid waste regulatory program specific to mining operations under the Resource Conservation and Recovery Act ("RCRA"). Of particular concern to the mining industry is a proposal by the EPA titled "Recommendation for a Regulatory Program for Mining Waste and Materials Under Subtitle D of the Resource Conservation and Recovery Act" ("Strawman II") which, if implemented, would create a system of comprehensive federal regulation of the entire mine site. Many of these requirements would be duplicative of existing state regulations. Strawman II as currently proposed would regulate not only mine and mill wastes but also numerous production facilities and processes which could limit internal flexibility in operating a mine. To implement Strawman II as proposed, the EPA must seek additional statutory authority, which is expected to be requested in connection with Congress' reauthorization of RCRA.

         Mining companies in the United States are also subject to regulations under (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") which regulates and establishes liability for the release of hazardous substances and (ii) the Endangered Species Act ("ESA") which identifies endangered species of plants and animals and regulates activities to protect these species and their habitats. Revisions to CERCLA and ESA are being considered by Congress; the impact on Dakota and USMX of these revisions is not clear at this time. Environmental laws and regulations enacted and adopted in the future may have a significant impact upon Dakota's and USMX's future operations. Dakota and USMX cannot now accurately predict or estimate the impact of any such future laws or regulations on its operations.

         Mining Risks and Insurance. The business of gold mining is generally subject to a number of risks and hazards, including environmental hazards, industrial accidents, labor disputes, the encounter of unusual or unexpected geological conditions, slope failures, changes in the regulatory environment and natural phenomena such as inclement weather conditions, floods, blizzards and earthquakes. Such occurrences could result in damage to, or destruction of, mineral properties or production facilities, personal injury or death, environmental damage, delays in mining, monetary losses and possible legal liability. USMX and Dakota maintain insurance against risks that are typical in the gold mining industry and in amounts that USMX and Dakota believe to be reasonable, but which may not provide adequate coverage in certain unforeseen circumstances. Insurance against certain risks (including certain liabilities for environmental pollution or other hazards as a result of exploration and production) is not generally available to USMX, Dakota or to other companies within the industry.

         Proposed Changes in Mining Laws. Several recent legislative developments have affected or may in the future affect the cost of and the ability of mining claimants to use the Mining Law of 1872, as amended, to acquire and use federal lands for mining operations. Since October 1994, a moratorium has been imposed on processing new patent applications for mining claims. Also, since 1993, a rental or maintenance annual fee of $100 per claim has been imposed by the Federal government on unpatented mining claims in lieu of the prior requirement for annual assessment work. During the last several Congressional sessions, bills have been repeatedly introduced in the U.S. Congress which would supplant or radically alter the General Mining Law. As of the end of 1996, no such bills had been passed. Such bills have proposed, among other things, to permanently eliminate or greatly limit the right to a mineral patent, impose royalties, and impose new federal reclamation, environmental control and other restoration requirements. Recently, the Secretary of the Interior directed the Bureau of Land Management to form a task force to prepare and publish for public comment revisions to the hardrock mining surface management regulations implemented in 1981. The Secretary suggested that such revised regulations address implementation of a technology based standard in conduct of hardrock mining, development of performance standards for hardrock mining and reclamation, increasing regulation of operations of less than five acres, and increasing coordination with state regulators. As of March 17, 1997, no such bills have been passed or regulations proposed or promulgated. If enacted or promulgated, such legislation or regulations could impair the ability of Dakota to economically develop mineral resources on federal lands. The extent of the changes, if any, which may be made by Congress to the General Mining Law or by the Bureau of Land Management to the surface mining regulations is not presently known and the potential impact on Dakota as a result of future Congressional action is not presently determinable.

         Need for Substantial Capital. The business of precious metals mining requires very large capital expenditures in advance of anticipated revenues from operations. There is no assurance that Dakota or USMX will be able to obtain all of the financing that they require on acceptable terms and conditions.

Specific Risks Related to Dakota

         Fluctuation in the Price of Gold. Because Dakota's revenues are or will be derived primarily from the sale of gold, Dakota's earnings are directly related to gold prices. Gold prices fluctuate widely and are affected by numerous factors beyond Dakota's control, including expectations for inflation, the relative exchange rate of the dollar, global and regional demand, political and economic conditions, expectations for inflation and production costs in major gold producing regions including South Africa and Russia. In addition, gold prices have on occasion been subject to very rapid short-term changes due to speculative activities of investors. Gold prices are also affected by world-wide production levels, which have increased in recent years. Market price fluctuations of gold may render uneconomic the mining of mineral deposits containing relatively lower grades of mineralization. If the market price of gold falls significantly below Dakota's production costs and remains at such a level for any sustained period, Dakota will experience substantial cash losses, may not be able to recover its investment in its properties, and may be required to discontinue its operations. Only a portion of Dakota's expected gold production is hedged in forward sales contracts.

         Uncertainty of Title. Certain of Dakota's mining properties are unpatented mining claims, and Dakota has only possessory title with respect to such properties. The validity of unpatented mining claims is often uncertain and may be contested. Although Dakota has attempted to acquire satisfactory title to its properties, Dakota, in accordance with mining industry practices, has not obtained title opinions and title insurance, with the attendant risk that title, particularly on undeveloped properties, may be defective.

         Lack of Profitability. Dakota's operating history has resulted in losses from operations in each of its last five fiscal years. No assurance can be given that Dakota will ever operate at a profit. While certain of Dakota's mining properties may be operated at a profit during a given fiscal year, Dakota's operations as a whole may be unprofitable due to exploration, development, and operating costs on other properties. Other items that may adversely effect profitability include selling expenses, general and administrative costs, allowances for depreciation, depletion and amortization of assets, and interest expense.

         Working Capital and Financing Requirements. Dakota has a limited working capital. If Dakota's continuing exploration activities indicate economically minable properties now owned or hereafter acquired by Dakota, Dakota will be required to expend potentially large sums to put such properties into production. There can be no assurance that Dakota will be able to obtain such additional funding.


         Market Price of Dakota Shares. Assuming that all of the Dakota Common Shares to be issued in respect to the Merger (including Common Shares issuable upon the exercise of USMX stock options) are issued, a total of 16.3 million additional Common Shares will be available for trading in the public market. The increase in the number of Dakota Common Shares in the market and the possibility of sales of such shares may have a depressive effect on the price of Dakota's Common Shares. See "Capitalization and Description of Dakota Securities."

     Dividend Policy. No dividends have been paid by Dakota to date. For the foreseeable future, it is anticipated that Dakota will use earnings to finance its growth and that dividends will not be paid to shareholders. See "Business of Dakota Mining Corporation-Dividend Policy."

         Joint Ventures. Some of the mines in which Dakota owns an interest are operated through joint ventures with other mining companies. Any failure of such other companies to meet their obligations to Dakota or to third parties could have a material adverse effect on the joint ventures.

         Environmental Matters. Reclamation plans which are approved by various environmental regulatory authorities are subject to on-going review and modification. Although Dakota believes that the reclamation plans developed and implemented for its mine sites are reasonable under current conditions, any future re-determination of reclamation conditions or requirements could significantly increase Dakota's costs of implementation of such plans.

         Permitting Matters. The ultimate Anchor Hill open pit design contemplates that approximately 37 acres of public lands will be disturbed, principally for pit wall layback and waste removal. Accordingly, Dakota is required to complete an Environmental Impact Statement (the "Gilt Edge EIS"). The Gilt Edge EIS, which has been underway since January 1994, was delayed in 1995 pending receipt of the state and county operating permits. Dakota now expects to finalize the Gilt Edge EIS by the Spring of 1997 If, however, the Gilt Edge EIS is not completed in a timely manner, Gilt Edge Mine operations scheduled to commence in 1998 will be delayed.

         Operations at Stibnite Mine after 1997 are subject to the completion of an Environmental Impact Statement (the "Stibnite EIS"). Completion of the Stibnite EIS was delayed during 1996 as a result of prioritizing completion of the development of the Meadow Creek Plan. Dakota now expects the EIS to be completed in the fall of 1997. If, however, the Stibnite EIS is not completed in a timely manner, Stibnite Mine operations scheduled to commence in 1998 will be delayed.

         Royalties. Dakota's mining properties are subject to various royalty and land payment agreements. Failure by Dakota to meet its payment obligations under these agreements could result in the loss of Dakota's related property interests.

         Matters Affecting Golden Reward Mine. A significant portion of proven and probable reserves located at Golden Reward Mine, are encumbered by surface rights and facilities some of which are owned by third parties. In order to access these reserves and mineral resources, Golden Reward Mine will be required to relocate its existing crushing facility and to possibly reduce its existing leach pad capacity by 25% or to require or otherwise compensate the third parties for their facilities. No assurance can be given that Golden Reward Mine will be successful in its efforts to remove these encumbrances.

         No operations at Golden Reward Mine are planned for 1997. Before operations can recommence, Golden Reward Mine will be required to obtain new operating permits in order to mine certain of these encumbered reserves. Dakota estimates that it will take between nine to 15 months from commencement of the application process to obtain said permits. There can be no assurance that such permits will be obtained within such time periods, if at all. The owners have disagreed regarding certain operational and financial matters for the Golden Reward Mine, including planned future operations and related funding requirements. The resolution of these matters is not presently determinable.


Specific Risks Related to USMX


         Going Concern Uncertainty of USMX; Illinois Creek Project Commitments. At December 31, 1996, USMX had a working capital deficiency of $27.1 million. During 1996 USMX devoted or committed substantially all of its liquid resources to development of the Illinois Creek Project. During 1996, the estimated development costs for the Illinois Creek Project increased substantially, principally due to weather-related delays and other problems arising from the complexities of developing a mine in Alaska using only air transport. At December 31, 1996, USMX had unpaid commitments to suppliers and contractors of approximately $5.7 million for work completed in 1996. USMX has also expended $1.8 million of the $5 million Dakota loan (discussed below) for additional construction work at Illinois Creek. USMX estimates that an additional $7 million, including $3.2 million of working capital, will be required to bring the mine to production. USMX's lending arrangements with Rothschild, its principal lender, require it to maintain minimum balances in a Proceeds Account for use only in connection with the Illinois Creek Project and to maintain certain financial ratios related to such Project and to USMX. USMX was required to deposit $1.5 million to the Proceeds Account by September 30, 1996, which requirement was not satisfied. USMX is also not in compliance with other covenants of the Rothschild Credit Agreements. USMX's auditors have included an explanatory paragraph in their report that states that these matters, among others, raise substantial doubt about USMX's ability to continue as a going concern and that the financial statements of USMX do not include any adjustments that might result from the outcome of this uncertainty.

     In connection with the Merger, USMX obtained a $5 million line of credit from Dakota. In addition,

Rothschild has agreed with Dakota to forbear from exercising its rights to declare and enforce defaults (except payment or bankruptcy defaults) of USMX until the latest of consummation of the Merger, termination of the $5 million line of credit from Dakota or June 30, 1997. See"Terms of the Merger-Other Agreements - $5,000,000 Loan Agreement."


         If USMX is unable to maintain compliance with its credit obligations to Rothschild, it risks a possible foreclosure of Rothschild's security interest in the Illinois Project and legal action for monetary damages against USMX. USMX does not presently have capital resources available to satisfy its obligations to Rothschild. Accordingly, if the Merger is not consummated, USMX will need to obtain other financing or attempt to merge or engage in another form of business combination with an entity with available cash resources or sell assets. USMX has made no such arrangements and there can be no assurance that USMX would be successful in obtaining any such arrangements. See USMX Management's Discussion and Analysis of Financial Condition and Results of Operations."

         USMX commenced mining operations at the Illinois Project in late 1996, but postponed gold production due to the onset of Winter. If the Merger is completed by the end of May 1997, USMX forecasts achieving gold production in the Summer of 1997. Any revenues from gold sales as well as any other funds deposited to the Proceeds Account by USMX may not be withdrawn for USMX's general corporate purposes until "Completion" has occurred. As defined in the Rothschild Credit Agreements, the requirements for Completion include the construction of the Project facilities, which facilities and equipment thereon must be mechanically complete and electrically operable ("Mechanical Completion"), the achievement of production amounts and grades, costs and reserves similar to the development plan, and the absence of any default in the credit agreements. Completion has not occurred, and there can be no assurance that the conditions for Completion will be satisfied. Moreover, USMX projects that the earliest date the conditions could be satisfied would be in the Fall of 1997. Accordingly, USMX could be severely constrained in its ability to conduct operations and to pursue other mining opportunities pending "Completion." There can be no assurance that "Completion" will be achieved or that there will not be a significant delay in achieving "Completion."

         Profitability. Although USMX reported net income for each of the six years ended December 31, 1994, USMX reported a net loss of $3.3 million for the year ended December 31, 1996 and a net loss of $6.9 million for the year ended December 31, 1995 and at December 31, 1996 had an accumulated deficit of $3.1 million. USMX does not anticipate obtaining operating revenues in 1997 from any mine other than Illinois Creek. If USMX fails to put the mine in operation or the operations do not achieve expected levels of production, USMX's ability to generate revenues will be materially adversely affected. Future profitability is also dependent upon USMX successfully locating, acquiring, financing, constructing, and operating additional mines at a cost that is sufficiently less than the prevailing price of the commodity being mined, of which there can be no assurance.

     Certain Illinois Creek Project Risks. Completion and operation of the Illinois Creek Project involve numerous risks, including the following:


                  Pre-Production Work and Testing. The development of the mine and construction of the related facilities were substantially completed in October 1996. In the Fall of 1996, the mining contractor placed approximately 115,000 tons of overliner material and run-of-mine ore on the leach pad. USMX is required to successfully complete a test to demonstrate that the synthetic pad liner does not leak. After completion of this test to the satisfaction of appropriate regulatory authorities, which is expected to occur in late May or June of 1997, USMX would begin placing cyanide solutions to the heap with gold production anticipated shortly thereafter. However, there are numerous risks associated with the start-up of a new mine and there can be no assurance that gold production will be achieved as forecasted.

                  Reserves. Ore reserves for the Illinois Creek Project which are presented in this Joint Proxy Statement/Prospectus are estimates made by USMX which have been reviewed by Roscoe Postle Associates Inc. ("RPA"), an independent mining consulting firm. USMX has not commenced production at the Illinois Creek Project, and there can be no assurance that the indicated amount of gold will be recovered. The reserves have been calculated from drill-hole assay results. Several programs of trenching, diamond drilling and reverse-circulation drilling have been carried out on the Illinois Creek Project. Assay results have been analyzed and several checks of the assay data have been conducted as a quality control procedure. Modeling is used to yield estimates in reserves determined by optimum economic mining limits. In the opinion of RPA, the Illinois Creek Project reserves are estimated in accordance with standard engineering methods and the estimation approach and procedures used are in keeping with standard industry practice. However, RPA has noted that there are some issues which can impact on the estimate of the average grade, including the handling of high-gold assays, which may result in the overestimation of the average grade of the deposit in the order of 10%. RPA has noted that differences of this magnitude in gold grades are not unusual. RPA also has stated its belief that most of the reserves should be classified as probable. Reserve estimates may require revisions based on actual production experience. Fluctuations in the market price of gold, as well as increased production costs or reduced recovery rates, may render reserves containing relatively lower grades of mineralization uneconomical to recover and may ultimately result in a restatement of reserves. The reserves for the Illinois Creek Project have been calculated assuming a realizable price for gold of $400 per ounce. The price of $400 per ounce was selected based on trading on the gold spot market and the gold forward market. USMX has entered into certain hedging arrangements. See "Risk Factors-Specific Risks Related to USMX-Hedging Activities." However, there can be no assurance with respect to the future price of gold and its effect on USMX's reserves and operations.

                  Transportation. The Illinois Creek Project site is located in the southern Kaiyuh Mountains in the western interior of Alaska. The Illinois Creek Project is located approximately 57 miles southwest of Galena and 23 miles east of the Yukon River. It is equidistant from Fairbanks and Anchorage which lie approximately 320 miles to the east and southeast of such Project, respectively.

         Access to the site is by air. Equipment and supplies are transported to the site by land, sea and air. The most economical way to transport freight to the site is from Seattle, Washington to Anchorage, Alaska by barge. From Anchorage, freight moves by truck or rail to Nenana. From Nenana, it is moved down river on barge to Galena. From Galena, it is flown to the site. When it is not possible to use the Yukon River, freight must be flown to the site from Anchorage at a higher cost. The mine site is connected to the personnel camp and the airstrip by a 6.5 mile road.

                  Weather. The climate is subarctic and characterized by large seasonal extremes in temperature and daylight. Significant periods of inclement weather could adversely affect future construction and operations at the Illinois Creek Project which would, in turn, delay production and related cash flow from such Project. Based on expected weather conditions, USMX presently intends to conduct mining during May through October.

                  Environment. Mining is subject to potential risks and liabilities associated with pollution of the environment and the disposal of waste products occurring as a result of mineral exploration and production. The Illinois Creek Project is permitted as a "zero discharge facility". As such, operation will require strict control of the water balance to ensure that no discharge occurs. Upon closure, reclamation activities will be closely monitored and effluent from the decommissioned facility will be required to meet strict water quality standards.

                  Community Relations. USMX has established good relations with residents of the local area. If USMX were unable to continue this rapport, the Illinois Creek Project could be negatively impacted.

         Thunder Mountain Project, Uncertainty of Future Financing. USMX has filed a Notice of Intent to Operate with the Idaho Department of Lands describing USMX's proposed gold and silver mining activities in the Thunder Mountain Project. Depending upon USMX's progress in obtaining the necessary permits, the market price of gold, feasibility study and other factors, USMX may determine to seek to develop the Thunder Mountain Project. Management estimates that substantial capital will be required for construction of facilities and other development activities at Thunder Mountain. USMX has no commitments for outside financing for the Thunder Mountain Project and there can be no assurance such financing would be available, or, if available, that the terms would be beneficial to USMX.

         USMX's ability to obtain outside financing for the Thunder Mountain Project or other future projects will depend, among other things, upon the price of gold and perceptions of future prices. Therefore, availability of funding is dependent largely upon factors outside USMX's control, and cannot be predicted. USMX does not know from what specific sources it will be able to derive any required funding. Any such financing, if available, could increase the indebtedness of USMX or dilute current stockholders' positions. If USMX acquires such funding through debt a substantial portion of USMX's cash flow may need to be devoted to the payment of principal and interest on such debt which could render USMX more vulnerable to competitive pressure or economic downturns. If USMX is not able to raise additional funds (and there can be no assurance that it can, or that if it can, such funds will be on terms acceptable to USMX) it will not be able to fund certain exploration and development activities on its own.

         Hedging Activities. Although USMX has historically used, and plans to use in the future, spot deferred contracts in its hedging program to protect earnings and cash flows from the impact of gold price fluctuations. USMX was required pursuant to its lending arrangements with Rothschild to enter into hedging transactions. In 1996 USMX hedged approximately 140,900 ounces of the expected gold production from the Illinois Creek Project at an average selling price of $409 per ounce. Spot deferred contracts that are designated as hedges of the price of future production are accounted for as such. Spot deferred contracts that are not identified as hedges of specific anticipated future production are marked to market with unrealized gains or losses recognized in earnings as they occur.

         Spot deferred contracts are agreements between a seller and a counterparty whereby the seller commits to deliver a set quantity of gold, at an established date in the future and at agreed prices. The established price is equal to the spot price for gold plus "contango." Contango is equal to the difference between the prevailing market rate for dollar deposits less the gold lease rate, for comparable periods, and represents compensation to the seller for holding gold until a future date. Contango rates ranged from approximately 0% to 5 1/2% during 1996.

         At the scheduled future delivery date, the seller may, at the option of the counterparty, deliver into the contract or defer the delivery to a future date. This option allows the seller to maximize the price realized by selling at the spot market price if such price at that time were to be higher than the forward contract price. Each time the seller defers delivery, the forward sales price is increased by the then prevailing contango for the next period. Generally, the counterparty will allow the seller to continue to defer contract deliveries providing that there is sufficient scheduled production from proven and probable reserves to fulfill the commitment.

         Risk of loss with these spot deferred contracts arises from the possible inability of a counterparty to honor contracts and from changes in USMX's anticipated production of gold. However, nonperformance by any party to such financial instruments is not anticipated.

         USMX is typically required by the counterparties to maintain a margin account. Should the cumulative liquidation cost of USMX's spot deferred positions exceed the cumulative value of such positions by an amount in excess of the margin account, USMX could be subject to margin call. The liquidation cost is what USMX would have to pay on the liquidation date to purchase fixed forward delivery contracts to meet its spot deferred deliveries. The cost of fixed forward delivery contracts is based on the spot price on the liquidation date plus contango through the delivery date. As of December 31, 1996, the liquidation cost of USMX's existing hedge position was not material. The aggregate unrealized excess of the net market value of USMX's forward sales contracts over the spot gold price of $368 per ounce as of December 31, 1996, is approximately $5,875,000. The aggregate unrealized gain of USMX's forward sales contracts accounted for as hedges of future production were approximately $5,033,000 at December 31, 1996.

         USMX has also written silver call options expiring at various dates over the next forty months, which if exercised, would become spot deferred contracts with delivery deferred as previously described. At December 31, 1996 USMX had sold 825,300 ounces of silver call option contracts all at a strike price of $5.50 per ounce expiring on dates ranging from September 28, 1997 through December 29, 1999. Call options premiums received amounted to approximately $424,000. These contracts are marked to market with unrealized gains or losses recognized in earnings as they occur.

         Title to Properties. Certain of USMX's mineral rights consist of unpatented mining claims. Unpatented mining claims are unique property interests that are generally considered to be subject to greater title risk than other real property interests. The greater title risk results from the unpatented mining claims being dependent on strict compliance with a complex body of federal and state statutory and decisional law, much of which compliance involves physical activities on the land, and from the lack of public records which definitively control the issues of validity and ownership.




         No Dividends. USMX anticipates that it will use its earnings, if any, to finance its operations and growth. USMX does not anticipate paying dividends and, because of certain debt covenants, is restricted from paying any dividends to its stockholders.

         Volatility of Price for Common Stock. The market prices for shares of the USMX Common Stock have been highly volatile in recent years. See "Description of USMX Capital Stock-Trading History." The market price may be highly volatile in the future depending on news announcements of USMX, gold price volatility and changes in general market conditions.

Risks Related to the Merger

         Operations of the Combined Company. Although the initial members of the Board of Directors and the senior management of the combined company resulting from the Merger have been identified, most operational and strategic decisions with respect to the combined company have not yet been made and no formal business plan for the combined company exists at this time. The timing and manner of the implementation of decisions made with respect to the ongoing business of the combined company following the Merger will materially affect the operations of the combined company. Given the range of potential outcomes arising from such decisions and the interrelationships among decisions to be made, in many cases, it is not possible to quantify the impact of such decisions on the results of operations and financial condition of the combined company. Any integration, consolidation, reconfiguration or other modification of Dakota and USMX would involve several significant risks, including, but not limited to, the following:

                  Management. Restructuring or integration of the operations of Dakota and USMX will require the dedication of management resources, which could distract attention from the day-to-day operations of the separate businesses of each company. If the management of the combined company is unable to effectively manage any such restructuring or integration, the operating results and financial condition of the combined company could be materially adversely affected. In the event that the operations of Dakota and USMX are restructured or integrated, there can be no assurance that the combined company will be able to retain the key personnel currently employed in the separate operations of each company.

                  Expenses. The integration, consolidation or restructuring of the business operations of Dakota and USMX could result in the incurrence of significant expenses by the combined company following the Merger, which could have a material adverse effect on the operating results of the combined company.

         No  Dissenters   Rights.   Under  the  DGCL  and  CBCA,   neither  USMX
Stockholders nor Dakota Shareholders will have any appraisal or dissenters rights in connection with the Merger.

         United States Federal Income Tax Treatment of the Merger. Dakota and USMX have received an opinion from Coopers & Lybrand L.L.P., that the Merger will, under current law, be treated as a tax-free reorganization under the Code for United States federal income tax purposes, provided that all of the assumptions and conditions set forth in the opinion are met. The opinions expressed by Coopers & Lybrand L.L.P. regarding the United States federal income tax consequences for USMX Stockholders are not entirely free from doubt. Neither USMX nor Dakota will seek a private letter ruling to this effect from the IRS and there can be no assurance that the IRS will not challenge such reorganization or tax-free treatment to USMX Shareholders and ultimately prevail in such challenge. A successful challenge by the IRS would result in the holders of shares of USMX Common Stock recognizing a taxable gain or loss in an amount equal to the difference between the fair market value of the Dakota Common Shares received in the Merger and the shareholder's tax basis in the shares of USMX Common Stock surrendered in exchange therefor. Any USMX Stockholder who is a U.S. Person and who will own or be deemed to own at least 5% of Dakota following the Merger will not be entitled to tax-free receipt of the Dakota Common Shares in exchange for shares of USMX Common

Stock unless such shareholder executes a "gain recognition agreement" to be filed with the IRS. All USMX Stockholders who are U.S. Persons will be required to file certain notices with the IRS regarding the Merger in order to avoid incurring adverse tax consequences including penalties. IF THE SHARES OF USMX ARE DETERMINED TO CONSTITUTE A USRPI, FOREIGN PERSONS EXCHANGING THEIR SHARES OF USMX FOR SHARES IN DAKOTA MAY BE SUBJECT TO TAX, ABSENT AN EXCEPTION. STOCKHOLDERS OF USMX ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF THE MERGER AND OF ACQUIRING, OWNING AND DISPOSING OF DAKOTA COMMON SHARES. See "United States Federal Income Tax Considerations of the Merger."

                            CURRENCY AND GOLD PRICES


         The exchange rates of the Canadian dollar to the United States dollar determined as the buying rate in New York City for cable transfers in Canadian dollars as certified by the Federal Reserve Bank of New York and gold prices reported on the afternoon fixing on the London Bullion Market at the end of the calendar years 1992 through 1996 and the period from January 1, 1997 to April 18, 1997 were as follows:






Currency


                            January 1 to                          Year Ended December 31,
                              April 18,      -------------------------------------------------------------------
                                1997            1996          1995           1994           1993           1992
                              --------          ----          ----           ----           ----           ----
                                                                     (Cdn. $ per U.S. $1.)
High                           $1.3738        $1.3860        $1.4070        $1.4028        $1.3449       $1.2938
Low                            $1.3368        $1.3306        $1.3415        $1.3240        $1.2423       $1.1401
End of Period                  $1.3437        $1.3636        $1.3645        $1.4028        $1.3240       $1.2709


Gold Prices

                            January 1 to                          Year Ended December 31,
                              April 18,     -------------------------------------------------------------------
                               1997             1996          1995           1994           1993           1992
                              --------          ----          ----           ----           ----           ----
                                                                        ($ per ounce)
High                           $367            $415           $397           $396           $398           $360
Low                            $338            $367           $372           $370           $327           $330
End of Period                  $342            $369           $387           $383           $386           $333



                                   THE MERGER

General


         The Merger provides for the business combination of USMX and Dakota through the merger of Merger Corp., a wholly-owned subsidiary of Dakota, with and into USMX, provided that all conditions to consummation of the Merger as provided in the Merger Agreement are satisfied or waived. Upon completion of the Merger, USMX will be the Surviving Corporation and, as a consequence thereof, will become a wholly-owned Subsidiary of Dakota. It is contemplated that the Effective Time for the Merger will occur as soon as practicable after the Dakota Meeting and the USMX Meeting and on satisfaction or waiver of all of the other conditions set forth in the Merger Agreement. The Effective Time is presently anticipated to occur on or about May 29, 1997. See "Terms of the Merger -Conditions to the Merger."

ackground to the Merger

         In late 1995, Dakota was nearing completion of a two year process to permit and expand mining operations at its Gilt Edge Mine located in South Dakota. The mine had been substantially shut-down for over two years prior to that time. Recommencing mining activities at Gilt Edge Mine, was preceded by the recommencement of mining operations at Dakota's Stibnite Mine in the summer of 1995. Stibnite Mine had also been shut down for approximately two years prior to that time while awaiting new permits. With the reactivating of both of Dakota's 100% owned mining operations imminent, the Company began to implement a new growth strategy.

         As a part of its strategic long-term business plan, Dakota determined that it would seek a merger, acquisition, amalgamation or other business combination with a company having comparable gold producing properties in or nearing production in order to increase the ounces of gold under production thereby improving operating cash flows. Management of Dakota believes that the development of a larger gold production base will establish a critical mass of operations that will facilitate future financings and enhance the opportunity to acquire additional gold properties thereby increasing shareholder value.

         In 1996, USMX devoted a substantial portion of its capital resources and management focus on the development of its Illinois Creek Project in Alaska. Although USMX believes that it has several promising exploration projects in the U.S., Mexico and Ecuador, and is presently engaged in a feasibility study of its Thunder Mountain Project in Idaho, management of USMX determined in early 1996 that it would be beneficial to USMX to consider merger and acquisition opportunities to provide an immediate diversified base of gold producing and revenue generating properties. Management believes that a larger combined company would be in a better position to command a higher market valuation and to obtain additional funding for USMX's existing and future projects. Moreover, USMX's liquidity concerns intensified during 1996 which provided greater impetus to explore merger opportunities and other strategic alternatives.

         The following chronology summarizes the events leading to the Merger proposal:

          (a) In October 1995, representatives of Dakota met with representatives of Canaccord in Vancouver, Canada to investigate utilizing the services of Canaccord to initiate Dakota's strategic business plan.


          (b) On November 13, 1995, Dakota engaged Canaccord to act as its exclusive financial advisor for a possible business combination with certain identified candidates located in Australia. The scope of the services included identification of business opportunities, assistance in evaluating candidates and providing advice on possible business combinations.

          (c) During a two week period in December 1995, representatives of Dakota and Canaccord visited Australia and met with several Australian gold mining companies identified by Canaccord as possible candidates.

          (d) As a result of the visit to Australia, Dakota evaluated and held preliminary discussions with a short list of merger or acquisition candidates. However, no reasonable possibility of a business combination emerged.

          (e) In February 1996, the USMX Board approved development of the Illinois Creek Project, and USMX received a commitment for a $22 million financing facility for this Project from Rothschild.

          (f) On March 21, 1996, Dakota held a strategic planning session with Canaccord at Dakota's offices to review past and future strategies in maximizing value for Dakota's shareholders and to focus Dakota's efforts to locate a suitable candidate for a possible business combination. Dakota commenced a new assessment of merger or acquisition candidates. Due to its cash position and limited number of key management personnel, Dakota also determined that its primary focus would initially be on companies with mining operations located either in North or Central America.

          (g) On April 9, 1996, Alan R. Bell, President and Chief Executive Officer of Dakota, met with James Knox, then President and Chief Executive Officer of USMX and commenced preliminary discussions regarding a possible business combination. The two companies thereafter exchanged public information concerning their businesses.

          (h) On April 30, 1996, Dakota and USMX signed a Confidentially Agreement. Technical due diligence was then conducted over a period of several months whereby the management of and consultants representing each company visited each other's mineral properties and mining operations. Detailed business plans, budgets, ore reserve calculations, production plans, reclamation liability assessments and other pertinent information were reviewed and evaluated.

          (i) On May 23, 1996, USMX engaged Newcrest to act as its exclusive financial advisor in connection with potential transactions with other mining companies.

          (j) In May and June of 1996, officers and other employees of USMX made site visits to Dakota's Gilt Edge, Golden Reward and Stibnite properties and representatives of Dakota visited USMX's Illinois Creek property.

          (k)  In  June  1996,  both  parties   completed  their  due  diligence
               investigations.

          (l)  On July  11,  1996,  USMX  entered  into  the  Rothschild  Credit
               Agreements,   a  $22  million  credit  facility  to  finance  the
               construction and development of the Illinois Creek Project.

          (m) Dakota and USMX suspended their merger discussions on July 24, 1996. Dakota was concerned about the delays in construction of the Illinois Creek Project and the consequential financing requirements that would be required. Dakota determined that it would not be prudent to embark upon a business combination with USMX at that time. USMX was concerned about the definition of the ore reserves at Dakota's Gilt Edge and Stibnite mines and the extent of the reclamation liabilities at Stibnite.

          (n) Between August and October, 1996, USMX and Newcrest identified several potential merger candidates. USMX entered into a confidentiality agreement with one candidate, conducted extensive due diligence and discussed exchange ratios. However, due to the deterioration in the gold equity market, USMX was advised by Newcrest that it would be difficult to obtain sufficient funds to provide for the expected needs of both companies. Merger discussions were terminated with that candidate in October, 1996.

          (o) On October 31, 1996, USMX announced that it had modified the Rothschild Credit Agreements whereby Rothschild agreed to waive certain covenants under the credit agreements provided that USMX raised new equity of not less than $9 million by way of a sale of USMX Common Stock. USMX also announced that it intended to make filings with regulatory authorities for a public offering of USMX Common Stock to raise proceeds of $10.0 to $11.5 million.

          (p) From October to mid-December of 1996, USMX engaged in discussions with several investment banking firms in the United States and Canada concerning participation as underwriters or dealers in the then contemplated public offering of USMX Common Stock.

          (q) On November 7, 1996, USMX announced that it had made filings with regulatory agencies in Canada and the United States for a proposed public offering of USMX Common Stock.

          (r) On November 14, 1996, USMX announced that it had decided to defer commencement of gold production at its Illinois Creek Mine from 1996 until Spring of 1997. As a result USMX received no revenues from production in 1996.

          (s) During November and December, 1996, USMX contacted approximately 15 mining companies that either were well funded or had potential to provide additional funding. USMX also held discussions with several companies regarding the possible sale of royalties on, or the purchase of, certain USMX properties. No merger proposals were received. A royalty sale proposal was received, but it was not adequate to meet USMX's financing needs.

          (t) On November 19, 1996, Robert R. Gilmore, Vice-President, Finance and Chief Financial Officer of Dakota, met with Donald Bellum, President and Chief Executive Officer of USMX, to discuss USMX's financing needs and to revisit the general concepts relating to a merger or business combination. It was agreed to have a subsequent meeting.

          (u) On December 6, 1996, the executive management of Dakota and USMX met to update one another on each respective company's business affairs since July 1996 when previous discussions had been suspended. It was agreed to proceed with further evaluations.


          (v) From December 9, 1996 to December 20, 1996, Dakota and USMX updated their previously completed technical due diligence. USMX concluded that Dakota's environmental problems at Stibnite had been mitigated to USMX's satisfaction and that, although Dakota had experienced gold production problems during 1996, these problems should not recur in 1997. During this same time period, Canaccord prepared a pro forma analysis of a merger transaction based upon a combination of public information together with current mine production forecasts. A combined company business plan was then developed which outlined the financing needs to complete the construction and startup of USMX's Illinois Creek Mine, including quantifying the cash requirements that would be necessary to fund construction costs and those expenditures that had been incurred by USMX but which remained unpaid.


          (w) Following the completion of due diligence, and development of the combined company business plan with plans for additional financing, the parties were of the view that there was a basis to continue merger discussions. Accordingly, the executive management of both companies met several times from December 16, 1996 to January 6, 1997 to negotiate the Merger and the Share Exchange Ratio. Each company developed and made reference to its own views with respect to the net asset value of each company together with the per share equivalents for each company. Dakota and USMX specifically considered using the net asset value and relative net market value approaches, current and expected future operations of each company, the potential for improving operational efficiencies, development and exploration potential of each company's developed property holdings, the extensive exploration land holdings of USMX in Alaska, Mexico, and elsewhere, and the ability of the combined company to successfully complete a financing to provide the combined enterprise with greater cash resources to meet its obligations including completion of capital improvements. USMX determined that there was a greater prospect for success in completing a financing in connection with the Merger than a public offering of USMX Common Stock.

          (x) An agreement in principle was executed on January 3, 1997 by Dakota and USMX and the terms of the Merger were publicly announced the same day. At the same time, Dakota engaged Canaccord, ScotiaMcLeod Inc. and Newcrest to market in January 1997, on a best efforts basis, a private placement of Special Warrants representing gross proceeds to Dakota of up to Cdn $40 million. The offering was subject to the completion of the Merger.

          (y) On January 29, 1997, the Board of Directors of Dakota met with Canaccord and Canaccord provided an oral opinion that the Merger had merit according to its terms and could be financed. Dakota's Board of Directors unanimously approved the terms of the Merger and the terms of the private placement of Special Warrants representing gross proceeds to Dakota of Cdn $25 million.

          (z) On February 2,1997 the USMX Board discussed the Merger, including the oral fairness opinion of Newcrest, and approved the Merger Agreement.

          (aa) On February 6, 1997, the Special Warrant financing closed for gross proceeds of Cdn. $25 million.

          (bb) On February 6, 1997, the Merger Agreement was executed. A public announcement on the signing of the Merger Agreement was released the same day.

          (cc) On February 10, 1997, Dakota engaged Canaccord to act as its exclusive financial advisor in connection with the proposed USMX business combination. The scope of Canaccord's engagement included evaluation of USMX's assets, providing advice as to financial and market perspectives of the proposed transaction and, if so requested, to render an opinion to Dakota's Board of Directors as to whether the proposed transaction would be fair to the Dakota Shareholders from a financial point of view.

          (dd) On March 11, 1997, Rothschild provided its consent to the Merger.

          (ee) On the date of this Joint Proxy Statement/Prospectus, Canaccord confirmed that the terms of the merger remained fair from a financial point of view to Dakota Shareholders and Newcrest confirmed that the terms of the merger remained fair from a financial point of view to USMX Stockholders.

Dakota's Reasons for the Merger and Board of Directors' Recommendation

         The Board of Directors of Dakota believes that the Merger is fair and reasonable to and in the best interests of Dakota and the Dakota Shareholders and unanimously recommends that the Dakota Shareholders vote FOR the approval and adoption of the Merger Agreement and the issuance of Dakota Common Shares contemplated as part of the Merger.

         In evaluating the Merger, the Dakota Board of Directors considered a variety of factors, including the following:

          (a) The view that the addition of the Illinois Creek Mine to Dakota's 100% owned Gilt Edge and the Stibnite Mines would dramatically increase Dakota's annual gold production and reserve life and would give Dakota a more diversified asset base, all of which were objectives in Dakota's strategic planning;

          (b) Technical expertise and management capabilities of the USMX organization which would bring complementary executive, and technical skills to the merged company;

          (c) The opportunity to participate in USMX's exploration property portfolio in Alaska, Idaho and Mexico which would add a new grass-roots exploration potential to Dakota and could advance future growth;

          (d) The belief that the combination of the two corporations would allow them to combine their individual resources, assets and expertise to enhance their ability to compete within and profit from, the global mining industry and, through greater size and increased financial strength, be able to be more effective in competing internationally for exploration, development and acquisition opportunities than either corporation would be independently;

          (e) The potential financial flexibility afforded by a strengthened balance sheet resulting from an increase in cash and cash equivalents and a relatively lower debt level and the availability of future increased cash flow from operations, to provide Dakota with the financial ability to move forward with exploration and acquisition programs;

          (f) The merged corporation would be expected to have a stronger credit standing, which should allow it to access credit markets on more favorable terms;

          (g) Larger stock market float and potential enhancement of trading liquidity for Dakota Shareholders;

          (h) The view that operational efficiencies could be achieved in the merged entity through the combination of the technical and executive expertise of Dakota and USMX and the distribution of the costs over the three producing mining operations;

          (i) The belief that the potential for future reserve growth would be strengthened by combining the complementary exploration programs of Dakota and USMX and the belief that the respective technical and executive expertise in the two corporations should result in a broader skill base from which to access and seek to capitalize on international exploration and development opportunities;

          (j) Potential cost savings and synergies that might result from the combination of the two corporations, including potential cost savings at the corporate level and potential synergies in exploration efforts;

          (k) The consideration would be Dakota Common Shares which would allow Dakota to use its cash resources to continue exploration and acquisition programs;

          (l) The consideration and relative assessment of other alternatives available to Dakota to achieve its strategic objectives including the assessment by Dakota's management of other potential parties to effect a merger, the preliminary view of the merits of those mergers, the timing relative thereto and analysis and discussion regarding potential partners with Canaccord; and

          (m) The fairness opinion provided to the Board of Directors by Canaccord together with their support of the analysis of the net asset values of each corporation and per share equivalents which were developed by management.

         In reaching its determination, the Dakota Board of Directors also considered and evaluated information discussed with the Board by the management of Dakota with respect to the Merger. In this regard, the Dakota Board of Directors considered, among other things, (i) information concerning the results of operations, performance, financial condition and prospects of Dakota and USMX on a company-by-company basis and on a combined basis, (ii) the reserve levels, asset quality and cost structure of Dakota's and USMX's businesses, (iii) the results and scope of the due diligence review conducted by members of Dakota's management with respect to USMX's business and operations, (iv) information with respect to recent and historical trading prices and trading multiples of USMX

Common Stock and Dakota Common Shares, (v) information with respect to recent and historical prices and price trends of gold and the potential impact thereof on each of Dakota and the combined entity, and (vi) current economic, industry, market and world political conditions affecting USMX and Dakota.


         The Dakota Board of Directors also considered (i) the terms of the Merger Agreement and the other agreements contemplated thereby, (ii) the structure of the Merger including the expectation that the Merger would be accounted for as a purchase of USMX, (iii) the tax consequences of the Merger,
(iv) the presentation by, and the opinion of Canaccord as described below, (vi) the fact that the Dakota Shareholders would, based on the Share Exchange Ratio of 1.1, retain approximately 69.7% of the equity of the combined company (and approximately 77.1% of the combined company on a fully diluted basis), (vii) the fact that current directors of Dakota would constitute five of the eight directors of Dakota after the Merger, (ix) the fact that the headquarters of the combined company would be in Denver, Colorado, and (x) the potential impact of the Merger on the employees, customers and suppliers of Dakota and on the communities in which Dakota operates.

         Based on all of these matters, and such other matters as the Dakota Board of Directors deemed relevant, the Dakota Board of Directors unanimously approved the Merger Agreement and the transactions contemplated thereby.

         The foregoing discussion of the information and factors considered and given weight by the Dakota Board of Directors is not intended to be exhaustive but is believed to include all material factors considered by the Dakota Board. In view of the wide variety of information and factors considered by the Dakota Board of Directors, the Board found it impracticable to, and therefore did not, quantify or otherwise assign any relative weight to the specific information or factors which were considered, and individual directors may have given differing weights to different factors. The Dakota Board of Directors is, however, unanimous in its recommendation to the Dakota Shareholders that the Merger Agreement and the transactions contemplated thereby, including the issuance of Dakota Common Shares, be approved.

         The Dakota Board of Directors realized that there are certain risks associated with the Merger, including that some of the potential benefits set forth above may not be realized or that there may be high costs associated with realizing such benefits and also the factors set forth in this Joint Proxy Statement/Prospectus under "Risk Factors." However, the Dakota Board of Directors believes that the positive factors should outweigh any negative factors, although there can be no assurances in this regard.

THE BOARD OF DIRECTORS OF DAKOTA UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF DAKOTA APPROVE THE MERGER PROPOSAL.

Fairness Opinion of Canaccord Capital Corporation


         The Board of Directors of Dakota retained Canaccord on February 10, 1997 to render an opinion to the Board of Directors of Dakota and Dakota Shareholders as to the fairness of the Merger, from a financial point of view, to the shareholders of Dakota. On January 29, 1997 at the request of Dakota, Canaccord rendered a preliminary opinion to the Board of Directors of Dakota that the Merger had merit according to its terms and could be financed. Canaccord subsequently delivered a written opinion dated March 14, 1997 confirming its previous opinion. Canaccord has provided their written consent to the inclusion of their opinion in this Joint Proxy Statement/Prospectus and the wording of their opinion is not intended to limit reliance by shareholders on the opinion or any limitation of their rights with respect to the opinion.

         Canaccord used various approaches and conducted certain analyses in determining that the Merger is fair, from a financial point of view, to the shareholders of Dakota, including comparisons of: (a) Dakota and USMX stock trading prices; (b) relative values of the net assets of Dakota and USMX; (c) Dakota and USMX to similar publicly traded companies based on several criteria including, property location, reserve development and future production; and (d) publicly disclosed transactions of both gold companies and individual properties. See "Methodology" subsection below.

         The Dakota Board of Directors did not receive details of the analyses performed by Canaccord. The Dakota Board of Directors received from Canaccord the written opinion dated March 14, 1997 which is attached as Appendix C to this Joint Proxy Statement/Prospectus. This fairness option confirmed the preliminary oral opinion of Canaccord made to the Dakota Board of Directors on January 29, 1997 that the Merger had merit according to its terms and could be financed. Prior to receiving these opinions, Dakota's management had also conducted extensive due diligence of the USMX properties and personnel and considered the various factors which are more particularly described in "The Merger-Dakota's Reasons for the Merger and Board of Directors' Recommendation". The Dakota Board of Directors deemed Canaccord's fairness opinion to be significant, but due to its prior review and substantial investigation of the other factors referred to above, the Dakota Board of Directors did not deem it necessary to review details of the analyses performed by Canaccord. Specifically, the Dakota Board of Directors did not receive from Canaccord a comparison of historical trading prices of USMX Common Stock and Dakota Common Shares, the valuations of each of the respective companies' individual assets and liabilities, the names of other publicly traded mining companies and the comparisons of valuations made by Canaccord or the named of other companies and the comparisons of valuations made by Canaccord in transactions involving these other companies and properties.

         The Dakota Board of Directors believes that, based on its evaluation of the other factors and the receipt of the oral opinion and fairness opinion of Canaccord, it has satisfied its duties to the Dakota Shareholders. The Dakota Board of Directors believes there is a substantial basis for its judgment that the Merger is fair and its recommendation to the Dakota Shareholders to vote in favor of the approval and adoption of the Merger Agreement and the issuance of Dakota Common Shares contemplated as part of the Merger.

         Canaccord is an independent Canadian investment firm specializing in corporate finance services for, and the sale and trading of equity securities of, resource and industrial companies. Canaccord also provides investment research and trading services to financial institutions. Canaccord and its principals have prepared numerous valuations and fairness opinions and have participated in a significant number and variety of transactions involving private and publicly traded companies.

         The complete text of the written opinion dated March 14, 1997 is attached to this Joint Proxy Statement as Appendix C and the summary of the opinions set forth in this Joint Proxy Statement/Prospective is qualified in its entirety by reference to such opinion. Dakota shareholders are urged to read the opinion carefully and in its entirety for a description of the procedures followed and the factors considered by Canaccord with particular regard to the limitations and qualifications discussed therein.

         Under the agreement between Dakota and Canaccord pursuant to which Canaccord was engaged to provide its fairness opinion, Dakota agreed to pay Canaccord a fee of $200,000 upon delivery of the fairness opinion. In addition, Dakota agreed to reimburse Canaccord for its reasonable out-of-pocket expenses and agreed to indemnify Canaccord against certain liabilities arising out of its advisory services and the rendering of its opinion. Canaccord has provided other investment banking services to Dakota in the last 24 months by acting as lead underwriter in connection with the issue by Dakota on February 14, 1996 of certain special warrants and on February 5, 1997 of the currently outstanding special warrants of Dakota. For these services, Canaccord received a share of the 6% underwriting fee approximately proportionate to the amount which was underwritten by them. Canaccord has not provided any of these services to USMX. Canaccord is a full service securities firm, and in the course of its normal trading activities may from time to time effect transactions and hold positions in securities of Dakota or USMX.

         In arriving at its opinion, Canaccord reviewed and relied upon certain financial and operational information provided by the respective managements of Dakota and USMX, reports prepared on behalf of Dakota and USMX, discussions and investigations and certain publicly available information concerning Dakota and USMX. The opinion sets forth the assumptions made, matters considered, the scope of the limitations of the review undertaken and procedures followed by Canaccord and should be read carefully by Dakota Shareholders in its entirety as the discussion of that opinion herein is a summary only.

         In addition Canaccord had (i) discussions with senior management and members of the Board of Directors of both Dakota and USMX with respect to the information presented to Canaccord and those Boards' assessment of the historical, current and prospective operations, assets, investments and financial position of the respective companies and the merged company; (ii) a draft copy of the Joint Proxy Statement; (iii) a copy of the Merger Agreement;
(iv) current and historical stock market trading information relating to Dakota and USMX; and (v) other industry, corporate, economic and market data, as well as such other investigations, site visits and financial analysis considered necessary or appropriate by Canaccord in the circumstances. Dakota and USMX have each represented to Canaccord, in certificates dated as of March 14, 1997, amongst other things, that the information, data and other material provided to Canaccord was at the date provided, complete, true and correct in all material respects and did not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances in which such statements were made. Each of Dakota and USMX has represented to Canaccord that since the date that any information, data or other material were provided to Canaccord, except as disclosed in writing to Canaccord, to the best of their knowledge, information and belief after reasonable inquiry there has been no material change, financial or otherwise, in the business, operations or prospects of either Dakota or USMX respectively, or any of their subsidiaries not disclosed to Canaccord which would reasonably be expected to have a material affect on the Fairness Opinion.

         In connection with its opinion, Canaccord relied upon and assumed the completeness, accuracy and fair presentation of all the financial and other information, data, advice, opinions and representations obtained by it from public sources, or provided to it by Dakota or USMX or their or affiliates. Canaccord assumed that the business plans, financial estimates and projections provided to it by the management of Dakota and USMX represent their best estimates of the most probable results for their respective companies for the periods therein. Subject to the exercise of professional judgment and except as expressly described herein, Canaccord did not attempt to verify independently the accuracy or completeness of any of such information, data, advice, opinions, representations, business plans, forecasts and projections. Dakota and USMX each represented to Canaccord, in certificates, that the information, data, advice, opinions and representations provided to Canaccord were complete, true and correct in all material respects and did not contain any untrue material fact or omit to state any material fact and that since the date the relevant information was provided, there had been no material changes in Dakota or USMX or any of their subsidiaries and no material change had occurred in the information or any part thereof which would have a material effect on the opinion of Canaccord; and with respect to any portions of the information that constituted forecasts, projections or estimates, such forecasts, projections or estimates were prepared using the assumptions identified therein, which in the reasonable belief of Dakota and USMX are reasonable in the circumstances, and are not misleading in any material respect in light of the assumptions used therefor. Canaccord also assumed the disclosure provided in the Joint Proxy Statement is accurate in all material respects. The opinions are rendered on the basis of securities markets, economic and general business and financial conditions prevailing as of the date the opinions are given and the condition and prospects, financial and otherwise, of Dakota and USMX as they were reflected in the information and documents reviewed by Canaccord and as they were represented to Canaccord in its discussions with management of Dakota and USMX.

         Canaccord believes that its analyses must be considered as a whole and that considering any portions of such analyses and the factors considered, without considering all analyses and factors, could create a misleading view of the process underlying its opinions. Any attempt to consider portions of the opinions only could lead to undue emphasis on any particular factor or analysis. Canaccord has made numerous assumptions which Dakota Shareholders must carefully consider with respect to performance, general business and economic conditions and other matters, many of which factors are beyond the control of Dakota or USMX. The Fairness Opinion is not intended to be and does not constitute a recommendation to any shareholder of Dakota as to whether or not such shareholder should vote in favor of the Merger, but rather represents Canaccord's assessment of the fairness, from a financial point of view, of the Merger to the Dakota Shareholders.

         Methodology. Canaccord reviewed and considered different methodologies and approaches to assess the fairness from a financial point of view of the Merger to shareholders of Dakota. Canaccord was of the view that of particular importance was a comparison of the Share Exchange Ratio with their assessment of the relative values of Dakota and USMX using consistent assumptions and techniques for both corporations. No formal valuation of either Dakota or USMX was requested or prepared by Canaccord.

         In the preparation of the opinions, Canaccord reviewed stock market trading prices whereby the relative stock market trading prices of Dakota Common Shares and shares of USMX Common Stock were considered. Canaccord also considered the net asset value approach whereby estimates of value for the assets and liabilities for each of Dakota and USMX are determined in the aggregate and on a per share basis using assumptions which are consistent and appropriate for both companies. The relative values determined using these approaches were then considered with reference to the Share Exchange Ratio as part of its analysis.

         Canaccord also considered other approaches commonly used to compare publicly traded gold companies in the development and/or production stage such as adjusted stock market capitalization per ounce of recoverable reserves.

         Canaccord further considered certain qualitative aspects of the Merger including a comparison of the attributes of Dakota on a stand alone basis with those of Dakota subsequent to the Merger.


                  Stock Market Trading Approach. Canaccord reviewed the relative stock market performance of Dakota and USMX, for the periods prior to and after the announcement of the execution of the agreement in principle on January 6, 1997. Based on a comparison of the weighted average stock market trading prices of shares of USMX Common Stock to the imputed prices for USMX Common Stock using the Share Exchange Ratio, Canaccord concluded that the imputed prices of the USMX Common Stock were at slight discounts for twelve month period prior to the announcement date and at a slight discount for the 60 day period prior to the announcement date. With respect to share trading volume, Dakota had trading volume of approximately 100,000 to 250,000 shares per day for the twelve month period prior to the announcement date. This compares to approximately 75,000 to 100,000 shares per day for USMX Common Stock during the same period.



                  Net Asset Value Approach. The Net Asset Value approach allows for the separate valuation of each of the individual assets and liabilities using the most appropriate valuation methodology for the individual asset.

                  Sufficient information existed to utilize a discounted cash flow approach ("DCF") in conjunction with current balance sheets, and review of exploration properties to determine the net asset value for both Dakota and USMX. For the purposes of the net asset value approach, Canaccord made the following assumptions:

          (a) The balance sheets for Dakota and USMX were dated December 31, 1996;

          (b)  The price of unhedged gold would remain constant at US $370/oz;

          (c)  The price of silver would remain constant at US $5/oz;

          (d) Net present values for the operating mines were calculated based on after-tax discounted cashflows;

          (e) Further exploration programs and assumptions to increase the gold reserves were not factored into the DCF model;

          (f) The applied discount rates ranged from 0% to 5%. In addition, no premium to the NAV was assigned;

          (g) USMX would require additional equity financing amounting to US$10 million at US$1.00 per common share should the Merger not be completed.

                  With respect to the discounted cash flow analysis, Canaccord employed a number of assumptions including the following: (i) discount rates ranging from 0% to 5%; (ii) constant 1996 dollars; and (iii) for unhedged gold production, an unhedged gold price of U.S.$370 per ounce of gold was used.

                  Comparable Companies Approach. Dakota and USMX were analyzed in comparison to similar publicly traded companies, based on several criteria including property locations, relative reserve development of those properties, and the timing and magnitude of future gold production for each of the companies. Canaccord reviewed the market capitalization per ounce of gold equivalent production and per ounce of gold reserve for each of the selected comparable companies. The results of the analysis indicate that Dakota and USMX are trading in reasonable ranges relative to the selected comparable companies.

                  Comparable Transactions Approach. Canaccord analyzed recent comparable publicly disclosed transactions of both gold companies and individual properties. This approach was not a material determinant of value due to, among other things, the difficulty in identifying companies that had properties in similar geographic locations and that were in equivalent stages of production and reserve development, and the different forms of consideration paid.

                  Other Considerations. In reaching its conclusions in this Fairness Opinion, Canaccord reviewed and considered other qualitative factors that would be relevant to the Dakota Shareholders including, but not limited to market presence, market liquidity, geographic diversity, financing leverage, financial strength and management depth. These considerations included the following:

          (a) Increased Market Liquidity. On a pro forma basis, after taking into consideration the Merger, Dakota Shareholders will benefit from increased market presence and liquidity inherent in the merged company. Specifically, the combined company will benefit from the following attributes: (i) have a market capitalization exceeding $150 million; (ii) be a multiple listed company and
               (iii) have an increased shareholder base.

          (b) Increased Access to Capital. The merged company will have greater access to capital in North American given its larger size and market liquidity. In addition, there are opportunities to increase financial leverage as the larger merged company will be better able to secure debt, especially when certain projects are brought into operation.

          (c) Increased Production and Reserve Profile. The merged company will have approximate annual production in excess of 200,000 ounces of gold in 1998 and 1.7 million ounces of proven and probable reserves. This should result in the merged company receiving a higher market capitalization per ounce of production and reserves.

          (d)  Complementary    Management   Teams.   Dakota   and   USMX   have
               complementary  management teams possessing  operating  expertise,

               both open pit and underground. Dakota will provide additional experience and expertise in operating cold whether heap leach operations.

          (e) Enhanced Exploration Potential. Dakota and USMX in particular have exciting exploration potential which should contribute to increased reserves upon undertaking a comprehensive exploration program.

          (f) Gold Hedging Program. Dakota and USMX in particular have employed an excellent gold hedging program of approximately 10,300 ounces and 145,000 ounces of gold hedged at an average price of US $389 and US $410 respectively.

          (g)  Cost  Rationalization.  The merged company will be able to reduce
               general,   administrative   and  overhead  costs  resulting  from
               overlapping responsibilities and redundant costs.

USMX's Reasons for the Merger and Board of Directors' Recommendation

         The USMX Board of Directors has determined that the terms of the Merger Agreement and the transactions contemplated thereby, which were established through arm's-length negotiation with Dakota, are fair to, and in the best interests of, USMX and its stockholders. Accordingly, the USMX Board of
Directors has unanimously approved the Merger Agreement and unanimously recommends that the stockholders of USMX vote FOR approval and adoption of the Merger Agreement. In reaching its determination, the USMX Board of Directors considered a number of factors including the following:

          (a) The belief that the Merger will result in a combined entity stronger than the sum of Dakota and USMX as separate entities with an enhanced ability to provide financing to resolve USMX's liquidity problems;


          (b)  The belief that the Merger would result in a combined entity with
               greater   financial   resources  to  compete  and  pursue  growth
               opportunities in the capital intensive mining industry;

          (c) An assessment of USMX's strategic alternatives, including acquisitions and other arrangements with third parties. In this regard, the USMX Board believes that the terms of the Merger Agreement provide the highest immediate value for holders of shares of USMX Common Stock among the alternatives known and anticipated to be available to USMX and the Merger will provide holders of shares of USMX Common Stock with the opportunity to continue to participate in the equity ownership of an entity with complementary business operations;

          (d) The structure of the Merger as a transaction intended to be non-taxable to USMX Stockholders for United States federal income tax purposes;

          (e) An assessment of information relating to the financial performance, prospects and business operations of each of Dakota and USMX (which information included the historical financial information contained in the periodic public reports of USMX and Dakota and the descriptions of their lines of business contained in such reports, all of which provided background information and support for the belief of the USMX Board of Directors described in (a) above);

          (f) The presentation by Newcrest of its opinion to the effect that, as of March 14, 1997 based upon the assumptions made, matters considered and limits of review as set forth in such opinion, the consideration to be received by the holders of shares of USMX Common Stock pursuant to the Merger Agreement is fair to such holders from a financial point of view; for a summary of Newcrest opinion, including the assumptions made, matters considered and limits of review, see "The Merger -- Fairness Opinion of Newcrest Capital, Inc.;

          (g) The larger stock market float and potential enhancement of trading liquidity for USMX Stockholders;

          (h) The belief that each of Dakota and USMX has very capable management teams that have an established track record, and that, by combining the expertise of these managements, the combined company should be well positioned to take advantage of opportunities created by the Merger and the evolving mining industry;

          (i) The belief that the "No-Solicitation" provisions in the Merger Agreement provide appropriate protection to USMX because of the time and effort expended in considering other potential combinations, and in conducting due diligence on and evaluating Dakota prior to entering the Merger Agreement;

          (j) The view that the combined corporation should be able to compete more effectively for exploration and development activities;

          (k) The belief that the combined corporation will have greater geographic diversification in its operating and exploration properties than either corporation now has by itself;

          (l)  The  fact  that   holders  of  USMX   Common   Shares   will  own
               approximately 30.3% of the equity of the combined company (and approximately 22.9% on a fully diluted basis); and

          (m) The belief that USMX and Dakota have complementary capabilities and characteristics.


         In reaching its determination, the USMX Board of Directors also considered and evaluated, among other things, (i) information concerning the results of operations, performance, financial condition and prospects of Dakota and USMX on a company-by-company basis, and on a combined basis, (ii) the reserve levels, asset quality and cost structure of USMX's and Dakota's businesses, (iii) the results and scope of the due diligence review conducted by members of USMX's management with respect to Dakota's business and operations,
(iv) information with respect to recent and historical trading prices and trading multiples of USMX Common Stock and Dakota Common Shares, (v) information with respect to recent and historical prices and price trends of gold and the potential impact thereof on each of USMX, Dakota and the combined entity, and
(vi) current economic industry, market and world political conditions affecting USMX and Dakota.

         The USMX Board of Directors also considered (i) the terms of the Merger Agreement, (ii) the structure of the Merger, (iii) the fact that directors nominated by USMX would constitute three of the directors of Dakota after the Merger, and (iv) the potential impact of the Merger on the employees, customers and suppliers of USMX and on the communities in which USMX operates.

         Based on all of these matters, and such other matters as the members of the USMX Board deemed relevant, the USMX Board unanimously approved the Merger Agreement and the transactions contemplated thereby.

         This discussion of the information and factors considered and given weight by the USMX Board of Directors is not intended to be exhaustive but is believed to include all material factors considered by the USMX Board. In addition, in reaching the determination to approve and recommend the Merger Agreement, the USMX Board of Directors did not assign any relative or specific weights to the foregoing factors which were considered, and individual directors may have given differing weights to different factors. The USMX Board of Directors is, however, unanimous in its recommendation to the holders of USMX Common Stock that the Merger Agreement and the transactions contemplated thereby be approved.

         The USMX Board of Directors realized that there are certain risks associated with the Merger including that some of the potential benefits set forth above may not be realized or that there may be high costs associated with realizing such benefits and also the factors set forth in this Joint Proxy Statement/Prospectus under "Risk Factors." However, the USMX Board of Directors believes that the positive factors should outweigh any negative factors, although there can be no assurances in this regard.

         In connection with its deliberations at its February 2, 1997 meeting, the USMX Board of Directors was aware of the potential benefits to be received in the Merger by USMX's directors and officers, as detailed in the Merger Agreement and specifically described under "Terms of The Merger -- Interests of Certain Persons in the Merger."

         The USMX Board of Directors believes that USMX and its stockholders will receive reasonable protection from a change in circumstances between the date of this Joint Proxy Statement/Prospectus and the Effective Time through the inclusion in the Merger Agreement of a representation, required to be true in all material respects at the Effective Time, to the effect that since December 31, 1996, there has been no material adverse change in the results of operations or financial condition of the Dakota Group (taken as a whole).

         In reaching its conclusion that the terms of the Merger Agreement are fair to, and in the best interests of USMX and its stockholders, the USMX Board of Directors considered Newcrest's opinion that the consideration to be received by the holders of shares of USMX Common Stock pursuant to the Merger Agreement is fair to such stockholders, from a financial point of view, as well as the numerous other factors including those outlined above.

THE USMX BOARD UNANIMOUSLY RECOMMENDS THAT USMX STOCKHOLDERS VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT.

Fairness Opinion of Newcrest Capital, Inc.


         Newcrest was retained at the request of USMX's Board of Directors to render a fairness opinion with regard to the fairness of the Merger, from a financial viewpoint, to the USMX Board of Directors and Stockholders.

         Newcrest used various approaches and conducted certain analyses in determining that the Merger is fair, from a financial point of view, to the shareholders of USMX, including comparisons of: (a) relative values of the net assets of Dakota and USMX; (b) Dakota and USMX stock trading prices; and (c) Dakota and USMX to similar publicly traded mining companies based on adjusted stock market capitalization multiples (reserves, resources and production). See "Methodology" subsection below.

         The USMX Board of Directors did not receive details of the analyses performed by Newcrest. The USMX Board of Directors received from Newcrest the written opinion dated March 14, 1997 which is attached as Appendix D to this Joint Proxy Statement/Prospectus. This fairness option confirmed the preliminary oral opinion of Newcrest made to the USMX Board of Directors on February 2, 1997. Prior to receiving these opinions, USMX's management had also conducted extensive due diligence of the Dakota properties and personnel and considered the various factors which are more particularly described in "The Merger-USMX's Reasons for the Merger and Board of Directors' Recommendation". The USMX Board of Directors deemed Newcrest's fairness opinion to be significant, but due to its prior review and substantial investigation of the other factors referred to above, the USMX Board of Directors did not deem it necessary to review details of the analyses performed by Newcrest. Specifically, the USMX Board of Directors did not receive from Newcrest the range of relative company valuations implied by the net asset value approach from Newcrest, Newcrest's comparison of historical trading prices of USMX Common Stock and Dakota Common Shares or the names of other publicly traded mining companies and the comparisons of valuations made by Newcrest.

         The USMX Board of Directors believes that, based on its evaluation of the other factors and the receipt of the oral opinion and fairness opinion of Newcrest, it has satisfied its duties to the USMX Shareholders. The USMX Board of Directors believes there is a substantial basis for its judgment that the Merger is fair and its recommendation to the Dakota Shareholders to vote in favor of the approval and adoption of the Merger Agreement.


         Newcrest is an independent investment dealer headquartered in Toronto, Ontario, which specializes in equity investments in publicly traded Canadian companies. Newcrest does specialized and comprehensive research on a variety of different industries and is an active underwriter and financial advisor to Canadian companies. In particular, Newcrest has participated in a significant number of transactions involving financings, fairness opinions and valuations of mining companies.

         Newcrest is independent of both USMX and Dakota and does not have any understandings, commitments or agreements with USMX or Dakota with respect to future business dealings. However, Newcrest acts as a trader and dealer, both as principal and agent, in major Canadian financial markets and as such has had and may in the future have positions in the securities of USMX or Dakota and, from time to time, has executed or may execute transactions on behalf of clients or on behalf of USMX or Dakota or affiliated entities or related persons for which it receives compensation. In addition, as an investment dealer, Newcrest conducts research on securities and may, in the ordinary course of its business, be expected to provide research and investment advice to its clients on investment matters, including the Merger, and may in the future, from time to time, provide investment banking services to Dakota.

         No limitations were placed on the scope of Newcrest's investigation with regard to its fairness opinion. USMX agreed to pay, in the aggregate, Cdn.$200,000 for the fairness opinion and Newcrest's advisory services. USMX has also agreed to reimburse Newcrest for reasonable out-of-pocket expenses not to exceed Cdn.$25,000 and to indemnify Newcrest against certain liabilities relating to or arising out of services performed by Newcrest in rendering its fairness opinion. During the last 24 months Newcrest was paid U.S.$34,500 by USMX for providing financial advisory services to USMX in connection with evaluation of merger candidates and potential equity offerings by USMX.

         On February 2, 1997 the USMX Board received the verbal opinion of Newcrest with respect to the proposed Merger. In the opinion of Newcrest, based upon and subject to certain matters stated therein, as of the date of such opinion, the proposed transaction is fair, from a financial point of view, to the USMX Stockholders. Such conclusion was confirmed in a written opinion dated March 14, 1997. The full text of such opinion, which sets out the assumptions made, matters considered and limitations on the review undertaken by Newcrest, is reproduced in full as Appendix D hereto.

         In preparing its opinion, Newcrest has, among other things, reviewed and, where it considered appropriate, relied upon certain financial and operational information in respect of USMX and Dakota, reports prepared on behalf of USMX and Dakota, discussions and investigations and certain publicly available information concerning USMX and Dakota. Newcrest obtained background information from public sources and from USMX and Dakota.

         Newcrest also reviewed and, where it considered appropriate, relied upon: (a) certain publicly available stock market, financial and other information concerning each of USMX and Dakota and other mining companies selected by Newcrest for purposes of comparison; (b) letters of representation from each of USMX and Dakota; and (c) such other financial, stock market, corporate and industry information, investigations and analyses as Newcrest considered necessary or appropriate in the circumstances to complete the opinion.

         As provided in their engagement, and subject to the exercise of professional judgment in preparing the opinion, Newcrest relied upon and assumed the completeness, accuracy and fair presentation of the information and the representations Newcrest received from USMX, Dakota and their advisors, and the information obtained from public sources. USMX and Dakota each represented to Newcrest that there has been no material change or change in a material fact relating to any of the information or representations provided to Newcrest by or on behalf of their respective corporations that had not been disclosed to Newcrest, and that no material change has occurred in the facts set out or referred to in any such information subsequent to the date such information was supplied which is of a nature as to render the information untrue or misleading in any material respect. Newcrest did not verify independently the accuracy or completeness of any of such information, representations or warranties.

         Newcrest was not engaged to, and did not prepare, a formal valuation of the shares of USMX or Dakota or any of their material assets and their opinion should not be construed as such. Newcrest was not asked to solicit alternative offers for USMX and did not do so.

         The opinion was prepared on the basis of economic and general and financial conditions prevailing as at the date of the opinion and the condition and prospects, financial and otherwise, of USMX and Dakota as they were represented in the information and documents reviewed by Newcrest and as they were represented to Newcrest by the management of each of USMX and Dakota. In addition, in its analyses in connection with the preparation of the opinion, Newcrest made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of USMX or Dakota.

         Fairness Considerations. In providing the opinion to the USMX Board, Newcrest performed a variety of financial and comparative analyses, including those described below. In Newcrest's view, the preparation of a fairness opinion involves various determinations as to the most appropriate and relevant assumptions and methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at the opinion, Newcrest did not attribute any particular weight to any analysis or factor considered by them, but rather made qualitative judgments based on their experience in rendering such opinions and on circumstances then prevailing as to the significance and relevance of each analysis and factor.

                  Net Asset Value Approach. For purposes of the net asset value approach, Newcrest made the following assumptions: (i) balance sheet items were stated at the carrying values as at December 31, 1996, (ii) if the Merger were not to be completed, USMX would need to complete an equity issue to raise $10 million at $1 per share of USMX Common Stock in 1997, (iii) operating mines were evaluated on an after-tax discounted cash flow basis, and (iv) USMX's exploration properties in the United States, Mexico and Ecuador were reviewed with USMX management and estimates of value were determined with reference to several factors such as the size of the properties, the ownership interest of USMX, the stage of the exploration program and historic exploration expenditures.

                  With respect to the discounted cash flow analysis, Newcrest employed a number of assumptions including the following: (i) discount rates ranging from 0% to 8%, (ii) gold prices ranging from $350 to $390 per ounce of gold, and (iii) silver price of $5 per ounce.

                  As a result of the range of relative company valuations implied by the net asset value approach, Newcrest is of the opinion that the Share Exchange Ratio is fair from a financial point of view to the holders of shares of USMX Common Stock.

                  Market Trading Analysis. Newcrest reviewed the relative stock market performance of USMX and Dakota for the periods prior to and after the announcement of the execution of the agreement in principle on January 6, 1997. Based on a comparison of the weighted average trading prices of shares of USMX Common Stock and the Dakota Common Stock with the resulting share-to-share ratio, Newcrest concluded that the implied prices of the USMX Common Stock were a modest discount of 6.9% for the 30 days prior to the announcement date and a slight premium of 2% for the 60-day period prior to the announcement date. With respect to share trading volume, the USMX Common Stock had an average day trading volume of approximately 31,767 shares for the 60-day period prior to the announcement date. This compares to approximately 60,180 shares for the Dakota Common Shares during the same period.

                  Comparable Valuation Approach. Newcrest compared the range of equity valuations of the USMX and Dakota properties, based on adjusted stock market capitalization multiples (reserves, resources and production) of comparable publicly traded mining companies. The resulting relative valuations of USMX and Dakota supported its conclusion that the Share Exchange Ratio appears fair to holders of the USMX Common Stock. However, given the difficulty in identifying truly comparable companies which are at the same stage of production and reserve development, Newcrest placed less emphasis on the Comparable Valuation Approach.

                  Other Considerations. Newcrest considered other factors relevant to a USMX Stockholder before and after giving effect to the Merger including the following: (i) reduced administrative costs on a consolidated basis largely through elimination of costs associated with operating USMX as a publicly-held company, (ii) direct access to cash flows generated through Dakota's financial and operating activities, representing diversification from USMX's Illinois Creek Project and resulting in enhanced financing opportunities, and (iii) the significantly larger market capitalization of the merged company which should result in enhanced market valuation multiples and better access to the capital markets.

                               TERMS OF THE MERGER

     The descriptions in this Joint Proxy Statement/Prospectus of the terms and conditions of the Merger and the Merger Agreement are qualified in their entirety by reference to the copy of the Merger Agreement and Amendment No. 1 thereto attached as Appendices A and A-1, respectively, hereto (which are incorporated herein by reference in their entirety) and to each of the other Appendices hereto. SHAREHOLDERS ARE ENCOURAGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY.


         The Merger Agreement was entered into by and among Dakota, Merger Corp. and USMX on February 5, 1997, as amended April 21, 1997, following approval by Dakota's, Merger Corp.'s and USMX's respective Boards of Directors. Pursuant to the terms of the Merger Agreement, Merger Corp. will be merged with and into USMX, with USMX being the Surviving Corporation and, as a consequence thereof, USMX will become a wholly-owned Subsidiary of Dakota.

Consequences and Effective Time of Merger

         If approved and adopted by the requisite USMX and Dakota shareholder votes, and if all other conditions to the consummation of the Merger are satisfied or waived, unless the Merger Agreement is terminated as provided therein, a certificate of Merger will be filed with the Secretary of State of the State of Delaware and the Merger will become effective upon such filing at the Effective Time. At the Effective Time, Merger Corp. will be merged with and into USMX and USMX will be the Surviving Corporation.

Conversion of USMX Common Stock


         At the Effective Time, each share of USMX Common Stock outstanding immediately prior to the Effective Time (other than USMX Common Stock held by USMX as treasury stock or held by any other member of the USMX Group or the Dakota Group) will be converted into Dakota Common Shares in the ratio of 1.1 shares of USMX Common Stock to one Dakota Common Share. All shares of USMX Common Stock owned at the Effective Time by USMX as treasury stock or by any member of the USMX Group or the Dakota Group will be canceled pursuant to the terms of the Merger Agreement. No fractional Dakota Common Shares will be issued in connection with the exchange of outstanding shares of USMX Common Stock at the Effective Time. Except with respect to derivative securities (options, etc.) for which no consideration shall be given for fractional shares, if the conversion of USMX Common Stock would result in any USMX Stockholder being entitled to a fractional Dakota Common Share, such USMX Stockholder will receive the next higher number of Dakota Common Shares.

     At the Effective Time, each share of Merger Corp. outstanding immediately prior to the Effective Time will be converted into one share of the Surviving Corporation.

Conversion of USMX Options

         Pursuant to the Merger Agreement, each outstanding USMX Option shall be converted into a warrant, option or other right to acquire Dakota Common Shares based on the Share Exchange Ratio, with the exercise price associated therewith, if any, being adjusted proportionately.

Exchange of Certificates

         At the Effective Time, certificates representing shares of USMX Common Stock converted into Dakota Common Shares in the Merger will be deemed to represent solely the right to receive the number of Dakota Common Shares determined as described above. Promptly after the Effective Time, a letter of transmittal will be furnished by the Exchange Agent to former USMX Stockholders for use in exchanging their certificates. Each holder of a share of USMX Common Stock as converted, upon surrender to the Exchange Agent of one or more certificates for cancellation with such letter of transmittal, will be entitled to receive certificates representing the number of whole Dakota Common Shares to be issued in respect of such USMX Common Stock. See "Terms of the Merger--Conversion of USMX Common Stock."

         Until they have surrendered their certificates for exchange, former USMX Stockholders whose shares of USMX Common Stock have been converted into the right to receive Dakota Common Shares in the Merger will not be entitled to receive any dividends which may be declared payable to holders of record of Dakota Common Shares as of any date on or after the Effective Time. Any such dividends to which the former USMX Stockholders are entitled following such surrender will be remitted to the former USMX Stockholders entitled thereto, without interest, at the time that such USMX certificates are surrendered for exchange, subject to any applicable abandoned property, escheat or similar laws.

     The Exchange Agent for the Merger will be Montreal Trust Company of Canada at 510 Burrard Street, Vancouver, British Columbia, V6C 3B9. USMX STOCKHOLDERS SHOULD NOT FORWARD USMX STOCK CERTIFICATES UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

Conditions to the Merger

         The Merger Agreement provides that the consummation of the Merger is subject to certain conditions. In addition to the approval of the Merger and related matters by the USMX Stockholders and the Dakota Shareholders, the obligations of USMX, Dakota, and Merger Corp. to consummate the Merger are each subject to: (i) no action or proceeding, injunction, order or other decree preventing the consummation of the Merger or to receive damages or obtain other relief as a result of the Merger having been issued; (ii) compliance with all requirements of AMEX, the TSE, the BSE and Nasdaq; (iii) the effectiveness of the Registration Statement of which this Joint Proxy Statement/Prospectus is a part and obtaining all required approvals of state securities administrators and making all appropriate filings relating thereto, and no stop order or similar restraining order having been entered by the SEC or any state securities administrator; (iv) receipt by Dakota, Merger Corp. and USMX of an opinion from Coopers & Lybrand L.L.P. to the effect that no gain or loss should be recognized by Dakota, Merger Corp. or USMX as a result of the Merger or, provided that a gain recognition agreement is entered into with the IRS, where appropriate, by the U.S. holders of USMX Common Stock as a result of receipt of Dakota Common Shares in exchange for their USMX Common Stock pursuant to the Merger; (v) the written consent of Rothschild required pursuant to the Rothschild Credit Agreements; (vi) the aggregate proceeds from the offering by Dakota of special warrants described under "Capitalization and Description of Securities--Description of Dakota Share Capital and Debentures" shall have been released from escrow to Dakota or be held in escrow subject only to consummation of the Merger; and (vii) the Merger Agreement not having been terminated in accordance with its terms. See "Terms of the Merger - Termination of the Merger Agreement."

         The obligations of Dakota and Merger Corp. to consummate the Merger are subject to the satisfaction of several additional conditions including: (i) all of the representations and warranties of USMX being true in all material respects on the Closing Date; (ii) the performance by USMX in all material respects of all of its obligations required under the Merger Agreement to be performed prior to the Effective Time; (iii) no material adverse change having occurred since December 31, 1996 in the results of operations or financial condition of the USMX Group (taken as a whole); (iv) Dakota and Merger Corp. having received an opinion of legal counsel to USMX and such certificates and other evidence as they may have reasonably requested as to the satisfaction of the conditions in their favor and as to such other matters as they may reasonably request; (v) receipt of an up-dated letter of KPMG Peat Marwick L.L.P. with respect to USMX's financial statements; (vi) USMX and Pegasus Gold having entered into an agreement in form and substance satisfactory to Dakota with respect to the disposition of USMX's royalty interest in the Montana Tunnels properties; and (vii) USMX and Dakota having received all consents required to be obtained as a condition of completion of the Merger. These additional conditions may be waived by Dakota and Merger Corp., but it is not the present intention of management of Dakota and Merger Corp. to waive such conditions to consummate the Merger. However, management of Dakota and Merger Corp. reserve the right to waive any condition at any time prior to consummation of the Merger.

         The obligation of USMX to consummate the Merger is subject to the satisfaction of several additional conditions, including: (i) all of the representations and warranties of Dakota and Merger Corp. being true in all material respects on the Closing Date; (ii) performance by Dakota and Merger Corp. in all material respects of all of their respective obligations required under the Merger Agreement to be performed prior to the Effective Time including providing a $5 million line of credit for USMX; (iii) no material adverse change having occurred since December 31, 1996 in the results of operations or financial condition of the Dakota Group (taken as a whole); (iv) USMX having received an opinion of legal counsel to Dakota and such certificates and other evidence as it may have reasonably requested as to the satisfaction of the conditions in its favor and as to such other matters as it may reasonably request; (v) receipt of an up-dated letter of KPMG Peat Marwick L.L.P. with respect to Dakota's financial statements; and (vi) Dakota and USMX having received all consents required to be obtained as a condition of completion of the Merger. These additional conditions may be waived by USMX, but it is not the present intention of management of USMX to waive such conditions to consummate the Merger. However management of USMX reserves the right to waive any condition at any time prior to consummation of the Merger.

Termination of the Merger Agreement

         The Merger Agreement may be terminated prior to the Effective Time on certain occurrences: (i) by either Dakota and Merger Corp. or USMX if the Merger has not been consummated on or before the Termination Date, provided the party exercising this right is not in material breach of its obligations under the

Merger Agreement; or (ii) by the non-breaching party if the other party is in material breach of its obligations under the Merger Agreement, which cannot reasonably be expected to be cured prior to the Termination Date or the party in breach is not taking reasonable efforts to cure such breach, and such breach is not waived.

         In the event the Merger Agreement is terminated (a) by Dakota because the USMX's Board of Directors has made a recommendation to the USMX Stockholders against the Merger or in support of a Competing Transaction, or if USMX shall have entered into a Competing Transaction, or (b) by USMX if USMX's Board of Directors determines in good faith, after consultation with its outside legal counsel, that it is required by its fiduciary duties to recommend to the USMX Stockholders than they vote against the Merger and approve instead a Competing Transaction that (i) the USMX Board of Directors has determined in good faith, after consultation with its outside financial advisors, is financially more favorable to the USMX Stockholders than the Merger (including any adjustment to the terms and conditions of the Merger proposed by Dakota in response to such Competing Transaction), (ii) is the subject to a firm written offer from a third party that is capable of consummating such Competing Transaction and (iii) is likely to be successful, taking into account any amendments proposed by Dakota and the conditions and valid and binding character thereof, then USMX may pay to Dakota a fee of $500,000 (the "Termination Fee") within 30 days after delivery of the notice of termination of the Merger Agreement in exchange for cancellation of the option described above, provided that USMX shall not be permitted to cancel the option if at any time prior to the making of such payment Dakota shall have exercised such option and USMX shall have issued to Dakota the USMX Common Stock issuable upon such exercise.

Shareholder Approvals

         Dakota Shareholder Approval. The TSE, as a condition to the listing of the Dakota Common Shares issuable under the Merger, requires the approval of the issuance of Dakota Common Shares under the Merger Agreement by holders of a majority of the outstanding Dakota Common Shares voting at the Dakota Meeting in person or by proxy.

     Merger Corp. Stockholder Approval. The DGCL requires the affirmative vote of a majority of the issued and outstanding shares of common stock of Merger Corp. for approval of the Merger Agreement. Dakota owns all the issued and outstanding shares of common stock of Merger Corp., and such shares have been voted to approve the Merger Agreement.

         USMX Stockholder Approval. The DGCL requires the affirmative vote of a majority of the issued and outstanding shares of USMX Common Stock for approval of the Merger Agreement.

Representations, Warranties and Covenants under the Merger Agreement

         The Merger Agreement contains certain customary representations and warranties of each of Dakota and Merger Corp. and USMX relating to, among other things, their respective organization, good standing, qualification, capital structure, accuracy of securities filings, operations, taxes, restrictions on business activities, material contracts, insurance, financial condition, reserves, title to assets, litigation, environmental matters, compliance with necessary regulatory or governmental authorities and other matters, including their authority to enter into the Merger Agreement and to consummate the Merger. Pursuant to the Merger Agreement, each party has covenanted, among other things, that, until the Effective Time, it will: maintain its business; not take certain actions outside the ordinary course without the other's consent; not undertake certain matters respecting changes to its capital structure or dividends; not allow certain dispositions of its or its subsidiaries' securities; not authorize capital expenditures or make any material investments or acquisitions, other than in the ordinary course; not enter into certain employee arrangements; not change its accounting principles; and use its best efforts to satisfy the conditions precedent to the Merger. Each party has also agreed to advise the other of material changes and to allow the other access to its information and properties. Further, the parties have agreed to apply for and use their best efforts to obtain all regulatory and other consents and approvals and to hold the Dakota Meeting and the USMX Meeting and recommend the approval of the Merger Agreement, the Merger and related matters to their respective shareholders. Dakota additionally agreed (i) that all rights to indemnification for directors and officers of USMX will survive the Merger and remain in full force and effect for at least six years from the Effective time, (ii) to assume all of USMX's obligations in respect of such indemnification rights and (iii) to use commercially reasonable efforts to maintain insurance for USMX's directors and officers that provides coverage equivalent to Dakota's current directors' and officers' liability insurance for at least six years from the Effective Time. See "Interests of Certain Persons in the Transaction - USMX Directors' and Officers' Indemnification and Insurance." Dakota also agreed to list the Dakota Common Shares to be issued in connection with the Merger on the TSE and the AMEX. The listing of such shares on such exchanges on the effective Date is subject to the satisfaction of the requirements of the exchanges.

         The Merger Agreement also provides that until the earlier of the Effective Time or the termination of the Merger Agreement, USMX will not (and it will use its best efforts to ensure that no other member of the USMX Group or their respective directors do not, and shall not permit their officers, employees, representatives or advisors) directly or indirectly: (i) solicit, initiate or engage in discussions or negotiations with any person, encourage submission of any inquiries, proposals or offers by or take any other action intended or designed to facilitate the efforts of any person, other than Dakota or any of its Subsidiaries, relating to a possible Competing Transaction; (ii) provide non-public information with respect to USMX or any member of the USMX Group or afford access to the properties, books or records of the same to any person, other than Dakota or any of its Subsidiaries relating to a possible Competing Transaction; (iii) make or authorize any statement, recommendation or solicitation in support of any possible Competing Transaction; or (iv) enter into an agreement providing for a possible Competing Transaction. Notwithstanding the foregoing, prior to the approval of the Merger at the USMX Meeting, the USMX Board of Directors and its agents are not prohibited from engaging in discussions or negotiations with a party concerning an unsolicited proposal for a Competing Transaction, providing non-public information with respect to the USMX Group that has been provided to Dakota or any of its Subsidiaries, or making any statement or recommendation in support of a Competing Transaction, in each case if USMX's directors determine in good faith, after consultation with and receiving written advice from its outside legal counsel, that such action is required by reason of the USMX Board of Directors' fiduciary duties to USMX Stockholders under applicable law and USMX first notifies Dakota of such discussions or negotiations with a person respecting a Competing Transaction and keeps Dakota informed of the status of any such discussions or negotiations. The Merger Agreement also provides that USMX will immediately notify Dakota of any unsolicited offer or proposal to enter into negotiations relating to a Competing Transaction. The Merger Agreement provides that, at any time prior to the USMX Meeting, Dakota may, in its sole discretion, increase the consideration payable to USMX Stockholders by amending the Merger Agreement under certain conditions.

         The Merger Agreement provides that, notwithstanding any other provisions thereof, USMX will not (i) enter into a Competing Transaction until at least 10 business days following the first notification by USMX to Dakota that it has entered into discussions with a third party in respect of such Competing Transaction and five business days following delivery of written notice by USMX to Dakota of the identity and terms of the Competing Transaction; or (ii) for a period of 10 business days following termination of the Merger Agreement by USMX pursuant to the determination of the USMX Board of Directors respecting the recommendation of a Competing Transaction that the USMX Board of Directors determines that its fiduciary duties require it to recommend to the USMX Stockholders and that, among other things, is financially more favorable to the USMX Stockholders than the Merger (see "Termination of the Merger Agreement"), grant or agree to grant to any third party, in connection with a Competing Transaction, an option to purchase treasury securities or assets of USMX or any of its subsidiaries, pay or agree to pay to any such third-party termination, expense reimbursement, "topping" or similar fees in the event of non-consummation of such Competing Transaction, or otherwise commit to any inducement to any such third party.


         The Merger Agreement also provides (a) that immediately following the Effective Time, the Dakota Board will consist of eight persons, five of whom will be members of Dakota's current Board of Directors, two of whom will be designated by USMX and one of whom will be designated by Pegasus Gold.

Other Agreements


         Agreement to Support the Transaction. Pegasus Gold, as holder of approximately 4.8 million shares of USMX Common Stock (representing approximately 29.1% of the outstanding shares of USMX Common Stock as of the USMX Record Date, has entered into a Support Agreement with Dakota pursuant to which it has agreed (i) until the earlier of June 1, 1997 or the termination of the Merger Agreement, to vote its USMX Common Stock in favor of the Merger and the Merger Agreement, and against any action which would impede, interfere with or discourage the Merger or result in any breach by USMX under the Merger Agreement, unless the USMX Board of Directors recommends that their stockholders vote against the Merger or the opinion of Coopers & Lybrand L.L.P. referred to under "Conditions of the Merger" does not conclude that no gain or loss should be recognized by U.S. holders of USMX Shares upon receipt of Dakota Shares in exchange for their USMX Shares; and (ii) without the prior written consent of Dakota, to refrain from selling any of its USMX Common Stock until the earlier of consummation of the Merger or termination of the Merger Agreement. In the Support Agreement, Dakota and USMX agree to use their best efforts, subject to applicable law and the fiduciary obligations of the USMX Board of Directors, to obtain the approval of the USMX Stockholders with respect to the disposition of USMX's royalty interest in the Montana Tunnels property (see "Business and Properties of USMX-Montana Tunnels") and it is agreed that Pegasus Gold shall have the right to designate one director of Dakota following the Merger, subject to shareholder approval, and shall receive the recommendation of the Dakota Board of Directors following the Merger that such designated director can continue to hold that seat as long as Pegasus Gold holds not less than five percent of outstanding Dakota Common Shares.

         Option Agreement. Dakota and USMX have entered into the Option Agreement pursuant to which USMX granted to Dakota an option to purchase 810,000 shares of USMX Common Stock at a price of $1.75 per share in the event the Merger Agreement is terminated because the USMX Board of Directors makes a recommendation to the USMX Stockholders against the Merger or in support of a Competing Transaction or if USMX has entered into a Competing Transaction. Such option shall expire six months after such termination. Dakota has the right to terminate the option at any time.


         $5,000,000 Loan Agreement. As part of the Merger transactions Dakota and USMX agreed that Dakota will provide a $5 million line of credit to USMX to provide interim working capital to sustain USMX's operations, principally the construction and development of the Illinois Creek Mine, until the Merger is consummated. The line of credit bears interest at the rate of one per cent above a quoted floating prime rate and is due August 31, 1997 or earlier if the Merger Agreement is terminated before such date because USMX completes or plans to complete a business combination with another company. The proceeds will be used to pay certain ongoing operating expenses of USMX, primarily in connection with start-up activities associated with the Illinois Creek Mine and to partially pay trade creditors of USMX and its subsidiaries.

         The line of credit is evidenced by two promissory notes with similar terms but different amounts and different security. The $2 million promissory note ("Note 1") is secured by a second priority position in all of the capital stock of USMX of Alaska, Inc. owned by USMX. USMX of Alaska, Inc. holds title to the Illinois Creek Mine. The second promissory note for $3 million ("Note 2") is secured by a first position on all of the capital stock of MXUS S.A. de C.V., USMX's Mexican Subsidiary, and a first position on USMX's interest in the Thunder Mountain property in Idaho. USMX and Dakota agreed to grant Rothschild a second priority security position in the security for Note 2.

         Funding for the $5 million line of credit was provided from a portion of the proceeds of the Special Warrant offering described under the heading "Dakota Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources-Special Warrant Financing and Issue of Debentures" with the consent of the Agents.

         The $5,000,000 Loan Agreement contains representations, warranties, covenants and negative covenants typical in short-term financing transactions. USMX will use the proceeds of such loan to partly pay outstanding balances due to trade creditors according to a plan approved by Dakota and Rothschild.

         Intercreditor Agreements. In connection with the extension of the $5 million line of credit by Dakota to USMX and consummation of the Merger, the consent of Rothschild was required. Further, Dakota, as the potential owner of USMX, desired certain changes to the Rothschild loan facility in order to avoid immediate defaults under such facility after closing of the Merger. Accordingly, the parties negotiated an Intercreditor Agreement which provides, among other things, as follows:

          (a) The consent of Rothschild to the Merger and the extension of the $5 million line of credit from Dakota to USMX on the terms described above.


          (b) Rothschild's agreement to share, pari passu with Dakota, in any proceeds from foreclosure on the capital stock of USMX of Alaska, Inc. in the ratio of the amount outstanding under Note 1 to $22 million, but with Rothschild retaining the right to deal with such security.

          (c) Dakota's agreement to fund at least $2 million of its line of credit for costs and expenses at the Illinois Creek Mine according to a plan prepared by USMX and approved by Rothschild and Dakota.

          (d) The agreement of Dakota to guarantee USMX's obligations under the Rothschild Credit Agreements until "commercial completion" of the Illinois Creek Mine.

          (e) The agreement of Rothschild to forebear from exercising its rights to declare and enforce defaults (except payment or bankruptcy defaults) of USMX under the Rothschild Credit Agreements until the earliest of consummation of the Merger, termination of the $5 million line of credit or June 30, 1997.

          (f) For amendment of certain terms and covenants in the Rothschild Credit Agreements, to be effective upon closing of the Merger, which include revisions to the definition of "commercial completion," and amendments to certain financial covenants.

          (g) Dakota's and Rothschild's rights to share in the collateral terminate if the Merger is consummated or the $5 million line of credit is extinguished.

          (h) At the closing of the Merger, a $2.5 million convertible loan to USMX under the Rothschild Credit Agreements will be extinguished by payment of $1.5 million by Dakota and adding the balance to the outstanding amounts under the project financing portion of the such Agreements.

          (i) Rothschild, Dakota and Gerald Metals, Inc. ("Gerald") have also entered into an Intercreditor agreement in connection with the foregoing transactions and the extension by Gerald of additional working capital credit to Dakota. See "Dakota Management's Discussion and Analysis of Financial Condition and Results of Operations-Sources and Uses of Cash." This Intercreditor agreement provides that Rothschild shall enjoy a first priority position on assets owned by the USMX Group and Gerald will hold a first priority position on all Dakota assets except the USMX
               Group assets, following the Merger. Gerald will receive a collateral assignment of Dakota's rights in Note 2 to secure its extension of additional credit under its working capital facility to Dakota.


         Settlement Agreement With Peak Oilfield Service Co. ("Peak"). Peak supplied construction services to USMX at its Illinois Creek project in Alaska. A dispute arose between USMX and Peak concerning payment of, and the amount owed to, Peak for its services. Peak claimed over $7.0 million was owed to it under a $3.0 million construction contract and USMX disputed such amount. Peak filed a mechanic's lien on the Illinois Creek Project in November, 1996.

     The parties entered into settlement discussions (in which Dakota also participated) as part of the effort to deal with USMX's outstanding liabilities prior to closing of the Merger. The parties entered into a letter agreement on April 22, 1997 to settle this dispute for $5 million on the following principal terms:

         (a) Peak will release its mechanic's lien on the Illinois Creek Project and USMX will pay Peak an aggregate of $5 million in cash and securities as follows:

               (i)  $1,772,000 was previously paid by USMX to Peak;


               (ii) An  additional  cash payment of $445,598 will be made within one day of execution of the definitive letter agreement (which payment was timley made);


               (iii)A further cash payment of  $1,782,396,  plus  interest at 9%
                    per annum, commencing April 11, 1997, upon consummation of the Merger but not later than June 15, 1997; and

               (iv) The  issuance  of  1,000,000  shares  of USMX  Common  Stock immediately prior to consummation of the Merger. Dakota has agreed to use its best efforts to file a Registration Statement covering the resale of the Dakota Common Shares to be received by Peak in connection with the Merger.

          (b) USMX agreed that Peak would retain its full lien rights, and the right to claim the full amount of its claims, if the settlement is not consummated;

          (c) If the Merger is not consummated by June 15, 1997, then USMX would have the right for a sixty day period thereafter to pay Peak solely in cash the balance of $2,782,396, plus interest at 15% per annum. If the payment is not made Peak May obtain a judgment against USMX for $2,782,396 or may rescind, the settlement agreement in which event Peak could reassert its original claims, and USMX could reassert its objections to such claims.


Interests of Certain Persons in the Merger


         Options. Under the Merger Agreement, from and after the Effective Time, each outstanding USMX Option will be converted into a warrant, option or other right to acquire Dakota Common Shares based on the Share Exchange Ratio, with the exercise price associated therewith, if any, being adjusted proportionally. See "USMX, Annual MeetingExecutive Compensation" for a description of the outstanding USMX Options owned by directors, officers and employees of USMX that will be converted into a warrant, option or other right to acquire Dakota Common Shares. USMX Options will be exercisable under the terms of the Dakota option plan described elsewhere in this Prospectus. See "The Merger--Other Agreements--Employment and Option Plans."

         Ownership of Dakota Common Shares. On consummation of the Merger it is anticipated that the directors and executive officers of USMX and their affiliates will beneficially own approximately 9.9% of the then outstanding Dakota Common Shares, excluding out of the money stock options.



     Resale of Dakota Common Shares. The Dakota Common Shares to be issued in the Merger will have been registered under the Securities Act by a Registration Statement on Form S-4, of which this Joint Proxy Statement/Prospectus is a part, thereby allowing those shares to be traded in the United States without restriction by all former holders of USMX Common Stock who neither (a) are deemed to be affiliates of USMX at the time of the USMX Meeting nor (b) become affiliates of Dakota after the Merger. USMX has agreed to use its reasonable best efforts to cause each person who is an "affiliate" (as such term is defined in Rule 145 under the Securities Act) of USMX to deliver to Dakota at or prior to the Effective Time, a written agreement to the effect that such person will not sell, transfer or otherwise dispose of any Dakota Common Shares such person will acquire in connection with the Merger unless (a) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the SEC under the Securities Act, (b) such resale, transfer or other disposition has been registered under the Securities Act or
(c) in the opinion of counsel reasonably acceptable to Dakota, such sale, transfer or other disposition is otherwise exempt from registration under the Securities Act. Peak has been granted certain registration rights. See" The Merger- Other Agreements - Settlement with Peak Oilfield Service Co."This Joint Proxy Statement/Prospectus does not cover any resales of Dakota Common Shares received by persons who are deemed to be affiliates of USMX.

For information regarding Canadian resale provisions, See "Resale Restrictions."


         Directors.   If  the  Merger   Agreement  is  approved  by  the  Dakota
Shareholders and USMX Stockholders, Dakota's Board of Directors will include two designees of USMX, and one designee of Pegasus Gold.


         USMX Directors' and Officers' Indemnification and Insurance. The Merger Agreement provides that from and after the Effective Time Dakota will indemnify and hold harmless all past and present officers and directors of USMX and of its Subsidiaries to the full extent such persons may be indemnified by Dakota for acts or omissions occurring at or prior to the Effective Time and will advance reasonable litigation expenses incurred by such officers and directors in connection with the defending of any action arising out of such acts or omissions. The Merger Agreement provides that these rights to indemnification shall continue for a period of at least six years from the Effective Time. Dakota has also agreed to use commercially reasonable efforts to provide directors and officers' liability insurance for six years from the Effective Time for the persons serving as officers and directors of USMX immediately prior to the Effective Time.

         Change in Control Arrangements. Certain officers of USMX have change-in-control agreements with USMX that will trigger certain obligations upon completion of the Merger if such officers are terminated without "cause" or there is a "material change" in such officer's job status as each is defined therein. Such obligations include payment of salary and the continuation of medical benefits for a period of time based on tenure. Dakota intends to honor such agreements to the extent necessary.


     Employment and Option Plans. Dakota and USMX have agreed to use reasonable efforts to coordinate the conversion or merger of any employment benefit plans of USMX into comparable Dakota plans, and Dakota has agreed to honor in accordance with their terms, all employment, severance, stock option and other compensation agreements and plans existing prior to the Merger Agreement between USMX and any officer, director or employee which have been disclosed to Dakota to the extent practicable under existing comparable agreements and plans in effect for Dakota employees. See "USMX Annual Meeting-Executive Compensation."



Comparison of Rights of Holders of Shares of USMX Common Stock Under Delaware and Canadian Law

         The rights of holders of shares of USMX Common Stock are currently governed by Delaware law, particularly the DGCL, USMX's Certificate of Incorporation and USMX's Bylaws. On consummation of the Merger, holders of shares of USMX Common Stock will become holders of Dakota Common Shares, and their rights as holders of Dakota Common Shares will be governed by the CBCA, Dakota's Articles of Continuance and Dakota's Bylaws. While it is not practical to summarize all of the legal differences between the rights of holders of shares of USMX Common Stock and Dakota Common Shares, certain material differences that could affect the rights of the holders of shares of USMX Common Stock are set forth below. The following summary does not purport to be complete and is qualified in its entirety by reference to the DGCL and the CBCA.

         Amendments to the Governing Documents. Under the CBCA, an amendment to a corporation's articles of continuance requires approval by special resolution, which is a resolution passed by a majority of not less than two-thirds of the votes cast by shareholders entitled to vote on the resolution. In a case where the proposed amendment would affect a class or series of shares, the holders of shares of that class or series are entitled to vote separately as a class or series. The CBCA provides that unless the articles or bylaws otherwise provide, the directors may, by resolution, make, amend or repeal any bylaws that regulate the business or affairs of a corporation. Where the directors make, amend or repeal a bylaw, they are required under the CBCA to submit the bylaw, or an amendment or a repeal of a bylaw to the shareholders at the next meeting of shareholders, and the shareholders may confirm, reject or amend the bylaw, amendment or repeal by an ordinary resolution, which is a resolution passed by a majority of the votes cast by shareholders entitled to vote on the resolution.

         Generally, under the DGCL, an amendment to a corporation's certificate of incorporation requires the affirmative vote of the holders of at least a majority of outstanding stock entitled to vote thereon and the majority of the outstanding stock of each class entitled to vote thereon. In a case where the proposed amendment would increase or decrease the aggregate number of authorized shares of a class, increase or decrease the par value of the shares of a class, or alter or change the powers, preferences, or special rights of the shares of a class, the amendment must also receive an affirmative vote of at least a majority of the outstanding stock of that class whether or not otherwise entitled to vote. If the certificate of incorporation requires a larger proportion or number, the certificate of incorporation controls. Bylaws may be amended by a majority vote of the shareholders of the corporation, unless otherwise provided in the certificate of incorporation to allow amendments by the Board of Directors. USMX's Certificate of Incorporation provides for an affirmative vote of 66 2/3% of the outstanding stock to amend the Certificate of Incorporation bylaws regarding removal of directors.

         Disposition of Assets. Under the CBCA, a sale, lease or exchange of all or substantially all of the property of a corporation other than in the ordinary course of business of such corporation requires approval by special resolution. The sale, lease or exchange shall be effective on the adoption of a special resolution of the holders of each class or series entitled to vote on the matter. If the sale, lease or exchange would affect the holders of a particular class or series of shares in a manner different from the other shareholders of the corporation, the holders of such class or series of shares are entitled to vote separately as a class or series, whether or not they are otherwise entitled to vote on the matter. The directors of the corporation may, if so authorized by the shareholders approving the sale, lease or exchange, and subject to the rights of third parties, abandon the transaction without further approval of the shareholders.

         Under the DGCL, a sale, lease, transfer or other disposition of all or substantially all of the property of a corporation requires the approval of the holders of a majority of the outstanding stock entitled to vote thereon.

         Vote Required for Other Extraordinary Transactions. Under the CBCA, certain other extraordinary corporate actions, such as certain amalgamations, continuances and other extraordinary corporate actions such as liquidations, dissolutions and (if ordered by a court) arrangements, are required to be approved by special resolution. In certain cases, a special resolution to approve an extraordinary corporate action is also required to be approved separately by the holders of a class or series of shares.

         Except with respect to certain mergers and consolidations between a parent and its subsidiaries, the DGCL requires the affirmative vote of a majority of the outstanding stock entitled to vote thereon to effect a merger or consolidation.

         Directors   Qualification.   Under  the  CBCA,  a  corporation   having
outstanding securities which were issued as part of a distribution to the public, must have not fewer than three directors and a majority of the directors must be resident Canadians. The CBCA also requires that at least two of the directors of such a corporation must not be officers or employees of the corporation or any of its affiliates.

         Under the DGCL, a corporation may have one or more directors. USMX's Certificate of Incorporation provides that the USMX board shall consist of not less than three or more than nine directors. Directors hold office until their successors are elected and qualified or until they resign or are removed.

         Removal of Director. Under the CBCA, directors may generally be removed before the expiration of their term in office, with or without cause, by ordinary resolution, which is a resolution passed by a majority of the votes cast by the shareholders who voted in respect of that resolution at a special meeting. A replacement may be appointed by ordinary resolution at such meeting.

         Generally, under the DGCL, directors may be removed with or without cause, by the affirmative vote of a majority of the outstanding stock entitled to vote for directors. USMX's Certificate of Incorporation provides for removal without cause by the affirmative vote of 66 2/3% of the outstanding stock.

         Indemnification. Under the CBCA, a corporation may, except in respect of an action by or on behalf of the corporation to procure a judgment in its favor, indemnify a director or officer, a former director or officer or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his or her heirs and legal representatives (an "Indemnifiable Person"), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the Indemnifiable Person in respect of any civil, criminal or administrative action or proceeding to which the Indemnifiable Person is made a party by reason of being or having been a director or officer of such corporation or such body corporate, if: (a) the Indemnifiable Person acted honestly and in good faith with a view to the best interests of such corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnifiable Person had reasonable grounds for believing that his or her conduct was lawful. An Indemnifiable Person is entitled to such indemnity from the corporation if he or she was substantially successful on the merits in his or her defense of the action or proceeding and fulfilled the conditions set out in (a) and (b) above. A corporation may, with the approval of a court, also indemnify an Indemnifiable Person in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which such person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, if he or she fulfils the conditions set out in (a) and (b) above.

         Under the DGCL, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or was serving as a director, officer, employee or agent of another entity at the corporation's request, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding, if such person: (a) acted in good faith; (b) reasonably believed that the conduct was in, or not opposed to, the best interests of the corporation; and (c) with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or on a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person did not meet the criteria for indemnification. A corporation may not indemnify any such person with respect to any claim, issue or matter as to which such person was adjudged liable to the corporation unless the court deems such indemnification proper in view of the circumstances. A corporation may purchase and maintain insurance on behalf of any director, officer, employee or agent of the corporation or any director, officer, agent or employee of any other entity serving at the corporation's request, in such person's official capacity against any liability asserted against and incurred by such person in or arising from that capacity, whether or not the corporation has the authority to indemnify the person.

         Liability of Directors. Under the CBCA, every director of a corporation who authorizes the issue of shares of the corporation from treasury for consideration, other than money is jointly and severally liable to the corporation to make good any amount by which the consideration received is less than the fair equivalent of the money that the corporation would have received if the shares had been issued for money. Directors who vote for or consent to resolutions authorizing, in a manner or under circumstances contrary to the provisions of the CBCA, (i) the granting of any financial assistance, (ii) a purchase, redemption or other acquisition of shares, (iii) a commission, or discount on the issues of shares or securities (iv) a payment of a dividend, (v) a payment of an indemnity, or (vi) a payment to any person, are jointly and severally liable to restore to the corporation any amounts so distributed or paid and not otherwise recovered by the corporation.

         Under the DGCL, directors of a corporation are jointly and severally liable for the willful or negligent violation of the provisions regarding dividends and the purchase or redemption of its stock. However, directors are fully protected if they rely in good faith on the records of the corporation and certain other information, reports and opinions as to the value and amount of its assets, liabilities, net profits, surplus and other funds with respect to the declaration and payment of dividends and the purchase and redemption of stock.

         Dissenters' Appraisal Rights. The CBCA provides that shareholders of a CBCA corporation entitled to vote on certain matters are entitled to exercise dissent rights and to be paid the fair value of their shares in connection therewith. The CBCA does not distinguish for this purpose between listed and unlisted shares. Such matters include (a) any amalgamation with another corporation (other than with certain affiliated corporations); (b) an amendment to the corporation's articles to add, change or remove any provisions restricting the issue, transfer or ownership of shares; (c) an amendment to the corporation's articles to add, change or remove any restriction upon the business or businesses that the corporation may carry on; (d) a continuance under the laws of another jurisdiction: (e) a sale, lease or exchange of all or substantially all the property of the corporation other than in the ordinary course of business; (f) a court order permitting a shareholder to dissent in connection with an application to the court for an order approving an arrangement proposed by the corporation; and (g) certain amendments to the articles of a corporation which require a separate class or series vote, provided that a shareholder is not entitled to dissent if an amendment to the articles is effected by a court order approving a reorganization or by a court order made in connection with an application for an oppression remedy.

         Under the DGCL, a stockholder may be entitled to exercise appraisal rights, and receive the fair value of such stockholders stock in the event of a merger or consolidation. However, there are no appraisal rights with respect to a merger or consolidation in favor of the holders of stock ("Listed Stock") of any class or series which is either listed on a national securities exchange, designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or held of record by at least 2,000 stockholders, unless the certificate of incorporation provides otherwise or the holders are required to receive anything other than shares of the surviving corporation, shares of any Listed Stock, cash in lieu of fractional shares, or any combination thereof.

         Oppression Remedy and Other Actions. The CBCA provides an oppression remedy that enables the court to make any order, interim or final, to rectify the matters complained of where it is satisfied upon application by a complainant (as defined below) that: (i) any act or omission of the corporation or an affiliate effects a result; (ii) the business or affairs of the corporation or an affiliate are, have been or are threatened to be carried on or conducted in a manner; or (iii) the powers of the directors of the corporation or an affiliate are, have been exercised in a manner, that is oppressive or unfairly prejudicial to or that unfairly disregards the interest of any security holder, creditor, director or officer of the corporation. A complainant includes: (a) a present or former registered holder or beneficial owner of securities of a corporation or any of its affiliates; (b) a present or former officer or director of the corporation or any of its affiliates; and (c) any other person who in the discretion of the court is a proper person to make such application.

         Due to the breadth of the conduct which can be complained of and the scope of the court's remedial powers, the oppression remedy is very flexible and is sometimes relied upon to safeguard the interests of shareholders and other complainants with a substantial interest in the corporation. Under the CBCA, it is not necessary to prove that the directors of a corporation acted in bad faith in order to seek an oppression remedy. Furthermore, the court may order the corporation or its subsidiary to pay the interim expenses of a complainant seeking an oppression remedy, but the complaint may be held accountable for such interim costs on final disposition of the complaint (as in the case of a derivative action, which is described below).

         The  DGCL  does  not  provide  a  statutory   remedy  for   oppression.
Stockholders may, however, have a number of legal and equitable remedies available under the Delaware common law for the improper acts and omissions of its directors and officers.

         Derivative Action. Under the CBCA, a complainant may apply to the court for leave to bring an action in the name of and on behalf of a corporation or any subsidiary, or to intervene in an existing action to which any such body corporate is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the body corporate. Under the CBCA, no action may be brought and no intervention in an action may be made unless the complainant has given reasonable notice to the directors of the corporation or its subsidiary of the complainant's intention to apply to the court if the directors of the corporation or its subsidiary will not bring, diligently prosecute or defend or discontinue the action and the court is satisfied that (a) the complainant is acting in good faith and (b) it appears to be in the interest of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued.

         Under the CBCA, the court in a derivative action may make any order it thinks fit, including an order requiring a corporation or its subsidiary to pay the complainant's interim costs, including reasonable legal fees and disbursements.

         In certain instances, derivative actions may be brought in Delaware by a stockholder on behalf of, and for the benefit of, the corporation. Under the DGCL, a stockholder must aver in the complaint that the plaintiff was a stockholder of the corporation at the time of the transaction of which the plaintiff complains, or that the shares thereafter devolved on the plaintiff by operation of law.

         Access to Corporate Records and Financial Statements. Under the CBCA a corporation is required to make available to the public certain prescribed books and records during usual business hours of the corporation. In addition, directors of a corporation are entitled to examine certain additional records, documents and instruments of the corporation.

         Under the DGCL, on written demand under oath, any stockholder may, for any proper purpose, inspect during usual business hours the corporation's stock ledger, a list of stockholders, and its other books and records, and may make copies and extracts therefrom.

         Fiduciary Duties of Directors. Directors of corporations governed by the CBCA have fiduciary obligations to the corporation. Under the CBCA, the duty of loyalty requires directors to act honestly and in good faith with a view to the best interests of the corporation as a whole, and the duty of care requires that the directors exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Directors and officers who are a party to a material contact or proposed material contact with the corporation or who are a director or an officer of, or have a material interest in, any person who is a party to a material contact or proposed material contact with the corporation have a duty to disclose the nature and extent of such interest. If such interest exists, the director generally may not vote on any resolution to approve the contract. No such contract is void or voidable by reason only of the relationship if such interest is properly disclosed, the contract is approved by the other directors or by the shareholders and it was fair and reasonable to the corporation at the time it was approved.

         Directors of corporations incorporated or organized under the DGCL have fiduciary obligations to the corporation and its stockholders. In fulfilling these fiduciary obligations, the directors must act in accordance with the so-called duties of "care," "disclosure" and "loyalty." The duty of care generally requires that the directors exercise the same standard of care as an ordinary prudent person would exercise in the same or similar situation, which includes acting in an informed and deliberative manner and informing themselves, prior to making any business decision, of all material information reasonably available to them. The duty of disclosure requires that directors disclose fully and fairly to the corporation's stockholders all material information within their control. The duty of loyalty can be summarized as the duty to act in good faith in a manner which the directors reasonably believe to be in the interests of the stockholders: and generally requires that directors refrain from self-dealing. A contract or transaction between a corporation and one or more of its directors and any other corporation in which a director has a financial interest is voidable unless (a) the material facts as to the director's relationship or interest in the contract or the transaction are disclosed or are known to the board of directors (or stockholders, if they are entitled to vote thereon) prior to a vote regarding the transaction is taken, and the transaction was approved by a majority of the "disinterested directors," (i.e. directors without a financial interest in the transaction) or stockholders, if appropriate or (b) the contract or transaction was fair to the corporation at the time it was authorized, approved or ratified by the directors or stockholders, if applicable.

         Anti-Takeover Provisions and Interested Stockholder Transactions. The CBCA provides that, in the absence of an exemption, if any person offers to acquire shares that, if combined with shares already beneficially owned or controlled, directly or indirectly, by the offeror or an affiliate or associate of the offeror on the date of the offer, would exceed 10% of any class of issued shares of the corporation, the offeror must prepare and send a take-over bid circular to each shareholder of the corporation. Canadian provincial securities laws augment and clarify this requirement to in effect require a take-over bid offeror to offer the same consideration to all shareholders unless certain exemptions are available, which include limited private agreement purchases and limited market purchases.

         The CBCA does not impose any limitations on the rights of non-residents or foreigners to hold or vote Dakota Common Shares.

         The DGCL does not impose any limitations on the rights of non-residents or foreigners to hold or vote their domestic corporation stock.

          UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS OF THE MERGER

         The following summary discusses the material federal income tax consequences of the Merger and of acquiring Dakota Common Shares. This discussion, which is based on the Internal Revenue Code of 1986, as amended (the "Code"), and the Regulations, rulings and decisions currently in effect, all of which are subject to change, does not address all aspects of federal income taxation that may be relevant to a particular shareholder in light of his or her personal investment circumstances or to shareholders subject to special treatment under the federal income tax laws such as life insurance companies, tax-exempt organizations and certain consequences to foreign taxpayers and does not discuss any aspects of state, local or foreign tax laws. Furthermore, this discussion does not consider the potential effects, both adverse and beneficial, of any recently proposed legislation which, if enacted, could be applied, possibly on a retroactive basis, at any time. Neither USMX nor Dakota has requested or will receive an advance ruling from the IRS as to the tax consequences of the Merger, however, as discussed below in "Tax Free Merger," Coopers & Lybrand L.L.P. has provided an opinion to USMX and Dakota with respect to some, but not all, of the federal income tax consequences of the Merger. IN VIEW OF THE INDIVIDUAL NATURE OF EACH STOCKHOLDER'S TAX SITUATION, THE STOCKHOLDERS OF USMX ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF THE MERGER AND OF ACQUIRING, OWNING AND DISPOSING OF DAKOTA COMMON SHARES.

Tax Free Merger

         In the opinion of Coopers & Lybrand L.L.P., the Merger will, under current law, constitute a tax-free reorganization within the meaning of Section 368(a) of the Code and Dakota, USMX and Merger Corp. will each be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Coopers & Lybrand L.L.P. has relied upon certain assumptions, conditions, and qualifications as set forth in their opinion to Dakota and USMX.

         While not entirely free from doubt, as a tax-free reorganization, the Merger will have the following United States federal income tax consequences for USMX Stockholders, Dakota and USMX:

          (a) No gain or loss should be recognized by U.S. Stockholders of USMX on the exchange of USMX stock for Dakota Common Shares if, by virtue of the Merger, they become holders of less than 5% of the shares of Dakota, measured by either voting rights or value. No gain or loss should be recognized by U.S. Stockholders of USMX on the exchange of USMX Common Stock for Dakota Common Shares if, by virtue of the Merger, they become holders of 5% or greater of the shares of Dakota measured by either voting rights or value, provided such shareholders enter into gain recognition agreements with the IRS as required in Section 367 of the Code and the Regulations pursuant thereto;


          (b) The aggregate tax basis of the Dakota Common Shares received in the Merger by a USMX Stockholder should be the same as the tax basis of his USMX Common Stock exchanged therefor;

          (c) The holding period of Dakota Common Stock in the hands of a USMX Stockholder should include the holding period of his USMX Common Stock exchanged therefor, provided such USMX Common Stock is held as a capital asset at the time of the Merger; and

          (d) Neither Dakota nor USMX will recognize gain or loss as a result of the Merger.

Certain  United  States  Federal   Income  Tax   Consequences   of  USMX's  U.S.
Stockholders Becoming Holders of Dakota Common Shares

         The following discussion summarizes the material United States federal income tax consequences under current law generally applicable to USMX Stockholders who become U.S. Holders (as defined below) of Dakota Common Shares upon the consummation of the Merger. The summary is of a general nature only and is not intended to be, and should not be construed to be, legal or tax advice to any USMX Stockholder and no representation or opinion to any USMX Stockholder is made. USMX Stockholders should consult with their own tax advisors for advice with respect to the tax consequence of an investment in Dakota Common Shares.

U.S. Holders

         As used herein, the term "U.S. Holder" generally means a holder of Dakota Common Shares who is a U.S. Person. This summary does not address the tax consequences to, and U.S. Holder does not include persons subject to specific provisions of federal income tax law such as, tax-exempt organizations, qualified retirement plans, individual retirement accounts and other tax-deferred accounts, financial institutions, insurance companies, real estate investment trusts, regulated investment companies, broker-dealers, nonresident alien individuals, persons or entities that have a "functional currency" other than the U.S. dollar, shareholders who hold Dakota Common Shares as a part of a straddle, hedging or a conversion transaction, and shareholders who acquired their stock through the exercise of employee stock options or otherwise as compensation for services. This summary is limited to U.S. Holders who own Dakota Common Shares as capital assets. This summary does not address the consequences to a person or entity holding an interest in a shareholder of USMX or the consequences to a person of the ownership, exercise or disposition of any options, warrants or other rights to acquire Dakota Common Shares.

Certain U.S. Shareholder Filing Requirements

         Sections 367, 368, and 6038B of the Code, and the administrative pronouncements thereunder, require USMX Stockholders who are U.S. persons to file certain information with the IRS regarding the Merger. USMX Stockholders should consider these regulations, and their requirements, prior to filing the required information with the IRS. If a USMX Stockholder who is a U.S. person, including a USMX Stockholder who files a gain recognition agreement, fails to comply with such notice requirements, significant adverse tax consequences, including penalties, may be imposed on such Stockholder. U.S. Stockholders of USMX should consult with their tax advisors regarding these requirements.

Distributions on Dakota Common Shares

         U.S. Holders receiving dividend distributions (including constructive dividends) with respect to Dakota Common Shares are required to include in gross income for United States federal income tax purposes the gross amount of such distributions to the extent that Dakota has current or accumulated earnings and profits, without reduction for any Canadian income tax, if any, withheld from such distributions. Such Canadian tax, if any, withheld may be credited, subject to certain limitations, against the U.S. Holder's United States federal income tax liability, or alternatively if the U.S. Holder generally elects, may be deducted in computing the U.S. Holder's United States federal taxable income by those who itemize deductions. (See more detailed discussion at "Foreign Tax Credit" below.) To the extent that distributions exceed current and accumulated earnings and profits of Dakota, they will be treated first as a return of capital up to the U.S. Holder's adjusted basis in the Dakota Common Shares and thereafter as gain from the sale or exchange of the Dakota Common Shares. Preferential tax rates for net capital gains are applicable to a U.S. Holder which is an individual, estate or trust. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder which is a corporation.

         Generally, dividends paid on shares of a foreign corporation will not be eligible for the dividends received deduction provided to corporations receiving dividends from certain United States corporations. However, an exception may apply in this case. Specifically, a U.S. Holder of Dakota Common Shares which is a corporation may, under certain circumstances, be entitled to a 70% deduction of the United States source portion of dividends received from Dakota (unless Dakota qualifies, as a "foreign personal holding company" or a "passive foreign investment company," as defined below) if such U.S. Holder owns shares representing at least 10% of the voting power and value of Dakota. The availability of this deduction is subject to several complex limitations which are beyond the scope of this summary.

Foreign Tax Credit

         A U.S. Holder who pays (or has withheld from distributions) Canadian income tax with respect to the ownership of Dakota Common Shares may be entitled, at the option of the U.S. Holder, to either a deduction or a tax credit for such foreign tax paid or withheld. Generally, it will be more advantageous to claim a credit because a credit reduces United States federal income taxes on a dollar-for-dollar basis, while a deduction merely reduces the taxpayer's income subject to tax. This election is made on a year-by-year basis and applies to all direct and indirect foreign income taxes paid by (or withheld from) the U.S. Holder during that year. There are significant and complex limitations which apply to the credit, among which is the general limitation that the credit cannot exceed the proportionate share of the U.S. Holder's United States income tax liability that the U.S. Holder's foreign source income bears to his or its worldwide taxable income. In the determination of the application of this limitation, the various items of income and deduction must be classified into foreign and domestic sources. Complex rules govern this classification process. There are further limitations on the foreign tax credit for certain types of income such as "passive income," "high withholding tax interest," "financial services income," "shipping income," and certain other classifications of income. The availability of the foreign tax credit and the application of the limitations on the credit are fact specific, and holders and prospective holders of the Dakota Common Shares should consult their own tax advisors regarding their individual circumstances.

Disposition of Dakota Common Shares

         Generally, a U.S. Holder will recognize gain or loss upon the sale of Dakota Common Shares equal to the difference, if any, between (i) the amount of cash plus the fair market value of any property received, and (ii) the shareholder's tax basis in Dakota Common Shares. This gain or loss generally will be capital gain or loss if the Dakota Common Shares are a capital asset in the hand of the U.S. Holder, and will be a short-term or long-term capital gain or loss depending upon the holding period of the U.S. Holder. See discussion below. For U.S. Holders which are individuals, any unused portion of such net capital loss may be carried over for use in later tax years until such net capital loss is thereby exhausted. For U.S. Holders that are corporations (other than corporations subject to Subchapter S of the Code), an unused net capital loss may be carried back three years from the loss year and carried forward five years from the loss year to be offset against capital gains until such net capital loss is thereby exhausted or expires unused.

Other Considerations

         Foreign Personal Holding Company. If at any time during a taxable year more than 50% of the total combined voting power or the total value of Dakota's outstanding shares is owned, directly or indirectly, by five or fewer individuals who are U.S. Persons and 60% or more of Dakota's gross income for such year was derived from certain passive sources (e.g., from dividends received from its subsidiaries), Dakota may be treated as a "foreign personal holding company." In that event, U.S. Holders that hold Dakota Common Shares would be required to include in gross income for such year their allocable portions of such passive income to the extent Dakota does not actually distribute such income.

         Foreign Investment Company. If 50% or more of either the combined voting power or the total value of Dakota's outstanding shares are held, directly or indirectly, by U.S. Persons and Dakota is found to be engaged primarily in the business of investing, reinvesting, or trading in securities, commodities, or any other interest therein, it is possible that Dakota may be treated as a "foreign investment company" as defined in Section 1246 of the Code, causing all or part of any gain realized by a U.S. Holder selling or exchanging Dakota Common Shares to be treated as ordinary income rather than capital gain.

         Passive Foreign Investment Company. As a foreign corporation with U.S. Holders, Dakota could potentially be treated as a passive foreign investment company ("PFIC"), as defined in Section 1296 of the Code, depending upon the percentage of Dakota's income which is passive, or the percentage of Dakota's assets producing passive income. U.S. Holders owning common shares of a PFIC are subject to an additional tax and to an interest charge based on the value of deferral of tax for the period during which the common shares of the PFIC are owned, in addition to treatment of gain realized on the disposition of common shares of the PFIC as ordinary income rather than capital gain. However, if the U.S. Holder makes a timely election to treat a PFIC as a qualified electing fund ("QEF") with respect to such shareholder's interest therein, the above-described rules generally will not apply. Instead, for each year the entity qualifies as a PFIC, the electing U.S. Holder would include in his gross income his pro rata share of the PFIC's ordinary earnings and net capital gain regardless of whether such income or gain was actually distributed. A U.S. Holder of a QEF can, however, elect to defer the payment of United States federal income tax on such income inclusions. Special rules apply to U.S. Holders who own their interests in a PFIC through intermediate entities or persons.

         Controlled Foreign Corporation. If more than 50% of the voting power of all classes of stock or the total value of the stock of Dakota is owned, directly, or indirectly, by U.S. persons that are "US Shareholders," (a "US Shareholder" is any U.S. person that owns at least 10% of the total combined voting power of all classes of stock of Dakota) Dakota could be treated as a "controlled foreign corporation" under Subpart F of the Code. This classification could invoke many complex results including the required inclusion in income by such United States shareholders of their pro rata shares of "Subpart F income" (as specifically defined by the Code) of Dakota. Generally, Subpart F would require current inclusion in income by United States shareholders to the extent of a controlled foreign corporation's accumulated earnings invested in "excessive passive" assets (as defined by the Code). In addition, under Section 1248 of the Code, gain from the sale or exchange of stock by a holder of Dakota Common Shares who is or was a "United States Shareholder" at any time during the five year period ending with the sale or exchange is treated as ordinary dividend income to the extent of earnings and profits of Dakota attributable to the stock sold or exchanged. Because of the complexity of Subpart F, and because it is not clear that Subpart F would apply to the holders of Dakota Common Shares, a more detailed review of these rules is outside of the scope of this discussion.

Certain Limitations on Net Operating Losses

         Section 382 of the Code generally places an annual limitation on a corporation's ability to utilize its net operating losses ("NOLs") following a more than 50 percentage point change in the ownership of the corporation's stock within a three year period (a "Change"). The annual limitation is expressed as a product of (i) the value of the corporation immediately prior to the Change and
(ii) an interest rate prescribed monthly by the IRS for ownership changes occurring within that month. In each year following a Change, the corporation can only utilize an amount of its pre-Change NOLs equal to the annual limitation to offset its income for such year. Any unused limitation for a particular year will carry forward and increase the following year's limitation. In addition,
Section 382 provides special rules for dealing with inherent but unrealized gains and losses (i.e., built-in gains and losses) in a corporation at the time of a Change. Temporary regulations apply these limitations on a sub-group basis. Further, certain separate return limitation rules will restrict the Dakota U.S. consolidated groups' ability to utilize the USMX NOLs against income generated by entities other than members of the USMX consolidated group.

Certain Non-US Shareholders

         USMX may be a U.S. Real Property Holding Corporation ("USRPHC") for purposes of the U.S. Foreign Investment in Real Property Tax Act ("FIRPTA"). Generally, a USRPHC is a U.S. corporation the fair market value of whose U.S. real property assets, measured at specific testing dates within the prior five year period, has equaled or exceeded 50% of the sum of the fair market value of the company's U.S. and foreign real property assets plus business assets. If USMX is a USRPHC, foreign persons exchanging their shares of USMX for shares in Dakota will be subject to the special FIRPTA rules, which may cause any gain realized on their USMX stock to be taxable in the U.S., absent an exception. Any foreign persons owning more than 5% of a publicly traded USRPHC may be required to satisfy more stringent FIRPTA requirements in order to qualify for an exception. Foreign persons participating in the exchange are advised to consult with their tax advisors regarding the potential application of the FIRPTA rules and associated filing requirements, if any.

                        ANTICIPATED ACCOUNTING TREATMENT


         The Merger will be accounted for as a purchase business combination for accounting and financial reporting purposes under Canadian GAAP. Under this method of accounting, Dakota will allocate the cost of acquiring USMX to the assets acquired and liabilities assumed, based upon the fair value of the assets acquired and liabilities assumed at the date of acquisition. Accounting for the business combination using the purchase method in accordance with Canadian GAAP is consistent with the U.S. GAAP accounting method.

                               RESALE RESTRICTIONS

United States

         The Dakota Common Shares received by USMX Stockholders in the Merger will be freely transferable, except that the Dakota Common Shares received by persons who are deemed to be "affiliates" (as such term is defined for purposes of Rule 145 of the Securities Act) of USMX at the time the Merger is submitted to the vote of USMX Stockholders may be resold by them only in accordance with Rule 145 promulgated under the Securities Act. Persons who may be deemed to be affiliates of USMX generally include individuals or entitles that control, are controlled by, or are under common control with, such party and may include officers, directors and principal stockholders.


         Under Rule 145 as currently in effect, holders of "restricted shares" may sell, within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of the Dakota Common Shares or (ii) the average weekly trading volume during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the SEC, provided that certain requirements relating to the manner of sale, notice and availability of current public information about Dakota are met. A person who is not deemed to have been an affiliate of the company at any time during the 90 days immediately preceding the sale and whose restricted shares have been fully paid for two years may sell such restricted shares under Rule 145(d)(2) subject only to the volume limitation described above, and such non-affiliate who has held such shares for three years may sell such restricted shares under Rule 145(d)(3) without regard to the limitations described above. Rule 145 has been amended, effective in May 1997, to reduce the foregoing holding periods to one year and two years, respectively.

Canada

         To the extent necessary Dakota will apply for rulings or orders of certain provincial securities regulatory authorities in Canada to permit the issuance to former USMX Stockholders of the Dakota Common Shares. Application has also been made to permit resale of those shares in such provinces without restriction by a shareholder other than a "control person," provided that no unusual effort is made to prepare the market for any such resale or to create a demand for the securities which are the subject of any such resale and no extraordinary commission or consideration is paid in respect thereof. Applicable Canadian securities legislation provides a rebuttable presumption that a person or company is a control person in relation to an issuer where the person or company alone or in a combination with others holds more than 20% of the outstanding voting securities of the issuer.

                               REGULATORY MATTERS

         Consummation of the Merger is conditional on the receipt of all material regulatory authorizations, consents, orders and approvals, subject to waiver of such conditions, in accordance with the terms of the Merger Agreement. Dakota and USMX do not believe that any regulatory approvals are required. See "Terms of the Merger-Conditions to the Merger" and the Merger Agreement attached as Appendix A, for details.

                   MANAGEMENT AND OPERATIONS AFTER THE MERGER

Directors


         At the USMX Meeting, USMX Stockholders will elect a Board of Directors. If the Merger is approved by both the USMX Stockholders and the Dakota Shareholders, the directors elected to the USMX Board will remain in office only until the Effective Time, whereupon their term as directors will cease and Dakota, as the sole holder of voting stock of the Surviving Corporation, will then elect new directors of the Surviving Corporation. If the Merger is approved by both the USMX Stockholders and the Dakota Shareholders, then the directors nominated for election at the Dakota Meeting will be the directors of Dakota following the Effective Time, and pursuant to the Merger Agreement, Dakota will nominate two representatives of USMX and one representative of Pegasus Gold to the Board. See "Terms of the Merger-Interests of Certain Persons in the Merger Directors and Officers" and "Dakota Annual and Special MeetingMatters to be Addressed at the Meeting - Number and Election of Directors."

Officers

     As  of  the  Effective  Time,  if  the  Merger  is  approved  by  the  USMX
Stockholders and the Dakota Shareholders, the officers of Merger Corp. will become the officers of USMX as the Surviving Corporation. The current officers of Merger Corp. are Alan R. Bell, Chief Executive Officer, and Robert R. Gilmore, Vice President, Treasurer and Secretary. If the Merger is approved, the current Officers of Dakota will continue as such. See "Terms of the Merger-Interests of Certain Persons in the Merger - Directors and Officers."

Business and Operations of USMX

         After the Merger, the business and operations of USMX will be managed and operated as a wholly-owned Subsidiary of Dakota. Dakota expects that the business operations of Dakota and USMX will be consolidated after the Merger.

              SELECTED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
                          OF DAKOTA MINING CORPORATION
                                   (Unaudited)

         The following unaudited pro forma consolidated financial information of Dakota (collectively, the "Pro Forma Information") was prepared to illustrate the estimated effects of the acquisition by Dakota (through its wholly owned Subsidiary, Dakota Merger Corporation) of all the outstanding Common Stock of USMX for balance sheet purposes as of December 31, 1996 and for purposes of the results of operations for the year ended December 31, 1996.

         Based upon the terms of the Merger Agreement and the resulting attributes of the Merger, the Pro Forma Information has been prepared in accordance with Canadian GAAP using the purchase method of accounting which is consistent with the method expected to be used under U.S. GAAP. The Pro Forma
Information presented is derived from a combination of USMX financial information, which is prepared in accordance with U.S. GAAP and Dakota financial information, which is prepared in accordance with Canadian GAAP. There are no material differences between U.S. GAAP and Canadian GAAP with respect to USMX financial information used to prepare the Pro Forma Information.
         The balance sheet and statement of operations of Dakota and USMX have been summarized and reclassified so that they may be presented on a consistent basis for purposes of the Pro Forma Information. The pro forma consolidated balance sheet as of December 31, 1996, gives effect to the transactions set out in the merger agreement more fully described in Note 2 to the Pro Forma Information as though they had occurred on December 31, 1996, whereas the pro forma combined statement of operations for the year ended December 31, 1996 gives effect to the these transactions as if they had occurred on January 1, 1996.

              SELECTED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
                               COMPILATION REPORT



To the Directors of
Dakota Mining Corporation

We have reviewed, as to compilation only, the accompanying unaudited pro forma consolidated balance sheet of Dakota Mining Corporation as of December 31, 1996 and the unaudited pro forma combined statement of operations for the year ended December 31, 1996 which have been prepared for inclusion in the Joint Proxy Statement/Prospectus of Dakota Mining Corporation and USMX, Inc. In our opinion, the unaudited pro forma consolidated balance sheet and unaudited pro forma combined statement of operations have been properly compiled to give effect to the proposed merger and the assumptions described in the notes thereto.


KPMG
Chartered Accountants

Toronto, Canada





   COMMENT BY INDEPENDENT CHARTERED ACCOUNTANTS FOR UNITED STATES READERS ON
       DIFFERENCES BETWEEN CANADIAN AND UNITED STATES REPORTING STANDARDS



The above opinion, provided solely pursuant to Canadian requirements, is expressed in accordance with standards of reporting generally accepted in Canada. Such standards contemplate expression of an opinion with respect to the compilation of pro forma financial information. United States standards do not provide for the expression of an opinion on the compilation of pro forma financial statements. To report in conformity with United States standards on the reasonableness of the pro forma adjustments and their application to the pro forma financial statements would require an examination which would be substantially greater in scope than the review we have conducted. Consequently, under United States standards, we would be unable to express any opinion with respect to the compilation of the accompanying pro forma financial information.


KPMG
Chartered Accountants

Toronto, Canada
April 22, 1997






                                    DAKOTA MINING CORPORATION AND SUBSIDIARIES

                                  PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                                 December 31, 1996
                                   (Amounts Stated in Thousands of U.S. Dollars)
                                                    (Unaudited)


                                                                                                             Pro Forma
                                                         Dakota         USMX       Adjustments               Consolidated
                                                                                    (Note 3)
ASSETS

Cash and cash equivalents                               $     5,092    $      238      $  15,400 iv        $   20,730
Inventories                                                   2,644           688            918 iii            4,250

Other current assets                                          1,625         1,335          (687) iii            2,273

                                                      ------------------------------------------ --------------------
         Total current assets                                 9,361         2,261         15,631               27,253

Property, plant and equipment, net                           15,150        42,907            814 i             60,825
                                                                                           1,954 iii

Commodity futures contracts                                       -         1,144          1,662 iii            2,806

Reclamation bonds and other assets                            7,058         3,843            509 iv            11,410

                                                      ------------------------------------------ --------------------

         Total assets                                    $   31,569      $ 50,155      $  20,570            $ 102,294
                                                         ==========     =========     ==========           =========

LIABILITIES AND SHAREHOLDERS'
  EQUITY
Current portion of long-term debt                        $      383     $  21,355      $(15,355) v         $    6,383

Current portion of note payable to related party                  -           355          (355) ii                 -
Accounts payable                                              4,915         6,708          (186) i             11,437
Accrued and other liabilities                                 3,057           975          1,250 iii            5,282

                                                      ------------------------------------------ --------------------
         Total current liabilities                            8,355        29,393       (14,646)               23,102
Long-term debt                                                3,240             -        (1,500) iv            17,095
                                                                                          15,355 v
7.5 % subordinated debentures                                     -             -          6,884 iv             6,884
Note payable to related party                                     -         3,923        (3,923) ii                 -

Other long-term liabilities                                   6,515           298              -                6,813

                                                      ------------------------------------------ --------------------
         Total liabilities                                   18,110        33,614          2,170               53,894
                                                      ------------------------------------------ --------------------

Shareholders' equity:

Warrants                                                         63             -              -                   63
Common shares                                                52,810            16           (16) iii           77,226

                                                                                          24,416 iii
Contributed surplus                                               -             -         10,525 iv            10,525
Additional paid-in capital                                        -        19,581          1,000 i                  -

                                                                                        (20,581) iii
Accumulated deficit                                        (39,134)       (3,056)          4,278   ii        (39,134)
                                                                                         (1,222)  iii
Cumulative translation adjustment                             (280)             -              -                (280)

                                                      ------------------------------------------ --------------------
         Total shareholders' equity                          13,459        16,541         18,400               48,400
                                                      ------------------------------------------ --------------------

         Total liabilities and shareholders' equity      $  31,569     $  50,155      $  20,570            $ 102,294
                                                         ==========    ==========     ==========           =========





                                    DAKOTA MINING CORPORATION AND SUBSIDIARIES

                               PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                                                 December 31, 1996
              (Amounts Stated in Thousands of U.S. Dollars and Shares, Except for Per Share Amounts)
                                                    (Unaudited)


                                                                                                            Pro Forma
                                                         Dakota            USMX        Adjustments           Combined
                                                                                         (Note 3)

Operating revenues                                          $24,556     $       -     $        -            $  24,556

                                                      ------------------------------------------ --------------------
Operating costs

Mine, mill and administration                                26,296             -              -               26,296

Depreciation, depletion and amortization                      6,496             -              -                6,496

Royalties and severance taxes                                 1,164             -              -                1,164

Exploration                                                     499           643              -                1,142

Reclamation                                                   2,255             -              -                2,255

Holding and standby costs                                     1,330             -              -                1,330

General corporate costs                                       1,790         3,621              -                5,411

Property impairment                                           7,922         1,416        (1,416) viii           7,922

                                                      ------------------------------------------ --------------------
                                                             47,752         5,680        (1,416)               52,016
                                                      ------------------------------------------ --------------------
Operating loss                                             (23,196)       (5,680)          1,416             (27,460)
                                                      ------------------------------------------ --------------------
Other income (expense):

Unrealized gain on commodity futures contracts                    -           884          (884) viii               -
Investment income                                               476           275              -                  751
Royalty income                                                    -           720          (720) ii                 -
Interest expense                                              (442)         (511)            184 ii           (2,647)
                                                                                           (654) vi
                                                                                         (1,224) vii
Other                                                            92           955          (936) viii             111
                                                      ------------------------------------------ --------------------
                                                                126         2,323        (4,234)              (1,785)
                                                      ------------------------------------------ --------------------
Loss before income taxes                                   (23,070)       (3,357)        (2,818)             (29,245)

Income tax expense (benefit)                                      -          (55)             55                    -
                                                      ------------------------------------------ --------------------

Loss before non-recurring charges or credits
attributable to the contemplated transactions            $ (23,070)  $    (3,302)         $ (2,873)         $(29,245)
                                                      =============================================     =============


Loss per common share before non-recurring
charges or credits attributable to the contemplated
transactions                                           $     (0.73)                                     $      (0.64)

Weighted average number of shares outstanding                31,405                                            47,027


Dakota Mining Corporation
Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

1.   Basis of Presentation

     The unaudited pro forma condensed consolidated balance sheet and combined statement of operations have been prepared in conformity with accounting principles generally accepted in Canada ("Canadian GAAP"). As described in
     Note 4, these principles differ in certain material respects from those that would have been followed had the unaudited pro forma condensed consolidated balance sheet and combined statements of operations been prepared in conformity with accounting principles generally accepted in the United States ("US GAAP").

     The pro forma condensed consolidated balance sheet has been prepared to give effect to the pro forma transactions as though they had occurred on December 31, 1996 and the pro forma combined statement of operations gives effect to the pro forma transactions as though they had occurred effective January 1, 1996.

     The operating results presented in the pro forma condensed combined statement of operations are not necessarily indicative of future combined operating results nor of operating results that would have been reported had the companies previously been combined.

2.   Pro Forma Assumptions

a) The pro forma consolidated balance sheet and pro forma combined statement of operations have been prepared to give effect to the transactions set out in the Merger Agreement more fully described elsewhere in this Joint Proxy Statement. In summary, the following material transactions have been assumed:



     i) On February 5, 1997, Dakota signed a definitive Merger Agreement with USMX, Inc. (USMX). Under the terms of the agreement, shareholders of USMX will receive one Dakota Common Share for every 1.1 common shares of USMX held and USMX will become a wholly owned subsidiary of Dakota. Dakota expects to issue 15,621,984 Common Shares to complete the transaction.


     ii) On February 6, 1997, Dakota sold, by way of private placement, 25,000 Special Warrants at a price of Cdn.$1,000 per special warrant. Each Special Warrant entitles the holder, upon exercise thereof and without payment of any additional consideration, to acquire one 7.5% unsecured subordinated convertible debenture of Dakota in the principal amount of Cdn.$1,000 (the Debentures). Each Debenture will be convertible into Dakota Common Shares at a conversion price of Cdn.$2.00 per common share up to and including the last business day immediately preceding February 5, 2004. The Debentures will be convertible into 12,500,000 Dakota Common Shares. The Debentures will not be redeemable prior to January 29, 2001 but thereafter will be redeemable by Dakota if the weighted average trading price of Dakota's Common Shares is 125% of the conversion price for a defined period prior to such redemption. On maturity or redemption, Dakota will have the option to repay the principal amount of the Debentures in cash or Dakota Common Shares valued at a price equal to 95% of the weighted average trading price for a defined period prior to such maturity or redemption.

      iii) On February 21, 1997, the terms of the $22 million USMX credit facility were amended as part of the Merger between USMX and Dakota. Among the amended terms is a requirement that Dakota apply $1.5 million of proceeds from the offering discussed above to repay part of the $2.5 million convertible portion of the USMX credit facility, and the convertible nature of the remaining $1 million balance terminates. As at December 31, 1996, USMX was in breach of certain financial covenants and hence the amount outstanding under the loan facility was classified as a current liability. Upon completion of the Merger, payment of the $1.5 million referred to above and various other terms and conditions, USMX is not expected to be in breach of these covenants. There were no other material amendments to the terms of the credit facility and the carrying value of the facility approximates its fair market value. Refer to "Terms of Merger--Other Agreements--Intercreditor Agreements" and "Dakota Management's Discussion and Analysis of Financial

         Condition and Results of Operations."

      iv)On March 17, 1997, USMX and Pegasus Gold entered into a formal Purchase and Sale Agreement for the sale of the USMX royalty interest in the Montana Tunnels Mine to Pegasus Gold for cancellation and forgiveness of all unpaid principal and interest pursuant to a USMX loan payable to Pegasus Gold.


      v) On April 21, 1997 Dakota entered into a settlement agreement with one of the construction contractors on the Illinois Creek Property in Alaska regarding a claim disputed by USMX (see Note 15 to the USMX consolidated financial statements). The claim will be settled for total of $5 million, payable $4 million in cash and consideration of $1 million of USMX Common Stock issued prior to the Merger. See "Terms of the Merger - Other Agreements." The Settlement will be recorded by USMX prior to the consumation of the merger.


     vi) Under the terms of the Merger Agreement, Dakota has provided a $5 million line of credit subsequent to December 31, 1996, to USMX in accordance with various terms and conditions. Borrowings pursuant to this line would be eliminated in the pro forma presentation. At April 18, 1997, approximately $1.8 million was outstanding under this borrowing arrangement.


b) The Merger described in (a) above has been accounted for using the purchase method whereby Dakota acquires the net assets of USMX and the value of consideration given (being the representative market value at the date of acquisition of the Dakota shares exchanged for the shares of USMX Common Stock) is allocated to the assets and liabilities of USMX on the basis of the estimated fair market values thereof.


3.   Pro Forma Adjustments

     i) Adjustment to reflect the settlement of a USMX contractor claim for a total consideration of $5 million. The adjustment includes issuance of 1,000,000 shares of USMX Common Stock valued at $1 million.


Settlement consideration                                 $5,000
Amounts paid or accrued by USMX                           4,186
                                                          -----
Additional cost incurred                                    814
Reduction in USMX liability recorded                        186
                                                          -----
Equity portion of settlement                             $1,000
                                                         ======


     ii) Adjustment to reflect completion of the sale of the USMX net profits royalty interest in the Montana Tunnels Mine. The transaction consists of forgiveness of a note payable of $4,278,000 ($355,000 current liability and $3,923,000 non-current liability). As a result of the sale, royalty income received in accordance with the net profits royalty interest ($720,000) and interest paid pursuant to the note payable ($184,000) have been eliminated from the pro forma condensed combined statement of operations.

     iii)Adjustment to reflect the purchase business combination and the issuance of 15,621,984 Dakota Common Shares in exchange for 100% of the issued and outstanding common shares of USMX. The Dakota shares have been valued at a price of US$1.58. The share value is based upon the average trading price on the Toronto Stock Exchange for a reasonable period before and after the date of the announcement of the agreement in principle to combine the two companies.

         The accounting for the acquisition of USMX is summarized as follows:



     Deemed consideration
           Ascribed value of Dakota common shares $24,416
           Transaction costs                        1,250
                                                  --------
                                                   25,666
                                                  ========
     Net assets of USMX after pro forma adjustments
          (i) and (ii) above                        21,819
                                                    ------
     Excess of deemed consideration over net book
                           value of assets        $  3,847
                                                  ========



Estimated transaction costs include:

      Investment firm fees for financial
       consultation and fairnessopinions              $400

      Severance payments for USMX employees
       to be terminated as a result of the Merger      375

      Professional fees to be incurred in connection
          with the Merger                              250

      Other costs, including printing, mailing, etc.   225
                                                   --------
                                                    $1,250
                                                  ==========


The purchase price discrepancy has been attributed to the identifiable assets of USMX as follows:

           Inventories                                                   918

           Other current assets                                         (687)

           Property, plant and equipment (including mineral properties)1,954

           Commodity futures contracts                                 1,662
                                                                     --------
                                                                      $3,847
                                                                      =======



          Inventories have been adjusted to reflect the estimated market value of contained gold in ore inventories less anticipated processing and selling costs. The actual market value of gold may differ (see "Risk Factors-Fluctuation in the Price of Gold").

         Other current assets include pre-paid financing costs which have been eliminated.

         Property, plant and equipment is adjusted to recognize the estimated fair value of USMX's Illinois Creek Property, Thunder Mountain Property and certain Mexican property interests. There are risks associated with the recoverability of these assets (see "Specific Risks Related to USMX").

          Commodity futures contracts treated as hedge transactions by USMX have been marked to their estimated fair market value as of December 31, 1996. The actual market value of commodity futures contracts may differ (see "Risk Factors-Hedging Activities").

*
     iv) Adjustment to cash, common shares and long-term liabilities giving effect to the receipt of net proceeds of $16.9 million from the issuance of 25,000 Dakota Special Warrants, assuming conversion of the Special Warrants to Debentures, convertible into 500 Dakota common shares as follows:




Gross proceeds                                               $Cdn  25,000

Conversion to U.S. dollars @ 0.73                             $    18,250
Less: Agents commission and other costs                             1,350
                                                          ---------------

Net proceeds                                                   $   16,900
                                                            =============
Classified as follows:





7.5% subordinated debentures (liability)                       $    6,884
Deferred issue costs (asset)                                        (509)
Contributed Surplus, net of issue costs of $841,000                10,525
                                                           --------------
                                                                $  16,900
                                                            =============


         The issue amount for the convertible debentures has been allocated between an equity component and a liability component. The liability component has been calculated, effective the date of the issue, by discounting the mandatory cash payments of principal and interest under the terms of the debenture. The discount rate used (9.5%) reflects the presumed interest rate that would have been obtainable had Dakota issued a pure debt instrument of a similar term. Recorded interest expense related to the convertible debentures is determined by applying the discount rate to the outstanding liability component.


         Of the net proceeds obtained from the issuance, $1,500,000 will be used to prepay a portion of the $22 million USMX credit facility. The transaction will be accounted for at the date of the exchange of Special Warrants for Debentures. If the conversion for the Debentures differs from that assumed, the allocation of proceeds will be adjusted accordingly.

     v) Under the terms agreed with Rothschild, subsequent to the Merger, USMX will not be in breach of various loan facility covenants. This adjustment reclassifies a portion of the current liability to long-term debt (Refer to note 2(iii), "Terms of the Merger-Other
         Agreements-Intercreditor Agreements," and "Dakota Management's Discussion and Analysis of Financial Condition and Results of Operations.")


     vi) Adjustment  for  additional   interest   expense  on  the  subordinated
         debentures issued at an assumed interest rate of 9.5% ($6,884,000 X 9.5% = $654,000). Refer also to note (iv) above.

     vii)Adjustment to reflect the annual interest cost of $1,551,000 for the USMX credit facility, calculated on a principal loan balance of $19,855,000 (refer note 2(iii)) Interest is calculated at the rate of 2.25% above the quarterly LIBOR rate of 5.5625% at December 31, 1996 (ie 7.8125%).

    viii)Adjustment to remove the operating loss effect of the USMX property impairment ($1,416,000) and unrealized gain on commodity futures contracts ($884,000) since the assets to which these charges relate would have been adjusted to their fair values in the pro forma consolidated information. Similarly, the profit on sale of Alta common stock ($936,000) reflected as "other income" has been eliminated.

     ix) The pro forma combined statement of operations has not been adjusted for anticipated reductions in general and administrative expenses resulting from the Merger

     x) There are no pro forma adjustments required for differences in accounting policies of Dakota and USMX.

4.   Pro Forma Common Share and Per Share Information


The pro forma Dakota Common Shares outstanding after giving effect to the transactions set forth in Note 2 Pro Forma Assumptions are calculated as follows:


USMX Common  Stock  issued and  outstanding  as of  December  31, 1996                       16,184,182

USMX Common Stock to be issued as  settlement  of contractor  claim                           1,000,000
                                                                                             ----------
                                                                                             17,184,182
Conversion of USMX Common Stock to Dakota Common
Shares at 1.1 to 1, respectively                                                             15,621,984


                                                    - 59 -



Dakota Common Shares issued and outstanding as of December 31, 1996                          35,479,742
                                                                                             ----------
Pro forma combined Dakota Common Shares issued and outstanding upon
completion of the Merger                                                                     51,101,726
                                                                                             ==========

The pro forma weighted  average number of Dakota Common Shares  outstanding  for
1996 are calculated as follows:  Weighted average number of Dakota Common Shares outstanding for the year
ended December 31, 1996.                                                                     31,405,369
Dakota Common Shares expected to be issued on completion of the Merger                       15,621,984
                                                                                           ------------
Pro forma combined weighted average number of Dakota Common Shares outstanding               47,027,353
                                                                                           ============



12,500,000 Dakota Common Shares issuable upon conversion of the Debentures is not included in the pro forma weighted average number of shares outstanding as the impact would be antidilutive.

5.   Deferences between Canadian and United States Accounting Principles


     These pro forma condensed consolidated financial statements have been prepared in accordance with Canadian GAAP which differs from U.S. GAAP principally with respect to: 1) accounting for the issuance of the 25,000 Dakota Special Warrants; and 2) the elimination of certain non recurring transactions.


     The proceeds of the convertible debentures underlying the Special Warrants have been allocated between a liability and an equity component in accordance with new Recommendations of the Canadian Institute of Chartered Accountants, assuming that the Debentures are convertible into 500 Dakota Common Shares. Under U.S. GAAP, the Debentures are accounted for as a liability. The following GAAP adjustments relate solely to this difference.


     The pro forma adjustments include the elimination of certain non recurring items as set forth in Note 3 (viii). The Securities and Exchange commission Staff requested that these amounts be included in the U.S. Pro forma presentation.




                                                Pro Forma         Pro Forma         Pro Forma
                                                 Amounts             GAAP            Amounts
                                              Canadian GAAP      Adjustments        U.S. GAAP


Reclamation bonds and other assets                 $ 11,410       $       841         $ 12,251

7.5 % subordinated debentures                         6,884            11,366           18,250


Contributed surplus                                  10,525           (10,525)             --


Property impairment                                   7,922             1,416            9,338

Unrealized gain on commodity
futures contracts                                      -                 884               884


Interest Expense                                    (2,667)             (715)           (3,382)


Other                                                  111               936             1,047

Loss before non-recurring charges
or credits attributable to the
contemplated transactions                         $(29,245)       $     (311)         $(28,934)




     At the date that the 25,000 Dakota Special Warrants are exchanged for Debentures, the Debentures will be accounted for based on the conversion price as compared to the market value of Dakota's Common Shares.

                        DAKOTA ANNUAL AND SPECIAL MEETING

Solicitation of Proxies


         This Joint Proxy Statement/Prospectus is furnished in connection with the holding of an annual and special meeting of the shareholders of Dakota to be held at the time and place and for the purposes set forth in the accompanying Notice of Annual and Special Meeting of Shareholders ("the Notice") and at any adjournment(s) thereof. Proxies are solicited hereby by or on behalf of the management of Dakota ("Management"). While it is expected that solicitation will be primarily by mail, proxies may be solicited personally or by telephone by the Management and/or other employees or agents of Dakota. All costs of this solicitation will be borne by Dakota. The Notice and Joint Proxy Statement/Prospectus are being mailed to Shareholders on or about May 2, 1997.


Appointment and Revocation of Proxies

     The individuals named in the accompanying form of proxy (the "Management Proxy") are the Chairman of the Board, the President, the Chief Financial Officer and the Assistant Secretary of Dakota. A SHAREHOLDER WISHING TO APPOINT SOME OTHER PERSON (WHICH OTHER PERSON NEED NOT BE A SHAREHOLDER) TO REPRESENT SUCH SHAREHOLDER AT THE DAKOTA MEETING HAS THE RIGHT TO DO SO, EITHER BY DELETING THE NAME(S) SET FORTH IN THE PROXY, INSERTING SUCH PERSON'S NAME IN THE BLANK SPACE PROVIDED IN THE PROXY AND RETURNING THE SAME OR BY COMPLETING AND RETURNING ANOTHER FORM OF PROXY. A proxy will not be valid unless the completed form of proxy is received by Dakota's transfer agent, Montreal Trust Company of Canada, 151 Front Street West, 8th Floor, Toronto, Ontario M5J 2N1, not less than 48 hours (excluding Saturdays, Sundays and holidays) preceding the day of the Dakota Meeting or, if adjourned, any reconvening thereof.

         A Dakota Shareholder who has given a proxy has the right to revoke it at any time before it is exercised. In addition to revocation in any other manner permitted by law, a Dakota Shareholder may revoke a proxy by an instrument in writing, executed by the Dakota Shareholder (or by his attorney, duly authorized in writing) or, where the Dakota Shareholder is a corporation, by a duly authorized officer or attorney of the corporation, and delivered either to Dakota's transfer agent at the address set forth above or to the registered office of the Company, P.O. Box 10424, Pacific Centre, Suite 1300, 777 Dunsmuir Street, Vancouver, British Columbia V7Y 1K2 (Attention: Dawn Whittaker) any time up to and including the last business day preceding the day of the Dakota Meeting or, if adjourned, any reconvening thereof, or with the Chairman of the Meeting on the day of the Dakota Meeting or, if adjourned, any reconvening thereof.

         A Dakota Shareholder may also revoke a proxy by signing a form of proxy bearing a later date and returning such proxy to Dakota's transfer agent or registered office up to but not after the time limit specified in the preceding paragraph.

Voting of Proxies and Discretionary Authority

         Unless specifically directed in the form of proxy to withhold the shares represented by the form of proxy from a poll, Management shall vote the shares represented by the form of proxy on each poll. Where a choice with respect to any matter to be acted upon has been specified in the form of proxy, the shares will be voted in accordance with the specification so made. ON A POLL, SHARES REPRESENTED BY THE FORM OF PROXY WILL BE VOTED BY MANAGEMENT "FOR" EACH MATTER IN RESPECT OF WHICH NO CHOICE HAS BEEN SPECIFIED BY THE SHAREHOLDER.

         THE ENCLOSED FORM OF PROXY, WHEN PROPERLY COMPLETED, DELIVERED AND UNREVOKED, CONFERS DISCRETIONARY AUTHORITY UPON THE PERSON(S) APPOINTED PROXY THEREUNDER TO VOTE ON ANY AMENDMENTS OR VARIATIONS WITH RESPECT TO ANY MATTERS IDENTIFIED IN THE NOTICE, AND WITH RESPECT TO OTHER MATTERS WHICH MAY

PROPERLY COME BEFORE THE DAKOTA MEETING. In the event that amendments or variations to matters identified in the Notice are properly brought before the Dakota Meeting or any further or other business is properly brought before the Dakota Meeting, it is the intention of the proxy holders designated in the enclosed form of proxy to vote in accordance with their best judgment on such matters or business. At the time of the printing of this Joint Proxy Statement/Prospectus, Management knows of no such amendment, variation or other matter which may be presented to the Dakota Meeting.

         A person duly appointed under an instrument of proxy will be entitled to vote the shares represented thereby, only if the form of proxy is properly completed and delivered in accordance with the requirements set out above under the heading "Appointment and Revocation of Proxies" and such proxy has not been revoked.

Voting Securities

         Dakota is authorized to issue 20,000,000 Preference Shares without nominal or par value ("Preference Shares"), which shares are issuable in series. There are no Preference Shares outstanding. The Directors of the Company are authorized to issue the Preference Shares in one or more series and to fix the number of shares in, and to determine the designation, rights, privileges, restrictions and conditions attached to each series of Preference Shares which may be issued. The Preference Shares rank prior to the Dakota Common Shares with respect to the payment of dividends and with respect to the distribution of the assets of Dakota in the event of its dissolution, liquidation or winding-up.

         Dakota is authorized to issue an unlimited number of Common Shares without nominal or par value of which 35,479,742 Dakota Common Shares were issued and outstanding and entitled to vote at the Dakota Meeting. Each Dakota Common Share entitles the holder thereof to receive dividends as and when declared by Dakota's Board of Directors and ranks equally with all other Dakota Common Shares in respect of the payment of dividends and upon the dissolution, liquidation or winding-up of Dakota. Each Dakota Shareholder is entitled to one vote for each Dakota Common Share registered in such Shareholder's name. The Dakota Common Shares have no preemptive or conversion rights. All of the outstanding Dakota Common Shares are fully paid and nonassessable shares in the capital of Dakota.

         THERE ARE NO OTHER VOTING CLASSES OF SECURITIES OF THE COMPANY ISSUED AND OUTSTANDING.


         The Board of Directors of Dakota has fixed the close of business on April 17, 1997 as the Record Date for determining those Dakota Shareholders entitled to receive notice of the Dakota Meeting, but the failure of any Dakota Shareholder to receive a notice of the Dakota Meeting does not deprive the Dakota Shareholder of a vote at the Dakota Meeting. If a person has acquired Dakota Common Shares after the Record Date, that person is entitled to vote those shares at the Dakota Meeting upon producing properly endorsed share certificates or otherwise establishing share ownership, and demanding the inclusion of such person's name on the list of Dakota Shareholders entitled to vote at the Dakota Meeting not later than 10 days before the Dakota Meeting.


Approval Required

         An ordinary resolution is required in respect of the matters identified in the Notice. An ordinary resolution means a resolution passed by a majority of the votes cast by shareholders who voted in respect of that resolution.

         In accordance with the provisions of the CBCA and Dakota's Articles and By-Laws, for the election of the directors, and the appointment of KPMG, Chartered Accountants as auditors of the Company, only proxies and ballots marked "FOR" are counted to determine the total number of votes cast; abstentions and broker non-votes are not counted for purposes of such resolutions. For any other resolution, only proxies and ballots marked "FOR" the resolution or "AGAINST" the resolution are counted as votes cast in respect of that resolution, and abstentions and broker non-votes are not counted as votes cast for the purposes of such resolutions.

Matters to be Addressed at the Dakota Meeting

         Merger Resolution. Dakota Shareholders at the Dakota Meeting will be asked to approve and adopt the Merger Agreement and to approve the transactions contemplated thereby including the issuance of Dakota Common Shares to effect the Merger. By voting to approve and adopt the Merger, the Dakota Shareholders will also approve the assumption by Dakota of the USMX Options. The resolution proposed to be passed is included in Appendix B to this Joint Proxy Statement/Prospectus and requires the approval of a majority of the Dakota Common Shares present held by shareholders represented in person or by proxy and voting at the Dakota Meeting.

     FOR THE REASONS AS SET FORTH UNDER "THE MERGER - DAKOTA'S REASONS FOR THE MERGER AND BOARD OF DIRECTORS' RECOMMENDATION," THE DAKOTA BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE MERGER.

         Approval of Issue of Common Shares with Respect to the Series B Special Warrants. In accordance with the requirements of the TSE, at the Dakota Meeting Dakota Shareholders will be asked to approve the issue of up to 4,884,500 Dakota Common Shares issuable upon conversion of Debentures issuable upon exercise of 8,881 Series B Special Warrants of Dakota. Pursuant to an Agency Agreement dated as of February 5, 1997, Dakota sold by way of private placement 25,000 Special Warrants, comprised of 16,119 Series A Special Warrants and 8,881 Series B Special Warrants, for net proceeds of Cdn.$23.5 million. Such net proceeds, less U.S. $5 million which has been loaned by Dakota to USMX (see "Terms of the Merger - Other Agreements - $5,000,000 Loan Agreement") are currently held in escrow pending completion of the Merger, shareholder approval of the issue of the Dakota Common Shares ultimately underlying the Series B Special Warrants and the filing of a prospectus in Canada in respect of the Special Warrants. The Special Warrants are exercisable for Cdn.$25 million aggregate principal amount of 7.5% unsecured convertible debentures ("Debentures") of Dakota. Each $1,000 principal amount of Debentures is convertible to 500 Dakota Common Shares. The net proceeds realized by Dakota from the sale of the Special Warrants will be used to complete construction and commence start-up of USMX's Illinois Creek Mine, for developmental drilling, for repayment of $1.5 million of certain of USMX's bank debt and for working capital.


         The maximum number of Dakota Common Shares issuable upon conversion of all Debentures issued on exercise of all Series B Special Warrants (assuming the imposition of a penalty as more fully described elsewhere herein) is 4,884,550, representing approximately 13.8% of the outstanding Dakota Common Shares as at April 18, 1997 and representing approximately 6.9% of the outstanding Dakota Common Shares on a fully diluted basis upon completion of the Merger. For details regarding the issue of Special Warrants, including the Series B Special Warrants, and the Debentures of Dakota, see "Dakota-Management's Discussion and Analysis of Financial Condition and Results of Operation--Liquidity and Capital Resources." The resolution proposed to be passed is included in Appendix B to this Joint Proxy Statement/Prospectus and requires the approval of a majority of the Dakota Common Shares held by shareholders represented in person or by proxy and voting at the Dakota Meeting. The TSE, however, prohibits the holders of Dakota Common Shares issued as a result of the conversion of Debentures issued upon exercise of Series A Special Warrants from voting on this resolution.


         Ratification of Amendment to Share Incentive Plan.

                  Description of Share Incentive Plan. Dakota maintains a Share Incentive Plan (the "Share Incentive Plan"), the principal purpose of which is to promote a proprietary interest in Dakota among its directors and employees ("participants"); to retain, attract and motivate the qualified managers which Dakota requires to carry on its operations; to provide long-term incentive element and overall compensation; and to promote the long-term profitability of Dakota. Dakota currently has approximately 30 directors and key employees eligible to participate in the Share Incentive Plan.

                  The Share Incentive Plan currently provides that the maximum aggregate number of Common Shares issuable thereunder is 3,000,000. In addition, the Share Incentive Plan provides that the aggregate number of Dakota Common Shares so reserved for issuance under Share Incentive Plan to any one participant shall not exceed 5% of the outstanding Dakota Common Shares. The price at which Dakota Common Shares may be issued upon the exercise of stock options granted under the Share Incentive Plan is determined by the Board, provided that such price may not be less than the closing price per Dakota Common Share on the date of grant of the stock option. Each participant holding an option is entitled, upon exercise of such option, to receive Dakota Common Share. Options are exercisable for a period of five years from the date of the grant unless the participant's relationship with Dakota is terminated.

                  Incentives which may be awarded under the Share Incentive Plan include share options, share appreciation rights or share purchase rights. The share appreciation right, which would be attached to a share option, once activated by the Board of Directors, entitles the participant in the Share Incentive Plan to elect, in lieu of exercising an outstanding share option, to receive the number of Dakota Common Shares equivalent in value to the difference between such participant's option exercise price and the net existing market price of a Dakota Common Share multiplied by the number of Dakota Common Shares for which the option could be exercised.

                  The share purchase right provides for the purchase by a participant in the Share Incentive Plan of Common Shares, payment for which is to be satisfied by deducting the purchase price in installments from the participant's salary, and by contributing up to an equal amount by Dakota.

                  The Share Incentive Plan is administered by the Stock Option Committee of the Board of Directors. The members of the Stock Option Committee will not receive any benefits under the Share Incentive Plan during their tenure on such committee. Share options and share appreciation rights may be granted at any time to any director or key employee of Dakota or one of its affiliates, including the executive officers, taking into consideration the present and potential contribution of a particular director or key employee to the success of Dakota or any affiliate and any other factors which the Stock Option Committee may deem proper and relevant. Share purchase rights may be granted at any time, in the sole discretion of the Stock Option Committee, to any key employee who has been continuously employed by Dakota or any affiliate for at least 12 consecutive months, although the Stock Option Committee has the power to waive this 12 months' service requirement.

                  The Share Incentive Plan provides that the Board of Directors of Dakota may, at any time, authorize Dakota to loan money to an optionee on such terms and conditions as the Board of Directors, in its sole discretion, may determine in order to assist the optionee to exercise an option held by him or her.

                  The U.S. federal income tax consequences of exercising a stock option will depend upon whether the option is an incentive stock option. If the option is not an incentive stock option, an optionee generally will not recognize income upon the grant of the option, but will recognize compensation income on the exercise of the option equal to the difference between the fair market value of the stock acquired and the option price. To the extent that the optionee recognizes compensation income upon the exercise of the option, Dakota will be entitled to a corresponding deduction, subject to the general rules relating to reasonableness of compensation and certain withholding requirements.

                  If the option is an incentive stock option, an optionee will not be deemed to receive any income at the time the option is granted or exercised, although the exercise may give rise to alternative tax liability for the optionee. If an optionee does not dispose of the shares acquired on exercise of an incentive stock option within the two-year period beginning on the day after the day of the grant of the option or within the one-year period beginning on the day after the day of the transfer of the shares to the optionee, the gain (if any) on a subsequent sale (i.e., the excess of the proceeds received over the option price) will be long term capital gain and any loss the optionee may sustain on such sale will be long term capital loss. If the optionee disposes of the shares within the two-year or one-year period referred to above, the disposition is a "disqualifying disposition" and the optionee will generally realize ordinary income taxable as compensation in the year of the disqualifying disposition to the extent of the excess of the fair market value of the shares on the date of purchase over the option price, and the balance, if any, will be long term or short term capital gain depending, generally, on whether the shares were held more than one year  after the  incentive  stock  option was  exercised.  To the extent the optionee recognizes compensation income with respect to a disqualifying disposition, Dakota will be entitled to a corresponding deduction, subject to general rules relating to reasonableness of compensation.


                  Amendment to Share Incentive Plan. At the Dakota Meeting, Dakota Shareholders will be asked to consider and, if thought advisable, to ratify an amendment (the "Plan Amendment") to the Share Incentive Plan increasing the number of Common Shares issuable pursuant to the exercise of options granted under the Share Incentive Plan from 3,000,000 to 6,000,000. As at April 18, 1997, options to purchase an aggregate of 2,088,525 Dakota Common Shares, representing approximately 6.0% of the outstanding Dakota Common Shares have been granted and 1,843,525 options remain unexercised under the Share Incentive Plan. The proposed increase to a maximum number of 6,000,000 Dakota Common Shares to be reserved for issuance under the Share Incentive Plan would represent approximately 16.9% of the outstanding Dakota Common Shares as at April 18, 1997 or 10.7% upon completion of the Merger

                  The Board of Directors of Dakota have approved the Plan Amendment subject to obtaining the required shareholder approval and unanimously recommends that Dakota Shareholders vote in favor of the ratification of the Plan Amendment. In making its recommendation, the Board of Directors considered that options are an integral component of Dakota's compensation strategy to attract and retain qualified and capable personnel and are necessary in order to act as an incentive to enhance shareholder value.


                  The Plan Amendment must be ratified by the affirmative vote of the holders of a majority of the Dakota Common Shares present in person or represented by proxy at the Dakota Meeting. The TSE, however, has approved the Plan Amendment subject to Dakota obtaining the approval of "disinterested" shareholders. For these purposes, "disinterested" shareholders are deemed to exclude "Insiders" of Dakota and their "Associates" as such terms are defined by the Securities Act (Ontario). To the best knowledge of Dakota, such Insiders and their Associates as of April 18, 1997 hold an aggregate of 6,379,196 Dakota Common Shares. On any ballot that may be called for relating to the ratification of the Plan Amendment, the shares represented by proxies in favor of Management's nominees will be voted in favor of the resolution ratifying the Plan Amendment, the full text of which resolution is set out in Appendix B to this Joint Proxy Circulation, unless the Shareholder has specified in his/her proxy that their shares are to be voted against ratification of the Plan
Amendment. A draft of the amended Share Incentive Plan is available for inspection at the registered offices of the Company, P.O. Box 10424, Pacific Centre, Suite 1300, 777 Dunsmuir Street, Vancouver, British Columbia, Canada V7Y 1K2 and 410 Seventeenth Street, Suite 2450, Denver, Colorado 80202. The amended Share Incentive Plan will be tabled at the Dakota Meeting.

The following table summarizes the number of Dakota Common Shares issuable upon exercise of presently outstanding options issued under the Share Incentive Plan to the indicated persons as of March 14, 1997:




         Alan R. Bell, Director, President and Chief Executive Officer(1)............            395,000
         Robert R. Gilmore, Vice-President, Finance, Chief Financial Officer and
         Secretary...................................................................            256,032
         All current executive officers as a group...................................            916,032
         All current directors as a group............................................          1,256,032
         Each nominee for director:
                 Stanley Dempsey (2).................................................             90,000
                 Edward G. Thompson (2)..............................................             90,000
                 Landon T. Clay (2)..................................................             90,000
                 Tor Jensen (2)......................................................             70,000
                 D. James Rudack.....................................................                ---
                 Christopher M. T. Thompson (3)......................................             50,000
                 Gregory Pusey (3)...................................................                ---
         Each Other Person owning more than 5% of outstanding options:
                 Karl Spodding.......................................................            100,000
         All employees, excluding executive officers.................................            455,000


(1)    Mr. Bell is also a nominee for director of Dakota.

(2)    Incumbent director and nominee; not an executive officer of Dakota.

(3)    Nominees for director only if the Merger is approved.


         Number and Election of Directors.

                  Nominees if Merger Approved. The term of office of the present directors of Dakota expires at the termination of the Dakota Meeting. The number of directors of Dakota is fixed at nine, and if the Merger Agreement is approved by the Dakota Shareholders and USMX Stockholders, the nine nominees named below will be presented for election at the Dakota Meeting as Management's nominees for the Board of Directors, and, unless a contrary direction is indicated, the proxies named in the accompanying form of proxy intend to vote "FOR" the election of these nominees. Management does not contemplate that any of these nominees will be unable to serve as a director but, if such an event should occur for any reason prior to the Dakota Meeting, the proxies named in the form of proxy reserve the right to vote for another nominee in their discretion unless the shareholder has specified otherwise in the form of proxy.

                  The following sets out the names and ages of Management's nominees for director, the municipality in which each is ordinarily resident, their principal occupation for the past five years, their position with Dakota, if any, and the period of time during which each has been a director of the Dakota. Dakota Common Shares beneficially owned, directly or indirectly, controlled or directed as at April 18, 1997 by each nominee is set out under "Dakota Security Ownership of Certain Beneficial Owners."

Name and Municipality                    Current
of Residence                        Position with Dakota        Director Since
------------                        --------------------        --------------
Alan R. Bell(1)(3)                     President and Chief      May 19, 1991
Age:  58                               Executive Officer
Littleton, Colorado
Landon T. Clay(1)                      Director                  May 11, 1990
Age:  71
Hancock, New Hampshire
Stanley Dempsey(1)(2)(3)               Director               September 13, 1993
Age:  57
Lakewood, Colorado
Tor Jensen(2)                          Director                  June 25, 1996
Age:  61
Scarborough, Ontario
Edward G. Thompson(2)                  Director               September 13, 1993
Age:  60
Toronto, Ontario
D. James Rudack                        Nominee                     N/A
Age:  73
Sault Ste. Marie, Ontario
Christopher M. T. Thompson             Nominee                     N/A
Age:  49
Englewood, Colorado
Gregory Pusey                          Nominee                     N/A
Age:  44
Vail, Colorado


(1)    Member of Executive Committee.
(2)    Member of Audit Committee.
(3)    Member of Environmental Committee


The principal occupation and other directorships held by each nominee are as follows:

Alan R. Bell has been a Director and President and Chief Executive Officer of Dakota since May 1991. From August 1987 to May 1991, Mr. Bell was President and Chief Executive Officer of Nevada Goldfields Company, a gold mining company.
Mr. Bell also serves as a director of Granges Inc.

Landon T. Clay has been the Chairman and Chief Executive Officer of Eaton Vance Corp., an investment company, for more than the past five years.

     Stanley Dempsey has been Chairman, President and Chief Executive Officer of Royal Gold Inc. for more than the past five years.


     Tor Jensen was elected as a director of the Company in 1996 and has been the President of Mining Financial Services Inc. since 1988. This private company provides consulting services to the mining industry as well as the financial community. Mr. Jensen has served as a director of several publicly traded companies in the mining industry in recent years.

     Edward G. Thompson is President of E.G. Thompson Mining Consultants, Inc. and Consolidated Thompson- Lundmark Gold Mines Ltd. and has been a consultant to the mining industry for more than five years. From 1987 to 1990, Mr. Thompson was President and Chief Executive Officer of Mingold Resources Inc. and is also a director of Adrian Resources Ltd., Consolidated Thompson Lundmark, Freewest Resources (Canada) Inc., Geomaque Exploration Ltd., Golden Queen Mining Co. Ltd., International Gold Resources Corp., Minera Rayrock Inc., Newfoundland Goldbar Resources Inc., Orvana Minerals Corp., Sparton Resources and Windy Mountain Explorations Ltd.

     D. James Rudack is semi-retired and has been a consultant since 1993. Mr. Rudack previously served as President and Chief Executive Officer of Economic Development Corporation (1987-1993) and as major projects Program Manager for Rio Algom Ltd. (1975-1987). Mr. Rudack serves on the Board of Directors of Michigan Bidco Corporation, J. Pierman Corp. and Metis and Aboriginal Development Corp.





     Christopher M. T. Thompson has been President of Castle Group, Inc. and Executive Vice President of Fulcrum Management, Inc., its predecessor, for more than the past five years. Mr. Thompson currently serves as a director of the following public companies: Silver Standard Resources, Ltd., Pacific Rim Mining Corp., Lone Star Explorations, N.L., Golden Queen Mining Co., Ltd. and Canyon Resources Corporation.


     Gregory Pusey, became President of USMX in April 1997. He previously served as USMX's Chief Financial Officer from May 1989 until January 1990 and earlier as the Secretary and Treasurer of USMX. Since 1983, Mr. Pusey has been engaged in private investment activities. He has served as President of Livingston Capital, Ltd. and President of the General Partner of Graystone Capital, Ltd, a venture capital firm. He is also President and a Director of Cambridge Holdings, Ltd. and a Director of Nutrition For Life International, Inc. Mr. Pusey was a founder of USMX.


     Nominees if Merger Not Approved. If the Merger Agreement is not approved by the USMX Stockholders or the Dakota Shareholders, proxies for directors of Dakota will be solicited with respect to the following five nominees: Alan R. Bell, Landen T. Clay, Stanley Dempsey, Tor Jensen and Edward G. Thompson.

       Appointment and Remuneration of Auditors. Management will recommend to the Dakota Shareholders, and unless a contrary direction is indicated, intends to vote the proxies in the attached form of proxy "FOR" the appointment of KPMG, Chartered Accountants, as Auditors of Dakota and "FOR" the authorization of the directors to fix the Auditors' remuneration. KPMG, Chartered Accountants, was first appointed Auditors of Dakota in October 1993. Representatives of KPMG will be present at the Dakota Meeting with the opportunity to make a statement if they so desire and to respond to appropriate questions.

       Other Matters. Other than the approval of the foregoing, Dakota is not presently aware of any other business to be brought before the Dakota Meeting. If any matters come before the Dakota Meeting which are not directly referred to in this Joint Proxy Statement or the enclosed proxy, including matters incidental to the conduct of the Dakota Meeting, the proxy holders will vote the shares represented by the proxies in accordance with the recommendations of Dakota management.

Corporate Governance

       The TSE prescribes guidelines for effective corporate governance. These guidelines address matters such as the constitution and independence of corporate boards, the functions to be performed by boards and their committees, and the effectiveness and education of board members. The Board of Directors and Management of Dakota believe that the development of such corporate governance guidelines, together with adherence to the TSE guidelines, are important for the Dakota Shareholders.

       Mandate of the Board. The Board of Directors has the duty to manage the business and affairs of Dakota pursuant to the powers vested in it by and in accordance with the requirements of, the CBCA and of all other statutory and legal requirements generally applicable to directors of a business corporation that is also a reporting issuer. Management is responsible for the day-to-day operation of the business and affairs of Dakota. In fulfilling its mandate, the Board is responsible for, among other things, (i) adoption of a strategic planning process for Dakota which establishes Dakota's long-term goals and monitors the success of Management in achieving those goals; (ii) identification of the principal risks arising from or incidental to the business activities of Dakota, notably related to financial, regulatory, technological and environmental matters, and ensuring the implementation of the appropriate systems to manage these risks; (iii) succession planning for Dakota including appointing, training and the monitoring the performance of all senior management which includes overseeing executive compensation policies and their implementation and review of the performance of senior executives in line with Company policies and objectives; (iv) oversee public communications policy for Dakota and implementation including disclosure of material information and shareholder communications; and (v) monitor and assess the scope, implementation and integrity of Dakota's internal control and management information systems.

       In order to carry out is mandate, the Board holds regular meetings on a quarterly basis and additional meetings as necessary to consider particular issues or conduct specific reviews between quarterly meetings whenever appropriate. During 1996, the Board of Directors met nine times. Each of the incumbent directors who is nominated for election at the Dakota Meeting attended at least 75% of the total number of meetings held by the Board of Directors during their respective terms and the total number of meetings held by all of the managing committees of Dakota upon which each respective director served.

       Composition of the Board. The TSE guidelines recommend that a board of directors be constituted with a majority of individuals who qualify as "unrelated directors." The TSE defines an unrelated director as a director who is independent of management and is free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with the director's ability to act with a view to the best interests of the corporation, other than interests and relationships arising from shareholding. The TSE guidelines also recommend that in circumstances where a corporation has a "significant shareholder" (that is, a shareholder with the ability to exercise the majority of the votes for the election of the directors attached to the outstanding shares of the corporation) the board of directors should include a number of directors who do not have interests in or relationships with either the corporation or the significant shareholder and which fairly reflects the investment in the corporation by shareholders other than the significant shareholder.

       The  directors  have  examined  the  relevant   definitions  in  the  TSE
guidelines and have individually considered their respective interests and relationships in and with Dakota. As a consequence the Board has determined that of its five directors, four are unrelated directors and one is a related director. Mr. Bell is an "inside" director (i.e. a director who is an officer and/or employee of Dakota or any of its affiliates and is, by definition, "related"). Dakota does not have a significant shareholder (as defined). The Board considers its size of five directors to be appropriate at the current time and a nine director Board following the completion of the Merger to be appropriate in light of the changes to Dakota to result from the Merger. The following is a summary of the responsibilities and activities of the various committees of the Board.

       Executive Committee. The Executive Committee is permitted to exercise all the powers of the Board except as may be restricted by the Board itself or by legislation. The committee generally is responsible for considering major corporate business plans and issues prior to presentation and approval from the full Board of Directors of Dakota. The Executive Committee is composed of two outside directors who are also unrelated and Mr. Bell who is an "inside" director. This committee did not meet in 1996.

       Audit Committee. The Audit Committee reviews the annual and interim financial statements of Dakota and certain other public disclosure documents required by regulatory authorities and makes recommendations to the Board with respect to such statements and documents. The committee also makes recommendations to the Board regarding the appointment of independent auditors, reviews the nature and scope of the annual audit as proposed by the auditors and management, and reviews with the management the risks inherent in Dakota's business and risk management programs relating thereto. The committee also reviews with the auditors and management the adequacy of the internal accounting control procedures and systems within Dakota. The Audit Committee is composed of three outside directors, all of whom are also unrelated directors. The committee met two times during 1996.

       Environmental Committee. Environmental Committee responsibilities include the review and monitoring of the Company's environmental policies and practices, including the procedures and scope of internal assessments used by key personnel to identify, prevent, minimize and respond to significant risks to the environment, and to communicate with regulatory authorities. The Environmental Committee is composed of one outside director who is also an unrelated director and Mr. Bell, who is an inside and related director. The committee met one time during 1996.

       Decisions Requiring Prior Board Approval. In addition to those matters which must by law or by the Articles of Continuance of Dakota be approved by the Board, Management is required to seek Board approval for all major transactions such as debt financings, investments, acquisitions and divestitures. The Board of Directors has delegated to senior management the authority to enter into various types of transactions, including certain financing transactions subject to specified limitations.

       Other.  Dakota  considers its orientation  and education  program for new directors to be an important element of ensuring responsible corporate governance. In addition to extensive discussions with the Board and Chief Executive Officer with respect to the business and the operations of Dakota, a new director receives a record of historical public information on Dakota together with the mandates and prior minutes of applicable committees of the Board. The Board has not adopted a formal policy for the recruitment of directors. In addition, Board meetings are regularly held at Dakota's mining operations in order to assist the directors in better understanding Dakota's operations.

       Through its investor relations department, Dakota receives and responds to shareholder inquiries. Shareholder inquires and concerns are dealt with promptly by senior management of Dakota. To date, the Board has not needed to take an active role in responding to shareholder inquiries and concerns.

       In certain circumstances it may be appropriate for an individual director to engage an outside advisor at the expense of Dakota. The engagement of the outside advisor would be subject to the approval of the Board.


Executive Officers

         The following table sets forth the names and ages of each of the officers of Dakota and all offices of Dakota now held by each of them.

Name                                Age          Office Held
-----------------------          ---------       ------------------------------
Alan R. Bell                         58          President and Chief Executive
                                                 Officer
Robert R. Gilmore                    45          Vice-President, Finance, Chief
                         Financial Officer and Secretary
Joseph G. Kircher                    39          Vice-President, Operations

Kayron L. McCoy                      54          Assistant Secretary

Alan R. Bell (See information under "Number and Election of Directors").

Robert R. Gilmore has been Vice-President, Finance, Chief Financial Officer and Secretary since June 1991.

Joseph G. Kircher has been Vice-President, Operations of Dakota since May 1996. From June 1991 to April 1996, Mr. Kircher was Vice-President, Operations of Consolidated Nevada Goldfields Corporation, a gold mining company.

Kayron L.  McCoy  joined the  Company in  October,  1993.  She became  Assistant
Secretary in June 1995. Prior thereto, Ms. McCoy was secretary to various administrative directors and managers of Homestake Mining Company in Colorado and South Dakota for more than five years.

Voting Commitments, Agreements or Understandings

         As of the Dakota Record Date, directors and executive officers of Dakota and their affiliates had the right to vote approximately 3.19% of the issued and outstanding Dakota Common Shares entitled to vote at the Dakota Meeting. There are no agreements, commitments or understandings between Dakota and its directors, officers and shareholders with respect to voting at the Dakota Meeting. However, the directors and executive officers of Dakota have indicated their intention to vote their shares in favor of the proposal to approve the Merger Agreement.

                                DAKOTA MANAGEMENT

Executive Compensation

         As permitted under Canadian law, the Company reports on executive compensation in accordance with the requirements of the Exchange Act. The following table summaries the total compensation of the Chief Executive Officer and the other most highly compensated executive officers ("Named Officers") of Dakota earning in excess of $100,000 for the year ended December 31, 1996, as well as the total compensation paid to each such individual for the Company's three previous fiscal years:


                                         Summary Compensation Table
                                                                                                    Long-Term
                                                                                                   Compensation
                                                                                                      Awards
                                                                                                    Securities
                                                                                                    Underlying
                                                                Annual Compensation                   Options
Name and
Principal Position                     Year           Salary          Bonus        Other(1)           Shares
------------------                -    -----      --  -------    ---  ------     - ---------    -     ------
Alan R. Bell.................          1996         $210,000           --           $14,314
President and CEO                      1995         $210,000           --           $13,817          225,000
                                       1994         $210,000           --           $13,418             --

Robert R. Gilmore............          1996         $135,000           --           $12,227           25,000
   Vice President                      1995         $135,000           --           $12,165           75,000
   Finance and CFO                     1994         $135,000           --           $11,704             --



(1) Other compensation consists principally of Company paid medical/life insurance of $6,977 in 1996, $6,385 in 1995 and $6,124 in 1994 each for
       Messrs. Bell and Gilmore, employer matching contributions under a 401(k) plan of $4,620 for each year for each named officer, and Company-paid parking expenses and director fees paid to Mr. Bell.



          Options Granted in Last Fiscal Year. Shown below is information as to grants of stock options made pursuant to the Share Incentive Plan during the year ended December 31, 1996 to each Named Officer. Options were exercisable upon date of grant.

                                                                                          Potential Realizable Value
                                                                                            at Assumed Annual Rates
                                         % of total                                             of Stock Price
                         Number of        Options                                                Appreciation
                         Securities      Granted to                                              for option Term
                         Underlying     Employees in     Cdn$/share                        ------------------------
                          Options       Fiscal Year    Exercise Price     Expiration                        10%
Name                       Granted                                            Date            5% (Cdn.$)    (Cdn.$)
-------                   ----------     -------        -------------    ------------       ----------    ----------
Alan R. Bell                 Nil            0%               --               --                 --            --
Robert Gilmore             25,000          4.2%            $2.75            06/26/01           $4,750        $23,750


         Aggregated Option Exercises and Fiscal Year-End Option Values. Shown below is information as at December 31, 1996 with respect to the exercise of stock options during the year ended December 31, 1996 by each Named Officer and unexercised options to purchase Common Shares granted in prior years to Named Officers under the Share Incentive Plan:




                           Securities                    Number of Securities
                            Acquired                    Underlying Unexercised        Cdn. $ Value of Unexercised
                               on                    Options Held at December 31,       In-the-Money Options at
                          Exercise(1)      Value                 1996                      December 31, 1996
                             Common      Realized    Exercisable/Unexercisable(1)(2)          Exercisable/
Name                          Shares      Cdn($)             Common Shares                 Unexercisable(1)(2)
-------------------      ------------   -----------   -----------------------------      ---------------------
Alan R. Bell              None          Nil                     395,000                        $105,500
Robert R. Gilmore....     25,000        $22,815                 256,032                         $50,000


(1) All options held by Named Officers were exercisable at December 31, 1996.

(2) Based on the closing price on the TSE on December 31, 1996, 245,000 options held by Mr. Bell and 125,000 options held by Mr. Gilmore were in-the-money.

          Compensation of Directors. Those directors of Dakota who are not officers of Dakota receive the following stipends:

          (i)  an annual fee of Cdn. $5,000 payable in quarterly instalments;

          (ii) Cdn. $750 per board meeting attended in person;

          (iii) Cdn. $750 per committee meeting attended in person; and

          (iv) Cdn. $250 per board or committee meeting attended by conference telephone.

Directors who are also officers of Dakota or its Subsidiaries receive only the regular board meeting attendance fee, but do not receive annual fees, fees for committee meetings or board meetings conducted by telephone. In addition, Dakota reimburses the directors for reasonable expenses incurred by them in attending meetings of the Board of Directors or of Committees of the Board.

Grants of stock options made pursuant to the Share Incentive Plan during 1996 to each director are as follows:


                                                                     Underlying Securities

                                                 Options          Common            Cdn$/Share         Expiration
Name of Director                                 Granted           Shares         Exercise Price          Date
---------------------                            ---------        --------        --------------      ------------
Landon T. Clay                                     22,507           22,507             $2.75           06/26/01
David S. Robertson(1)                              26,868           26,868             $2.75           06/26/01
Stanley Dempsey                                    20,000           20,000             $2.75           06/26/01
Edward G. Thompson                                 20,000           20,000             $2.75           06/26/01
Tor Jensen                                         50,000           50,000             $2.75           06/26/01
Paul A. Bailly(1)                                  50,000           50,000             $2.45           08/21/01



          (1) Mr. Bailly and Mr. Robertson retired from the Board of Directors effective December 31, 1996.

         Employment Contracts. Effective May 19, 1991, the Company entered into a five-year agreement with Mr. Alan R. Bell, Dakota's President, Chief Executive Officer and a director of Dakota, which provides, among other things, that in the case of a change in control of Dakota, Mr. Bell is entitled to receive severance pay equal to the lesser of one year's salary or the salary for the unexpired term of his five-year contract, less any deductions required by law. Unless otherwise terminated, the agreement is automatically extended on a one year by one year basis.

         Effective June 17, 1991, the Company entered into a three-year agreement with Mr. Gilmore, Vice-President Finance, Chief Financial Officer and Secretary of Dakota, which provides, among other things, that in the case of a change in control of Dakota, Mr. Gilmore is entitled to receive severance pay equal to the lesser of six months salary or the salary for unexpired term of his three year contract, less any deductions required by law. Unless otherwise terminated, the agreement is automatically extended on a year by year basis.

     Compensation Committee Interlocks and Insider Participation in Compensation Decisions. Messrs. Paul A. Bailly and David S. Robertson, former directors of Dakota, served as the Compensation Committee and the Stock Option Committee for Dakota's Board of Directors during the year ended December 31, 1996. No committee member was an officer or employee of Dakota or any of its Subsidiaries, other than Mr. Bailly who was the Chairman of the Board of Dakota until his resignation on December 31, 1996. Messrs. Bailly and Robertson are directors of MinVen, Inc., a general partner of VenturesTrident II, L.P. See "Dakota-Certain Relationships and Related Transactions."

Report on Executive Compensation

         Compensation of Dakota's executive officers is currently determined by the Board of Directors. The Board of Directors is responsible for setting and administering the policies which govern annual compensation. The Board of Directors reviews with Management the compensation levels of Dakota's managers and other key employees as well as the performance of Management, management succession, and related matters. No adjustments to salaries have been made or bonuses granted for any officer since September 1993.

         The key elements of Dakota's executive compensation consist of salary, bonus, and stock options. The Board of Directors monitors and approves salary levels and bonuses of officers and the Stock Option Committee of the Board of Directors monitors and approves employee stock-option awards. In evaluating the performance and setting the compensation of the Chief Executive Officer and other senior management, the Board of Directors has taken particular note of Management's' success in completing numerous complex financing transactions which have resulted in the improvement in the overall financial condition of Dakota over the past three years. At June 1993, Dakota reported a deficit in working capital of approximately $26 million. As of February 28, 1997, after the private placement of Special Warrants on February 6, 1997 (see "Dakota Management's Discussion and Analysis of Financial Condition and Results of Operations-Special Warrant Financing and Issue of Debentures"), Dakota's working capital had improved to approximately $17 million at February 28, 1997. The partial turnaround of Dakota's financial circumstances are, in the Board's view, largely attributable to Management's successful completion of several private placement financings which have enabled Dakota to repay substantially all of its long-term indebtedness and in obtaining new operating permits which enabled Dakota to restart operations at its Stibnite Mine in 1995 and its Anchor Hill gold deposit at Gilt Edge mine in 1996. Accordingly, past executive compensation has not been based upon specific corporate operating results over the past three years.

         Salaries for executive officers are also determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for executive talent, including an analysis of salaries for similar positions at other gold-mining companies of a comparable size. The Board believes that Dakota's most direct competitors for executive talent are not necessarily all of the companies that would be included in a peer group established to compare shareholder returns. Thus, the compensation  peer  group  is not  the  same  as the  peer  group  index  in the
Shareholder   Return   Performance   graph   included   in  this   Joint   Proxy
Statement/Prospectus. The Board of Directors will, where appropriate, also considers other performance measures, such as, safety, environmental awareness, and improvements in relations with shareholders, employees, the public and governmental regulators.

         Bonuses are based upon merit and the specific circumstances giving rise to Dakota realizing direct benefits from the employee's efforts. No bonuses were declared or paid in 1996.

         The Board of Directors believes that the Chief Executive Officer and the other officers of Dakota remain motivated and are dedicated to the growth in value of Dakota. The Board of Directors also believes that the Chief Executive Officer is receiving reasonable salary compensation when compared to peer-group levels and that his performance incentives are dependent upon his share purchase plan and employee stock options in Dakota. For a description of Mr. Bell's compensation arrangements, refer to "Executive Compensation."

                               Board of Directors


                                  Alan R. Bell
                                 Landon T. Clay
                                 Stanley Dempsey
                               Edward J. Thompson
                                                                      Tor Jensen



Shareholder Return Performance Graph


The following graph shows the cumulative total shareholder return on Dakota Common Shares compared to the cumulative total return of three other stock market indices: (1) Standard and Poor's 500 Index; (2) Standard and Poor's Gold Index; and (3) a peer group of small market capitalization North American gold mining companies. The time period graphed is the five year period from December 31, 1991 through December 31, 1996.


                             Shareholder Returns(1)


[GRAPHIC OMITTED]




(1) Assumes $100 invested on January 1,1992 in Dakota Common Shares, Standard and Poor's 500 Index, Standard & Poor's Gold Index, and Peer Group Index (small market capitalization North American Gold Mining companies).





Company Name/Index                                                               Base Period
                                                       Dec '91        Dec '92     Dec '93      Dec '94     Dec '95     Dec '96

Dakota Mining Corp                                        100          80.13       48.37        35.47       38.70       43.52
S& P Gold & Precious Metals Mining-500                    100          93.37      171.05       138.20      155.55      154.39
S&P 500 Index                                             100         107.62      118.46       120.03      165.13      203.05
Old Peer Group                                            100         101.76      184.91       189.97      204.55      208.16
New Peer Group                                            100          99.41      175.20       135.87      120.96      126.71



         The Standard and Poor's Gold Index includes data from four large North American gold mining companies: Echo Bay Mines Ltd., Homestake Mining Company, Nominate Gold Company and Placer Dome Inc.

         As of December 31, 1996, Management concluded that the old peer group was no longer reasonably comparable to Dakota for purposes of analyzing total shareholder returns, because several of the old peer group companies had either been acquired, merged into other companies, ceased operations, or had grown significantly larger than Dakota. Accordingly, Dakota determined that it would be appropriate to establish a new peer group. The new peer group of gold mining companies includes data from fourteen (14) companies, all of which are listed on Nasdaq or AMEX. The fourteen companies are: Alta Gold Co., Pioneer Metals Corp., Atlas Gold, Rea Gold Corp., Canyon Resources Corp., USMX Inc., Consolidated Nevada Goldfields, Vanderbilt Gold Corp., Crown Resources Corp., Viceroy Resource Corporation, Glamis Gold Ltd., Vista Gold Corp., North Lily Mining Co. and Wharf Resources Ltd.

         The old peer group of gold mining companies includes data from 19 companies, all of which are listed on Nasdaq, AMEX or the New York Stock Exchange. The companies are: Alta Gold Co., Atlas Corp., Canyon Resources Corp., Consolidated Nevada Goldfields, Crown Resources Corp., Glamis Gold Ltd., Vista Inc., Kinross Gold Corp. (formerly known as Plexus Resources Corp.), North Lily Mining Co., Piedmont Mining Co. Inc., Pioneer Metals Corp., USMX Inc., Vanderbilt Gold Corp., Viceroy Resource Company, and Wharf Resources Ltd.

Directors' and Officers' Liability Insurance

         Dakota holds directors' and officers' liability insurance acquired by it from Chubb Insurance Company on behalf of its directors and officers. The policy provides coverage to Dakota for payments made on behalf of its directors and officers under indemnity provisions of its Bylaws, and to the individual directors and officers for losses arising during the performance of their duties from which they are not indemnified by Dakota. Effective September 1996, the policy provided coverage for one year with an aggregate limit of Cdn.$2,000,000 for all policy participants in each policy year, subject to a deductible of Cdn.$500,000 for each amount payable to Dakota. The approximate amount of premium paid by Dakota for the period from September 1996 through September 1997 in respect of its directors and officers as a group was approximately Cdn.$69,000.

             DAKOTA SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


         The following table sets forth, certain information with respect to beneficial ownership of the Common Shares as of April 18, 1997, by (i) each director or nominee for director of Dakota; (ii) each Named Officer; (iii) all officers and directors of Dakota as a group; and (iv) each person or entity known to Dakota to be the beneficial owner of more than 5% of Dakota's outstanding Common Shares. Information with respect to beneficial ownership by each officer or director is based upon information furnished by that individual. Unless otherwise noted, all directors and officers have sole power and sole investment power with respect to shares beneficially owned by them.



                                                                        Number of             Percentage
                                                                          Common              of Common
Name                               Address                             Shares Owned          Shares Owned(1)
----                               -------                             ------------          ---------------
Directors
---------
Alan R. Bell                       4303 E. Links Parkway                 395,001(2)                *
                                   Littleton, CO  80122
Stanley Dempsey                    10899 W. 30th Avenue                   90,001(3)                *
                                   Lakewood, CO  80215
Edward G. Thompson                 111 Moore Avenue                       90,001(4)                *
                                   Toronto, Ontario
                                   M4T 1V7
Landon T. Clay                     24 Federal Street                    6,469,196(5)             18.19%
                                   Boston, MA  02110
Tor Jensen                         51 Bledlow Manor Drive                 70,000(6)                *
                                   Scarborough, Ontario

D. James Rudack                                                               --                   --

Christopher M.T. Thompson          475 17th Street, Suite                 50,000(7)                *
                                   750
                                   Denver, CO  80202
Gregory Pusey                      1722 Buffehr Creek Road                    --                   --
                                   Vail, CO  81657

Named Officers
Robert R. Gilmore                  735 Leyden Street                     256,033(8)                *
                                   Denver, CO  80220

All Officers, Directors and
Nominees
As a Group: 14 persons                                                  7,625,232(12)              20.8%
-----------

Five Percent Shareholders
VenturesTrident II, L.P.           475 Seventeenth St.                   3,996,965                 11.3%
                                   Suite 750
                                   Denver, CO  80202
MacKenzie Financial                150 Bloor Street West                 3,164,786                 8.92%
Corporation                        Suite M111
                                   Toronto, Ontario
                                   M5S 3B5
Sun Valley Gold Company            620 Sun Valley Road                  2,145,050                  6.00%
                                   PO Box 2211
                                   Ketchum, ID  83340
Silverton International Fund       129 Front Street                     4,000,000(9)              10.13%
                                   Suite 301
                                   Toronto, Ontario
                                   M4W 1E6
Fulcrum Management, Inc.           24 Federal Street                    1,351,369(10)              5.07%
                                   Boston, MA  02110
C.A. Delaney Capital               BCE Place                            2,942,400(11)              8.19%
Management Ltd.                    Canada Trust Tower
                                   161 Bay Street, #3900
                                   Toronto, Ontario
                                   M5J 2S1



     *    Less than 1%


     *    Less than 1.0%.

     (1) As of March 14, 1997, the total number of Dakota Common Shares outstanding was 35,479,742.

     (2) Includes 395,000 Dakota Common Shares issuable pursuant to stock options.

     (3) Includes 90,000 Dakota Common Shares issuable pursuant to a stock option.

     (4) Includes 90,000 Dakota Common Shares issuable pursuant to stock options.

     (5) Mr. Clay is an affiliate of Ventures Trident II, L.P. and Fulcrum Management, Inc. Includes 11,040 Dakota Common Shares held in two trusts in which Mr. Clay holds an interest, 90,000 Dakota Common Shares issuable pursuant to a stock option, 5,908 Dakota Commons Shares held by his wife, 24,078 Dakota Commons Shares held by LTC Corp., a private corporation controlled by Mr. Clay, and 5,348,334 Dakota Common Shares held by Ventures Trident II, L.P. and Fulcrum Management, Inc. Mr. Clay is a





          controlling person of VenturesTrident II, L.P. and Fulcrum Management, Inc. Under this arrangement, Mr. Clay has shared voting, investment and dispositive power with respect to the shares owned by VenturesTrident II, L.P. and Fulcrum Management, Inc. Mr. Clay disclaims ownership of the portion of such holding in which he has no actual pecuniary interest.

     (6) Consists of 70,000 Dakota Common Shares issuable pursuant to a stock option.

     (7) Consists of 50,000 Dakota Common Shares issuable pursuant a stock option.

     (8) Consists of 256,032 Dakota Common Shares issuable pursuant to a stock option.

     (9) Consists of 4,000,000 Dakota Common Shares issuable upon conversion of convertible debentures issuable upon exercise of Special Warrants.

     (10) Includes 250,000 Dakota Common Shares issuable upon exercise of Common Share Purchase Warrants.

     (11) Includes 460,000 Dakota Common Shares issuable upon exercise of Common Share Purchase Warrants.

     (12) Includes 1,246,032 Dakota Common Shares issuable pursuant to stock options and 5,348,334 Dakota Common Shares held by VenturesTrident II, L.P. and Fulcrum Management Inc. which Dakota Common Shares are beneficially held by Mr. Clay. Refer to footnote (6) above.



         DAKOTA SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires Dakota's officers and directors, and persons who own more than 10% of a registered class of Dakota's equity securities, to file reports of ownership and changes in ownership with the SEC and AMEX. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish Dakota with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, Dakota believes that, during the fiscal year ended December 31, 1996 all filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were complied with.

              DAKOTA CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Interests Of Management And Others In Material Transactions

         During the three year period prior to the date hereof, no director, senior officer or principal shareholder of Dakota, nor any affiliate or associate thereof, has had any material interest, direct or indirect, in any transaction which has or will materially effect Dakota except as disclosed below.

Certain Transactions Relating To Principal Shareholders

     VenturesTrident II, L.P. ("VTII") is a Delaware limited partnership formed to invest in precious metals projects and companies. VTII is managed by Castle Group, Inc. Fulcrum Management Partners, L.P. ("Fulcrum") and Fulcrum Management Partners II, L.P. ("Fulcrum II") are Delaware limited partnerships serving as the sole general partners. MinVen, Inc., a Massachusetts corporation, together with Landon T. Clay, a director of Dakota, are the general partners of each of Fulcrum and Fulcrum II. Mr. Clay is also a director of MinVen, Inc. MinVen, Inc. and Fulcrum Management Inc. are wholly-owned subsidiaries of Eaton Vance Corp., of which Mr. Clay is the Chairman and Chief Executive Officer. Eaton Vance Corp. and Mr. Clay are also partners of VTII.

         Due to the various relationships among Dakota, VTII, Castle Group, Inc., Fulcrum, Fulcrum II and Fulcrum Management Inc., and due to the status of Mr. Clay as a director of Dakota, there are or may occur circumstances when conflicts of interest arise in connection with decisions affecting Dakota. In such circumstances, Mr. Clay has abstained and will continue to abstain from voting on relevant transactions.

         On October 13, 1994, VTII exercised Arrangement Warrants and purchased 359,767 Dakota Common Shares at $1.75 per share. The Company used these proceeds to repay VTII $629,592 of interest accrued to date on certain notes that were converted pursuant to the Arrangement completed on September 15, 1993. See "Business of Dakota Mining Corporation - Dakota."

Indebtedness of Directors and Senior Officers

         No individual who is, or at any time during the most recently completed financial year of Dakota was, a director, executive officer or senior officer of Dakota, no proposed nominee for election as a director of Dakota, and no associate of any such director, officer or proposed nominee is, or at any time since the beginning of the most recently completed financial year of Dakota has been, indebted to Dakota or any of its Subsidiaries or has been the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by Dakota or any of its Subsidiaries.

               DAKOTA SELECTED CONSOLIDATED FINANCIAL INFORMATION

         The selected financial data in Table I has been derived from the audited consolidated financial statements of Dakota and should be read in conjunction therewith, including notes thereto, included elsewhere in this Joint Proxy. Dakota utilizes the United States dollar as its reporting currency. All financial data presented below are in thousands of United States dollars except per share and other data.


                                                               1996                 1995                 1994
                                                          --------------       --------------        -------------
Income Statement Data
         Revenue                                             $    24,556          $    17,209          $     8,442
         Exploration costs                                           499                   87                  203
         Loss from operations                                   (15,274)              (8,718)              (5,663)
         Other income (expense)                                  (7,796)                (272)                 (76)
         Net loss                                               (23,070)              (8,990)              (5,739)
         Net loss per share                                       (0.73)               (0.35)               (0.33)
         Dividends per share                                        0.00                 0.00                 0.00
Balance Sheet Data(1):
         Property, plant and equipment                       $    15,150          $    22,973          $    23,527
         Total assets                                             31,569               35,905               34,344
         Total debt:
                Short-term borrowings                                624                1,158                1,158
                Current portion of long-term debt                    383                  566                1,824
                Long-term                                          3,240                  440                  898
         Other non-current liabilities                             6,515                3,558                1,851
         Shareholders' equity                                     13,459               22,590               25,485
Other Data:
         U.S. dollar exchange rate
         (Canadian$/US$)(2)
                As of December 31,                                0.7301               0.7325               0.7129
                Yearly average                                    0.7334               0.7284               0.7321
                Low for period                                    0.7215               0.7025               0.7105
                High for period                                   0.7515               0.7529               0.7632



         Had the consolidated financial statements been presented in accordance with accounting principles and practices generally accepted in the United States, additional financial data would be disclosed as follows:



                                                     TABLE II


                                                             1993(3)                1992
                                                          --------------       --------------
Income Statement Data
         Revenue                                             $     7,156          $    31,834
         Exploration costs                                           147                  326
         Operating loss                                          (5,080)              (7,850)
         Other income (expense)                                  (2,036)              (1,357)
         Net loss                                                (7,115)              (8,991)
         Net loss per share                                       (1.04)               (2.80)
         Dividends per share                                        0.00                 0.00
Balance Sheet Data (1):
         Property, plant and equipment                       $    23,362          $    39,990

         Total assets                                             35,036               48,804
         Total debt:
                Short-term borrowings                              1,549                    -
                Current portion                                    3,329               20,494
                Long-term                                          2,416                1,333
         Other non-current liabilities                             1,648                2,389
         Shareholders' equity                                     19,852               17,143
Other Data:
         U.S. dollar exchange rate
         (Canadian$/US$)(2)
                As of December 31,                                0.7553               0.7867
                Yearly average                                    0.7753               0.8276
                Low for period                                    0.7435               0.7760
                High for period                                   0.8050               0.8760



     (1)  Amounts are at the last day of each of the periods indicated.

     (2) Exchange rates are expressed as the United States dollar equivalent to one Canadian dollar.

     (3) The Arrangement was accounted for as financial reorganization under Canadian generally accepted accounting principles ("Canadian GAAP") which resulted in a "fresh start." Accordingly, results of operations subsequent to September 15, the effective date of the Arrangement, are reported separately in Table I in conformity with Canadian GAAP. Under U.S. GAAP, the Arrangement would have been accounted for as a quasi-reorganization with results of operations for the pre-Arrangement period, January 1, 1993 to September 15, 1993, combined with the post-Arrangement period.



                   DAKOTA MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Liquidity and Capital Resources


         USMX Merger. On February 5, 1997, Dakota entered into the Merger Agreement with USMX. Under the terms of the Merger Agreement, holders of USMX Common Stock will receive one Dakota Common Share for every 1.1 share of USMX Common Stock and USMX will become a wholly-owned subsidiary of Dakota. In connection with the transaction, Dakota will issue approximately 15.6 million Dakota Common Shares. The Dakota Common Shares had an approximate market value of $23.2 million or $1.58 per share, based upon an average trading price for Dakota's Common Shares for a reasonable period before and after the Merger was announced. Dakota will account for the Merger as a "purchase". Based upon the opinion of Coopers & Lybrand L.L.P., Dakota anticipates that the Merger will not be taxable to Dakota and should not be taxable to shareholders of Dakota or USMX. See "U.S. Federal Income Tax Considerations of the Merger." Completion of the Merger remains subject to shareholder approval, review by regulatory authorities, and other customary conditions. Dakota expects to complete the Merger in May, 1997. See "The Merger."

         The principal asset of USMX is its Illinois Creek Project. Reference is made to "Business and Properties of USMX - The Illinois Creek Project." The Illinois Creek Project is expected to produce approximately 64,000 ounces of gold and 419,000 ounces of silver in 1997 at a cash cost of approximately $250 per ounce of gold. The Illinois Creek Project has an estimated six year life and is expected to be an important source of operating cash flow to Dakota throughout its productive life.


         Special Warrant Financing and Issue of Debentures. To provide financing for Dakota and USMX in connection with the Merger, on February 5, 1997, Dakota entered into an agency agreement with certain Canadian investment dealers (the "Agents") to sell by way of private placement 25,000 Special Warrants (as defined hereafter) at a price of Cdn.$1,000 per Special Warrant for aggregate gross proceeds to Dakota of Cdn.$25 million (U.S. $18.25 million). Proceeds from the Special Warrant offering, after deducting the 6% commission paid to Agents and other expected costs, approximate $16.9 million. The offering proceeds will principally be used to complete construction and commence start-up of the Illinois Creek Project, developmental drilling, repayment of $1.5 million of the Rothschild Credit Agreements and for general working capital purposes.


         The Special Warrants are comprised of 16,119 Series A Special Warrants and 8,881 Series B Special Warrants.

The Special Warrants offering was completed on February 6, 1997 with all proceeds, net of a 6% commission paid to Agents placed in escrow. Each Special Warrant entitles the holder, upon exercise thereof and without payment of any additional consideration, to acquire one Debenture in the principal amount of Cdn$1,000. The Debentures are described under the heading "Capitalization and Description of Dakota Securities-Description of Dakota Share Capital and Debentures-Debentures."


         Dakota has agreed to use its best efforts to file a prospectus in British Columbia, Alberta, Ontario and Quebec to qualify for distribution the Debentures issuable upon exercise of the Special Warrants and the Dakota Common Shares issuable upon conversion of the Debentures. A prospectus has been filed. If qualification is not obtained by June 5, 1997 or such later date as the Agents may determine in their sole discretion, the number of Dakota Common Shares issuable upon conversion of the Debentures will be such that each Debenture will be convertible for 550 Dakota Common Shares (the "Penalty").

         If the shareholders of Dakota do not approve the issuance of the Series B Special Warrants prior to May 31, 1997, then all Series B Special Warrants will automatically be retracted and the holders thereof will receive the original purchase price paid therefor plus a pro rata portion of the interest earned on the purchase price while it was held in escrow. If the Merger is not completed prior to June 5, 1997, the holders of the Series B Special Warrants may elect to retract the Special B Warrants.

         On March 11, 1997, $5.0 million of the Special Warrant offering proceeds was released to Dakota in connection with the terms of the Merger Agreement and the $5,000,000 Loan Agreement. Reference is made to the heading "Terms of the Merger-Other Agreements-$5,000,000 Loan Agreement." Proceeds from the $5,000,000 Loan Agreement will be used by USMX to reduce outstanding accounts payable balances and to fund construction and start-up activities at the Illinois Creek Project until the Merger is completed. All expenditures must first be approved in advance by Dakota and Rothschild. Further reductions in outstanding USMX accounts payable balances, together with additional construction and start-up costs at the Illinois Creek Project in 1997, are expected to approximate an additional $7 million. These additional costs will be funded by Dakota from proceeds of the Special Warrant offering.


         The remaining proceeds of the Special Warrant offering will be released upon completion of the Merger, the obtaining of receipts from various securities commissions in Canada of the final prospectus qualifying the securities issuable by Dakota in connection with the offering and upon approval of the issue of the Dakota Common Shares ultimately underlying the Series B Special Warrants by Dakota shareholders. Should the Merger not be consummated for any reason, Dakota will be obligated to exchange a pro rata portion of the Special Warrants for Debentures in an amount equal to the proceeds released from escrow prior to that time. USMX will be obligated to repay all outstanding obligations under the $5,000,000 Loan Agreement. The remaining escrowed proceeds will then be used to retract from the holders of the Special Warrants a pro rata number of Special Warrants for the original purchase price thereof together with a pro rata amount of interest earned thereon while such proceeds were held in escrow.

         Upon completion of the Merger, Dakota will be obligated to repay USMX's $22 million balance due under the Rothschild Credit Agreements. USMX has failed to comply with various provisions of the Rothschild Credit Agreements and has continued operations to date with the forbearance of Rothschild. However, Dakota and Rothschild entered into an Intercreditor Agreement on March 12, 1997 which among other things, contained Rothschild's consent to the Merger Agreement and set forth certain changes to the Rothschild Credit Agreements, which changes will become effective upon consummation of the Merger. Refer to "Terms of the Merger-Other Agreements-Intercreditor Agreements." In Dakota's view, the prospective changes to the Rothschild Credit Agreements will avoid any existing or immediate defaults thereunder after closing of the Merger.

         The most significant changes to the Rothschild Credit Agreements include: (i) $1.5 million of the proceeds from the Special Warrant offering will be used to repay a portion of the Rothschild Credit Agreements, (ii) certain minimum cash retention requirements will no longer be required; (iii) all remaining and outstanding loan balances will be deemed to be project debt and no portion thereof will be convertible into Dakota Common Shares; (iv) scheduled loan repayment dates will be changed to better match projected Illinois Creek Project cash flows; (v) minimum working capital cash balances will be retained in the Illinois Creek Project; (vi) certain terms related to "commercial completion" and various financial covenants will be amended; and (vii) Dakota will guarantee the Rothschild Credit Agreements until

"commercial completion" is realized.

         The adjusted project loan balance of $20.5 million will bear interest, payable quarterly, at 2.25% above LIBOR until "commercial completion" of the project has occurred. The requirements for commercial completion include the construction of the Illinois Creek Mine facilities, which facilities and the equipment thereon must be mechanically complete and electrically operable ("Mechanical Completion"), the achievement of production amounts and grades, costs and reserves similar to the development plan, and the absence of any default in the Rothschild Credit Agreement. Following commercial completion, this note bears interest at 1.879% above LIBOR. Principal payments are to be made in installments of $3 million each on November 30 and February 28, of each year, commencing November 30, 1997.


         Dakota expects to repay the outstanding amounts under the Rothschild Credit Agreements and all related interest accrued thereon from the operating cash flows from the Illinois Creek Project. No assurances can be given that the Illinois Creek Project will provide sufficient cash flows to meet these repayment obligations.

         Sources and Uses of Cash. On February 28, 1997, Dakota and Gerald Metals, Inc. ("Gerald") signed a letter agreement to amend and restate Dakota's line of credit facility with Gerald. Under the amended terms, Dakota's line of credit will be increased from the present outstanding balance of $3.23 million to $5.0 million. The loan will be repayable at a rate of $1.0 million per month commencing in June 1998, will bear interest at LIBOR plus 2.25% and will be collateralized by Dakota's underlying assets at its Gilt Edge and Stibnite Mines and a guarantee by Dakota.

         Gerald has also agreed to provide a $2.5 million standby credit facility to Dakota until July 31, 1997. The standby facility is intended to serve as a bridge financing until completion of the Merger and the release from escrow of the remaining proceeds from the Special Warrant offering. Dakota will be obligated to pay a 1/2 of one percent commitment fee on any unused portion of the standby credit facility. All outstanding balances thereunder bear interest at LIBOR plus 2.25% and are collateralized by an assignment of Note 2 under the $5,000,000 Loan Agreement as described under the heading "Terms of the Merger-Other Agreements -$5,000,000 Loan Agreement."

         In April, 1996, Dakota commenced construction of expanded heap leach facilities at its Gilt Edge Mine. Remaining capital costs are estimated to be $4.0 million over two years. The heap leach pad expansion is being constructed in stages. In this manner, ores can be mined and processed, thereby generating an operating cash flow, prior to the completion of the entire heap leach pad expansion. The remaining capital costs are expected to be funded by cash flows, cash on hand and proceeds from the borrowing arrangements with Gerald.


         Inventories decreased from approximately $3.82 million at December 31, 1995 to approximately $2.64 million at December 31, 1996. The decrease principally relates to lower quantities of gold contained on heap leach pads at the Stibnite Mine as of year end. In 1996, estimated recoverable ounces of gold on the Stibnite heap leach pads were approximately 1,400 ounces as compared to approximately 4,400 ounces in 1995.

         As of December 31, 1996, the investment in property, plant and equipment at Gilt Edge Mine approximated $9.4 million of which $1.7 million is attributed to the sulfide development potential of the property which is not currently subject to amortization. Based upon a $380 per ounce gold price, an independent engineering study and past operating experiences, Dakota believes that mining and processing the Anchor Hill oxide deposit and the substantial sulfide deposit will generate sufficient operating margins to ensure the recovery of Dakota's remaining investment in Gilt Edge Mine.

         Dakota estimates that the salvage value of the Golden Reward Mine assets are equal to or exceed all remaining obligations of the partnership. Accordingly, future holding costs are not expected to be material to Dakota.

         Dakota has identified sufficient mineralized oxide materials at its Stibnite Mine to conduct operations at annual production rates of approximately 24,000 ounces of gold during 1997 and has drill indicated mineralized material which Dakota believes will allow for several additional years of operations. The drill indicated areas will require further development drilling at a cost of approximately $500,000 per year over the next two to three years. Drilling activities will be financed from the proceeds of the Special Warrants and from operating cash flows.

         Dakota's investment in mining assets at Stibnite Mine as of December 31, 1996 is approximately $4.3 million of which approximately $1.9 million has been attributed to the sulfide ore potential of the property and is not currently subject to amortization. Future depreciation will approximate $34 per ounce providing that 65% of the drill-indicated reserves convert to the proven and probable category. Based upon a $380 per ounce gold price and its past operating experience, Dakota believes Stibnite Mine's future operating margins should ensure the recovery of its remaining investment in mining assets.

         Once the Merger is completed, the principal focus of Dakota for the remainder of 1997 will be: (i) to complete the successful start-up of operations at Illinois Creek Project, including construction of expanded leach pad facilities at a cost of $4.5 million; (ii) to continue operations at Gilt Edge and Stibnite Mines, (iii) to complete construction of additional heap leach pads at Gilt Edge Mine as previously discussed; (iv) to conduct development drilling activities at Stibnite and Gilt Edge Mines at a cumulative cost of $1.1 million in order to convert drill indicated mineral resources into proven and probable mineable reserves; and (v) to continue exploration and evaluation of other mining properties, including the Thunder Mountain Project owned by USMX located near Dakota's Stibnite Mine.


         Over the next three years, the combined capital expenditures of Dakota and USMX are expected to approximate $11.0 million in 1997, $5.9 million in 1998, and $3.0 million in 1999, excluding any costs to develop USMX's Thunder Mountain Project. In 1997, capital expenditures at Gilt Edge Mine are expected to approximate $5.0 million, $4.6 million for heap leach pad expansion and $400,000 for exploration. Capital expenditures at Stibnite Mine are expected to approximate $1.16 million in 1997 consisting of $530,000 for exploration, $450,000 for mine development and the remainder for equipment replacement. Capital expenditures at Illinois Creek are estimated to be $3.8 million to complete construction of heap leach facilities and an additional $1.0 million will be spent on exploration at Illinois Creek Mine and Thunder Mountain Project after the Merger is complete.

         In 1998, capital expenditures relate primarily to heap leach pad expansion at Gilt Edge Mine - $2.5 million and at Illinois Creek Mine - $2.2 million. The remaining $1.2 million of capital expenditures will be allocated for exploration at Gilt Edge, Illinois Creek and Stibnite Mines depending upon the results of 1997 drilling activities. In 1999, capital expenditures will pertain primarily to heap leach pad expansion and exploration activities.


         For additional information on operating properties, see "Business and Properties of Dakota" and "Business and Properties of USMX." Management expects that the cash flows generated from mining activities, together with the proceeds from the offering of Special Warrants and under the Gerald credit facilities, discussed previously, will be adequate to fund all required capital expenditures and operating activities. However, no assurances can be given that Dakota's operations will provide sufficient cash flow to fund these capital expenditures.

         At December 31, 1996, Dakota had a working capital of $1.0 million as compared to a working capital deficit of $2.2 million at December 31, 1995. The improvement is due to higher cash balances in 1996 and a lower outstanding balance under a short-term borrowing arrangement. At December 31, 1995, Dakota had a working capital deficit of $2.2 million primarily due to an increase in accounts payable of $3.47 million since December 31, 1994. The increase in accounts payable arose in connection with the recommencement of operations at Stibnite Mine as discussed below and increased operating activities at Gilt Edge Mine related to the processing of certain previously stockpiled sulfide ores. The working capital deficit was eliminated in February 1996 as a result of the private placement of equity securities and reductions in accounts payable using proceeds from sales of gold bullion produced after December 31, 1995.

         Cash used in operations was $6.2 million during 1996 compared to cash provided by operations of $413,219 in 1995. The increase in cash used during 1996 is a result of operating losses of approximately $2.8 million in 1996 at Stibnite Mine and preproduction costs of approximately $ 3.2 million incurred in connection with the start-up of Gilt Edge Mine in the spring of 1996.

         Cash provided by operations was $413,219 during 1995 compared to cash used in operations of $3.88 million in 1994. The decrease in cash used in 1995 compared to 1994 is primarily due to the increase in accounts payable and accrued liabilities in 1995. The increase in cash used in 1994 to $3.88 million, from $2.96 million in 1993, is due primarily to the payment of holding and standby costs at the Gilt Edge and Stibnite Mines neither of which conducted significant operations in 1994 nor provided operating cash flows.

         Cash used in investing activities during 1996 primarily pertains to additions to plant, property and equipment including the expansion of the leach pad and development of Anchor Hill at the Gilt Edge Mine.

         Cash used in investing activities during 1995 pertains to additions to plant, property and equipment, including deferred development activities at Gilt Edge Mine and Golden Reward Mine and the addition of a water treatment plant at Gilt Edge Mine. During 1994, cash used also related to additions to plant, property and equipment, including development activities at Gilt Edge Mine and Golden Reward Mine.

         Cash provided by financing activities during 1996 included approximately $13.5 million of proceeds, net of offering costs, from the sale of special warrants and $340,397 of proceeds received upon the exercise of common share purchase warrants. Dakota also borrowed $3.23 million under a Revolving Loan Agreement with Gerald Metals, Inc. In total, Dakota repaid almost $1.1 million of borrowings during 1996, including its pro rata share of long-term debt obligations of Golden Reward L.P.

         Cash provided by financing activities during 1995 included approximately $5.5 million of proceeds, net of offering costs, from the sale of special warrants and $587,873 of proceeds received upon the exercise of common share purchase warrants. Dakota also borrowed $1.875 million under a short-term credit facility with Gerald Metals, Inc., which credit facility was fully repaid prior to the end of 1995. Proceeds from the borrowing were used for working capital to restart operations at Stibnite Mine. Dakota also repaid approximately $1.8 million of its pro rata share of certain long-term debt obligations of Golden Reward L.P. In total Dakota repaid borrowings of $3.7 million in 1995. Financing activities in 1994 generated $9.5 million of proceeds, net of offering costs, from the sale of special warrants and $2.17 million of proceeds received upon the exercise of Common share purchase warrants. Dakota repaid approximately $1.87 million of its pro rata share of certain long-term debt obligations of Golden Reward L.P. and in total repaid borrowings of $6.13 million in 1994.

     Dakota has needs for cash to fund permitting, construction and environmental compliance activities at its Gilt Edge, Stibnite and Golden Reward projects. See "Business and Properties of Dakota-Gilt Edge Mine, Golden Reward Mine and Stibnite Mine."


                  Other. In the course of its normal business, Dakota uses forward sales and commodity put and call option contracts to manage its exposure to fluctuations in the price of gold which it produces. Contract positions are designed to ensure that Dakota will receive a defined minimum price for a portion of its gold production. Potential gains on gold price increases are also eliminated under forward sales commitments if such commitments are not bought back.

         Dakota is exposed to credit risk to the extent of an inability of a counterparty to honor contracts; however, management believes the risk of incurring losses due to credit risk is remote. Market risk on financial instruments results from fluctuations in the gold price during the periods in which the contracts are outstanding. Dakota manages its exposure to market risk by matching future physical gold delivery with contract maturities. Risk of loss arises from the possible inability of Dakota to deliver gold.


         Dakota's accounting treatment for hedging is outlined in Notes to Item 8 - "Financial Statements and Supplementary Data."

         At December 31, 1996, Dakota had entered into various forward sale contracts with a gold bullion dealer to deliver 7,500 ounces of gold at a minimum prices of $370 per ounce and a maximum of $385 per ounce during the period from January 31, 1997 through June 30, 1997. In addition, forward sales contracts for 16,000 ounces at an average price of $387 were in place at year-end. As of February 28, 1997, Dakota had forward sale contracts remaining to deliver approximately 21,000 ounces of gold throughout 1997 at an average price of $384 per ounce. Fluctuations in future gold prices could significantly impact Dakota's future revenues as only a portion of Dakota's expected gold production in 1997 has been hedged by these forward sales contracts.

                  Dakota intends to adopt the new Recommendations of the Canadian Institute of Chartered Accountants relating to the presentation and disclosure of financial instruments. In accordance with these recommendations the Debentures will be segregated into their debt and equity components. The financial liability component, representing the present value of future interest payments, will be included in long-term debt. The remaining component, representing the value ascribed to both the holders' option to convert the principal balance into Dakota Common Shares and Dakota's right to pay the principal amount of the instrument in Common Shares, will be classified in shareholders' equity as the equity component of convertible instruments. These components will be measured at their respective fair values at the date the Debentures are exchanged for the Special Warrants.


         Environmental Matters and Government Regulation. All of Dakota's exploration, development and production activities are subject to regulation under one or more of the various state, local and federal environmental laws and regulations. These laws address emissions to the air, discharges to water, management of wastes, management of hazardous substances, protection of endangered species, protection of natural resources and others. Such laws and regulations are generally becoming more restrictive. Dakota has made and expects to continue to make in the future, significant expenditures to comply with such laws and regulations. Except as otherwise disclosed in this Joint Proxy Statement/Prospectus, Dakota believes it is in substantial compliance with all applicable material governmental and environmental regulations.


         Existing and possible future environmental legislation, regulations and actions, could cause additional expense, capital expenditures, restrictions and delays in the activities of Dakota, the extent of which cannot be predicted. Regulatory requirements and environmental standards are subject to constant evaluation and may be significantly increased, which significantly adversely affect Dakota's business. The cost of compliance with changes in governmental regulations has the potential to reduce the profitability of operations.

         Several recent legislative developments have affected or may in the future affect the cost of and the ability of mining claimants to use the Mining Law of 1872, as amended, to acquire and use federal lands for mining operations. Since October 1994, a moratorium has been imposed on processing new patent applications for mining claims. Also, since 1993, a rental or maintenance annual fee of $100 per claim has been imposed by the Federal government on unpatented mining claims in lieu of the prior requirement for annual assessment work. During the last several Congressional sessions, bills have been repeatedly introduced in the U.S. Congress which would supplant or radically alter the General Mining Law. As of the end of 1996, no such bills had been passed. Such bills have proposed, among other things, to permanently eliminate or greatly limit the right to a mineral patent, impose royalties, and impose new federal reclamation, environmental control and other restoration requirements. If enacted, such legislation could impair the ability of Company to economically develop mineral resources on federal lands. The extent of the changes, if any, which may be made by Congress to the General Mining Law is not presently known and the potential impact on Dakota as a result of future Congressional action is not presently determinable.

         The South Dakota Department of Environment and Natural Resources ("DENR") has conducted a Preliminary Assessment on behalf of the United States Environmental Protection Agency ("EPA") of Gilt Edge Mine activities including the approximately 406 acres permitted under Dakota's South Dakota state mining permit. At this time, EPA has not made a determination as to whether any further study needs to be made of the site. Accordingly, Dakota is not able to determine what impact, if any, further action by the DENR or EPA in connection with the Preliminary Assessment may have on the site. Dakota does not know when the EPA may reach a decision on the Preliminary Assessment.

         In April 1993, the DENR issued the DENR Order regarding remediation efforts related to acid rock drainage at Gilt Edge Mine. The DENR Order remains in effect and Dakota is in full compliance. The DENR Order principally requires that, unless discharge water meets certain permitted terms and conditions, there shall be no discharge of acid mine drainage. On January 19, 1996, Dakota received final approval of an updated and amended reclamation plan from the State of South Dakota. Under the conditions of the revised reclamation plan, Dakota plans to reclaim waste depositories and other areas by capping these areas with impervious materials available from the overburden associated with the Anchor Hill oxide deposit. Such capping will prevent any continued migration of acid mine drainage.

         Dakota has provided the State of South Dakota with a form of financial assurance in the amount of $7.9 million in connection with the reclamation and remediation plan in the form of cash deposits of $2.4 million and a demand note as proof of financial assurance in the amount of $5.5 million. Dakota has estimated that its actual capping costs will approximate $3.2 million, which costs have been fully accrued at December 31, 1996. Funding of this obligation will be made from operating cash flow derived from processing the Anchor Hill oxide deposit.

         Dakota is required to meet certain equity covenants of $20 million as a condition of its permits with the State of South Dakota. As of December 31, 1996 Dakota did not meet this requirement, however completion of the Special Warrant offering on February 6, 1997 as discussed previously will ensure that Dakota meets this requirement on a go-forward basis.

         At a future date when Dakota provides notice to the State of South Dakota that the Gilt Edge Mine will close and that post closure care is to begin, Dakota will be obligated to convert a portion of its financial assurance into a post-closure fund in a form acceptable to the State to ensure long term treatment and maintenance of the site. The amount of the post-closure financial assurance is not expected to be less than $3.0 million although no final determination will be made until the mine actually closes.

         The State of South Dakota requires mines to provide the State with financial assurance to cover mitigation costs in the event of an environmental accident. In order to fulfil its obligation, Dakota has provided the State with a form of demand note in the amount of $359,000.

     Golden Reward L.P. is required by the State of South Dakota to provide financial security to cover the estimated cost of reclamation. Reclamation bonds totaling $1,175,759 have been posted as a guarantee that the land which is disturbed by mining will be reclaimed. Golden Reward L.P. anticipates that total costs of reclamation will not exceed the amount of these bonds.

         In November 1993, Dakota filed an application for a U.S. Federal Clean Water Act National Pollution Discharge Elimination System permit in respect of Stibnite Mine. This permit is not necessary for Dakota's current mining operations at Stibnite Mine. However, Dakota believes that obtaining this permit would be of benefit as it would allow Stibnite Mine to discharge clean water from the minesite in accordance with such permit standards in the future. Dakota cannot anticipate when a draft permit will be issued.

         On July 10, 1995, Dakota entered into a voluntary Administrative Order on Consent with the EPA regarding the tailings area (the "Meadow Creek Plan"). Approximately 50% of the work under the Meadow Creek Plan was completed in 1995. Through December 31, 1996, $224,733 has been incurred in connection with the Meadow Creek Plan. Management estimates that it will cost approximately $667,000 in 1997 in order to complete the Meadow Creek Plan. Such costs will be funded from operating cash flows although there is no assurance that sufficient cash flow from operations will be generated to complete the Meadow Creek Plan. Dakota has apprised previous owners and operators of the property of the Meadow Creek Plan and believes that a portion of such costs may be recoverable from these parties. However, there is no assurance that Dakota will be successful in obtaining a recovery of any of the costs of the Meadow Creek Plan.

         On September 11, 1996, Dakota received a Notice of Potential Liability and Conduct of Removal Action from the United States Environmental Protection Agency ("EPA") pertaining to certain remediation activities at an historic mine sight, located on certain lands once leased by Dakota. Dakota never conducted operations at this sight and no longer owns any interest in the leases pertaining to this property. The EPA estimates a total cost of $940,000 for its action. However, Dakota cannot presently determine the extent of its liability, or whether any liability actually exists.

         Reclamation bonds totaling $701,322 have been posted by Dakota in accordance with State of Idaho and USFS requirements to ensure that land which is disturbed by mining will be reclaimed. Dakota estimates that the total costs of reclamation of other land which is disturbed by mining will not exceed the amount of these reclamation bonds.

         Reference is made to the respective sections "Operations, Permitting and Environmental Matters" in the description of the Gilt Edge, Golden Reward and Stibnite Mines in the "Business Properties of Dakota-Properties" section of this document for further discussion of the financial impact of environmental compliance.

Results of Operations

         Revenues and Direct Operating Costs. Dakota recorded a consolidated net loss of $23.1 million, or $0.73 per share, in 1996. Of this loss, $16.4 million reflects non-recurring expenses including the following: (i) a $9.6 million writedown in asset carrying values and accrual of certain future estimated costs related to the suspension of operations at Golden Reward Mine, (ii) an increase in depletion of $2.9 million at Stibnite Mine due to a change in accounting estimates and the expensing of deferred stripping costs of $700,000 which had been deferred in prior years, and (iii) $3.2 million of start-up expenses at the Gilt Edge Mine prior to recommencing operations at the Anchor Hill deposit in May 1996.

         Shown below is Dakota's share of metal sales (in ounces) in each of the last three years:




                                                                            Metal Sales
                                                                     Year Ended December 31(1)
                                                    1996                         1995                             1994
                                                    ----                         ----                             ----
                                             Gold         Silver           Gold         Silver            Gold         Silver
Cactus Mine (25%)                             564            197          1,468            997           2,595          7,624
Gilt Edge Mine(2)                          23,537         32,619          8,839         16,156           2,534          7,245
Golden Reward Mine (40%)                   10,070          9,078         19,078          5,451          19,618          5,323
Stibnite Mine                              28,752          7,309         17,622          4,739             -              -
                                           ------          -----         ------         ------         ----------     --------
                                           62,923         49,203         47,007         27,343          24,747         20,192
                                           ======         ======         ======         ======          ======         ======

     (1) Precious metals production for each of the joint venture operations includes Dakota's pro rata share.

     (2) Includes gold sales from Gilt Edge Mine of 2,308 ounces and 2,534 ounces while in holding and standby stage during 1995 and 1994, respectively. The related revenues were recorded as a reduction of holding and standby costs.

         Operating results for the last three years are summarized in the following table:



                                                         1996                    1995                     1994
                                                         ----                    ----                     ----
Operating revenue                                    $ 24,556,406            $ 18,094,834              $ 9,589,821
Loss on gold loan repayment(1)                             -                       -                      (205,558)
Reclassified to holding and standby                        -                   (886,226)                  (942,640)
                                                          ---                 ---------                   ---------
         Net operating revenue                       $ 24,556,406            $ 17,208,608(2)           $ 8,441,623(2)
                                                     ============             =============             ===========

     (1) Loss on gold loan relates to the payoff of a gold loan as a result of the revaluation of the gold loan to $348 per ounce pursuant to the arrangement completed September 15, 1993.

     (2) Excludes sales of gold from Gilt Edge Mine while in holding and standby stage.



The benefits of Dakota's short-term gold hedging program principally provide a minimum selling price for ounces of gold which only slightly exceeded the average spot prices.

                        Mine, Mill and Administration(1)

                                                          1996                    1995                    1994
                                                          ----                    ----                    ----
Gilt Edge Mine                                            $  10,339,845             $ 6,442,615             $  3,563,013
Golden Reward Mine                                            3,003,781               4,363,047                4,681,572
Stibnite Mine                                                12,666,675               6,450,714                  856,884
Cactus Mine                                                     285,832                 477,409                  751,499
                                                        ---------------            ------------            -------------
         Subtotal                                            26,296,133              17,733,785                9,852,968
Reclassified to holding and standby                                    -            (3,882,148)              (4,419,897)
                                                        ---------------           -------------            -------------
Total mine, mill and administration                       $  26,296,133            $ 13,851,637             $  5,433,071
                                                          =============            ============             ============

Average cash cost per ounce of gold sold                           $418                 $310(2)                  $245(2)


     (1)  Cash  costs   include   mining,   milling,   project   administration,
          on-property exploration, and all holding and standby costs.

     (2) Excludes ounces of gold sold by Gilt Edge Mine while in the holding and standby stage.

     1996 Compared to 1995. Metal sales at both Gilt Edge Mine and Stibnite Mine were higher in 1996 than 1995 due primarily to an increase in ore tons processed. During 1996, Gilt Edge Mine processed approximately 1.583 million ore tons at an average grade of 0.023 ounces of gold per ton and Stibnite Mine processed 927,000 ore tons at an average grade of 0.031 ounces of gold per ton. In comparison, during 1995, Gilt Edge Mine processed approximately 572,000 ore tons at an average grade of 0.043 ounces of gold per ton and Stibnite Mine processed 544,000 ore tons at an average grade of 0.05 ounces of gold per ton. The higher tonnages resulted in increased total metal production.

         The above increases in production were partially offset by lower metal sales from Dakota's 40% interest in the Golden Reward Mine. Golden Reward Mine ceased mining activities at the end of the second quarter of 1996.


         Mine, mill and administrative expense increased substantially in 1996 when compared to 1995. The increase in costs relates primarily to the higher volumes of ore tons mined at Gilt Edge and Stibnite Mines as discussed previously. Although ore tonnages were higher, lower ore grades in 1996 adversely effected cash costs per ounces of gold sold. In addition, costs at Gilt Edge Mine in 1996 include approximately $3.2 million of operating costs related to the Anchor Hill oxide deposit incurred during the period from January to April. Gold recoveries from this deposit commenced in May 1996. Such expenses are not recurring in nature as the Anchor Hill deposit will continue operations on a year around basis, increased the average cash costs per ounce of gold sold by $51 in 1996. The Golden Reward Mine incurred $1.3 million less costs in 1996 than in 1995, due to the cessation of mining activities in June. Costs at Cactus Mine were lower in 1996 than in 1995 and relate to wind-up and reclamation activities.

         The increase in depreciation, depletion and amortization in 1996 when compared to 1995 is due to higher production rates in 1996 and to a change in accounting estimate which led to a higher per ounce depletion rate for the Stibnite Mine in 1996. This change in estimate resulted in additional depletion of $2.9 million during 1996.

         Based upon uncertainties arising from the proximity of certain unpermitted reserves to a ski hill, the operator of Golden Reward Mine reflected in the financial statements of the partnership in 1995 and 1996, an impairment of its investment in mineral properties relating to the Golden Reward Mine. Dakota recorded this impairment of approximately $7.9 million in its 1996 financial statements after Golden Reward L.P. failed to reach an agreement regarding the acquisition of certain surface rights owned by the ski hill. Of this amount, approximately $790,500 pertains to the write down of inventory. During the second quarter of 1996, Dakota recorded an accrual of approximately $1.7 million for its share of reclamation and other costs due to the cessation of mining operations.

         Royalties vary from mine-to-mine and within the specific area being mined in accordance with various agreements with landowners. Effective in 1995, the State of South Dakota adjusted its method for calculating severance taxes, the result of which was to significantly lower the effective rate. Overall, royalties and severance taxes generally relate directly to revenues earned. Therefore higher revenues in 1996 resulted in higher royalty and severance taxes than in 1995.

         Reclamation costs in 1996 consist of accruals at Gilt Edge Mine, Stibnite Mine and Golden Reward Mine of $1.2 million, $380,000 and $640,000, respectively. The costs at Gilt Edge Mine pertain to the mining of ore and waste tons at Anchor Hill, the costs at Stibnite pertain to revised estimates of reclamation costs due to additional mining activities in the West End and Stibnite pits, and the costs at Golden Reward pertain to the cessation of operations in the second quarter of 1996. According to estimates provided by our partner in Golden Reward Mine, all future reclamation costs should now be accrued as of December 31, 1996.

         General corporate costs increased $500,000 in 1996 when compared to 1995 due to additions in staff, legal expenses, travel activities, and in the use of outside professional services incurred in connection with mine acquisitions. These increases are due, in part, to overall increases in corporate activity.

         Investment income is higher in 1996 due principally to interest earned on higher cash balances available for investment purposes.

         Interest expense is slightly lower in 1996 than in 1995 due to decreased vendor interest on outstanding payable balances during 1996. This is slightly offset by interest on the balance of the Revolving Loan Agreement with Gerald Metals, Inc. beginning in the second quarter of 1996.

     Dakota does not anticipate that its U.S. operations will be subject to alternative minimum tax during 1997.

         1995 Compared to 1994 and 1994 Compared to 1993. Gold production and related operating revenues in 1995 increased from 1994 levels principally due to the recommencement of operations at Stibnite Mine in August 1995 after the successful completion of various permit matters and leaching certain stockpiled ores at Gilt Edge Mine. In 1994 gold production and revenues decreased from 1993 levels due to the decrease in ounces sold from Gilt Edge Mine as a result of the cessation of mining activities in January 1993. This was partially offset by higher average gold prices realized and by increased ounces of gold produced at Golden Reward Mine due to higher mined tonnages.

         In 1995, Dakota mined and processed at Stibnite Mine a total of 544,340 tons of ore with an average grade of 0.05 ounces of gold per ton with overall average recoveries expected to approximate 86%. Approximately 4,000 ounces of gold remained on leach pads at December 31, 1995 and were recovered during the Spring 1996 start-up. In 1994, Stibnite Mine was on standby awaiting the issuance of certain operating permits. Production at Gilt Edge Mine was higher in 1995 and is attributable to processing of approximately 572,000 tons of certain stockpiled sulfide ores with an average grade of 0.043 ounces of gold per ton and an expected recovery of 45%. Leaching of these materials continued into 1996. Gilt Edge production in 1994 was principally from reprocessing certain previously leached materials.

         Mine, mill and administrative costs increased significantly in 1995 when compared to 1994. Such costs increased by approximately $2.9 million at Gilt Edge Mine principally as a result of crushing and pad loading costs associated with the processing of stockpiled sulfide ores as noted above. Costs at Gilt Edge Mine in 1994 and through August 1995 relate principally to neutralization, environmental compliance and administration. Costs at Stibnite Mine increased $5.6 million as a result of the recommencement of operating activities. Accordingly, costs are not comparable to 1994. Costs at Golden Reward were relatively unchanged.

         The decrease in average cash costs per ounce sold in 1994 resulted primarily from increased cost efficiencies obtained at Golden Reward Mine which are substantially due to the termination of a life-of-mine contract with Harley Hall in October 1993. Due to the cessation of mining activities at Gilt Edge Mine wherein certain fixed costs were spread over fewer ounces produced, cost per ounce values for 1994 are not meaningful and have been excluded from Dakota average.

         Costs at Cactus Mine were lower in 1995 than in 1994 and relate to wind-up and reclamation activities. Such costs will continue to decline in the future as final reclamation activities continue.

         The increase in depreciation, depletion and amortization in 1995 when compared to 1994 is due to an increase in the depletion rate at Golden Reward Mine resulting from a reduction in estimated recoverable reserves at December

31, 1995. Increases in depletion of approximately $398,000 at Gilt Edge Mine and $726,000 at Stibnite Mine are attributable to units of production amortization as each mine recommenced gold production in the third quarter of 1995.

         Depreciation and depletion also increased in 1994 when compared to 1993 primarily due to the purchase of equipment at Gilt Edge Mine and the utilization of straight-line depreciation of equipment while production was suspended during 1994. However, Dakota principally amortizes its mining assets using the units of production method.

         Holding and standby costs pertain to Gilt Edge Mine - $1.5 million and Stibnite Mine - $866,605 and represent additional accrued 1994 operating expenses incurred by each mine respectively while awaiting new operating permits. The increase in holding costs at Gilt Edge Mine are a result of slower than expected neutralization of spent ores on heap leach pads and the resultant delays in processing certain stockpiled ores.

         Royalties vary from mine-to-mine and within the specific area being mined in accordance with various agreements with landowners. Effective in 1995, the State of South Dakota adjusted its methods for calculating severance taxes, the result of which was to significantly lower the effective rate. Overall, royalties and severance taxes generally relate directly to revenues earned. Therefore higher revenues in 1995 resulted in higher royalty and severance taxes than in 1994. In 1994 royalties increased due to higher operating revenues, but remained consistent in proportion to such revenue.

         Reclamation  costs in 1995  include  approximately  $1.7 million and in
1994 include approximately $1.3 million accrued in connection with the finalization of a planned acceleration of concurrent reclamation activities related to existing waste facilities at Gilt Edge Mine. Other reclamation costs pertain principally to Golden Reward Mine and are relatively unchanged.

         General corporate costs decreased in 1995 when compared to 1994 due to reductions in staff, legal expenses, travel activities, and in the use of outside professional services. These reductions are due, in part, to overall decreases in corporate activity during 1995. Such corporate costs decreased in 1994 as compared to 1993 primarily due to an accrual of bonuses to certain officers in 1993, offset in part, by increased shareholder and investor relations activities.

         Investment income is lower in 1995 due principally to lower cash balances available for investment purposes. Investment income increased in 1994 as compared to 1993 due to interest earned on higher average cash balances. The increase in cash balances arose from proceeds realized as a result of the Arrangement described under "Business and Properties of Dakota" below, completed in September 1993 and the private placement of special warrants in February 1994.

         Interest expense is lower in 1995 due to lower outstanding indebtedness as a result of the repayment of indebtedness to Wharf throughout 1995 and 1994. This is partially offset by an increase in vendor interest due to larger outstanding payable balances. Interest expense decreased in 1994 compared to 1993 primarily as a result of the $1.75 million payoff to Citibank, N.A. in September 1993, offset in part by the interest accrued to Wharf due to advances made for cash calls at the Golden Reward Mine.

                        BUSINESS AND PROPERTIES OF DAKOTA

         Dakota was formed as a result of an amalgamation of Brohm Resources Inc. and MFC Mining Finance Corporation under the provisions of The Company Act (British Columbia) effective August 2, 1988. Under the terms of the amalgamation, Dakota was renamed MinVen Gold Corporation. On December 16, 1988, Dakota was continued under the Canada Business Corporations Act (the "CBCA").

         On September 13, 1993, the shareholders of Dakota approved a recapitalization of Dakota's outstanding common shares as part of an arrangement structured as a plan of arrangement (the "Arrangement") under Section 192 of the CBCA. As a part of the Arrangement, all of the common shares of Dakota outstanding as of September 15, 1993 (the "Old Common Shares") were exchanged for Common Shares and common share purchase warrants ("Arrangement Warrants") and the name of MinVen Gold Corporation a was changed to Dakota Mining Corporation.

         Under Canadian GAAP, the Arrangement was accounted for as a financial reorganization utilizing "fresh start" accounting. Generally, prior period figures are not included in the financial statements of an enterprise that has comprehensively revalued its assets and liabilities as a result of a financial reorganization. This is consistent with the concept that the enterprise is starting anew using a "fresh start" basis of accounting. Accordingly, results of operations and cash flow activities prior to September 15, 1993, the effective date of the Arrangement, have not been included in the consolidated statements of operations and cash flows as of December 31, 1993, rather these consolidated financial statements are limited to the post-Arrangement period commencing September 16, 1993.


Corporate Structure

         The following chart sets forth Dakota's corporate structure including all material Subsidiaries and their respective jurisdictions of incorporation.

CHART OMITTED

Dakota carries out its operations through its direct and indirect wholly-owned Subsidiaries as noted above.

Business of Dakota

         Dakota is engaged in the business of investing in and operating precious metals mining projects, producing gold and silver and exploring for, acquiring and developing precious metals properties throughout the world. Dakota currently has 100% interest in Gilt Edge Mine located near Deadwood, South Dakota, a 40% interest in Golden Reward Mine located near Lead, South Dakota and a 100% interest in Stibnite Mine located in Valley County, Idaho.

[A map of the western United States highlighting the states of Idaho, South Dakota and Colorado and the location of Dakota's operations has been inserted at this point]

         Dakota has a 25% interest in Cactus Mine located near Lancaster, California. The entire ore deposit at Cactus Mine has been mined and while gold recovery occurred throughout 1996 in connection with heap leach neutralization activities, Cactus Mine is not expected to significantly affect future operations of Dakota.

         Dakota currently holds limited interests in certain other mining claims, mineral claims and Crown granted mineral claims in British Columbia. Although no work programs with respect to these existing claims are currently under way Dakota continues to seek the acquisition of additional mineral interests outside of the United States.

Properties


         Reference hereafter, is occasionally made to sulfide or oxide Mineral Deposits. Sulfide Mineral Deposits are mineralized rock in which much of the gold is contained in sulfide. Such sulfide Mineral Deposits are generally mined and processed by means of crushing the material into fine particles and floating the particles in a solution to separate the gold. This process is capital intensive and often not an economic means of processing lower grade Mineral Deposits.

         Oxide Mineral Deposits are sulfide deposits that have been oxidized. Unlike sulfide deposits, gold can be extracted from oxide deposits through the use of cyanide heap leaching solutions. Because cyanide heap leaching is generally a less expensive process than crushing and floating sulfide Mineral Deposits, lower grade Mineral Deposits can be more economically mined. For this reason, Dakota has incurred costs to investigate methods of treating sulfide deposits to render them amenable to cyanide leaching processing. See "Properties
- Gilt Edge Mine - Sulfide Mineral Deposit." Each Mineral Deposit has unique metallurgical characteristics, and oxide and sulfide Mineralized Material are commonly intermingled.

         Gilt Edge Mine.  Gilt Edge Mine is a year round open pit heap  leaching
operation.   The  following  table  sets  forth  certain  historical  production information for Gilt Edge Mine:




                                                  1996           1995           1994          1993             1992
                                                  ----           ----           ----          ----             ----
Ore crushed (thousands of tons)                  1,583            572              -             -              773
Average grade gold (ounces/tons)                 0.023          0.043              -             -            0.056
Average recovery (%)                             72.8%          39.6%              -             -            60.0%
Ounces produced
         Gold                                   26,150          9,748          2,374         9,423           26,836
         Silver                                 38,223         19,436          5,670        18,524           45,201
Per ounce of gold sold
         Cash Cost ($)                            $439           -(1)           -(1)          $301             $308
         Total Cost ($)                           $500           -(1)           -(1)          $366             $381


(1) During 1994 and through to August 1995, Gilt Edge Mine was on stand-by pending the issuance of operating permits for new mining areas. All costs incurred in this period to care for and maintain the mine and production facilities have been categorized as "stand-by costs". All proceeds from the sale of gold and silver during this period were used to offset stand-by costs. Cost per ounce figures are not meaningful.

(2) Gilt Edge recorded operating costs during the first four months of 1996 of approximately $3.2 million, or $122 cash cost per ounce, which costs were incurred prior to obtaining any gold production from the Anchor Hill deposit. Cash costs per ounce are expected to decline significantly in future years as Gilt Edge Mine will produce gold year around and will not proportionally increase its operating costs


     General. Dakota owns 100% of Gilt Edge Mine. Gilt Edge Mine is located near Deadwood, South Dakota, approximately 40 miles from Rapid City, South Dakota, where there is scheduled commercial airline service. Access to the property is from Highway 385 on a secondary road maintained by the county. Gilt Edge Mine is located within the Black Hills National Forest on private land that is leased from various unaffiliated third parties. Unless production is continuing or the leases are otherwise extended, such leases expire at various times through 2012. The property consists of 308 patented and 323 unpatented claims covering approximately 7,725 acres.

     Ownership of the mineral rights under certain lease agreements is transferable to Dakota upon payment of an aggregate of $3.67 million, of which $1.3 million has been paid to date. Current production royalties of approximately 2% with annual minimum royalty payments of approximately $228,200 are paid to parties dealing at arm's length with Dakota. All current production royalty payments are applied to the $3.67 million lease buy-out price noted above.

                  Pursuant to an agreement between Dakota and Repadre International Corporation ("Repadre") dated March 8, 1995, Repadre has a 1-3/4% royalty interest in certain properties and a 3/4% royalty interest in the other properties at Gilt Edge Mine in consideration for having made a credit facility available to Dakota. These royalties are in addition to the 2% production royalties described above.

                  All mining, hauling and road maintenance at Gilt Edge Mine is performed by a mining contractor.

                  Conventional open-pit mining methods are used with ores processed through a heap-leach processing facility. The Gilt Edge Mine site includes one planned open-pit mine known as Anchor Hill and two historic open-pit mines, a 7,000 ton per day crushing plant, a 14 acre heap leach pad, a 1,000 gallon per minute Merrill-Crowe zinc precipitation processing plant, solution storage facilities and ancillary facilities including two water treatment processing plants, laboratory, warehouse, pump house, maintenance shops, and administrative buildings. The plant and equipment are in good condition and are adequately maintained.


                  Anchor Hill Oxide Deposit. As of January 1996, Dakota had obtained all requisite state and county permits required for the initial development of the Anchor Hill oxide deposit. Gold production from this deposit commenced in April 1996. Based on presently established proven and probable reserves and planned mining rates, the Anchor Hill deposit will produce gold for approximately three years. Dakota is also conducting site exploration and development drilling activities in order to enlarge the presently known oxide Reserves. Several promising targets have been identified and gold mineralizations have been confirmed. Dakota expects to expend approximately $500,000 per year over the next three years in connection with this program.

                  Sulfide Mineral Deposit. Since 1989, Dakota has been evaluating the possibility of mining the large sulfide Mineral Deposit which has been fully delineated and lies directly beneath the two open pits which were mined prior to 1992.

                  In September 1992, following laboratory tests conducted by Dakota on mineralization from Gilt Edge Mine showing that the sulfide Mineralized Material responded to conventional cyanide leaching, a bulk heap leach test of the material was instituted. A 42,000 ton bulk sample of the material was crushed to a minus 1/4 inch in size and was subjected to conventional heap leach procedures. The bulk test was concluded in November 1993 after 383 days of leaching with actual gold recoveries at 49.4%. Extrapolated gold recoveries after two full years of leaching were calculated to be in excess of 61%.

                  Based upon the bulk test results, Dakota commissioned two studies to evaluate the commercialization of this large gold resource, including an estimate of future capital costs and utilization of bio-oxidation processes to treat sulfide Mineralized Material at Gilt Edge.

                  One study was undertaken to substantiate the economic viability of utilizing a heap leach facility to process certain sulfide gold bearing Mineralized Material at Gilt Edge Mine using the results obtained from the large scale bulk test noted above. However, management of Dakota has not yet concluded that such a facility will be constructed in the near future. Rather, Dakota is continuing to evaluate alternatives which, if successful, could further enhance Gilt Edge Mine by allowing Dakota to process a greater portion of the known sulfide Mineralized Material. Such alternatives include investigation of a pre-treatment process, including bio-oxidation of sulfide Mineralized

Material prior to cyanidation leaching as described below, and conventional mill grinding of Mineralized Material.

                  To date Dakota has spent approximately $717,600 on studying the feasibility of the bio-oxidation process at Gilt Edge. Results gathered to date are encouraging and indicate that for each 1% increase in oxidation there is a corresponding approximately 1% increase in recovery. Due to the promising results to date in exploring for additional oxide Mineralized Material at Gilt Edge Mine, Dakota has refocused its efforts to expanding its oxide inventory of Mineralized Material as noted above. Accordingly, no significant expenditures are contemplated in the next year to further develop these sulfide resources

                  Geology. Mineralized Deposits covered by Gilt Edge Mine properties are associated with an early Tertiary alkalic igneous complex.
Multiple stock, dike and sill intrusions, comprised of alkalic trachyte porphyries, have been emplaced into Precambrian metamorphic and Cambrian sedimentary basement rocks along major northeast and northwest trending fracture zones. Gold mineralization is disseminated within the porphyritic intrusions and concentrated within fracture and breccia zones cross cutting all rock types. In addition, gold mineralization as replacement stratiform or manto type bodies, occurs within favorable (chemically reactive) strata of the flat lying Cambrian sedimentary rocks.

                  Exploration. There is exploration potential for other oxide and sulphide areas of Mineralized Material on the Gilt Edge Mine properties. Most of the potential oxide tonnages are in small "pockets" (relative to the much more extensive sulphide Mineralized Material) that could prolong mine life to the point that development of sulphide Mineralized Material takes place. The Anchor Hill oxide Deposit, from which production commenced in 1996, remains as the largest oxide deposit defined to date. In addition, the Southeast Langley oxide Deposit, which will compliment Anchor Hill production in 1997, will require additional drilling to fully delineate the reserves in that area. Finally, 1996 exploration drilling intersected significant mineralized intervals in two exploration targets not drilled previously. These areas (Ruby Ridge and West Anchor) are directly adjacent to existing mine and operating facilities and no resource estimate has been calculated for these areas.


                  Additional drilling in 1997 will be completed in the Southeast Langley and the two new areas to fully assess the reserve potential. Field geochemical work and mapping has identified at least two additional areas which will be drilled for the first time in 1997.


                  Reserves. The table below sets forth the permitted in-place Proven and Probable oxide Reserves at Gilt Edge Mine as of December 1, 1996; as audited by DMBW:



                                                  Grade oz.              Contained             Waste to Ore
                  Area              Tons           /ton Au              Ounces Au(1)              Ratio

           Anchor Hill

           Southeast             7,231,372          0.029                 210,465                 1.74:1
           Langley                 403,379          0.029                  11,588                 1.13:1
                                  --------          -----                 -------                --------

           Total                 7,634,751          0.029                 222,053                 1.71:1
                                 =========          =====                 =======                 ======

(1)      Average metallurgical recoveries from heap leaching are expected to approximate 71.5% of contained ounces of gold.


                  Operations, Permitting and Environmental Matters. Dakota has obtained all of the requisite state and county permits that are required for the development of the Anchor Hill oxide Deposit. However, the ultimate open pit design contemplates a disturbance of approximately 37 acres of U.S. National Forest Service lands principally for pit wall layback. Accordingly, Dakota must finalize an ongoing Environmental Impact Statement (the "Gilt Edge Mine EIS") to develop the ultimate open pit mine design. The Gilt Edge Mine EIS, which has been underway since January 1994, is expected to be finalized in May 1997. Assuming the Gilt Edge Mine EIS is completed on a timely basis, no disruption to mining operations is expected in 1997. To date, the Dakota has expended $151,409 for the Gilt Edge Mine EIS and expects to spend an additional $58,000 in 1997 for a total expenditure of $209,409 through to its completion.


                  On February 21, 1997, Gilt Edge Mine received a draft Notice of Violation ("NOV") from the State of South Dakota regarding an unauthorized discharge of approximately 5,500 gallons of mine water due to an equipment failure. Gilt Edge Mine had previously reported the discharge which occurred in November 1996. The NOV requests a fine of $5,400 and that Dakota increase its efforts to properly treat and discharge excess mine waters presently stored at the minesite. Dakota is presently assessing the nature and extent of the requested additional water treatment procedures requested by the State of South Dakota and cannot presently determine what incremental costs, if any, that it may likely incur as a result of the NOV.

     Reference is also made to "Dakota Management's Discussion and Analysis of Financial Condition and Results of Operation -- Environmental of Matters and Government Regulation."

                  Severance Tax. Production from Gilt Edge Mine is subject to severance taxes payable to the State of South Dakota at the rate of $4.00 per ounce of gold produced together with a defined net profit tax of 10%.

         Golden Reward Mine. Golden Reward Mine is a year round open pit heap leaching operation. The following table sets forth certain historical production information for Golden Reward Mine:


                                                             1996         1995         1994         1993          1992
                                                             ----         ----         ----         ----          ----

Ore crushed (thousands of tons)                               665        1,683        1,829        1,513         2,127
Average grade gold (ounces/tons)                            0.037        0.040        0.040        0.033         0.038
Average recovery (%)                                            -        72.7%        71.8%        71.2%         63.7%
Ounces produced
  Gold                                                     21,430       47,569       52,556       35,549        51,135
  Silver                                                    9,078       13,061       12,795       30,776        67,712
Per ounce of gold sold
  Cash Cost ($)                                              $298         $229         $263         $362          $381
  Total Cost ($)                                             $462         $401         $370         $471          $494

                                                             1996         1995         1994         1993          1992
                                                             ----         ----         ----         ----          ----

Gold                                                        8,572       19,078       21,022       14,220        24,909
Silver                                                      3,631        5,451        5,118       12,310        13,020


                  General. Golden Reward Mine is situated within the historic Ruby Basin Mining District in the northern Black Hills, approximately four miles southwest of Lead, South Dakota. Access to the mine is from Highway 85 via the paved Fantail Gulch Road. The property leased by Golden Reward L.P. comprises approximately 6,450 acres of land consisting of 426 patented and 194 unpatented claims. All present and immediate future activities are on patented lands leased from third parties. The leases require annual minimum payments of $400,000 ($160,000 for Dakota's account) with royalty rates ranging from 1% to 5%.

                  Dakota has a 40% interest in Golden Reward Mine. From inception of the project through February 27, 1992, Dakota's ownership interest in Golden Reward Mine was 33-1/3%. Dakota's ownership interest in Golden Reward Mine was adjusted from 33-1/3% to 54% effective February 28, 1992 as a result of a former joint venture partner's failure to pay certain cash call obligations that were in default. On October 8, 1992, Dakota acquired that joint venture partner's remaining interest in the assets of Golden Reward Mine. Immediately upon attaining a 100% ownership interest in Golden Reward Mine, Dakota sold a 60% ownership interest in Golden Reward Mine to Wharf Resources, Ltd. of Toronto, Ontario. Thereafter, Wharf and Dakota contributed their respective ownership interests into a newly formed limited partnership, Golden Reward Mining Company, L.P. ("Golden Reward L.P."). The limited partnership is governed by a partnership agreement dated October 8, 1992.


                  The mine has exhausted all of its presently permitted mineral Reserves. Present activities pertain only to care and maintenance which costs are minimal to Dakota. Future mining activities, if any, are dependent upon Golden Reward L.P. acquiring certain land surface rights and new operating permits. No assurance can be given that Golden Reward L.P. will be successful in its endeavors.

                  Operations. Mining at Golden Reward Mine took place in satellite pits using conventional open-pit mining methods. Ore and waste was drilled and blasted and then the ore is trucked to the crusher. The ore was crushed to a nominal 5/8 inch product, and was transported by conveyor to a rail mounted stacker which loaded the ore on to the "on/off" leach pad. This consists of 12 cells each capable of holding 50,000 tons of ore. Gold extraction from the solution is by means of Merrill-Crowe recovery plant. All facilities are in excellent condition and well maintained.

                  Geology. Golden Reward Mine is located in the Black Hills igneous intrusive belt, an east-west trend of Eocene Age with intrusive activity being 70 miles in length. These igneous rocks are typically alkalic and are generally porphyritic in texture with Tertiary porphyry the most volumetrically significant intrusive rock in the area. All intrusive rock types at Golden Reward Mine host gold mineralization. The tertiary intrusive rocks consist of porphyritic dykes, sills and dyke-sill complexes. These dykes typically occur along high-angle structures or schistocyte planes in the steeply inclined Precambrian rocks. The sills within the Deadwood Formation, the dominant exposed sedimentary rock, usually follow bedding planes or shale horizons. Mineralization occurs in fracture zones radiating from these igneous-sedimentary contacts.

                  Historically, gold production at Golden Reward Mine has come from high-angle structures or "verticals" and associated replacements within the dolomitic rocks of the Cambrian Deadwood Formation. The majority of the mineralization at the present operation is oxide and occurs in the nearly flat lying Cambrian Deadwood Formation.

                  Ski Area. Golden Reward Mine is located next to the Terry Peak Ski Area, a regionally popular Winter recreation site. Due to the sensitive nature of this area to recreational activities, Golden Reward L.P. has instituted a reclamation planning project for the area, which includes sequentially mining the various areas and reclaiming the areas which were previously mined as new mine areas are opened. Golden Reward L.P. owns a 31% interest in the ski area for which it paid $1.3 million in 1986. A new lodge was constructed and new snow making equipment installed in 1989 and the project is now self-sufficient. The operations of the Terry Peak Ski Area are not material to the operations of Golden Reward L.P. The cost of the investment has been accounted for as part of the cost of the property and is being amortized over the life of the Golden Reward Mine.


                  Reserves and Mineralized Deposits. Shown below are the proven and probable in-place oxide Reserves and other oxide Mineralized Material of Golden Reward Mine (100% interest) as of December 31, 1996 as prepared on January 30, 1997 by Glenn R. Clark, an independent professional engineer (the "Clark Ore Reserve Report").



                                                                  Grade oz/                 Contained
                                              Tons                  ton Au                  Ounces Au
                                           --------------        -------------            ------------
Proven and Probable Reserves                1.85 million               0.054                 94,350
Defined mineral Deposits
         Permitted                            .2 million               0.034
         Non-Permitted(1)                   4.35 million               0.035


(1)      Non-permitted   mineralization   represents   extensions   to  existing
         identified reserves or mineralized deposits on contiguous acreage controlled by Golden Reward L.P.



     Certain third party surface rights or facilities encumber the development of 1.57 million tons of permitted Proven and Probable Reserves at an average grade of 0.052 ounces of gold per ton, or 81,640 ounces of gold, and all non-permitted defined Mineral Deposits. In order to access such additional reserves and Mineralized Material, Golden Reward L.P. will be required to relocate its existing crusher facility and reduce its leach pad capacity by approximately 25% or to acquire or otherwise compensate third parties to acquire or remove their facilities. All the present time, Golden Reward Mine is not actively pursuing the removal of said encumbrances.

                  The known Reserves and Mineral Deposits at Golden Reward Mine are on patented or private lands and would not be subject to a U.S. federal royalty should the U.S. Congress enact a requirement for such a royalty.

                  Exploration. Potential exists for Golden Reward Mine to increase its inventory of Mineralized Material. The development effort has focused on those surface Mineral Deposits which are amenable to open-pit mining, however, potential also exists for underground Mineral Deposits which have yet to be evaluated. Golden Reward L.P. has not yet determined that such underground Mineralized Material, if any, could economically be developed.


                  Other Matters. Dakota and Wharf have disagreed regarding certain operational and financial matters for the Golden Reward Mine, including planned future operations and related funding requirements. The resolution of these matter is not presently determinable.

                 Severance Taxes. Golden Reward Mine is subject to a severance tax of $4.00 per ounce of gold produced and 10% of net profits as levied by the State of South Dakota.

         Stibnite Mine. Stibnite Mine is a seasonal open pit heap leach operation with potential for future expansion of existing oxide production.


         Stibnite Mine recommenced operations in August 1995 after being placed on stand-by for substantially all of 1993 and for 1994 while awaiting operating permits. In July 1995, Stibnite Mine received all requisite operating permits to recommence mining and processing activities and now has all requisite permits to continue operations throughout 1997. See "Stibnite Mine-Operations, Permitting and Environmental Matters." The following table sets forth certain historical production information concerning Stibnite Mine.





                                                                1996         1995         1994(1)       1993         1992
                                                                ----         ----          ----         ----         ----
Ore crushed (thousands of tons)                                   927          544            -            91          814
Average grade gold (ounces/tons)                                0.031        0.050            -         0.016        0.038
Average recovery (%)                                            81.0%     71.0%(3)            -         89.0%        89.4%
Ounces produced
         Gold                                                  29,352       19,094            -         1,863       27,651
         Silver                                                 7,309        5,358            -         1,212       11,683
Per ounce of gold sold
         Cash Cost ($)                                           $441(4)      $366            -        N/A(2)         $323
         Total Cost ($)                                          $558         $407            -        N/A(2)         $330



(1)      No operations were conducted in 1994 while the mine was on stand-by awaiting operating permits.
(2)      Costs for 1993 are not meaningful due to reduced level of mining activities pending the issue of operating permits.
(3)      Approximately 4,000 ounces of gold remained on the heap leach pads at December 31, 1995 and were recovered in 1996 thereby increasing recoveries to approximately 86%.
(4)      Future Cash costs per ounce of gold produced are expected to be substantially lower as the Stibnite Mine no longer plans to crush ores but rather heap leach ores on a run-of-mine basis.  In addition, mineable head grades are expected to increase thereby yielding higher revenues for similar tones of ore mined.  Refer to "Reserves."


                  General. Dakota's original 50% interest in Stibnite Mine was acquired in 1986 from Pioneer Metals Corporation. In 1991, Dakota acquired the remaining 50% interest in Stibnite Mine from Pegasus Gold.

                  Stibnite Mine is located in central Idaho's Salmon River Mountains in Valley County, approximately 15 miles east of the town of Yellow Pine. Access is by secondary road from State Highway 55. A landing strip suitable for light aircraft also exists on the property. The property comprises thirty patented claims, 28 patented millsites and 487 unpatented mining claims covering 8,028 acres leased from third parties. This land surrounds the Yellow Pine Mine owned by Hecla Mining Company ("Hecla").

                  The leases generally require production royalties that range from 5% up to 6%. Two leases cover the majority of the production or targeted areas on the property and will expire in the years 2005 through 2010. The leases require advance minimum royalties of approximately $92,500 per year.

                  Operations.

                  Stibnite Mine is a seasonal, heap leach operation with mining activity generally occurring from May through November. Conventional drill-blast-load-haul methods are used. The ore is then crushed into pieces less than one inch in diameter and deposited on leach pads for dilute cyanide treatment. Gold and silver are recovered from the solution in a carbon absorption plant with the barren ore being rinsed, neutralized and removed from the pads. All facilities and equipment are in good condition and are adequately maintained.

                  All mining, hauling, crushing and road maintenance is performed by a mining contractor. Dakota and contractor personnel are housed on-site in both company and privately owned trailers. Additional permanent living quarters and mess hall facilities are provided at the site by Dakota.

                  Geology. The Stibnite Mine district lies in the east-central margin of the Idaho Batholith. Quartz-monzonite and aplite dikes of this Cretaceous intrusive complex are the most common rock-type in this area. Precambrian metasediments of the Belt Series are also present. The sediments are composed of quartzite, schist, conglomerate, calc silicate hornfels and marble. The sediments form part of a large roof pendent with the contained sedimentary formations, generally striking in a northwesterly direction and dipping to the northeast.

                  North-to-northeasterly trending faulting is strongly developed in the area, with three major northeast striking faults identified.


                  Gold occurs in fractures and quartz veining mainly in metasediments, closely associated with pyrite, marcasite, pyrrhotite, chalcopyrite and arsenopyrite which has been oxidized near the surface.
Brecciated quartzite is the most common rock. The gold bearing Oxide Ores currently mined are generally underlain by deeper gold bearing sulfide zones.

                  Exploration. During 1996, Dakota entered into an agreement with Hecla to develop the sulfide potential in the Stibnite district. Dakota and Hecla each hold 50% of the unitized mineral interest. Under the terms of the agreement, the parties are actively seeking a third party mining company to develop the Mineralized Material. Dakota's oxide heap leach operations and resources are not to be a part of the unitized assets.

                  Modest exploration programs have been conducted over the past several years, principally within three target areas. Drilling results to date have produced encouraging results. These three mineralized areas will be the subject of a continuing drill program in 1997 when it is anticipated that the mineralization and extent of the Mineralized Material will be further defined in order to increase Proven Reserves. In addition, soil and stream geochemical sampling and modest geophysical work are planned for the coming year. Dakota expects to expend approximately $531,000 in 1997 for exploration.

                  The Stibnite Mine district has potential to host significant additional oxide and sulfide gold Deposits. However, due to severe cash limitations in the past few years, exploration efforts have been restricted to oxides and to the needs of short term mine feed. A focused sulfide drilling program could enhance this resource.

                  A particular opportunity exists at Stibnite Mine due to its strategic land position surrounding the Yellow Pine sulfide Deposit owned by Hecla. Yellow Pine is undeveloped and reported by Hecla to contain approximately 20 million tons of refractory sulfide material or approximately two to three million ounces of gold. The potential to define additional sulfide Mineralized Material exists primarily on Stibnite Mine lands. Furthermore, should the Yellow Pine deposit be developed at some future date, Stibnite Mine lands may be essential for pit layback, mill site, waste and tailing disposal.

                  Reserves  and  Mineralized   Deposits.  An  independent  audit
conducted by DMBW, professional mining consultants, confirmed reserves as of January 1, 1997 as follows:




                                      Tons        Grade    Contained Ounces/Au

Proven and Probable Reserves         432,190       0.049         21,504

                  Dakota's engineering staff has also identified other oxidized Mineralized Material outside of the current reserves of approximately 5.68 million ore tons at an average grade of .032 opt gold.

                  In addition to the oxidized Mineralized Material above, Dakota's engineering staff has also located on the property refractory sulfide Mineralized Material of approximately 5.0 million tons at a grade of 0.061 ounces of gold per ton located throughout the property.

                  Of the total known mineralization, only the Mineralized Material in the West End Pit, and Mineralized Material (sulfide) at the Yellow Pine, Homestake and Meadow Creek Mines are located on patented or private lands. All other known mineralization is on unpatented claims, which could be adversely affected in the event certain proposed changes in mining laws in the United States are enacted. See "Risk Factors-General Risks Related to the Mining Industry-Proposed Changes in Mining Laws."

                  Operations, Permitting and Environmental Matters. Since early 1992, Dakota has been in the process of preparing an Environmental Impact Statement (the "Stibnite Mine EIS") to expand its mining operations. Dakota does not expect that the Stibnite Mine EIS will be finalized until fall 1997. However, operations planned for 1997 are not affected by the EIS.

     Reference is made to "Dakota Management's Discussion and Analysis of Financial Condition and Results of Operations - Environmental Matters and Government Regulations."

               CAPITALIZATION AND DESCRIPTION OF DAKOTA SECURITIES

         The   following   table   sets   forth   the   unaudited   consolidated
capitalization of Dakota as at December 31, 1996 and February 28, 1997 before and after giving effect to the Merger and offering of Special Warrants. This capitalization table should be read in conjunction with the Pro Forma Consolidated Financial Information and respective consolidated financial statements for each of Dakota and USMX and the related notes thereto, which consolidated financial statements are included elsewhere in the Joint Proxy. All amounts are in thousands except share data.




                                                                                         Outstanding        Outstanding
                                                                                            28-Feb-97          28-Feb-97
                                                                                          after effect       after effect
                                                                                          of Merger and      of Merger and
                                  Amount             Outstanding        Outstanding        exercise of       conversion of
Description                     Authorized            31-Dec-96          28-Feb-97     Special Warrants       Debentures
                                                                            (3)              (1) (4)              (4)
-------------------------       ------------          ----------        -----------    -----------------      -------------
Long-term debt, including
current portion (2)                            $            3,623 $            3,483 $           24,123 $           24,123
Note payable to related party                  $             -    $             -    $             -    $             -
7.5% convertible
subordinated debentures                        $             -    $             -    $            6,884 $             -
Shareholders equity (5)
Special Warrants, net of                       $             -    $          16,900  $             -    $             -
offering costs                        [25,000]                              [25,000]
[Special Warrants
outstanding]
Purchase Warrants                              $              63  $              63  $              63  $              63
[Purchase Warrants                 [4,550,000]        [4,550,000]        [4,550,000]        [4,550,000]        [4,550,000]
outstanding]
Preference Shares                              $             -    $             -    $             -    $             -
[Preference Shares                [20,000,000]                nil                nil                nil                nil
outstanding]
Common Shares                                  $          52,810  $          52,810  $          77,226  $          94,635
[Common Shares                     [unlimited]       [35,479,742]       [35,479,742]       [51,101,726]       [63,601,726]
outstanding]
Contributed Surplus                                             -                  -             10,525                  -
Accumulated Deficit (6)                        $         (39,134) $         (39,134) $         (39,134) $         (39,134)
Cumulative Translation                         $            (280) $            (280) $            (280) $            (280)
Adjustment
                                               ------------------ ------------------ ------------------ ------------------
Total long-term debt and
shareholders' equity                           $           17,082 $           33,842 $           79,407 $           79,407
                                               ================== ================== ================== ==================




     (1) Amounts in accordance with the pro forma consolidated financial information which assumes the issuance of 15,621,984 Dakota Common Shares in exchange for 100% of the issued and outstanding Common Stock of USMX.


     (2) Consists of long-term debt due to Rothschild (see Note 8 of Notes to USMX consolidated financial statements) and amounts due to Gerald Metals Inc. (see Note 6 of Notes to Dakota consolidated financial statements).

     (3) Reflects the issuance of 25,000 Special Warrants by Dakota. Refer to Dakota Management's Discussion and Analysis of Financial Condition and Results of Operations. Of the total proceeds, $1,500,000 will be used to repay a portion of the long-term debt due Rothschild.

     (4) Assuming that no Series B Special Warrants are retracted and that all conditions imposed on Dakota under the Agency Agreement are met such that no penalty in respect to the number of Common Shares issuable upon conversion of each Debenture issued on the exercise of the Special Warrants is imposed, all Special Warrants are exercised for 25,000 Debentures and all Debentures are converted into 12,500,000 Common Shares.


     (5) Does not include 2,250,150 Common Shares issuable upon the exercise of options and warrants previously issued by Dakota or 769,773 Common


          Shares issuable by Dakota in accordance with terms of the Merger Agreement upon the exercise of options previously issued by USMX.

     (6) The accumulated deficit as of December 31, 1996 is applied to calculate the pro forma shareholders' equity as of February 28, 1997.


Description of Dakota Share Capital and Debentures

         The authorized share capital of Dakota consists of an unlimited number of Common Shares without nominal or par value and 20,000,000 Preference Shares without nominal or par value.

         Common Shares. The holders of the Common Shares are entitled to receive notice of, attend and vote at all meetings of the Dakota Shareholders. The Common Shares carry one vote per share. The holders of the Common Shares are entitled to receive dividends if, as and when declared by the Board of Directors of Dakota. The Common Shares have no pre-emptive or conversion rights.

         Preference Shares. The directors of Dakota are authorized to issue Preference Shares in one or more series and to fix the number of shares in, and to determine the designation, rights, privileges, restrictions and conditions attached to, each series of Preference Shares which may be issued. The
Preference Shares rank prior to the Common Shares with respect to payment of dividends and with respect to the distribution of the assets of Dakota in the event of its dissolution, liquidation or winding-up. As at the date hereof, no Preference Shares have been issued by Dakota.

         Debentures. Upon Completion of the Merger and subject to the fulfillment of certain other conditions (see "Dakota Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources") Dakota will have outstanding Cdn. $25 million aggregate principal amount of unsecured convertible debentures ("Debentures") due February 5, 2004. The Debentures will bear interest at the rate of 7.5% per annum payable in arrears in equal semi-annual installments on June 30 and December 31 in each year.

         Debentures will be convertible, at the option of the holders thereof, at any time up to and including the close of business on the last business day immediately preceding February 5, 2004 into fully paid and nonassessable Dakota Common Shares at a conversion price of $2.00 per Dakota Common Share, subject to the adjustment in certain circumstances, including any subdivision or consolidation of Dakota Common Shares.

         Debentures will redeemed at the option of Dakota at any time on or after February 4, 2001 and up to and including maturity, provided that the weighted average price per share at which the Dakota Common Shares have traded on the TSE during the 20 consecutive trading days ending not more than five trading days before the date on which a notice of redemption is given exceeds 125% of the conversion price mentioned above.

         Unless an event of default under the terms of the Debentures has occurred and is continuing, Dakota may at its option, and subject to applicable law and regulatory approvals, elect to satisfy the obligation to repay the principal amount of the Debentures on redemption or maturity by the issue and delivery of that number of freely tradeable Dakota Common Shares determined by dividing the principal amount of the Debentures by 95% of the weighted average price per share at which the Dakota Common Shares have traded on the TSE during the 20 consecutive trading days ending not more than five trading days before the date that the Debentures are fixed for redemption or the date of maturity, as the case may be, provided that, in the event that such weighted average price on maturity of the Debentures is less than Cdn. $2.00, Dakota, at its option, may satisfy its obligation to pay the principal amount payable to the holders thereof by the issue to such holders of that number of Dakota Common Shares equal to the lesser of (a) the number determined by dividing such principal amount by 95% of such weighted average price of the Dakota Common Shares on maturity and (b) the number determined by dividing the principal amount by the closing market price of the Dakota Common Shares on the TSE on the maturity date.

     The indebtedness evidenced by the Debentures is a direct unsecured obligation of Dakota and is subordinated and subject in right of payment to the prior payment of all senior liabilities including, without limitation, trade debts of Dakota, whether outstanding at the date of issue of the Debentures or thereafter created, incurred, assumed or guaranteed.

Trading History

         The Common Shares of Dakota are listed for trading on the TSE and AMEX under the trading symbol "DKT" and on the BSE under the trading symbol "DMC." The following table sets forth for the period indicated, the high and low sale prices per Dakota Common Shares as reported by the TSE and AMEX. On January 2, 1997 the day preceding the date of the public announcement of the Merger, the closing sale price on the TSE of Dakota Common Share was Cdn. $1.96 per share and AMEX was U.S. $1.63 per share. For current price information, Dakota Shareholders are encouraged to consult publicly available sources.



                                                     TSE                                               AMEX
                                                                 Volume                                            Volume
                                     High         Low           (000's)                  High         Low          (000's)
                                     ----         ---           -------                  ----         ---          -------
                                                  (Cdn. $)                                            (U.S.$)
1995
      First quarter............     $2.35        $1.50             1,037,941            $1.88        $1.06             387,500
      Second quarter...........      2.40         1.70               417,183             2.00         1.25             266,700
      Third quarter............      2.40         1.80               452,302             1.88         1.25             359,400
      Fourth quarter...........      2.25         1.40               213,527             1.75         1.06           1,204,600
1996
      First quarter............      3.65         1.85             4,081,816             2.84         1.50           3,855,100
      Second quarter...........      3.65         2.65             4,261,941             2.50         2.00             641,600
      Third quarter............      3.30         2.25             3,062,423             2.25         1.63           2,028,900
      Fourth quarter...........      2.96         2.00             1,293,870             2.25         1.50           2,509,600
1997
      January..................      2.50         1.82             2,284,971             1.88         1.38           1,118,900
      February.................      2.00         1.85             1,902,431             1.50         1.38             663,900
      March....................      1.93         1.75               418,780             1.44         1.31             402,700
      As of April 18, 1997.....      1.79         1.40             1,044,694             1.31         1.06             456,600





Dividend Policy

      Dakota has no fixed dividend policy. Dividend distribution will be considered by the Board of Directors from time to time having regard to Dakota's operating results, capital requirements and general financial condition and requirements. No dividends have been paid by Dakota to date. For the foreseeable future, it is anticipated that Dakota will use earnings to finance its growth and that dividends will not be paid to shareholders.


                             THE USMX ANNUAL MEETING

Time, Date and Place of USMX Meeting


      The USMX Meeting will be held at 9:00 a.m., local time, on May 27, 1997, in Denver, Colorado.


Record Date

      The USMX Board of Directors has fixed the close of business on April 16, 1997 as the USMX Record Date for the determination of the holders of shares of USMX Common Stock entitled to receive notice of and to vote at the USMX Meeting and at any adjournments or postponements thereof.

Business to be Conducted at USMX Meeting

      At the USMX Meeting, the USMX Stockholders will vote on proposals to approve the Merger Agreement and the Montana Tunnels Royalty Agreement and to elect one director. See "The Merger."

      The USMX Board of Directors has unanimously approved the Merger Agreement and Montana Tunnels Royalty Agreement and recommends that the USMX Stockholders vote FOR approval and adoption of the Merger Agreement and Montana Tunnels Royalty Agreement and the transactions contemplated thereby.

Vote Required

      As of the USMX Record Date there were 16,184,182 shares of USMX Common Stock outstanding. Each share of USMX Common Stock outstanding on the USMX Record Date is entitled to one vote upon each matter properly submitted at the USMX Meeting. The affirmative vote of a majority of the shares represented at the USMX Meeting is required to elect each director. The affirmative vote of a majority of the outstanding shares of USMX Common Stock is required to approve the matters to be considered and voted on at the USMX Meeting in connection with the Merger Agreement and Montana Tunnels Royalty Agreement. The terms of the Merger Agreement do not require the affirmative vote of a majority of the issued and outstanding shares of USMX Common Stock held by persons unaffiliated with USMX for the approval and adoption of the Merger Agreement and the transactions contemplated thereby.

      The presence in person or by proxy at the USMX Meeting of one-third of the outstanding shares of USMX Common Stock is necessary to constitute a quorum for the transaction of business. Abstentions will be counted as present for the purposes of determining whether a quorum is present. All abstentions and broker non-votes with respect to the proposal to approve and adopt the Merger Agreement and Montana Tunnels Royalty Agreement and the transactions contemplated thereby will have the same effect as negative votes.

Voting Commitments, Agreements or Understandings


      As of the USMX Record Date directors and executive officers of USMX and their affiliates owned beneficially approximately 34.4% of the shares of USMX Common Stock entitled to vote at the USMX Meeting. Except as set forth in the following sentence, there are no agreements commitments or understandings between USMX and its directors, officers and shareholders with respect to voting at the USMX Meeting. However, the directors and executive officers of USMX have indicated their intention to vote their shares of USMX Common Stock in favor of the proposal to approve the Merger Agreement and Montana Tunnels Royalty Agreement and Pegasus Gold, the owner of approximately 29.2% of the outstanding shares of USMX Common Stock, is a party to the Montana Tunnels Royalty Agreement and has entered into an agreement with Dakota and USMX pursuant to which Pegasus Gold has agreed to vote in favor of the proposal to approve the Merger. See "Terms of the Merger-Other Agreements."

Voting and Revocation of Proxies

      Shares of USMX Common Stock represented by a proxy properly signed and received at or prior to the USMX Meeting, unless subsequently revoked, will be voted in accordance with the instruction thereon. If a proxy is signed and returned without indicating any voting instructions, shares of USMX Common Stock represented by the proxy will be voted FOR the proposal to adopt and approve the Merger Agreement. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by filing a duly executed revocation or of a duly executed proxy bearing a later date with the Secretary of USMX prior to or at the USMX Meeting, or by voting in person at the USMX Meeting. All written notices of revocation and other communications with respect to revocation of USMX proxies should be addressed as follows: Secretary, USMX, Inc., 141 Union Boulevard, Suite 100, Lakewood, Colorado 80228. Attendance at the USMX Meeting will not in and of itself constitute revocation of a proxy.

      The USMX Board of Directors is not currently aware of any business to be acted upon at the USMX Meeting other than as described herein. If, however, other matters are properly brought before the USMX Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment.

Solicitation of Proxies

      This Joint Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies from holders of the USMX Common Shares by the management of USMX for use at the USMX Meeting to be held at the time and place and for the purposes set forth in the accompanying Notice of Meeting and at any adjournments thereof. Each copy of this Joint Proxy Statement/Prospectus mailed to holders of USMX Common Stock is accompanied by a form of proxy for use at the USMX Meeting. The solicitation will be by mail and possibly supplemented by telephone or other personal contact to be made without special compensation by regular officers and employees of USMX. No solicitation will be made by specifically engaged employees or soliciting agents. The cost of solicitation will be borne by USMX. USMX does not reimburse members, nominees or agents for the costs incurred in obtaining from their principals authorization to execute forms of proxy.

Election of Directors of USMX

     The Board of Directors of USMX is divided into three Groups, with the terms of office of each Group ending in successive years. The terms of the director in Group III (Gregory Pusey) expires with the USMX Meeting. Proxies will be voted at the USMX Meeting, unless authority is withheld, FOR the election of the Group III director. Mr. Pusey is currently a director of USMX. There is no nominating committee of the USMX Board. The affirmative vote of a majority of the shares represented at the USMX Meeting is required to elect each director. If the Merger is consummated, Dakota may remove any of the current USMX directors and elect new directors of USMX.

      The directors and executive officers of USMX, their respective positions and ages, and the year in which each director was first elected are set forth in the following table. Additional information concerning each of these individuals follows the table:




                                                                                                          Director
Name                              Age                          Position with USMX                           Since

Gregory Pusey (1)(3)              44                         President and Director                         1979
George J. Allen(3)                68                                Director                                1990
Phillips S. Baker                 37                                Director                                1995
Terry P. McNulty(2)               58                                Director                                1990
Werner G. Nennecker (1)(3)        43                                Director                                1992
Robert Scullion(2)                58                                Director                                1987
John R. Haigh                     59          Vice-President-Investor Relations and Public Affairs
Dennis L. Lance                   52                      Vice President - Exploration
Thomas M. Smagala                 45                         Secretary and Treasurer



(1)   Members of the Executive Committee.
(2)   Members of the Audit Committee.
(3)   Members of the Compensation Committee.

     George J. Allen has served as President of Allen Engineering since 1983. From 1951 to 1983, he served in various positions with Kennecott Corporation, including Vice President and Director of Tolling.

     Phillips S. Baker joined Pegasus Gold in January 1994 as Vice President, Finance and Chief Financial Officer. Prior to joining Pegasus, Mr. Baker worked seven years for Battle Mountain Gold Company, most recently as Treasurer. He also worked as an accountant for Arthur Andersen LLP. Mr. Baker is an attorney, Certified Public Accountant and Certified Cash Manager.

     Terry P. McNulty has served as President of T.P. McNulty & Associates, a consulting firm, since 1988. From 1983 to 1988, he was President of Hazen Research, Inc.

     Werner G. Nennecker joined Pegasus Gold Inc. in September 1992 as Senior Vice President and Chief Operating Officer. In November 1992, Mr. Nennecker assumed the position of President and Chief Executive Officer of Pegasus. Prior to joining Pegasus, Mr. Nennecker worked 15 years in the mining industry with Ranchers Exploration and Santa Fe Pacific Gold Corporation. Most recently, he held the positions of Executive Vice-President of Santa Fe Pacific Minerals Corporation and President of Santa Fe Pacific Gold Corporation. He has extensive experience in all aspects of the mining business. Mr. Nennecker is also a director of Pegasus Gold Inc., Zapopan NL, the Gold Institute, and the National Mining Hall of Fame.


     Gregory Pusey became President of USMX in April 1997. He previously served as USMX's Chief Financial Officer from May 1989 until January 1990 and earlier as the Secretary and Treasurer of USMX. Since 1983, Mr. Pusey has been engaged in private investment activities. He has served as President of Livingston Capital, Ltd. and President of the General Partner of Graystone Capital, Ltd, a venture capital firm. He is also President and a Director of Cambridge Holdings, Ltd. and a Director of Nutrition For Life International, Inc. Mr. Pusey was a founder of USMX.


     Robert Scullion has been a partner in Scullion, Strasheim & Company, a firm of Certified Public Accountants, since 1975. He is a Certified Public Accountant licensed in the United States as well as a Scottish Chartered Accountant.

     John R. Haigh has served as Vice President - Investor Relations and Public Affairs of USMX since June 1996. Mr. Haigh has 36 years experience in the mining industry and from July 1991 until June 1996 was manager of Investor Relations of USMX. Mr. Haigh is a degreed geologist and prior to June 1991 was the Chief Executive Officer and Director of a public gold and diamond mining company that he created in 1973.

     Dennis L. Lance has served as Vice  President --  Exploration of USMX since
May 1989. He also served as Secretary of USMX from January 1990 to December 1990. He has served as a geologist with USMX since June 1986. Prior thereto, he was an independent consulting geologist.


     Thomas M. Smagala joined USMX in April, 1989 as Business Development Manager. He was elected Treasurer of USMX in July, 1993 and Secretary of USMX in April, 1997. Prior thereto, he was an independent consulting geological engineer.


     The USMX Board held eleven meetings in person or by consent during the year ended December 31, 1996. All incumbent directors attended at least 75% of the meetings of the Board during 1996.


      The USMX Board had three standing committees in 1996: The Executive Committee, Audit Committee and Compensation Committee. The Executive Committee is permitted to exercise all the powers of the USMX Board except as may be restricted by the USMX Board or by the DGCL. The Executive Committee held three meetings in person or by consent in 1996.


     The Audit Committee reviews the scope and results of audits by USMX's independent auditors, internal accounting controls, non-audit services performed by the independent accountants and the cost of accounting services. The Audit Committee held two meetings in 1996.

     The  Compensation   Committee   reviews  matters  related  to  compensation
programs, including stock option grants, with particular emphasis on executive compensation. The Compensation Committee held three meetings in 1996.

Executive Compensation

      Following is information regarding compensation paid during each of the last three completed fiscal years to the executive officers of USMX whose salary and bonus exceeded $100,000 during 1996.



                                            Summary Compensation Table



                                                   Annual Compensation

                                                                                       Long Term
                                                                                     Compensation          All Other
    Name and Principal Position                                                         Awards           Compensation
                                      Year        Salary ($)      Bonus ($)           (Options #)             ($)
Donald P. Bellum, President                                                                               $1,512 (1)
and CEO(3)                            1996         $134,400              -              150,000           $2,200 (2)
                                      1995             -                 -                 -              $8,850 (2)
                                      1994             -                 -                 -              $6,506 (2)
James A. Knox
President and CEO(4)                  1996         $148,289              -              25,000            $4,663 (1)
                                      1995         $156,050           $10,000           50,000            $4,620 (1)
                                      1994         $151,500           $20,000           30,000            $4,022 (1)
Dennis L. Lance,
V.P. -- Exploration                   1996         $109,200              -              35,000            $2,867 (1)
                                      1995         $107,100              -              25,000            $3,213 (1)
                                      1994         $ 93,816           $8,000            15,000            $2,814 (1)

Donald E. Nilson(3)
V.P. -- Finance                       1996         $107,200              -              35,000            $2,874 (1)
                                      1995         $105,100              -              25,000            $3,153 (1)
                                      1994         $ 95,530           $8,000            15,000            $2,790 (1)
Paul B. Valenti,(3)
V.P. -- Operations                    1996         $114,198              -              40,000            $3,426 (1)
                                      1995         $108,150              -              25,000            $3,244 (1)
                                      1994         $ 98,650           $8,000            15,000            $2,959 (1)

(1) The amounts shown represent USMX's matching contribution for the stated individuals to its 401(K) plan.

(2) Director's fees.

(3) Mr. Bellum became Chairman of the Board of Directors and Chief
Executive Officer of USMX on May 1, 1996. On July 1, 1996, Mr. Bellum also assumed the duties of President of USMX. Messrs. Bellum, Nilson and Valenti left the employ of USMX effective March 31, 1997

(4) Mr. Knox served as Chairman of the Board of Directors and Chief Executive Officer of USMX until May 1, 1996, and as President until July



         The following table sets forth information with respect to stock options granted during 1996 to each USMX executive named in the Summary Compensation Table. The assumed annual rates of stock price appreciation of 5% and 10% are set by a rule of the SEC, and are not intended as a forecast of possible future appreciation and stock prices. The potential value of options granted depends on an increase in the market price of USMX's common stock. If the stock price does not increase, the options will be worthless. If the stock price does increase, this increase would benefit both option holders and stockholders commensurately.


         Option Grants in 1996.


                                                                                        Potential Realizable Value
                                          % of Total                                    at Assumed Annual Rates of
                                            Options                                      Stock Price Appreciation
                                            Granted                                          for Option Term
                            Options       to Employees      Exercise     Expiration
Name                      Granted (#)   in Fiscal Year    Price ($/Sh)      Date         5% ($)        10% ($)
----                      -----------   --------------    ------------      ----         ------        -------

Donald P. Bellum            150,000         18.5 %            $2.55      4/18/2006      $240,552         $609,606
James A. Knox                25,000          3.1 %            $2.63      6/18/2006       $41,350         $104,789
Dennis L. Lance              35,000          4.3 %            $2.63      6/18/2006       $57,890         $146,704
Donald E. Nilson             35,000          4.3 %            $2.63      6/18/2006       $57,890         $146,704
Paul B. Valenti              40,000          4.9 %            $2.63      6/18/2006       $66,160         $167,662
All Stockholders (1)                                                                  $23,833,000      $60,396,000
Executive officers'                                                                       1.95%            1.95%
gain as a % of all
Stockholders' gain


(1) The amounts shown for All Stockholders represent the potential realizable value assuming appreciation at the rates indicated based on the exercise price per share and the expiration date applicable to grants made in 1996 and the number of outstanding shares on the date of grant.


         The following table sets forth, in the aggregate, the number of shares underlying options exercised during 1996 by each executive named in the Summary Compensation Table, and states the value at year-end of exercisable and unexercisable options remaining outstanding.

         Aggregated Option Exercises and Fiscal Year-End Option Values



                            Value of Unexercised In-
                            Number of Unexercised      the-Money Options at
                            Options at FY-End (#)           FY-End ($)
                                 Exercisable/              Exercisable/
                                Unexercisable             Unexercisable
Name

Donald P. Bellum                   75,000 /                     -
                                   100,000                      -

James A. Knox                     190,000 /                     -
                                    50,000                      -

Dennis L. Lance                    68,334 /                     -
                                    51,666                      -

Donald E. Nilson                   38,334 /                     -
                                    51,666                      -

Paul B. Valenti                    58,334 /                     -
                                    56,666                      -

         Compensation of Directors. All directors who are not employed either by USMX or by Pegasus Gold are paid a fee of $350 for each meeting of the Board attended. In addition, each director who is not a full-time employee of USMX receives a fee of $500 per month. These directors also receive additional compensation plus reasonable expenses for any additional services performed. Robert Scullion is paid an additional $4,000 per year as chairman of the Audit Committee. During 1996, certain directors were paid a total of $6,973 for consulting fees and out of pocket expenses pertaining to various USMX projects.


         Employment and Change-in-Control Arrangements. USMX has no employment agreements with any of its officers or directors. USMX entered into change in control agreements with Donald P. Bellum, John R. Haigh, Dennis L. Lance, Donald
E. Nilson, Thomas M. Smagala and Paul B. Valenti. Each agreement (other than the agreement with Mr. Bellum) provided that if the officer's employment was terminated without "cause" after a change in control, he would be entitled to receive the balance, if any, due as salary for the month in which termination occurred, plus salary for that number of months which is the greater of: (i) six, or (ii) the number of complete years of employment by the officer with USMX. The officers are also entitled to a continuation of medical insurance coverage with the premium paid by USMX for six months after termination. Mr. Bellum's agreement provides that he will receive the equivalent of twelve month's salary. Cause is defined in the agreements as wilful misconduct, fraudulent conduct, felonious behavior or acting in a manner which is materially injurious to USMX, monetarily or otherwise. The proposed merger with Dakota would be deemed a change in control under these agreements.

         Effective March 31, 1997,  Donald P. Bellum,  Donald E. Nilson and Paul
B. Valenti left the employ of USMX. USMX entered into written settlement agreements with Messrs. Bellum and Valenti pursuant to which USMX agreed to pay their respective salary equivalents in installments over a six-month period, commencing in April 1997. USMX also agreed to continue to pay the premiums for their medical insurance coverage during this period. USMX has entered into a written settlement agreement with Thomas M. Smagala pursuant to which

Mr. Smagala will continue to work for USMX until consummation of the Merger, and will thereafter receive an amount equivalent to his current salary payable in installments over a seven-month period. USMX will also pay his premium for medical insurance coverage for six months. It is anticipated that Messrs. Haigh and Lance will become employees of Dakota subsequent to the Merger.


         Compensation Committee Interlocks and Insider Participation in Compensation Decisions. George J. Allen, Donald P. Bellum and Gregory Pusey served as members of the Compensation Committee during 1996. Mr. Pusey is a former officer of USMX. In April 1996, Mr. Bellum resigned as a member of the Compensation Committee and Werner G. Nennecker was elected to serve as a member of the Compensation Committee. Effective May 1, 1996, Mr. Bellum became Chairman of the Board of Directors and Chief Executive Officer of USMX.

         Board Compensation Committee's Report on Executive Compensation. The compensation policies of the Compensation Committee applicable to USMX's executive officers are based on the continuing need to attract and retain a management team capable of guiding the growth of USMX over the long term. Compensation of executive officers paid during 1996 is based on the qualifications and experience of the individuals officers, competitive market conditions for executive talent, and the contributions of the individuals to the long term growth and stability of USMX and to maximizing the long term value of stockholders' investment in USMX. Factors considered by the Compensation Committee to be important in the long term growth and stability of USMX and to maximizing the long term value of the stockholders' investment including increasing the quantity and quality of USMX's portfolio of exploration properties, development of these properties into producing mines where justified, acquisition and improvement of producing properties, increasing the amount and timeliness of internal and external financial reporting and building and maintaining a complement of well trained and highly motivated employees. The Compensation Committee also compared salaries and bonuses with those paid by other gold mining companies.

         USMX's Compensation Committee did not make its determinations based specifically upon objective measures of corporate performance in 1996 such as revenue or net income, nor did that Committee set any targets of performance using such objective measures. The Committee believes that, for a growing exploration and mining company, primary emphasis should be placed on the exploration and development of mining properties with superior potential that will ultimately result in the achievement of improved financial results, through mineral production or property sale. The Committee considered the performance of USMX's CEO and other executive officers during 1996 as well as other factors discussed above in making its compensation decisions.

                                 George J. Allen
                                Donald P. Bellum
                               Werner G. Nennecker
                                  Gregory Pusey

         Shareholder Return Performance Graph.

                                             [GRAPH TO BE PLACED HERE]


                                   Base Year
                                   1991           Dec 1992       Dec 1993       Dec 1994       Dec 1995       Dec 1996
USMX                               $100             $195.42        $305.34        $190.84        $150.29        $121.66
Nasdaq                             $100             $116.38        $133.59        $130.59        $184.67        $227.16
S & P Gold and Precious
 Metals Mining Index               $100              $93.37        $171.05        $138.20        $155.55        $154.39


         The above graph assumes an initial investment of $100 as of the close of trading December 31, 1991. Each of the data points gives the dollar value of the investment from December 31, 1991, forward assuming dividends, where paid, are reinvested monthly plus any price change in the investment.

              USMX SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         Information regarding USMX Common Stock owned by each director, by each executive officer named in the Summary Compensation Table, by all executive officers and directors as a group, and by each person known by USMX to be the beneficial owner of more than 5% of USMX Common Stock as of April 16, 1997 is set forth in the following table:




                                                                Shares of $0.001 Par Value
                                                                        Common Stock
Name                                                                  Beneficially Owned     Percent of Class

George J. Allen                                                            37,000(1)               *
Phillips S. Baker                                                    4,846,000(2)(3)             29.2%
Donald P. Bellum                                                                 -0-               *
James A. Knox                                                                127,232               *
Dennis L. Lance                                                           157,068(4)               *
Terry P. McNulty                                                           38,000(1)               *
Werner G. Nennecker                                                  4,856,000(3)(5)             29.3%
Donald E. Nilson                                                              22,250               *
Gregory Pusey                                                             297,274(2)             1.8%
Robert Scullion                                                            26,750(6)               *
Paul B. Valenti                                                               56,449               *
All directors and executive officers as a group
(13 persons)                                                         5,779,690(3)(7)             34.4%
Pegasus Gold, Inc.
601 West First Avenue
Suite 1500
Spokane, WA 99204                                                          4,826,000             29.1%
North Pacific Mining Corporation
2525 C Street
Anchorage, AK 99503                                                     1,540,663(8)             9.5%
Van Eck Associates
Corporation
122 East 42nd Street
New York, New York 10168                                                1,040,000(9)             6.3%


(1) Includes 25,000 shares underlying currently exercisable options granted pursuant to USMX's Non-Discretionary Stock Option Plan For Non-Employee Directors.
(2) Includes 20,000 shares underlying currently exercisable options granted pursuant to USMX's Non-Discretionary Stock Option Plan For Non-Employee Directors.
(3) Messrs. Nennecker and Baker are officers and Mr. Nennecker is a director of Pegasus Gold. As such, they can be considered to be beneficial owners of the 4,826,000 shares held of record by Pegasus Gold. Accordingly, the figures opposite their names reflect the 4,826,000 shares owned by Pegasus Gold.

(4) Includes 68,334 shares underlying currently exercisable options granted pursuant to USMX's 1987 Stock Option Plan.

(5)      Includes  30,000  shares  underlying  currently   exercisable  options
         granted pursuant to USMX's Non-Discretionary Stock Option Plan For Non-Employee Directors.

(6) Consists of 26,750 shares underlying currently exercisable options granted pursuant to USMX's Non-Discretionary Stock Option Plan For Non-Employee Directors.
(7)      Includes currently exercisable options to purchase 215,084 shares.

(8) USMX has entered into a settlement agreement with Peak Oilfield Services Company ("Peak"), construction contractor which provided services to USMX on the Illinois Creek Project, pursuant to which USMX has agreed to issue 1,000,000 shares of USMX Common Stock immediately prior to consummation of the Merger in partial payment of Peak's claim. Peak is in a control group with North Pacific Mining Corporation







         ("NPMC") and may be deemed an affiliate of NPMC. If the settlement is completed, NPMC and Peak would own an aggregate of 2,540,663 shares, or approximately 14.8% of the then outstanding USMX Common Stock.
(9) Van Eck Associates Corporation has advised USMX that it is a registered investment adviser, and that such shares are held for funds or trusts managed by it, including 715,000 shares (4.3%) held for Gold/Resources Fund and 275,000 shares (1.7%) held for International Investors
         Incorporated and 50,000 shares (0.3%) for a private investor. Gold/Resources Fund and International Investors Incorporated are open end, diversified investment management companies which concentrate investments in gold mining shares. The shares of both of such companies are publicly held and Van Eck Associates Corporation has advised USMX that to its knowledge no natural person owns beneficially more than 5% of the outstanding shares of either such company. John C. Van Eck, whose business address is the same as that of Van Eck Associates Corporation, has voting control of Van Eck Associates Corporation.

         * Represents less than 1%.




          USMX SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires USMX officers and directors, and persons who own more than 10% of a registered class of USMX's equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish USMX with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, USMX believes that, during the fiscal year ended December 31, 1996 all filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were complied with.


               USMX CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         USMX presently owns a net profits interest in the Montana Tunnels Property which has been operated by Pegasus Gold Inc. since 1987. Pegasus Gold is USMX's largest stockholder. USMX is entitled to the greater of a five percent net profits royalty interest or minimum advance royalties of $60,000 per month until certain construction, land acquisition and associated Financing and other costs have been recovered by Pegasus Gold ("Payback"), and a 50 percent net profits royalty interest thereafter. See "Business and Properties of USMX." Payback has not been achieved.


         In order to obtain additional funding for its operations and to partially fund the cost overruns experienced at the Illinois Creek Project, USMX borrowed $2.5 million from Pegasus Gold in May 1996. The obligation is secured by USMX's royalty interest in the Montana Tunnels Property. In June 1996 USMX and Pegasus Gold agreed to the sale of USMX's interest in the Montana Tunnels Property to Pegasus Gold for $4.5 million. The transaction is subject to the approval of the USMX Stockholders. Pending completion of the transaction, Pegasus Gold provided USMX an additional $2 million which was deemed an amendment to the terms of the outstanding $2.5 million loan. Upon the closing of the transaction, USMX will transfer to Pegasus Gold its interest in the Montana Tunnels Property, and will be relieved of its obligation to repay these loans. See "Approval of Montana Tunnels Royalty Agreement."

         As of December 31, 1996, USMX had provided collateral in the form of Certificates of Deposit totaling approximately $283,000 to secure repayment of bank loans to four employees or former employees of USMX including one officer (John R. Haigh - $78,856, and two former officers Paul B. Valenti - $114,398 and Donald E. Nilson - $52,776). The employees have pledged a total of 134,349 shares of USMX Common Stock to USMX to secure repayment of these obligations.


         In March 1995, USMX acquired all of the outstanding capital stock of Mega Minerals S.A., an Ecuadorian company. USMX assumed obligations of approximately $120,000, and agreed to pay the seller a 10% net proceeds royalty on any production from the concessions after recovery of all capital expenditures. Gregory Pusey, a director and principal shareholder of the seller, is also a director of USMX. The assets of Mega Minerals S.A. consist of eight exploration concessions and the rights to acquire four additional exploration concessions, all located in the Nambija-Zamora gold belt of southern Ecuador.


         USMX has entered into a settlement agreement with Peak, a construction contractor which provided services to USMX on the Illinois Creek Project, pursuant to which USMX has agreed to issue 1,000,000 shares of USMX Common Stock immediately prior to consummation of the Merger in partial payment of Peak's claim. Peak is in a control group with North Pacific Mining Corporation ("NPMC") and may be deemed on affiliate of NPMC. If the settlement is completed, NPMC and Peak would own an aggregate of 2,540,663 shares, or approximately 14.8% of the then outstanding USMX Common Stock.


                  APPROVAL OF MONTANA TUNNELS ROYALTY AGREEMENT

         The Montana Tunnels property is located in the Colorado Mining District, Jefferson County, Montana, 22 miles south of Helena. Montana Tunnels consists of approximately 9,300 acres of patented ground plus about 1,000 acres of other mineral rights. This property was developed and is operated by Pegasus Gold pursuant to an agreement with USMX. Mine and mill construction commenced in March 1986, milling operations began in March 1987, and full operating status was achieved by Pegasus Gold in October 1987.

         The Montana Tunnels Mine involves open pit mining operations and conventional milling technology. The Montana Tunnels ore is processed through a circuit which incorporates crushing, grinding, and selective flotation to produce lead and zinc concentrates, and a gravity circuit for recovery of free gold. The majority of gold and silver value is associated with the base metal concentrates. As of December 31, 1996, Pegasus Gold estimated that the Montana Tunnels Mine has proven and probable ore reserves of approximately 17,095,000 tons.

         Pending completion of the sales transaction described below, USMX owns a net profits interest in the Montana Tunnels Mine. USMX is entitled to the greater of a five percent net profits royalty interest or minimum advance royalties of $60,000 per month until certain construction, land acquisition and associated financing and other costs have been recovered by Pegasus Gold ("Payback"), and a 50 percent net profits royalty interest thereafter. Payback is defined in the agreement with Pegasus Gold to occur when 90 percent of net profits equals the sum of $250,000, plus the project costs incurred subsequent to January 1, 1986, plus interest costs imputed on these costs until September 30, 1987, the date of full operation status. Net profits, as defined, include deduction from revenues of such costs as direct operating and administration expenses, allowable new capital expenditures, property payments, management fees, interest on debt and equity financing, repayment of gold loans, repayment of certain debt obligations, and taxes other than income taxes. Based on information provided by Pegasus Gold, USMX estimates that, as of December 31, 1995, the remaining net profit recoverable costs were $26,539,000. Accordingly, Payback has not been achieved, and it is unclear whether Payback will ever be achieved. Since inception of the contract USMX has only received the minimum advance royalties.

         In order to obtain additional funding for its operations and to partially fund the cost overruns experienced at the Illinois Creek Project, USMX borrowed $2.5 million from Pegasus Gold in May 1996. The obligation is secured by USMX's royalty interest in the Montana Tunnels Property. In June 1996 USMX and Pegasus Gold agreed to the sale of USMX's interest in the Montana Tunnels Property to Pegasus Gold for $4.5 million, subject to the approval of USMX's Stockholders. Pending completion of the transaction, Pegasus Gold provided USMX an additional $2 million which was deemed an amendment to the terms of the outstanding $2,500,000 loan (the "Loan"). The $60,000 per month minimum advance royalty has been applied for payment of the principal and accrued interest on the Loan.

         In March 1997, Pegasus Gold and USMX entered into a Formal Purchase and Sale Agreement (the "Montana Tunnels Royalty Agreement"). A closing is to be held within five days after USMX Stockholder approval. At closing of the transaction, Pegasus Gold will cancel and forgive all unpaid principal and interest on the Loan, and the security interests granted by USMX to Pegasus Gold and the net profits royalty interest will be deemed to be terminated. At the closing, USMX will deliver all of its right, title and interest in and to the royalty interest and Pegasus Gold will deliver an acknowledgment of repayment of the Loan. The Montana Tunnels Royalty Agreement is attached as Appendix F to this Joint Proxy Statement/Prospectus.

         In determining to sell the net profits royalty interest, the USMX Board of Directors evaluated the history of payment of the minimum advance royalties, terms of current and future smelter contracts, estimated variables in metal prices, site visits conducted by employees of USMX and USMX's outside consultant and interviews with key staff members of the Montana Tunnels Mine and employees of Pegasus Gold. Based on the scheduled production termination at the Montana Tunnels Mine in the year 2000, it was determined that the net present value of the minimum advance royalties was $2.7 million. The USMX Board concluded that the purchase price was reasonable in view of its determination that it was unlikely that USMX would receive royalty payments substantially greater than the purchase price.

         THE USMX BOARD UNANIMOUSLY RECOMMENDS THAT USMX STOCKHOLDERS VOTE TO APPROVE AND ADOPT THE MONTANA TUNNELS ROYALTY AGREEMENT.


                 USMX SUMMARY CONSOLIDATED FINANCIAL INFORMATION

         The following summary consolidated financial information for the periods described below has been derived from the USMX consolidated financial statements which are prepared in accordance with U.S. GAAP. The following summary financial information should be read in conjunction with the USMX consolidated financial statements and related notes thereto included elsewhere herein.


                                    Summary Consolidated Financial Information
                        (dollars in thousands, except per share amounts and operating data)


                                                                  Years Ended December 31,

                                               1996                1995             1994             1993           1992
                                       -----------------------------------------------------------------------------------
Statement of Operations Data:
Revenue (gold sales plus net other
income)...............................            $2,323           $3,922         $14,866          $24,252(1)      $18,043
Gross profit (loss)...................                --            (605)           1,641              880           1,658
Prospecting costs.....................               643              684             739              667             651
Abandonment and impairment of
mineral properties....................             1,416            4,431             261              938              21
Income (loss from continuing
operations............................            (3,302)          (6,906)            204            2,602              37
Net income (loss).....................            (3,302)          (6,906)            204            2,602              37
Net income (loss per share............            $(0.22)          $(0.47)           $0.01           $0.17          $0.00(2)
Operating Data:
Ounces of gold sold...................                --            7,000          35,575           50,429          47,356
Average realized price per ounce                      --             $383            $383             $360            $360
Average market price per ounce                      $388             $384            $384             $360            $344
Ounces of gold produced:
  Alligator Ridge are(3)..............                --               --              --           23,454          41,120
  Green Springs                                       --               --              --               --           2,353
  Goldstrike(4).......................            --                6,266          34,486           31,934           4,496
                                          --------------        ---------        --------         --------         -------
     Total............................            --                6,266          34,486           55,388          47,969
                                          --------------        ---------        ========           ======          ======
Cash costs per ounce:
  Alligator Ridge area (3)............                --               --              --             $268            $285
  Green Springs                                       --               --              --               --             198
  Goldstrike(4).......................            --                 $233            $229              305             270
                                          --------------        ---------        --------       ----------        --------
     Combined.........................            --                 $233            $229             $289            $280

                                          --------------        ---------        ========        =========         =======

Total cost per ounce:
  Alligator Ridge area (3)............                --               --            $328             $328            $336
  Green Springs                                       --               --              --               --             162
  Goldstrike(4).......................              $233             $233             326              326             282
                                              ----------       ----------       ---------        ---------        --------
     Combined.........................              $233             $233            $327             $327            $331
                                              ==========       ==========        ========         ========         =======



                                                                          December 31,

                                                 1996              1995            1994             1993             1992
                                                ------            ------          ------           ------           -----
Financial Condition Data:
Working capital.......................          ($27,132)          $5,094         $14,105          $19,362         $12,903
Current assets........................            $2,261           $5,834         $14,923          $21,573         $16,427
Total assets..........................           $50,155          $17,469         $24,190          $28,808         $28,741
Current liabilities...................           $29,393             $740            $818           $2,211          $3,524
Long term liabilities.................           $ 4,221             $885            $361           $1,074          $3,290
Stockholders' equity..................           $16,541          $15,844         $23,011          $25,523         $21,927

     (1) Includes gain from the sale of USMX's Alligator Ridge assets totaling $5,000.

     (2)  Less than $0.01

     (3)  Sold August 27, 1993

     (4)  The Goldstrike Mine was acquired effective November 1,1992.

                        USMX MANAGEMENT'S DISCUSSION AND
            ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Going Concern Uncertainty

         USMX has suffered recurring losses and cash flow deficits from operations and currently has no mines in operation. At December 31, 1996, USMX has an accumulated deficit of approximately $3,056,000, a working capital deficiency of approximately $27,132,000 and is not in compliance with certain covenants of its long term debt agreements. In addition, significant additional funds will be required to bring USMX's Illinois Creek Mine into production. USMX's auditors have included an explanatory paragraph in their opinion that states that these matters raise substantial doubt about USMX's ability to continue as a going concern and that the financial statements do not include any adjustment that might result from the outcome of this uncertainty.


         USMX has entered into a Merger Agreement with Dakota. The Merger is subject to approval by the TSE, stockholder and creditor approval, review by other regulatory authorities, and other customary conditions. In connection with the Merger, Dakota has agreed to loan up to $5 million to USMX to be used to pay for work completed and ongoing work at the Illinois Creek Mine prior to the Merger. In connection with the Merger, USMX's principal lender agreed with Dakota not to accelerate the due date of any loans to USMX or to exercise any rights it may have to collateral security (except for payment or bankruptcy defaults) until the earlier of the consummation of the Merger, the termination of the Merger Agreement in accordance with its terms, or June 30, 1997.

         Should USMX be unable to complete the Merger with Dakota, the ability of USMX to continue as a going concern is dependent on the continued forbearance of Rothschild and the commencement and continuation of successful operations at the mine. Future success of the mine is dependent on USMX's ability to produce gold from the mine in quantities and at costs consistent with those projected by USMX.

Liquidity and Capital Resources


         Working capital at December 31, 1996, was negative $27.1 million. Cash and cash equivalents amounted to $238,000. Cash and cash equivalents decreased during 1996 by $5 million primarily as a result of investment in property, plant and equipment of approximately $25.7 million, including deferred exploration costs of $0.5 million and development costs of $25.2 million ($23.9 million at Illinois Creek, Alaska and $1.2 million at Thunder Mountain, Idaho), investment in reclamation surety and restricted cash accounts of $2.5 million and cash used in operations of $3.9 million. These costs were partially offset by $1.3 million in proceeds from the sale of USMX's holdings in Alta Gold Co. common stock.


         In addition, USMX obtained $4.5 million in loans from Pegasus Gold secured by USMX's interest in the Montana Tunnels property and a $22.0 million financing facility from Rothschild for the construction of the Illinois Creek Mine and related facilities, including working capital. At December 31, 1996, USMX had drawn approximately $21.4 million against the facility. See "Business and Properties of USMX" for a detailed discussion of this financing.

         USMX completed its feasibility study of the Illinois Creek Project in February 1996. After approval of the project by USMX's Board of Directors, clearing and grubbing activities began in March 1996. Upon receipt of a commitment for the $22 million financing facility from Rothschild, and required permits and regulatory approvals in May, construction of the mine and related facilities was begun.


         The original Illinois Creek development budget was $22.6 million, including $4.7 million in estimated working capital. In the process of obtaining bids from construction contractors, USMX determined that the forecast needed to be increased by approximately $2.8 million to $25.4 million. As a result of weather induced delays and other problems arising from the complexities of developing a mine using only air transport USMX had incurred costs at December 31, 1996, of approximately $30.7 million related to the development of the property, including approximately $2.8 million of working capital. At December 31, 1996, USMX had unpaid obligations to suppliers and contractors of approximately

0109507.04  4/22/97
                                                      - 116 -

$5.7 million for work completed in 1996. As noted below, subsequent to December 31, 1996, USMX obtained a $5 million line of credit from Dakota, which funds were made available to Dakota as a partial release of funds from a Dakota private placement. Dakota expects to utilize a substantial portion of the additional proceeds from that private placement for repayment of the balance of USMX's unpaid obligations, and for construction and working capital requirements at Illinois Creek. Of the $5.7 million unpaid at December 31, 1996, USMX has subsequently paid from the $5 million Dakota line approximately $1.8 million.

         USMX estimates that an additional $7 million, including $3.2 million of working capital will be required to bring the mine to production. In the event the Merger is consummated and the additional proceeds from the Dakota financing are received, gold production is scheduled for the summer of 1997. See "Risk Factors - Specific Risks Related to USMX - Certain Illinois Creek Project Risks."

     In the event the Merger is not consummated, USMX would need to obtain other financing or attempt to merge or engage in another form of business combination with an entity with available cash resources, or sell assets. Prior to entering into the agreement in principle to merge with Dakota, USMX had contemplated a public offering of securities to raise additional capital. USMX determined not to proceed with such plans because of the attractiveness of the Merger with Dakota. See "The Merger - Background to the Merger and USMX's Reasons for the Merger and Board of Directors' Recommendation." Nonetheless, considerable preparation for such offering had been accomplished, including regulatory filings and preliminary marketing arrangements. Moreover, Illinois Creek is presently closer to production and the ability to achieve cash flow from operations is nearer to realization. USMX has also reduced its general and administrative expenditures in an effort to lower its ongoing cash requirements. As a result, USMX believes that it has reasonable prospects for continued forbearance from Rothschild and other creditors pending receipt of funds from operations at Illinois Creek and proceeds of a securities offering or as a result of another business combination. USMX also believes that the prospects for sale of its principal asset, the Illinois Creek Mine, are enhanced as the plans for production are advanced. Therefore, USMX believes that it has a viable plan for continuation of operations. As noted elsewhere herein, USMX's plan is subject to substantial risk and success of its plan is not assured.


     One of the construction contractors on the Illinois Creek Property in Alaska working under an approximately $3 million contract with USMX has submitted invoices and claims totaling approximately $7 million for work completed in 1996. At December 31, 1996, USMX had paid the contractor $1,772,000 and has recorded an additional liability to the contractor, based on USMX's estimate of its obligation under the contract of $2,414,000. In April 1997 USMX and the construction contractor agreed to settle the claim for $5 million. See "Terms of the Merger Other Agreements." On November 8, 1996, the construction contractor also filed a lien on the Illinois Creek Property for certain unpaid invoices and claims submitted through that date.



         In  addition  to  construction  and  working  capital  requirements  at
Illinois Creek, USMX is required by the terms of the credit agreements with Rothschild to maintain minimum balances in a Proceeds Account for use only in connection with the Project and to maintain certain financial ratios related to the Project and to USMX. Per the terms of the Rothschild Credit Agreements, USMX agreed to deposit $1.5 million in the Proceeds Account by September 30, 1996. USMX was unable to comply with this requirement and Rothschild agreed to waive this and certain financial ratio requirements until December 31, 1996, conditional upon USMX's agreements to, among other things, (A) file a prospectus with the appropriate Canadian securities regulatory authorities by November 1, 1996, and complete an offering by December 31, 1996, (B) adjust the price at which Rothschild may elect to convert the $2.5 million loan into USMX Common Stock to the price at which the shares are sold in an offering, or if no sale, at the average trading price for the last ten trading days of 1996 and (C) to pay the Lender a fee of US$100,000 which fee is payable upon the first to occur of (i) a date upon which such payment can be made without materially reducing the working capital reasonably required by USMX for continued operations or (ii) April 15, 1997. At December 31, 1996, USMX had not completed the offering and was unable to comply with the requirement that it deposit $1.5 million in the Proceeds Account. As a result of the covenant violations, at December 31, 1996, the loans from Rothschild have been classified as a current liability. USMX has determined not to proceed with the offering.

     On January 3, 1997, USMX entered into an agreement in principle to merge with Dakota. On February 5,

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



1997, USMX signed the Merger Agreement with Dakota whereby USMX Stockholders will receive one Dakota Common Share for every 1.1 shares of USMX Common Stock and USMX will become a wholly-owned subsidiary of Dakota.

         In February 1997, Dakota offered by way of private placement 25,000 Special Warrants at a price of Cdn. $1,000 per Special Warrant resulting in gross proceeds of Cdn. $25 million. Each Special Warrant entitles the holder to receive one 7.5% unsecured subordinated convertible debenture in the amount of Cdn. $1,000. Of the proceeds, U.S. $5 million have been released and the remaining proceeds have been deposited in escrow pending completion of the Merger and approval by the Dakota Shareholders of the issuance of the Common Shares underlying the Debentures. This offering was a condition of USMX's obligation to proceed with the Merger. A substantial portion of the proceeds will be used to pay suppliers and contractors for work completed at the Illinois Creek Mine and to complete construction and provide working capital at the Illinois Creek Mine.


         As part of the Merger Agreement, Dakota and USMX agreed that Dakota would provide a $5 million line of credit to USMX to provide interim working capital to sustain USMX operations until the Merger is consummated. Reference is made to the heading "Terms of the Merger-Other Agreements-$5,000,000 Loan
Agreement." The proceeds are to be used to pay certain ongoing operating expenses primarily in connection with start-up activities associated with the Illinois Creek Mine and to partially pay trade creditors.

         The line of credit is evidenced by two promissory notes with similar terms but different amounts and different security. The $2 million promissory note ("Note 1") is secured by a second priority position in all of the capital stock of USMX of Alaska, Inc. owned by USMX. USMX of Alaska, Inc. holds title to the Illinois Creek Mine. The second promissory note for $3 million ("Note 2") is secured by a first position on all of the capital stock of MXUS S.A. de C.V., USMX's Mexican Subsidiary, and a first position on USMX's interest in the Thunder Mountain property in Idaho. USMX and Dakota agreed to grant Rothschild a second priority security position in the security for Note 2. Funding for the line of credit was provided from a portion of the proceeds of a Special Warrant offering by Dakota described above.


         USMX has filed a Notice of Intent to Operate with the Idaho Department of Lands describing USMX's proposed gold and silver mining activities in the Thunder Mountain Project. Management estimates that the project would require substantial capital to place it into production, including working capital. If the project is sufficiently attractive to warrant continued development and the necessary permits are obtained, construction could begin in 1998. Production could begin in 1998 or 1999 depending on the construction schedule. Management believes that USMX will need to obtain additional capital to put Thunder Mountain into production.


         USMX's mining operations are subject to various laws and regulations concerning prospecting, developing, production, exports, taxes, labor standards, occupational health, waste disposal, toxic substances, environmental protection, mine safety and other matters. USMX seeks to make good faith efforts to comply with all applicable laws and regulations. Except as otherwise disclosed elsewhere in this Prospectus, USMX believes that it is in substantial compliance with all applicable material governmental regulations. Instances of non-compliance or new laws or regulations governing operations and activities of mining companies, however, could have a material adverse impact on the business of USMX.

         Mining is subject to potential risks and liabilities associated with pollution of the environment and the disposal of waste products occurring as a result of mineral exploration and production. Environmental liability may result from mining activities conducted by others prior to USMX's ownership of a property. Insurance for environmental risks (including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from exploration and production) is not generally available at a reasonable price to companies within the industry. To the extent USMX is subject to environmental liabilities, the payment of such liabilities would reduce funds otherwise available to the companies and could have a material adverse effect on the companies.

In the context of environmental compliance and permitting, including the approval of reclamation plans, USMX


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                                                      - 118 -
must comply with standards, laws and regulations which may entail greater or lesser costs and delays depending on the nature of the activity to be permitted, constructed and operated and how stringently the regulations are implemented by the applicable regulatory authority. It is possible that the costs and delays associated with compliance with such laws, regulations and permits could become such that a company would not proceed with the development of a project or the operation or further development of a mine. Except as otherwise disclosed elsewhere in this Prospectus, USMX believes that it is in substantial compliance with all applicable material environmental regulations. However, laws, regulations and regulatory policies involving the protection and remediation of the environment are constantly changing at all levels of government and are generally becoming more restrictive and the costs imposed on the development and operation of mineral properties are increasing as a result of such changes. USMX has made, and expects to make in the future, significant expenditures to comply with such laws and regulations.

         USMX's balance sheet at December 31, 1996 reflects a total of $0.8 million in accrued reclamation liabilities associated with its acquisition and operation of the Goldstrike Mine. Reclamation activities in 1996 have focused primarily on recontouring, topsoiling and planting heap number one and completion of rinsing of heap number two. Commencement of recontouring and topsoiling of heap number two as well as the dismantling of the process plant and reclamation of the plant site will begin once USMX has obtained acceptance by the State of Utah of USMX's final closure. The goal is to achieve closure by the end of 1997. This reclamation is expected to be financed with internally available cash balances, cash generated from the sale of gold produced as a by product of heap rinsing and approximately $1.7 million cash previously provided to the State of Utah as reclamation surety.


         The Illinois Creek Project is permitted as a "zero discharge facility". As such, operation will require strict control of the water balance to ensure that no discharge occurs. Upon closure, reclamation activities will be closely monitored and effluent from the decommissioned facility will be required to meet strict water quality standards.

Results of Operations

         USMX realized a net loss for the year ended December 31, 1996, of $3,302,000 compared with a $6,906,000 loss for 1995 and net income of $204,000 for 1994. The loss for 1996 includes mineral property abandonments and impairments of $1,416,000 compared to $4,431,000 for 1995 and $261,000 for 1994.
General and administrative costs increased to $3,621,000 in 1996 from $2,548,000 in 1995 and $2,185,000 in 1994, as the result of added office space and related expenses arising from increased staffing requirements to develop the Illinois Creek and Thunder Mountain properties. The 1996 results include a gain of approximately $936,000 from the sale of common stock held for investment purposes and an unrealized gain of $884,000 resulting from the roll forward of four gold forward sales contracts and the sale of various silver call options. The 1994 results include a $497,000 income tax credit resulting from the difference between the estimated 1993 federal income tax provision and the actual liability reflected on the 1993 income tax returns.

         Fluctuations in USMX's results of operations from year to year arise primarily from four factors: (1) changes in the volume of gold sold and the selling price of gold, (2) changes in the cost of gold sold, (3) the cost of mineral properties abandoned during any given period, and (4) asset dispositions.

Change in the Volume of Gold Sold and Selling Price of Gold

         The following table analyzes the variance in gold sales revenue for the years ended December 31, 1996, 1995, and 1994:



Revenue Variance Analysis
Year Ended December 31,                                        1996                 1995                    1994

Ounces of gold sold.................................                  --               6,900                 35,575
Average price realized per ounce....................             $     -             $   388              $     383
Change in revenue attributable to:


Less ounces sold....................................       $ (2,678,000)      $  (10,972,000)          $ (5,342,000)
Higher (lower) price................................                  --               35,000               820,000
Decrease in gold sales revenue compared to the
  preceding year....................................      $  (2,678,000)      $  (10,937,000)          $  (4,522,000)


Change in Costs Applicable to Sales

         Cost of Gold Sold. No gold was sold in 1996 compared to the cost of gold sold of $2,890,000 or approximately $419 per ounce in 1995, and $11,203,000 or approximately $315 per ounce in 1994. The fluctuation in the cost of gold sold is a result of the change in the cost of production throughout the life of each mine as illustrated in the table below.



Year Ended December 31,                                           1996               1995               1994
Cash production costs incurred.............................        --               $ 233              $ 229
Depreciation, depletion, amortization and reclamation
accruals...................................................                                              48
Production cost per ounce produced.........................       $ -               $ 233              $ 277
                                                                  ----              -----              -----
Gold sales revenue                                                $ -               $ 388              $ 383
                                                                  ====              =====              =====


Production cost per ounce sold.............................        --               $ 212               $269
Change in inventories and deferred.........................        --                 207                46
                                                                                     ----               ---
Cost of gold sold..........................................        --                 419                315
Mining taxes...............................................        --                  2                  3
Production royalties.......................................       $ -                 55                 19
                                                                  ----               ---                ---
Costs applicable to sales..................................       $ -                 476                337
                                                                  ----               ----               ----
Gross profit (loss)........................................       $ -               $ (88)              $ 46
                                                                  ====              =====               ====


         Cash production costs per ounce of gold produced at USMX's Goldstrike Mine increased to $233 for 1995 from $229 for 1994 despite the fact that no mining, crushing or pad loading costs were incurred after October 1994 because a significant portion of processing costs are fixed and, therefore, do not decrease as production decreases. As the result of a reduction of the estimated remaining recoverable ounces of gold at the Goldstrike Mine, change in inventories and deferred production costs increased to $207 per ounce sold for 1995 from $46 in 1994.

         Mining Taxes and Royalties. During 1995, USMX incurred $14,000 in mining taxes compared to $106,000 in 1994. The decrease in mining taxes in 1995 and 1994 is attributable to the decrease in ounces sold compared to the previous year as a result of declining production at the Goldstrike Mine. Also, USMX incurred $379,000 in royalty expense for 1995 compared to $665,000 in 1994. The increase in production royalties per ounce of gold sold is attributable to the monthly minimum royalty paid at Goldstrike through January of 1996.

     Cost of Mineral Properties Abandoned and Provisions for Impairments of Investments in Mineral Properties

         USMX periodically reviews the carrying values of its properties. In 1996, management determined that properties with an aggregate historical cost of $674,000 no longer held sufficient promise to justify the cost of maintenance. The properties abandoned in 1996 were Goldstrike ($345,000), Elk Creek ($93,000), Baggs Creek ($69,000), Putu Chile ($61,000), two other properties in the United States ($17,000) and six small properties in Mexico ($89,000). Property abandonments were $758,000 and $261,000 in 1995 and 1994, respectively. The properties abandoned in 1995 were Tule Canyon ($65,000), Divide ($63,000) and three other properties in the United States ($202,000) and La Cienega ($111,000), Jalisco Copper ($164,000) and four other properties in Mexico ($153,000). The properties abandoned in 1994 were the Ancho Canyon, New Mexico ($221,000) and the South Pass, Wyoming placer properties ($40,000), both of which were acquired during that year.

         During 1996 USMX wrote down the carrying value of the Nambija property in Ecuador and the Amargosa and La Reserva properties in Mexico by $335,000, $326,000 and $81,000 respectively. The carrying value of each of the properties was reduced to zero. Although the three properties appear to have geological potential, to date, no significant economic mineralization has been encountered. The La Reserva property is currently being explored in joint venture with another mining company. The Nambija and Amargosa properties are being held for possible future joint venture exploration. In the fourth quarter of 1995, the carrying value of the Amargosa polymetallic prospect in Chihuahua, Mexico was reduced by $1.0 million.

         In 1995, the Commonwealth of Puerto Rico adopted legislation which amended the mining law to prohibit future mining of metallic deposits by open pit methods. Although USMX is considering various strategies and responses, the effect of the mining law, as currently amended, is to render USMX's plan for development of the Cala Abajo deposit uneconomic. As a result, in 1995 USMX reduced the carrying value of this property to zero and recorded an impairment loss of $1.1 million.

         Gold production at USMX's Goldstrike Mine in Utah declined sharply in August and September of 1995. This decline in gold recovery triggered a reevaluation of the estimated remaining recoverable gold ounces in the heaps. As a result, the carrying value of deferred mining and processing costs was reduced to the fair market value of the remaining gold bullion and dore at the refinery and USMX recorded an impairment loss of $1.6 million.

Asset Dispositions and Gain on Sale of Common Stock

         In April 1994, USMX sold its interest in the Kinsley Mountain Project in Elko County, Nevada to Alta Gold Co. ("Alta"). In addition to the $20,000 previously received, USMX received $380,000 in cash and Alta restricted common stock with a then market value of $200,000. In April 1995, USMX received a final cash payment of $400,000 and additional Alta restricted common stock with a then market value of $200,000. USMX received, and retained at December 31, 1995, a total of 352,711 shares of Alta restricted common stock. The cash proceeds and discounted value of the stock received were recorded as a reduction to the carrying value of the property on USMX's books. In 1995, USMX recorded a loss on this transaction of $1,000. During 1996 USMX sold all of the outstanding shares of Alta common stock for $1,281,000 and recorded a gain on the sale of $936,000.

Other Costs and Expenses

         General and administrative costs increased to $3,621,000 in 1996 from $2,548,000 in 1995, as the result of added office space and related expenses arising from increased staffing requirements to develop the Illinois Creek and Thunder Mountain properties. General and administrative expenses were higher in 1995 than 1994 principally due to legal and other professional fees paid relative to the Cala Abajo project and to salaries and related expenses of additional corporate staff. Legal and professional consultants were engaged to evaluate the impact of a change in Puerto Rican mining law and USMX's alternatives concerning the Cala Abajo Project.

         Prospecting costs in 1996 were comparable to Prospecting costs in 1995. Prospecting costs in 1995 were lower than 1994 as a result of the concentrated effort by USMX's exploration staff to complete development drilling at the Illinois Creek, Alaska property.

         Interest income decreased to $275,000 in 1996 compared to $525,000 in 1995, as the result of decreasing cash balances during 1996. Interest income for 1995 was comparable to 1994.

         Interest expense increased to $511,000 in 1996 compared to $14,000 in 1995, as the result of long term debt incurred during 1996 related to development of the Illinois Creek property and a $4.5 million loan received from Pegasus Gold, a stockholder of USMX. Interest expense for 1995 was comparable to 1994.

         Income tax expense primarily represents current and deferred federal income taxes. The entire income tax benefits for 1996 and 1995 are related primarily to net operating losses carried back to prior years. The 1994 benefit results primarily from the difference between the estimated 1993 federal income tax provision and the actual liability reflected on the 1993 income tax returns. See Note 10 to the Consolidated Financial Statements for a reconciliation of the provision for income taxes for 1996, 1995 and 1994 to the statutory federal income tax rate.

         Trends Which May Affect Future Results of Operations. As previously stated, fluctuations in USMX's results of operations arise primarily from four factors: (1) changes in the volume and cost of gold sold, (2) changes in the selling price of gold, (3) the cost of mineral properties abandoned during any given period and (4) asset dispositions. The following is management's view of trends in these factors.

         Changes in the Volume and Cost of Gold Sold. USMX's ability to achieve forecasted gold production will be dependent upon many factors, some of which, such as the price of gold and climate conditions, are beyond the control of USMX.

         Estimates of mineralization, metallurgical recovery, and cash operating costs are to a large extent based on the interpretation of geologic data obtained from drill holes and other sampling techniques and feasibility reviews which derive estimates of cash operating costs based on anticipated tonnage and grades of ore to be mined and processed, the configuration of the ore body, expected recovery rates of metals from the ore, comparable facility and equipment costs, anticipated climate conditions and other factors. Accordingly, actual volumes of gold produced and actual cash operating costs may differ from the volumes and costs initially estimated.

         USMX's operations will be subject to all of the operating hazards and risks normally incident to operation of mineral properties, such as unusual or unexpected geological formations, environmental hazards, industrial accidents, labor disputes, equipment incapability or failures, and inclement weather conditions. Such occurrences could result in damage to, or destruction of, mineral properties or production facilities, personal injury or death, environmental damage, delays in mining, monetary losses and possible legal liability. Moreover, USMX's mining operations will be subject to extensive federal, state and local laws and regulations governing production, taxes, labor standards, occupational health, waste disposal, protection and remediation of the environment, reclamation, mine safety, toxic substances and other matters.

         Compliance with such laws and regulations has increased the cost of planning, designing, drilling, developing, constructing, operating and closing other mines and facilities previously operated by USMX. In addition, USMX has expended significant resources, both financial and managerial, to comply with environmental protection regulations and permitting requirements and anticipates that it will continue to do so in the future. Although USMX believes that it has made adequate provision to comply with such regulations, there can be no assurance that additional significant costs and liabilities will not be incurred to comply with current and future environmental protection regulations. Moreover, it is possible that future developments, such as increasingly strict environmental protection laws, regulations and enforcement policies, and claims for damages to property and persons resulting from USMX's operations, could result in substantial costs and liabilities in the future.

         Changes in the Selling Price of Gold. Another significant uncertainty facing USMX which could potentially impact its financial position, profitability and liquidity in the short term is the price of gold. The gold price is a function of a number of factors including investors' expectations with respect to inflation, the strength of world currencies, decisions by central banks regarding their gold reserves, and supply and demand factors, none of which is under the control of USMX's management. During 1996 gold reached a six year high of $415 per ounce early in the year and a three year low of $369 per ounce late in the year. The average market price of gold was $388 an ounce during 1996 compared to $384 per ounce during 1995 and 1994.


         In the course of its normal business, USMX uses financial instruments to manage its exposure to fluctuations in the price of gold which it produces. Contract positions are designed to ensure USMX will receive a defined minimum price for a portion of its gold production. Potential gains in gold price increases are also eliminated under forward sales commitments if such commitments are not bought back.

         USMX is exposed to credit risk to the extent of an inability of a counterparty to honor contracts, however, management believes the risk of incurring losses due to credit risk is remote.

         Market risk on financial instruments results from fluctuations in the gold price during the periods in which the

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                                                      - 122 -
contracts are outstanding. USMX manages its exposure to market risk by attempting to match future physical gold delivery with contract maturities. The risk of loss arises from the possible inability of USMX to deliver gold.

         USMX's accounting treatment of financial instruments and hedging is outlined in Notes 2 and 14 to the consolidated financial statements.


         As of December 31, 1996, USMX had entered into forward sales contracts for 140,900 ounces of gold deliverable at various dates through December 31, 1999 at an average selling price of $409 per ounce. Delivery under these spot deferred contracts can be deferred at USMX's option up to forty months depending on the individual contract. The aggregate unrealized excess of the net market value of USMX's forward sales contracts over the spot gold price of $368 per ounce as of December 31, 1996, is approximately $5,875,000.

         USMX has also written silver call options expiring at various dates over the next forty months, which if exercised, would become spot deferred contracts with delivery deferred as previously described. At December 31, 1996, USMX had sold 825,300 ounces of silver call option contracts all at a strike price of $5.50 per ounce expiring on dates ranging from September 28, 1997 through December 29, 1999. Call options premiums received amounted to approximately $424,000.

         Cost of Mineral Properties Abandoned. The cost of mineral properties abandoned in any period is a function of the results of USMX's exploration efforts and economic considerations. USMX makes every effort to maximize the results of its exploration efforts. However, exploration for economically recoverable metals involves significant risk. Accordingly, while it is probable there will be abandonment losses in the future, it is not possible to predict either the timing or amount.

                         BUSINESS AND PROPERTIES OF USMX

Introduction

         USMX was founded in 1979, and has engaged in exploration for precious metal properties. In 1988 when USMX developed the Green Springs Mine in east central Nevada. During the period 1988 through 1995, USMX produced approximately 273,000 ounces of gold from Green Springs and three additional mines and successfully closed and reclaimed the Green Springs Mine. USMX was the recipient of awards for its performance in the areas of environmental protection, reclamation and safety. Mining was completed in October 1995 at USMX's remaining production unit, the Goldstrike Mine, in southwestern Utah. USMX expects to complete reclamation of the Goldstrike Mine in 1997.

         USMX  views   exploration  as  an  important   means  of  growth,   and
historically explored several projects annually. During 1996, USMX continued its exploration efforts outside of the United States, principally in Mexico.

         USMX's principal focus in 1996 was the development of its Illinois Creek Project (the "Project") in west central Alaska. In February 1996 USMX completed its feasibility study of the Project and received a commitment for project financing. In May 1996 key permits necessary for mining, heap leaching and dam construction were received and USMX commenced construction of the mine and related facilities. The Air Quality Permit was received in June. Effective July 11, 1996, USMX acquired leasehold and other property interests in the Project from North Pacific Mining Corporation ("NPMC"), a subsidiary of Cook Inlet Region ("CIRI"), in exchange for 1,540,663 shares of USMX Common Stock. As a result of this transaction, NPMC owns approximately 9.5% of USMX's issued and outstanding Common Stock. In addition, NPMC received a 5% net returns royalty on production from the Illinois Creek Upland Mining Lease. Also effective July 11, 1996, USMX entered into the Rothschild Credit Agreements for a $22,000,000 facility to finance the development and construction costs of the Project.

         During 1996 USMX substantially completed construction of a 90-person man camp, a 6.5 mile road to connect the camp with the deposit area and the site of the process facility, a double synthetic, modified valley fill heap leach pad,

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



a rotary kiln to produce calcined line and a carbon gold recovery plant. In addition, approximately 115,000 tons of overliner material and run-of-mine ore has been placed on the leach pad. Minor construction and a leak test of the leach pad will have to be completed before start-up in 1997. Leaching is scheduled to commence during mid-May upon completion of the leakage testing of the liner system and loading ore on the first leach cell. If the leak test is successful and normal weather prevails, the first gold production is anticipated by early Summer of 1997.

History of Operations

         USMX's first producing mine, the Green Springs Mine, commenced production in June 1988. USMX completed mining crushing and stacking operations at Green Springs in June 1990. Reclamation of pits, haul roads and waste dumps commenced in 1990 and continued through 1993. Rinsing of the heaps was initiated during 1992 to meet final closure requirements. During 1993, rinsing of the heaps and reclamation of the plantsite were completed. During the life of the Green Springs Mine, USMX received environmental and safety awards for this operation while producing a total of 69,331 ounces of gold. USMX received the 1992 State of Nevada Governor's Award for Excellence in Mine Reclamation in connection with several of USMX's Nevada mines which included the Green Springs Mine. The Governor's award, made jointly by the State of Nevada, U.S. Bureau of Land Management and U.S. Forest Service was awarded to USMX in recognition of outstanding achievement in innovative design, superior mine planning and commitment to reclamation from project commencement to closure.

         USMX commenced open pit mining at the Casino Mine in Nevada in June 1990 and completed mining in May 1991. In July 1991, USMX commenced mining at the Winrock Mine. Mining and crushing were completed at the Winrock Mine in June 1992. The Casino and Winrock Mines shared a common heap leaching facility. USMX produced a total of 48,953 ounces of gold from the Casino/Winrock project prior to its sale on August 27, 1993.

         In May 1990, USMX completed the purchase of the Alligator Ridge Mine in Nevada, which included partially leached gold ore on heaps, gold recovery facilities, a mining fleet, a mill, and approximately 26,000 acres of mineral interests in the Alligator Ridge trend. During its tenure at the Alligator Ridge Mine, USMX produced 50,188 ounces of gold. Construction of the crushing and gold recovery facilities at a satellite facility, designated the Yankee Mine, was completed during the first quarter of 1992. USMX produced 26,220 ounces of gold at the Yankee Mine between the time of initial gold production in June 1992 and its sale on August 27, 1993. USMX's Casino/Winrock, Alligator Ridge and Yankee Mines, together with surrounding exploration prospects, were sold in two separate transactions in 1993 for a total of $20 million cash, plus the assumption by the buyer of related obligations, including reclamation liabilities.

         Effective November 1, 1992, USMX acquired from Tenneco Corporation "Tenneco," the stock of Tenneco Minerals Company-Utah "TMC-Utah," owner and operator of the Goldstrike Mine located approximately 35 miles northwest of St. George, Utah. Soon after the acquisition, the name of this wholly owned subsidiary was changed to USMX of Utah, Inc. Gold production from the Goldstrike Mine since November 1, 1992, has been 77,182 ounces, including 6,266 ounces of gold produced in 1995. During 1995, USMX was recognized for its reclamation efforts at the Goldstrike Mine when it received the 1995 Earth Day Award from the State of Utah Department of Natural Resources and Division of Oil, Gas and Mining.

         Access to the Goldstrike Mine is by State Highway 212 to a point approximately 21 miles northwest of St. George, then by well-maintained gravel road over a distance of approximately 14 miles. Mining operations at the Goldstrike Mine were completed in October 1994. Leaching was completed in December 1995. Disturbed areas at the Goldstrike Mine were largely reclaimed during 1995 except for the heaps and the plant site. Reclamation of the two remaining heaps was begun during 1995 with rinsing of the second heap commenced in January 1996, and expected to continue through 1997. A pilot test utilizing a bio-reactor for the passive treatment of heap effluent was initiated in mid-1996 and is expected to be completed in early 1997. Once rinsing of the second heap is complete and a closure plan has been approved by the regulatory agencies, the heap will be recontoured, covered with topsoil and seeded with various native plant species. In addition, the process plant will be dismantled and the plant site reclaimed.


     USMX's investment in the Goldstrike Mine as of December 31, 1996, was $364,000 in undepreciated property,


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                                                      - 124 -
plant and equipment and approximately $1,700,000 in cash provided to the State of Utah as reclamation surety. The primary lease covering the mine permit area has been terminated; however, a post termination agreement, dated July 16, 1996, provides for USMX's continued occupancy during ongoing reclamation activities.

The Illinois Creek Project


         History. The Illinois Creek Project is moderate grade, near surface gold-silver deposit. It consists of two State of Alaska Mining Leases, totaling 62,480 acres. The Illinois Creek Project is part of a large polymetallic district covering 400 square miles in the southern Kaiyuh Mountains. The area was first explored by Anaconda Minerals as part of a joint venture with Cook Inlet Region Inc. ("CIRI") in 1980. Subsequent to Anaconda Minerals' activities, the area was explored by Goldmor Group, Ltd., NPMC, and Echo Bay in association with North Pacific Mining Corporation, CIRI's mineral development subsidiary ("NPMC"). USMX commenced its exploration activities in August 1994. USMX has drilled 61 core holes and 89 reverse circulation holes, totaling approximately 32,000 feet. This drilling succeeded in increasing the minable reserve to about 442,000 contained equivalent ounces of gold and provided geotechnical information necessary for pit design and engineering.

         USMX made payments to NPMC totaling $100,000 in 1994 to evaluate the Illinois Creek property and subsequently entered into an agreement with NPMC effective December 16, 1994, which was amended on February 6, 1996 (the "NPMC Agreement"). Pursuant to the NPMC Agreement, USMX agreed to make a $1,000,000 non-refundable payment to NPMC in cash or shares of USMX Common Stock. USMX elected to make the payment in Common Stock, and based upon the average market price of the Common Stock on Nasdaq as provided in the NPMC Agreement, USMX was required to issue to NPMC 449,754 Shares of Common Stock. USMX also agreed that, upon obtaining the necessary permits and if no material adverse economic change had occurred, USMX would make a production decision and issue to NPMC an additional $3,000,000 in cash or Common Stock. USMX received the key permits related to the Project in May 1996, and determined that no material adverse economic change had occurred with respect to the Project economics. USMX made a production decision and agreed to issue to NPMC an additional 1,090,909 shares of Common Stock. The calculation of the number of shares was based on the average market price of the Common Stock on Nasdaq as provided in the NPMC Agreement.

         Effective July 11, 1996, USMX issued the aggregate of 1,540,663 Common Stock to NPMC. As a result of this transaction, NPMC owns approximately 9.5% of USMX's issued and outstanding Common Stock. USMX also granted a security interest to NPMC in the property, which is subject to a subordination arrangement with Rothschild on the Project (see below). USMX had also agreed with NPMC to file a Registration Statement relating to the resale of these shares, which Registration Statement has been filed and declared effective by the Securities and Exchange Commission. USMX has agreed to use its best efforts to keep the Registration Statement effective until NPMC has sold these shares or until June 1999, whichever occurs sooner.

         In addition to the Common Stock, NPMC had the right to enter into a mining venture agreement with USMX pursuant to which USMX would transfer to NPMC an undivided 25% interest in the Illinois Creek Mining Leases, or to receive a 5% net returns royalty. NPMC chose to receive a 5% net returns royalty on production from the Illinois Creek Upland Mining Lease. No decision has been made regarding the property covered by the Roundtop Upland Mining Lease, as USMX has not completed significant exploration work there.

         If USMX delineates the existence of additional ore reserves on the lease known as the Illinois Creek Upland Mining Lease, which increases the total proven ore reserves to at least 1,000,000 ounces of equivalent gold ore reserves beyond the mineralization stated in USMX's February 1996 feasibility report, then NPMC will have the right to elect to participate in subsequent mining operations with respect to those additional reserves for a 25% working interest by reimbursing USMX 120% of NPMC's 25% share of exploration, development and capital costs incurred by USMX subsequent to February 1996 which are directly related to delineation and/or production of the additional reserves.

         Pursuant to the NPMC Agreement, USMX has until December 16, 1997 to achieve "Commercial Production" which is defined as the delivery to a bona fide purchaser of minerals produced for a minimum period of 45 consecutive

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                                                      - 125 -
days at not less than 70% of the pro forma production capacity as set forth in the Project feasibility report. This period may be extended at the option of USMX for two additional one-year periods upon payment by USMX of a $300,000 advance royalty, adjusted for inflation, for each one-year extension. The NPMC Agreement terminates on December 16, 1999 if USMX has not achieved commercial production by that date.

         Location, Access, Terrain and Climate. The Illinois Creek Project site is located in the southern Kaiyuh Mountains in the western interior of Alaska. The project is located approximately 57 miles southwest of Galena and 23 miles east of the Yukon River. It is equidistant from Fairbanks and Anchorage which lie approximately 320 miles to the east and southeast of the Project respectively.

         Access to the site is by air. Equipment and supplies are transported to the site by land, sea and air. The most economical way to transport freight to the site is from Seattle, Washington to Anchorage, Alaska by barge. From Anchorage, it travels by truck or rail to Nenana. From Nenana, it is moved down river on barge to Galena. From Galena, it is transported by air to the site. The mine site is connected to the personnel camp and airstrip by a 6.5 mile road.

         The climate is sub-arctic and characterized by large, seasonal extremes in temperature and daylight. Average Winter temperatures are -7(degree) F to 20(degree)F; mean Summer temperatures range from 35(degree)F to 67(degree)F. Regional extremes are -63(degree)F to 93(degree)F. Precipitation averages 15 to 18 inches annually, including 81 inches of snow. Snow depth at the site ranges from 24 to 36 inches during a typical Winter. Historically, August is the heaviest rainfall month with an average of 5.3 inches.

         Freeze-up of the Yukon River normally occurs in late October to early November and breakup normally occurs in early to mid May. Accordingly, the shipping schedule on the Yukon River will typically be limited to a period between approximately May 25 and September 25.


         Proven and Probable Mineable Reserves. The following table sets forth the proven and probable mineable gold ore reserves located on the Illinois Creek Project as of September 24, 1996. These reserves are based on a cutoff grade of
0.025 ounce of gold equivalent per ton of ore.

         Proven and probable mineable ore reserves are estimates of quantities and grades of ore which can be economically recovered based on assumptions of a $400 per ounce future gold price. These reserves have been prepared by USMX and have been reviewed by Roscoe Postle Associates ("RPA") which is an independent mining consulting firm. In the opinion of RPA, the reserves at Illinois Creek are estimated in accordance with standard engineering methods and the reserve estimation methods and procedures used are in keeping with standard industry practice. However, the ore reserves presented in this Joint Proxy Statement/Prospectus are estimates only and may require revisions based on actual production experience. In particular, RPA has noted some issues which may lower the average grade and RPA believes that most of the reserves should be classified as probable. Fluctuations in the market price of gold, as well as increased production costs or reduced recovery rates, may render reserves containing relatively lower grades of mineralization uneconomical to recover and may ultimately result in a restatement of reserves. See "Risk Factors."





                                                                                                      Contained
                                                                                     Gold               Gold
                                            Contained                             Equivalent         Equivalent
      Ore Tons          Gold Grade         Gold Ounces        Silver Grade           Grade             Ounces
    6,219,470(1)        .064 oz/ton          398,046         (1.422 oz/ton)     0.069 oz/ton(2)        429,143


     (1) In addition there are approximately 575,000 tons of material with grades between 0.015 oz/ton and the cut-off grade of 0.025 oz/ton which must be stripped and may be placed on the heap if economics warrant it.

     (2) Gold Equivalent grade is calculated using a gross recovery for silver of 25% and a gold to silver price ratio of 80.




     (3) Metallurgical recovery from the run-of-mine ore is projected to be approximately 80% of contained gold and 25% of contained silver. Seasonal leaching of gold is currently planned; however, year round leaching will be conducted if operations prove this to be effective.



                  Geology. The deposit occurs as a large gossan zone striking east-northeast and dipping 40(degree) to 70(degree) to the southeast, hosted within a thick sequence of quartzites which are carbonate rich. The gossan has been intersected by drilling over a strike length of 12,000 feet and to a depth of greater than 1,500 feet. Oxidation of the mineralization is complete to a depth of at least 1,100 feet below the present surface. Economic gold-silver mineralization is present in portions of the gossan, and is associated with elevated levels of copper and/or lead, hydrothermal or remobilized silica, earthy hematite, and poorly defined structural features. Supergene enrichment of both gold and silver in near surface locations is also apparent.

         Plan of Operations. USMX has constructed a 90-person camp north of an airstrip which is 6.5 miles by road from the mine site. Water for ore processing comes from a source located near the mid-point of the main access road from the airfield to the mine site and electrical power is generated using diesel powered generator sets. Waste heat from the generators will be used to heat the process building. In addition to the process building, a modular assay laboratory, a truck maintenance shop and a modular administration building have been constructed. Communications are by satellite phone systems.

         The deposit has been developed as a conventional open-pit mine. USMX currently plans to conduct mining during May through October. Depending on weather conditions, USMX may attempt to extend this season. Trucks and front-end loaders will be used to mine, haul and stack the ore in a valley fill lined
impoundment.        Heap        leaching        followed        by        carbon
adsorption/desorption/electrowinning will be used to extract the gold. The process system is designed to recover the annual scheduled amount of gold production in eight months. Lime is used to condition the ore and is produced on-site utilizing a local source of limestone. The burnt lime is calcined in a diesel-fired rotary kiln, which has been erected at the site. This locally produced lime is less expensive than purchasing and transporting calcined lime to the site.


         The mine operating schedule will be ten hours per shift, two shifts per day, six days per week. Present plans provide for three crews which will rotate on a four-week on, two-week off schedule. USMX expects to employ 54 people at Illinois Creek, which excludes personnel to be employed by the mine contractor.


         Total pre-production capital costs, including approximately $7.6 million in working capital, are currently estimated at about $43.9 million, exclusive of property acquisition costs of $4 million paid to NPMC as outlined above. As of December 31, 1996, USMX's investment in Illinois Creek was approximately $33.7 million including $4.0 million of property acquisition costs.

         Project Financing. Effective July 11, 1996, USMX entered into the Rothschild Credit Agreements for a $22,000,000 facility to finance the development and construction costs of the Project. USMX transferred its interest in the Project to its wholly-owned subsidiary, USMX of Alaska, Inc. ("AK") which is the borrower of $19.5 million of the $22 million facility. Under certain circumstances, the loan to AK may be in the form of a gold loan, in which event the maximum credit amount would be the number of ounces of gold equal to $19,500,000 divided by the price of gold in London. However, USMX has agreed with NPMC that it will not convert the loan to a gold loan until such time as the Project has achieved Commercial Production as defined in the NPMC Agreement.

         Advances are made by Rothschild solely to an account dedicated to the Project operations and only if certain conditions related principally to Project operations are satisfactory to Rothschild. In addition, AK is required to maintain a minimum balance in the Proceeds Account equal to the sum of (i) the greater of $1,500,000 or a formula amount based on the present value of future net cash flow from the Project, (ii) the lesser of $250,000 or interest payable to Rothschild for the following three months, and (iv) any other payments due to Rothschild for the following three months. As more fully discussed below in connection with the October 1996 letter agreement with Rothschild, USMX and Rothschild have agreed on disbursement procedures for the balance of the credit facility.


0109507.04  4/22/97
                                                      - 127 -

         AK is not permitted to make withdrawals from the Proceeds Account for its general corporate purposes or to pay dividends until "Completion" has occurred. The requirements for completion include the construction of the
Project facilities, which facilities and the equipment thereon must be mechanically complete and electrically operable ("Mechanical Completion"), the achievement of production amounts and grades, costs and reserves similar to the development plan, and the absence of any default in the credit agreement. The note evidencing the $19.5 million obligation bears interest, payable quarterly, at 2.25% above LIBOR until Completion and 1.879% thereafter for the remainder of the approximate four-year term of the loan. Principal payments will be made in seven amortized installments on September 30 and December 31, of each year.

         Subject to satisfaction of the requirements for maintenance of the Proceeds Account, advances will be made by Rothschild to AK until the first to occur of September 30, 1997, or Mechanical Completion. AK paid an establishment fee of $292,500 to Rothschild. AK will also be required to pay a commitment fee of one-half of one percent of the difference between the principal amount outstanding and the maximum credit amount.

         The balance of the facility is represented by a $2.5 million note made by USMX which originally provided for conversion into Common Shares at the conversion price of $3.40 per share at the option of Rothschild at any time during the approximate four-year term of the note. USMX may also require conversion if the note is in default and the daily closing price of the USMX Common Stock on Nasdaq exceeds $4.75 for 30 consecutive trading days. As a result of the October 1996 amendment, the conversion price has been reduced to $1.74. USMX has also agreed to register the USMX Common Stock for resale under certain circumstances. The $2.5 million loan bears interest at 2% above LIBOR, payable no less frequently than semi-annually.

         In accordance with the requirements of the related credit agreements, USMX deposited the entire proceeds of the $2.5 million loan into the Proceeds Account and such proceeds are not available for general corporate purposes. Payments may be made to USMX from the Proceeds Account in an amount sufficient for USMX to make interest payments. AK will not be permitted to repay the $2.5 million to USMX or other advances by USMX in the approximate amount of $3.4 million unless certain conditions are satisfied, principally related to repayment of the notes to Rothschild and satisfactory operation of the Project. USMX has pledged to Rothschild its shares in AK as well as its notes from AK for advances made by USMX. Rothschild and Dakota have agreed to terminate the $2.5 million note for payment of $1.5 million and transfer of the balance due to the $19.5 million note. See "Terms of the Merger-Other Agreements- $5,000,000 Loan Agreement."

         USMX is also a guarantor of the $19.5 million loan to AK until it has demonstrated that the Project is operating in a manner satisfactory to Rothschild. In addition, USMX will be a continuing guarantor of AK's covenant to comply with environmental laws.

         AK must deliver to Rothschild, among other things, financial information, reserve, hedging and operating reports, and must use all commercially reasonable efforts to maintain, develop and operate the Project in accordance with the present development plan and prudent mining industry practices. AK must comply with applicable laws and maintain its property rights in the Project, including payment of royalties which may become due to NPMC. In addition, except for limited circumstances, without Rothschild's consent, AK may not incur any additional indebtedness, permit any liens on the Project, assume or guarantee indebtedness of others, invest in others, merge or change its capital structure, sell the assets of the Project, or permit Project reserves or future net cash flows to decline materially from the present development plan. AK must also achieve Mechanical Completion by July 31, 1997, and Completion by November 30, 1997.

         USMX has also agreed with Rothschild that, so long as the $2.5 million note made by USMX is unpaid, or any other obligation of USMX remains unsatisfied, including USMX's guarantee of the loan to AK, USMX will, among other things, comply with all applicable laws, provide Rothschild with financial reports and continue to engage principally in the mining business. In addition, except for limited circumstances, without Rothschild's consent, USMX may not incur indebtedness (other than indebtedness after Completion to develop mining properties where the sole recourse of the lender is the mining property being developed), permit any liens on the Project, assume or guarantee

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                                                      - 128 -
indebtedness of others, invest in others, merge (unless after Completion and USMX is the survivor of the merger) or change its capital structure, pay any dividends or sell the assets of the Project.

         USMX has also agreed with Rothschild that it shall not permit its (a) current ratio to be less than 2.0 to 1.0; (b) consolidated tangible shareholders' equity to be less than $17,500,000; and (c) total consolidated liabilities to exceed 175% of its consolidated tangible shareholders' equity, and that it would deposit $1,500,000 in the Proceeds Account by September 30, 1996, which it was unable to do. In October 1996 Rothschild agreed with USMX to waive these conditions and to not take any actions until December 31, 1996, conditioned upon USMX's agreements to, among other things, file a prospectus for a public offering by November 1, 1996 with appropriate securities regulatory authorities and complete the offering by December 31, 1996, adjust the price at which Rothschild may elect to convert the $2.5 million loan into USMX's Common Stock to the offering price in the public offering (or in a private placement) are sold or if no sale, at the average trading price of the Common Stock for the last ten trading days of 1996 and to pay to Rothschild a fee of $100,000 which fee is payable upon the first to occur of (i) a date upon which such payment can be made without materially reducing the working capital reasonably required by USMX for continued operations or (i) April 15, 1997. In addition, USMX agreed that of the $7.5 million then on deposit in the Proceeds Account, approximately $2.4 million would be distributed to pay accounts payable, approximately $4.5 million would be transferred back to Rothschild and available to be advanced in accordance with the credit agreements and approximately $0.6 million would remain in the Proceeds Account and available for disbursement in accordance with the credit agreements. USMX determined to proceed with the Merger instead of a public offering. USMX has entered into a loan agreement with Dakota and Rothschild and Dakota have entered into an agreement which provides for, among other things, forbearance by Rothschild under certain circumstances of the exercise of Rothschild's rights under the Rothschild Credit Agreements with USMX. See "Terms of the Merger-Other Agreements-$5,000,000 Loan Agreement."

         USMX has also agreed that it will establish an additional proceeds account with its presently available cash and disburse these funds in accordance with a budget agreed to by Rothschild. USMX will also establish arrangements for the monitoring by Rothschild of completion of the Project and payment of associated costs.

The Thunder Mountain Project

         Introduction. USMX proposes to conduct gold and silver mining activities at the Dewey Mine in the Thunder Mountain Mining District in eastern Valley County, Idaho, approximately 100 miles northeast of Boise, Idaho. The proposed Dewey mining operations are part of the Thunder Mountain Project and consist of the development of a gold and silver ore deposit located on patented mining claims administered by the Idaho Department of Lands. In January 1996, USMX submitted a Notice of Intent to Operate ("NOI") with the Idaho Department of Lands, which is currently being reviewed. Preparation of a feasibility study is expected to be ongoing throughout 1997 to refine the project design and economics.

         History. Gold was discovered in the Thunder Mountain area in 1894 at the site of what is now known as the Dewey Mine. During the period from the initial discovery until 1942, various operators reportedly produced approximately 31,000 ounces of gold and 16,000 ounces of silver from both underground lode and surface placer workings. Renewed interest in the district began in earnest during the early 1970's due to rising gold prices. After exploration by several major mining companies, a portion of the property, the Sunnyside Mine area, was placed into production by Coeur d'Alene Mines Corporation (Coeur d'Alene,) as an open pit, heap leach operation in 1986. Between 1986 and 1990, Coeur d'Alene reportedly produced 120,000 ounces of gold and 240,000 ounces of silver from the combined Sunnyside, Goldbug and Lightning Peak pits. After reclaiming the property, Coeur d'Alene terminated its leases with Thunder Mountain Gold, Inc. in December 1990. At the adjacent Dewey Mine, the Dewey Mining Company constructed a 450 ton per day mill and the property was operated as an open pit mine (Golden Reef Joint Venture) during 1981. In the mid 1980's, the Dewey Mine became the subject of litigation which was resolved in favor of the Dewey Mining Company late in 1991.

         Effective July 9, 1993, USMX entered into an Exploration and Option to Purchase Agreement ("Thunder Mountain Agreement") with Dewey Mining Company, Thunder Mountain Gold, Inc. and two individuals (the foregoing

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



companies and individuals described below collectively as "Owners"). The Owners control approximately 5,500 acres in the Thunder Mountain Mining District consisting of both patented and unpatented mining claims. Pursuant to the terms of the Thunder Mountain Agreement, USMX was granted the sole and exclusive right to explore for and develop minerals on the property in exchange for advance royalty payments totaling $100,000. In addition, USMX committed to spend, and did spend, a minimum of $500,000 evaluating the property prior to April 1, 1995.


         The Thunder Mountain Agreement requires that, before USMX can put the property into commercial production, it must prepare and deliver to the owners a feasibility study regarding the project. USMX has extended the term of the agreement through June 15, 1997. The Thunder Mountain Agreement further provides USMX with the option for a final extension until April 30, 1998, in exchange for an additional advance royalty payment of $250,000. The advance royalty payments made may be recovered by USMX for seven years after payment should the Owners elect to receive royalties under options (a) or (c) below. The Thunder Mountain Agreement terminates if USMX fails to deliver a feasibility study to the Owners by the end of the last year's extension under the Agreement or if USMX exercises its right to terminate the Thunder Mountain Agreement at any time.


         Within 90 days after USMX provides the Owners with a feasibility study, the Owners may elect to (a) participate in subsequent efforts to the extent of a 30% working interest, plus receive a 1.5% royalty, or (b) receive a 30% net profits interest, or (c) receive a 5% net returns royalty from production. If the Owners elect to receive a 5% net return royalty, USMX will be obligated to make advance royalty payments of: (1) $200,000 within thirty days after commencement of Commercial Production (as defined in the Thunder Mountain Agreement), and (2) $250,000 each year thereafter. If the Owners fail to notify USMX of their election prior to the end of the 90 day election period they will be deemed to have made an election to receive a 5% net returns royalty.

         The Thunder Mountain Agreement provides that once the Owners have made their election, USMX shall have one year within which to achieve Commercial Production. If USMX fails to achieve Commercial Production within one year, USMX must either reconvey the property to the Owners or extend by one year the time period within which Commercial Production must commence by paying an advance royalty of $200,000 to the Owners. If Commercial Production has not begun by the end of the extension period, USMX may obtain a final extension of one year within which to achieve Commercial Production by paying the Owners the additional advance royalty of $250,000.

         In addition to the advance royalty payments and the work commitments outlined above, USMX is obligated to pay all fees necessary to maintain the unpatented mining claims through August 31 of the calendar year in which the extension year expires.

         The area of USMX's primary activity lies approximately 4,000 feet west of the Sunnyside deposit previously mined by Coeur d'Alene. The results of USMX's drilling in 1993 were favorable, including a number of intersections that exceed 100 feet in thickness and average in excess of 0.10 ounces of gold per ton. USMX was also successful in extending the deposit along strike into an area that was not previously drilled. During 1994, USMX drilled a total of 104 exploration and development holes on the property, helping to define the margins and high grade core of the Dewey deposit. As of December 31, 1996, USMX has expended a total of $3.7 million on the property.

         Location, Access, Terrain and Climate. The Dewey Mine lies within the Thunder Mountain District in eastern Valley County, Idaho. Access to the District is obtained via U.S. Highway 95 to Cascade, Idaho, then east 42 miles to Landmark, Idaho on Forest Highway 22, then north and east approximately 57 miles on U.S. Forest Service roads to the property. The Thunder Mountain Mining District is currently accessible by vehicle about seven months out of the year from late May to late November.

         Local elevations range from approximately 7,300 to 9,000 feet. The District forms an enclave of patented and federal lands within the Frank Church Wilderness Area administered by the Krassel District of the Payette National Forest.

     Due to the location of the property, and based on the experience of operations previously conducted at the

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



Dewey Mine and at nearby existing operations, future mining operations of USMX would be seasonal, except that processing can be conducted year around.


         Plan of Operations. The Dewey Mine contains a bulk tonnage, heap-leachable Mineral Deposit located on patented lode mining claims in the central portion of the Thunder Mountain Mining District. USMX is currently conducting a feasibility study to determine the optimum design to exploit this Mineral Deposit. It is presently anticipated that conventional open pit/heap leach techniques will be used with the fluid management system to be designed as a zero discharge system. Due to the remote location of the Mineral Deposit USMX would be required to generate its own electrical power.

         USMX plans to use a contract miner to develop and operate the open pit mine. The preliminary production schedule is for a six to eight month per year mining system, two shifts per day, seven days per week. The number of mine operating days is estimated at 210 to 240, depending on weather. Processing would occur at least 250 days per year, and perhaps would run throughout the year. USMX would expect to use approximately 75 to 100 people at the Dewey Mine, including mining contractor personnel.

         Geology. The Thunder Mountain Mining District is localized in the central portion of a caldera complex underlain by Challis volcanics as well as graben-fill, pyroclastic-derived sediments. The Dewey Mine ore deposit is hosted by pyroclastic sediments, while the Sunnyside, Goldbug and Lightning Peak deposits previously mined by Coeur d'Alene were hosted by the volcanics. Known concentrations of economic gold mineralization are controlled by a combination of structure and stratigraphy.

         Permitting. During 1995 and 1996, geotechnical and baseline environmental work was conducted and USMX re-evaluated the project using the heap leach process for the recovery of gold. On January 31, 1996, USMX submitted a Notice of Intent to Operate ("NOI") with the Idaho Department of Lands ("IDL") and U.S. Forest Service-Payette National Forest ("PNF").

         Permits, plans and approvals from federal, state and local agencies are to be obtained utilizing the Idaho Joint Review Program, details of which are published in a February 1996 State of Idaho publication titled "Joint Review Program." This program was initiated on January 31, 1996 with the publication of the NOI which was forwarded to the IDL. A joint review of the NOI by the IDL and the PNF determined that a Federal Environmental Impact Statement and Record of Decision would be required for the Project prior to initiation of development. A third-party consultant, Science Applications International Corporation, was selected by the agencies to develop the EIS.

         Subsequently, meetings were organized by the IDL and the PNF in which permit requirements, baseline data requirements and design standards were discussed on air, climate, soils and subsoils, geology, engineering for the waste rock facility, roads and heap leach facility. Baseline data requirements were completed in the Summer of 1996 and a draft environmental impact statement is in preparation. Since permitting has only recently commenced, it is difficult to predict when necessary permits might be received.

         Feasibility Study. Substantially all the field work for the feasibility study has been completed and it is USMX's intention to complete an internal feasibility study during 1997. To the extent that production at USMX's Illinois Creek Project is delayed and/or USMX's estimates of capital resources to be devoted to the Illinois Creek Project are not adequate, work on the feasibility study and permitting at Thunder Mountain may not proceed as presently anticipated.


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                                                      - 131 -

Montana Tunnels

         The  Montana  Tunnels  property  is  located  in  the  Colorado  Mining
District, Jefferson County, Montana, 22 miles of Helena. Montana Tunnels consists of approximately 9,300 acres of patented ground plus about 1,000 acres of other mineral rights. The Montana Tunnels Mine is operated by Pegasus Gold, the principal stockholder of USMX. USMX owns a net profits royalty interest in the Montana Tunnels. USMX borrowed $2.5 million from Pegasus Gold in May 1996. In June 1996, USMX and Pegasus Gold agreed to the sale of USMX's interest in the Montana Tunnels to Pegasus Gold for $4.5 million. Pending completion of the transaction, Pegasus Gold provided USMX an additional $2 million which was deemed an amendment to the terms of the outstanding $2.5 million loan. In March 1997, USMX and Pegasus Gold entered into a Purchase and Sale Agreement concerning the purchase and sale of the royalty interest (the "Montana Tunnels Royalty Agreement"). Closing of the sale is subject to stockholder approval at the USMX Meeting. See "Approval of Montana Tunnels Royalty Agreement."

Exploration

         Due to continued threat of adverse amendment to or replacement of the U.S. mining laws as well as to other existing regulations, USMX continued to direct its exploration activity to the evaluation of private lands in the United States, and opportunities in Latin America. Exploration for minerals, particularly for gold, is highly speculative in nature, involves many risks and frequently is non-productive. There can be no assurance that USMX's mineral exploration efforts will be successful. Once mineralization is discovered, it usually takes a number of years from the initial phases of exploration until production is possible, during which time the economic feasibility of production may change. Substantial expenditures are required to establish ore reserves through drilling, to determine metallurgical processes to extract the metal from the ore and, in the case of new properties, to construct mining and processing facilities. As a result of these uncertainties, no assurance can be given that USMX's exploration programs will result in the expansion or replacement of existing reserves.

         Ophir. This property is located in western Alaska, approximately 250 miles northwest of Anchorage. In July 1996 USMX was granted the right to explore approximately 13,000 acres in the Ophir Mining District pursuant to an Exclusive Mineral Exploration Permit with the State of Alaska Mental Health Trust Unit, a division of the Alaska Department of Natural Resources. Access to the property is by charter air service from Anchorage to public or private airstrips, then over state maintained roads to the property. Alternative transport is by barge up the Kuskokwim River to Sterling Landing, the eastern terminus of the current road system.

         Placer gold production from the District has been significant and is estimated at greater than 600,000 troy ounces, including over 200,000 troy ounces from streams proximal to the property. Production is continuing from five drainages in the District.

         In the District, Cretaceous graywackes and mudstones have been intruded by late Cretaceous to early Tertiary gold-mineralized granite porphyry sills, dikes, and small stocks. These intrusive rocks and/or their alteration zones are the source of gold in the placer deposits. The exploration objective will be to define ore in bedrock with sufficient size potential and gold grade to justify development.

         During August 1996, USMX conducted preliminary geological mapping, geochemical sampling and geophysics, with additional exploration activities planned for 1997. USMX's investment in this property was approximately $99,800 at December 31, 1996.

         Cala Abajo, Puerto Rico. During 1992, 1993 and 1994, USMX acquired an equity interest currently totaling approximately 80% of the outstanding common stock of Southern Gold Resources (USA), Inc. ("Southern Gold"), a Colorado corporation. On October 5, 1992, Southern Gold was granted an exclusive exploration permit by the Puerto Rican government covering 2,170 acres that include the Cala Abajo copper/gold deposit in western-central Puerto Rico. The prospecting permit may be extended year to year for a maximum 10 year period and gives Southern Gold the exclusive right to conduct exploration and environmental studies and to negotiate a mining lease covering the permit

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                                                      - 132 -
area. In September 1996 the permit was extended by the Puerto Rican government through September 1997. Through 1995, USMX incurred approximately $1.0 million in drilling, metallurgical test work, engineering and base line environmental studies.

         In 1995, the Commonwealth of Puerto Rico amended its mining law to prohibit open pit mining of metal deposits on the island. The effect of the mining law, as currently amended, was to render Southern Gold's plan for development of the Cala Abajo deposit uneconomic. Accordingly, USMX's investment was written off in 1995. Southern Gold has notified the Puerto Rican government of its belief that the government's action was unjustified and harmful to Southern Gold. Southern Gold is considering whether any other action is warranted.

         Other United States Mineral Properties. USMX has additional mineral properties, located in Utah, Montana, Wyoming, Alaska and Nevada in the United States. These additional properties are currently being explored solely by USMX.




                                                                                              Investment as of
Property                                 State                   Status                       December 31, 1995
--------                                 -----                   ------                       -----------------

Goldstrike Area                          Utah                    Drilling proposed                   $358,000
Baggs Creek/Hidden Hand                  Montana                 Has small resource                    69,000
Roundtop                                 Alaska                  Part of Illinois Creek                45,000
Jack Springs                             Nevada                  Has small resource                      -0-


Mexico

         USMX is currently investigating several opportunities located primarily in the northern Mexican states of Sonora, Chihuahua and Coahuila. The more significant projects USMX is currently evaluating are described below.


         Amargosa. This property is located approximately 95 kilometers southeast of Juarez in the state of Chihuahua. The property is accessible from Juarez on Highway 2, southeast for 90 kilometers to El Porvenir, then via poorly maintained dirt roads to the project. USMX controls by denouncement approximately 15,100 acres. USMX must meet certain minimum work requirements arising from Mexican mining law to maintain its rights to the properties. In addition, if the properties are placed into production, USMX will be obligated to pay a net smelter return royalty of 2.75% on production from most of the properties.

         A significant amount of exploration was conducted on the Amargosa polymetallic massive sulfide targets in 1994. Results of this drilling at Amargosa were geologically interesting; however, continuity of mineralization between holes was not demonstrated.

         A strong magnetic anomaly has been partially defined at the edge of a ground geophysical survey, caused by a pyrrohite body. Massive sulfide mineralization is associated with and adjacent to the anomaly. Although this property continues to hold a great deal of geologic interest, no economic mineralization has yet been identified. Accordingly, management recorded an impairment loss of $1.0 million in 1995 and USMX's carrying value in this property was reduced to zero in 1996.


         Boludo Goldfields. Early in 1994, USMX acquired by lease and purchase option approximately 5,400 acres in the Boludo Goldfields placer district located approximately 121 kilometers southwest of Nogales in northwest Sonora. Access to the property is via paved highway and well maintained dirt road. During 1994, 328 backhoe pits were dug at Boludo by USMX to test for placer gold. In addition, several drill holes were put down in the hard rock targets. This drilling failed to identify significant mineralization. In 1995, USMX entered into an agreement with Resource Trend Pty Ltd, an Australian mining company, which firm has informed USMX that it intends to commence production in 1997. USMX retains a royalty interest on future production from the property. USMX's investment in this project was approximately $487,000 as of December 31, 1996.

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                                                      - 133 -

         Noche Buena. The Noche Buena Project was acquired by USMX in 1992. USMX controls by denouncement of concessions, approximately 18,800 acres, subject to Mexican mineral property taxes and work obligations.


         The property is located in northwestern Sonora approximately 45 kilometers northwest of the city of Caborca in the state of Sonora. Access from Caborca is via Highway 2 north for 60 kilometers then west via dirt roads for approximately 10 kilometers.

         USMX conducted exploration on the concessions in 1993 and 1994 outlining an area of Mineralized Material which is open in all directions. The project was joint ventured to Minera Kennecott, the Mexican entity of RTZ-CRA, on July 15, 1995, under terms whereby Kennecott can earn majority interest in the project by paying USMX $850,000 spending $2,500,000 over a period of five years and delivering to USMX a feasibility study. Upon delivery of a feasibility study USMX has the option to participate in the joint venture at 35% or elect a 4 to 4.5% net smelter royalty depending on gold price.

         Kennecott has expanded on the drilling conducted by USMX as well as completed geochemical and geophysical surveys over the property. Based on the encouraging results of this work, it is expected that Kennecott will conduct additional drilling on this property in 1997. As of December 31, 1996, USMX's investment in Noche Buena was approximately $257,000.


         Samalayuca. Samalayuca is located approximately 40 kilometers south of Juarez in the state of Chihuahua, and is accessed via Highway 45 to the town of Samalayuca then via dirt roads west a few kilometers to the property. USMX controls by lease agreement and denouncement approximately 19,000 acres. The lease, executed on August 12, 1992, provides for a twenty year term. If the exploration work is successful, the owners will be paid a 3% net smelter return royalty on base metals and a 4% net smelter return royalty on precious metals produced and sold from the property. USMX or its joint venture partner must make annual advance royalties of $25,000 and must meet certain minimum work requirements.

         The property is a sediment hosted, stratabound copper/silver property with primary chalcocite mineralization. In the past (pre 1975), local miners shipped copper bearing quartzite to the El Paso smelter as flux. These miners were paid for the copper content of this material which ranged from one to three percent. Previous mining ceased when copper prices fell in the mid 1970's.

         USMX has conducted short hole air track drilling as well as limited rotary and core drilling since acquisition of the property. Results of this work have been inconclusive due to structural complexity and associated oxidation and the depletion of copper values in the near surface environment.


         During 1995, the property was joint ventured with a subsidiary of Phelps Dodge Corporation. Phelps Dodge has conducted geophysical surveys over the property and has recently completed a first phase drilling program; however, the joint venture was terminated in March 1997. Following review of the Phelps Dodge data USMX will either conduct further exploration, seek a new joint venture partner or terminate its agreements pertaining to the property. As of December 31, 1996, USMX had invested a total of $508,000 in the property.

         Sierra Mojada. This property is located approximately 200 kilometers north of Torreon in the state of Coahuila. Access is via improved dirt road north from Torreon or by railroad from Monclova. USMX controls by denouncement approximately 15,900 acres in the district.


         Production from the district in the past has been significant, consisting of copper, zinc, lead and silver. The district was discovered in 1878 with most of the past production occurring between 1890 and 1945.

         On July 26, 1996 USMX entered into a joint venture agreement with Metalline Mining Company to further explore and develop the property. USMX may elect to participate for a 35% working interest or receive a net smelter royalty after earn-in by Metalline. USMX's investment in this project was approximately $34,000 as of December 31, 1996.

     Other Mexican Mineral Properties. USMX has additional mineral properties in Mexico as follows.


                                Investment as of
Property                     State            Status           December 31, 1996
--------                    -----             ------           -----------------

Altar, Los Apaches          Sonora          Joint Venture             $240,000
El Ocuca, Las Rastras       Sonora          Joint Venture             $146,000
San Miguel                  Sonora        Available for Lease         $ 36,000

Ecuador


         In 1995, USMX acquired all of the outstanding capital stock of Mega Minerals S.A., an Ecuadorian company. The assets of the Ecuadorian company at the time of acquisition consisted of title to eight exploration concessions comprising approximately 80,600 acres and the right to acquire title to four additional exploration concessions located in the Nambija-Zamora gold belt of southern Ecuador. Initial exploration on these concessions has yielded encouraging results, and the land position has been reduced in size to cover the most promising target areas. Geological mapping and geochemical sampling of stream sediments anomalous in base and precious metals have identified a two kilometer by three kilometer zone of skarn type alteration with associated base metals and gold mineralization. An exploration program is being planned to further evaluate the discovery, and USMX is also seeking interest by other mining companies to participate in a joint venture. USMX's investment in Ecuador as of December 31, 1996 totaled $335,000.

                        DESCRIPTION OF USMX CAPITAL STOCK


     USMX's authorized capital consists of 45,000,000 shares of USMX Common Stock, par value $.001 per share, and 20,000,000 shares of preferred stock, $.001 par value (the "Preferred Stock"). As of December 31, 1996, there were 16,184,182 shares of USMX Common Stock outstanding and no shares of Preferred Stock outstanding. In April 1997 USMX entered into an agreement to issue 1,000,000 shares of USMX Common Stock in connection with the settlement of a claim for construction services. See "Terms of Merger--Other Agreements."

         Dividends may be declared and paid from the Common Stock out of legally available surplus. Such dividends may be paid in cash, property or shares of Common Stock. The Board of Directors of USMX may set aside reserves out of funds available for dividends for any purpose the Board of Directors of USMX determines in USMX's best interest. At present, USMX is restricted pursuant to loan covenants in the payment of dividends. USMX has no present plans to pay dividends in the foreseeable future.

         Each share of Common Stock is entitled to share equally in dividends from sources legally available therefore when, as, and if declared by the Board of Directors of USMX and, upon liquidation or dissolution of USMX, whether voluntary or involuntary, to share equally in the assets of USMX available for distribution to the holders of the Common Stock. Each holder of Common Stock is entitled to one vote per share for all purposes. The holders of Common Stock have no preemptive rights and there is no cumulative voting, redemption right or right of conversion with respect to the Common Stock.

         No shares of Preferred Stock have been issued. However, the Board of Directors of USMX has the right to fix the rights, privileges and preferences, including preference upon liquidation, of any class of Preferred Stock to be issued in the future out of authorized but unissued shares of Preferred Stock. The Board of Directors of USMX may issue these shares after adopting and filing a certificate of designations with the Secretary of State of the State of Delaware.

Certain Potential Anti-Takeover Effects

     USMX currently has certain provisions in its Certificate of Incorporation and Bylaws which may be viewed

0109507.04  4/22/97
                                                      - 135 -
as having "anti-takeover" affects. These provisions may make it more difficult and time-consuming to change majority control of USMX and of the Board of Directors of USMX and could reduce the vulnerability of USMX to an unsolicited offer to "take over" USMX. These measures could have an adverse impact on the market value of the Common Stock. Stockholders of USMX do not have cumulative voting rights in the election of directors. USMX currently has authorized but unissued shares of both Common Stock and Preferred Stock that could be issued in such a way as to have anti-takeover effects. The Board of Directors of USMX could create an issue of shares of Preferred Stock with such voting or conversion rights which would make divestment of USMX more difficult or costly.

         In addition, the Certificate of Incorporation and/or Bylaws may be deemed to have anti-takeover effects in that they provide for: (i) the Board of Directors to be divided into three classes of directors, each with a term of three years, (ii) 66 2/3% stockholder vote to remove directors other than for cause, and (iii) a 66 2/3% stockholder vote to amend certain provisions of the Certificate of Incorporation and Bylaws.

Trading History

         USMX Common Stock is listed for trading on the TSE under the symbol "USM" and is quoted through Nasdaq under the symbol "USMX." The following table sets forth, for the periods indicated, the high and low sale prices per share of USMX Common Stock as reported by Nasdaq. On January 2, 1997, the day preceding the date of the public announcement of the Merger, the closing sale price on Nasdaq was U.S. $1.75 per share. No information has been furnished with respect to the sales prices on the TSE as trading of USMX Common Stock on that exchange has been limited and sporadic in nature. For current price information, stockholders are encouraged to consult publicly available sources.



                                          Nasdaq
                                                                         Volume
                                    High          Low                   (000's)
                                          (U.S.$)
                                                                   TOTAL           BLOCK

1995
      First quarter............    $2.75         $2.06          1,080,515          80,000
      Second quarter...........     2.94          2.13          1,648,662         328,200
      Third quarter............     2.63          1.97          1,881,695         411,450
      Fourth quarter...........     2.06          1.75          1,347,137         174,500
1996
      First quarter............     3.25          1.94          2,576,586         514,000
      Second quarter...........     3.13          2.44            837,129          47,000
      Third quarter............     2.75          2.06          1,057,138         224,000
      Fourth quarter...........     2.44          1.44          1,672,758         164,200
1997
      January..................     1.62          1.47            591,586          34,900
      February.................     1.50          1.32            927,351          56,020
      March....................     1.41          1.00            229,660          30,000
      April (as of April 18,
        1997)..................     1.32          0.94            113,400          10,000







Dividend Policy

      USMX has not paid any cash dividends since its inception. USMX anticipates that earnings would be retained for the development of its business and that no cash dividends on its Common Stock will be paid in the foreseeable future. In addition, USMX is restricted from the payment of dividends pursuant to its lending arrangements with Rothschild on the Illinois Creek Project. See "Business and Properties of USMX."


0109507.04  4/22/97
                                                      - 136 -

                                  LEGAL MATTERS

      Parcel, Mauro, Hultin & Spaanstra, P.C., Denver, Colorado, is acting as U.S. counsel, and McCarthy Tetrault, Vancouver, B.C., Canada, is acting as Canadian counsel for Dakota in connection with certain legal matters in connection with the Merger.

      Bearman Talesnick & Clowdus Professional Corporation, Denver, Colorado, is acting as counsel for USMX in connection with certain legal matters in connection with the Merger. Attorneys employed by Bearman Talesnick & Clowdus Professional Corporation beneficially own approximately 27,000 shares of USMX Common Stock.

                                     EXPERTS

      The consolidated financial statements of Dakota Mining Corporation as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996 have been included herein and in the Registration Statement in reliance upon the report of KPMG, chartered accountants, appearing elsewhere herein and in reliance upon the authority of said firm as experts in accounting and auditing.

      The consolidated financial statements of USMX, INC. and subsidiaries as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996 have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

      USMX's Illinois Creek Project reserves have been reviewed by Roscoe Postle Associates Inc. and information regarding their Report has been included herein and in the Registration Statement in reliance upon their Report and upon the authority of such firm as experts in mining, geology and reserves determination.


                              SHAREHOLDER PROPOSALS


      Proposals by Shareholders of Dakota to be presented at the next Annual Meeting of Dakota Shareholders must be received by Dakota a reasonable amount of time prior to such meeting to be included in Dakota's Proxy Statement and proxy for that meeting. The proponent must be a record or beneficial owner entitled to vote on his or her proposal at the next Annual Meeting and must continue to own such security entitling him or her to vote through that date on which the Meeting is held. The proponent must own 1% or more of the outstanding shares, or $1,000 in market value, of Dakota's Common Shares and must have owned such shares for one year in order to present a shareholder proposal to Dakota.

      Proposals by USMX Stockholders to be presented at the next Annual Meeting of USMX Stockholders must be received by USMX a reasonable amount of time prior to such meeting to be included in USMX's Proxy Statement and proxy for that meeting. The proponent must be a record or beneficial owner entitled to vote on his or her proposal at the next Annual Meeting and must continue to own such security entitling him or her to vote through that date on which the Meeting is held. The proponent must own 1% or more of the outstanding shares, or $1,000 in market value, of USMX's Common Stock and must have owned such shares for one year in order to present a shareholder proposal to USMX.

                           ANNUAL REPORT ON FORM 10-K

      Copies of the Annual Report Form 10-K concerning the operations of Dakota during the fiscal year ended December 31, 1996, including audited financial statements for the year then ended, may be obtained upon written request of the Secretary of the Company at 410 17th Street, Suite 2450, Denver, Colorado 80202.

      Copies of the Annual Report Form 10-K concerning the operations of USMX during the fiscal year ended December 31, 1996, including audited financial statements for the year then ended, may be obtained upon written request of the Secretary of the Company at 141 Union Boulevard, Suite 100, Lakewood, Colorado 80228.

                                GENERAL GLOSSARY

"AMEX" means the American Stock Exchange.

"BSE" means the Berlin Stock Exchange.

"Canaccord" means Canaccord Capital Corporation.

"Canadian GAAP" means generally accepted accounting principles in Canada.

"Canadian Securities Acts" mean the securities acts and regulations of each of the provinces of Canada in which there are Dakota Shareholders.

"Canadian Tax Act" means the Income Tax Act (Canada).

"Closing" means the closing of the Merger on the Effective Date.

"Code" means the Internal Revenue Code of 1986, as amended.

"Competing Transaction"means any acquisition of, or business combination with, USMX or any of its Subsidiaries or any material portion of its or their shares of capital stock or assets by any Person other than Dakota or any of its Subsidiaries, or any firm proposal to make such an acquisition or combination.

"Dakota" means Dakota Mining Corporation, a corporation continued under the laws of Canada, and where the context so requires means Dakota and its Subsidiaries.

"Dakota Common Shares" means the common shares, no par value, in the capital of Dakota.

"Dakota Group" means Dakota and its Subsidiaries.

"Dakota Meeting" means the annual and special meeting of the Dakota Shareholders to be held on May 22, 1997 at 4:00 p.m., local time, in Toronto, Ontario.

"Dakota Record Date" means April 14, 1997.

"Dakota Shareholders" means the holders of record of Dakota Common Shares as of the Dakota Record Date.

"Debentures" means the Cdn.$.25 million aggregate principal amount of 7.5% unsecured convertible debentures of Dakota described under the heading "Dakota Mining Corporation - Description of Dakota Share Capital and Debentures Debentures."

"DGCL" means the General Corporation Law of the State of Delaware.

"Effective Date" means the effective date of the Merger.

"Effective Time" means the effective time of the Merger on the Effective Date.

"Exchange Act" means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"Exchange Agent" means Montreal Trust Company of Canada.

"IRS" means the United States Internal Revenue Service.

"Joint Proxy Statement/Prospectus" means this Prospectus, Management Information Circular and Proxy Statement of Dakota, and Management Information Circular and Proxy Statement of USMX.

"Laws" means all statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, or any provisions of the foregoing, including general principles of common and civil law and equity, binding on or affecting the Person referred to in the context in which such word is used; and "Law" means any one of them.

"Merger" means the merger of USMX and Merger Corp. whereby USMX becomes the Surviving Corporation as contemplated in the Merger Agreement.


"Merger Agreement" means the agreement dated February 5, 1997, as amended April 21, 1997 between Dakota, Merger Corp. and USMX relating to the Merger annexed to the Joint Proxy Statement/Prospectus as Appendix A.


"Merger Corp." means Dakota Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Dakota.

"Merger Consideration" means the number of Dakota Common Shares issued to USMX Stockholders pursuant to the Merger.


"Mineral Deposit, Deposit, or Mineralized Material" means a mineralized underground body which has been intersected by sufficient closely spaced drill holes and or underground sampling to support sufficient tonnage and average grade of metal(s) to warrant further exploration-development work. This deposit does not qualify as a commercially minable ore body (Reserves), as prescribed under Commission standards, until a final and comprehensive economic, technical, and legal feasibility study based upon the test results is concluded.


"Montana Tunnels Royalty Agreement" means the agreement dated March 17, 1997 among USMX, USMX of Montana, Inc., and Pegasus Gold.

"Nasdaq" means the Nasdaq National Market System.

"Newcrest" means Newcrest Capital, Inc.

"Option Agreement" means the agreement dated for reference the 4th day of February, 1997 between Dakota and USMX providing for the option described under "Terms of The Merger - Other Agreements - Option Agreement."

"Pegasus Gold" means Pegasus Gold Corporation a Nevada company, which is a principal stockholder of USMX.

"Person" means any individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including a domestic or foreign government or political subdivision or any agency or instrumentality thereof.

"Rothschild" means N.M. Rothschild & Sons, Limited.

"Rothschild Credit Agreements" mean those certain Credit Agreements dated July 11, 1996 between USMX, USMX of Alaska, Inc. and Rothschild, and all instruments and documents delivered in connection therewith, and all modifications, extensions and renewals thereof.

"SEC" means the United States Securities and Exchange Commission.

"Securities Act" means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"Securities Act Affiliates" means affiliates of a Person for purposes of Rule 145 under the Securities Act.

"Series B Special Warrants" means the Series B Special Warrants described under the heading "Financing."

"Share Exchange Ratio" means the ratio of 1.1 shares of USMX Common Stock for each one Dakota Common Share.

"Subsidiary" means, with respect to any Person, a corporation the voting securities of which sufficient to elect at least a majority of its Board of Directors are owned directly or indirectly by such Person and includes a subsidiary of such corporation that is that Person's subsidiary.

"Surviving Corporation" means USMX in its capacity as that corporation whose separate corporate existence will not cease upon the merger of Merger Corp. with and into USMX pursuant to the terms and conditions of the Merger Agreement.

"Termination Fee" means the fee which may be paid by USMX as described under "Terms of The Merger Termination of the Merger Agreement."

"TSE" means The Toronto Stock Exchange.

"U.S. GAAP" means the generally accepted accounting principles in the United States.

"U.S. Person" means any (a) citizen or resident of the United States; (b) United States corporation or partnership; or (c) estate or trust subject to United States federal income tax on its worldwide income.

"USMX" means USMX, Inc., a corporation formed under the laws of Delaware, and where the context so requires means USMX and its Subsidiaries.

"USMX Common Stock" means the shares of the common stock, par value $.001 per share of USMX.

"USMX Group" means USMX and its Subsidiaries.

"USMX Meeting" means the annual and special meeting of the stockholders of USMX to be held on May 27, 1997 in Denver, Colorado at 9:00 a.m. local time.

"USMX Options" means all warrants, options or other rights to acquire USMX Common Stock.

"USMX Record Date" means April 16, 1997.

"USMX Securities" means the USMX Common Shares and USMX Options, collectively.

"USMX Stockholders" means the holders of record of USMX Common Stock as of the USMX Record Date.

"USRPI" mean a United States real property interest as defined in Section 897(c)(1) of the Code.

                        GLOSSARY OF CERTAIN MINING TERMS

The following is a glossary of some of the terms used in the mining industry and referenced herein:

"Adsorption" A process in which soluble complexes of gold and silver physically adhere without chemical reaction to activated carbon particles.

"Contained Gold" The total measurable gold or gold equivalent in grams or ounces estimated to be contained within a mineral deposit. A calculation or estimate of contained gold makes no allowance for mining dilution or recovery losses.

"Cutoff grade" The grade of mineralization, established by reference to economic factors, above which material is included in mineral deposit reserve/resource calculations and below which the material is considered waste. May be either an external cutoff grade which refers to the grade of mineralization used to control the external or design limits of an open pit based upon the expected economic parameters of the operation, or an internal cutoff grade which refers to the minimum grade required for blocks of mineralization present within the confines of an open pit to be included in mineral deposit estimates.

"Desorption" A process in which gold and silver physically adhered to carbon particles in the adsorption process are stripped from the carbon particles using a weak acid solution.

"Gold Deposit" A mineral deposit mineralized with gold but without reference to its potential economics.

"Gold Equivalent" A method of presenting combined gold and silver concentrations or weights for comparison purposes. Commonly involves expressing silver as its proportionate value in gold based on the relative values of the two metals. When gold equivalent is used to express metal sold, the calculation is based on actual prices received. When grades are expressed in gold equivalent, the relative recoveries of the two metals are also taken into account.

"Grade" The amount of valuable mineral in each ton of mineralized material, expressed as troy ounces (or grams) per ton or tonne of gold or as a percentage of copper and other base metals.

"Heap Leaching" A method of gold and silver extraction in which mineralized material is heaped on an impermeable pad and sodium cyanide solution is applied to the material. The gold and silver are dissolved out of the material as the solution percolates down through the heap, the pregnant solution is collected from below the heap and the gold and silver are precipitated from the pregnant solution in vessels or columns containing activated carbon or zinc powder.


"Heap Leach Pad or Leach Pad" A large, impermeable foundation or pad used as a base for ore during heap leaching. The pad prevents the leach solution from escaping out of the circuit.


"Lode Mining Claim" A mining claim located on a vein or lode of quartz or other rock in place, bearing gold, silver, cinnabar, tin, lead, copper, or other valuable deposits.

"Net Smelter Return Royalty" A royalty payment made by a producer of metals, usually to a previous property owner or Governmental authority, based on the value of gross metal production from the property, less deduction of certain limited costs including smelting, refining, transportation and insurance costs.

"Net Profits Interest Royalty" A royalty payment made by the producer of metals, usually to a property owner or Governmental authority, based on the value of gross metal production from the property, less deduction of certain costs including smelting, refining, transportation and insurance costs (often referred to as realization costs) plus direct operating costs associated with the mining and treatment of ore and the mining of associated waste.

"Open Pit Mining" The process of mining ore body from the surface in progressively deeper steps. Sufficient waste rock adjacent to the ore body is removed to maintain mining access and to maintain the stability of the resulting pit.

"Ore" A natural aggregate of one or more minerals which, at a specified time and place, may be mined and sold at a profit, or from which some part may be profitably separated.

"Ounce (Oz)"  Troy ounce.

"Oxidized Ore (Also Referred to as "Oxide Ore")" Mineralized rock which can be profitably mined and in which some of the original minerals have been oxidized by natural processes. Oxidation tends to make the ore more porous and permits a more complete permeation of cyanide solutions so that minute particles of gold in the interior of the rock will be more readily dissolved.

"Oz/ton (Opt)"  Troy ounces per short ton.

"Patented Mining Claim" A mining claim on the public land of the United States, under the mining laws, for which a patent has been issued conveying the title of the United States to the patentees.

"Porphyritic" A rock texture in which one mineral has a larger grain size than the accompanying minerals.

"Probable Reserves" Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation.

"Proven/probable Reserves" A term used if the difference in degree of assurance between the proven and probable categories cannot be reliably defined.

"Proven Reserves" Reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling; and (b) the sites for inspection, sampling and measurement are spaced so closely and the geological character is so well defined that size, shape, depth and mineral content of reserves are well established.

"Reserve" That part of a mineral deposit which can be economically and legally extracted or produced at the time of the reserve determination. Reserves are customarily stated in terms of "ore" when dealing with metalliferous minerals.

"Reverse Circulation Holes" Exploration drill holes in which the fine and coarse rock chips created during drilling are rapidly flushed to the surface so that a representative sample can be obtained.

"Stock" A body of intrusive rock that covers less than 40 square miles, has steep dips and is generally discordant with surrounding rock.

"Strike Length" The longest horizontal dimensions of a body or zone of mineralization.

"Stripping Ratio" The ratio of waste material to ore that is experienced in mining an ore body.

"Unpatented Mining Claim" A mining claim located on the public lands of the United States,for which a patent has not been issued. An unpatented mining claim is a possessory interest only, subject to the paramount title of the United States. The validity of an unpatented mining claim depends upon the existence of a valuable mineral deposit within the boundaries of the claim and compliance with mining codes.

                              GEOLOGICAL STANDARDS

When used in this Joint Proxy Statement/Prospectus, the mineralized material in the proven and probable categories were used to calculate the mining or mineable reserves by application of minimum mining widths, dilution, recovery factors, operating costs and metal prices. With respect to open pit mining, optimized pits were generated, followed by detailed pit design and engineering in establishment of mining/mineable reserves. The term "mining or mineable reserves" used in this Joint Proxy Statement/Prospectus correspond to proven and probable reserves.

                          APPENDIX A

                  AGREEMENT AND PLAN OF MERGER

                     dated February 5, 1997

                             among

                   DAKOTA MINING CORPORATION,

                   DAKOTA MERGER CORPORATION,

                              and

                           USMX, INC.

                  AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER dated February 5, 1997 (this "Agreement") among the following parties (sometimes referred to herein individually as a "Party" and collectively as the "Parties"):

     (a) Dakota Mining Corporation, a corporation continued under the Canada Business Corporation Act ("Dakota");

     (b) Dakota Merger Corporation, a Delaware corporation and wholly-owned subsidiary of Dakota ("Merger Corp"); and

     (c)  USMX, INC., a Delaware corporation ("USMX").

Capitalized terms used in this Agreement shall have the meanings ascribed to such terms on Schedule A, unless otherwise defined herein.


                            RECITALS

WHEREAS, the common stock, par value US$.001 per share, of USMX ("USMX Shares") is publicly traded in the United States and Canada and is quoted on the Nasdaq National Market System and The Toronto Stock Exchange;

WHEREAS, the common shares, no par value, of Dakota ("Dakota Shares") are publicly traded in Europe, Canada, and the United States and are quoted on the Berlin Stock Exchange, The Toronto Stock Exchange, and the American Stock Exchange;

WHEREAS, the respective Boards of Directors of Dakota, Merger Corp, and USMX have approved and declared fair and advisable to, and in the best interests of, their respective stockholders the Merger, upon the terms and subject to the conditions set forth herein, whereby all of the issued and outstanding USMX Shares will be converted into Dakota Shares;

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Tax Code; and

WHEREAS, Dakota, Merger Corp, and USMX desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.


                           AGREEMENT

NOW, THEREFORE, in consideration of the mutual benefits to be derived and the representations and warranties, conditions and promises herein contained, and intending to be legally bound hereby, the Parties agree as follows:


ARTICLE I
                            GENERAL

I.1 Merger. In accordance with the terms and provisions of this Agreement, the GCL, and other applicable Law, Merger Corp shall be merged with and into USMX (the "Merger"), and USMX shall be, and is hereinafter sometimes referred to as, the "Surviving Corporation." Merger Corp and USMX shall be, and are hereinafter sometimes referred to as, the "Constituent Corporations."

I.2 Charter and By-laws; Directors and Officers. From and after the Effective Time:

     (a) the Certificate of Incorporation and the By-laws of Merger Corp shall continue in full force and effect as the Certificate of Incorporation and the By-laws of the Surviving Corporation; and

     (b) the directors and officers of Merger Corp shall be the directors and officers of the Surviving Corporation.

I.3 No Separate Identity. Except as hereinafter specifically set forth, the identity, existence, corporate organization, purposes, powers, objects, franchises, privileges, rights and immunities of Merger Corp shall be merged with and into USMX, and USMX, as the Surviving Corporation, shall be fully vested therewith. The separate existence and the corporate organization of Merger Corp, except insofar as they may continue by statute, shall cease as of the Effective Time.

I.4 Effectiveness. The Merger shall not become effective until, and shall become effective at, the point in time at which Certificate of Merger (the "Certificate of Merger") in accordance with the terms of this Agreement and in substantially the form attached as Exhibit 1.4, and in accordance with Section 251 of the GCL, shall have been executed by the Constituent Corporations and filed with the Secretary of State of the State of Delaware. The time when the Merger shall become effective as aforesaid is herein called the "Effective Time." The Parties shall cause the Certificate of Merger to be executed and filed as aforesaid on the Closing Date upon the satisfaction or waiver of the conditions contained in Articles VIII, IX, and X.

I.5 Conversion of Shares. As of the Effective Time, all outstanding USMX Shares shall be converted automatically into the right to receive Dakota Shares in the ratio of 1.10 USMX Shares to one Dakota Share; and each share of the common stock of Merger Corp shall be converted automatically into the right to receive one share of common stock of the Surviving Corporation.

I.6 Treasury Shares, Etc. Each USMX Share which, immediately prior to the Effective Time, is held by (a) USMX as treasury stock, (b) any other member of the USMX Group, or (c) any member of the Dakota Group, shall be canceled and no consideration shall be delivered with respect thereto.

I.7 Warrants, Options, Etc. Each warrant, option, or other right to acquire USMX Shares as of the Effective Time shall be converted into a warrant, option, or other right to acquire Dakota Shares based on the conversion ratio set forth in
Section 1.5, with the exercise price associated therewith, if any, being adjusted proportionately.

I.8 No Fractional Shares. Fractional Dakota Shares shall not be issued in exchange for USMX Shares. Except for operation of this Section, if the conversion of shares pursuant to Section 1.5 would result in any stockholder of USMX being entitled to receive a fractional interest in a Dakota Share, such stockholder shall receive a single whole Dakota Share in lieu of such fractional interest.

I.9 Stock Transfer Books. The stock transfer books of USMX shall be closed as of the Effective Time, and no transfer of USMX Shares shall be made or consummated thereafter except by the Surviving Corporation.

I.10 Exchange of Certificates.

     (a) Dakota and USMX shall authorize Montreal Trust Company of Canada (or such other Person as shall be reasonably acceptable to Dakota and USMX) to act as Exchange Agent hereunder (the "Exchange Agent"). As soon as practicable after the Effective Time, Dakota shall deposit with the Exchange Agent for the benefit of the holders of certificates which immediately prior to the Effective Time represented USMX Shares (the "Certificates") certificates representing Dakota Shares (together with any dividends or distributions with respect thereto payable as provided in Section 1.10(c), the "Exchange Fund") issuable pursuant to Section 1.5 in exchange for outstanding USMX Shares.

     (b) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate whose shares were converted pursuant to Section 1.5 into Dakota Shares a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual and proper delivery of the Certificates to the Exchange Agent, shall contain instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Dakota Shares, and shall be in such form and contain such other provisions as Dakota and USMX may reasonably specify). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole Dakota Shares which such holder has the right to receive pursuant to this Article, and the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section, each Certificate shall, at and after the Effective Time, be deemed to represent only the right to receive, upon surrender of such Certificate, the certificate representing the appropriate number of Dakota Shares and certain dividends and other distributions as contemplated by Section 1.10(c).

     (c) No dividends or other distributions that are declared on or after the Effective Time on Dakota Shares or are payable to the holders of record thereof on or after the Effective Time will be paid to persons entitled by reason of the Merger to receive certificates representing Dakota Shares until such persons surrender their Certificates, as provided in Section 1.10(b). Subject to the effect of applicable Law, there shall be paid to such record holders of the certificates representing such Dakota Shares (1) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to whole Dakota Shares and having a record date on or after the Effective Time and a payment date prior to such surrender and (2) at the appropriate payment date or as promptly as practicable thereafter, the amount of dividends or other distributions payable with respect to whole Dakota Shares and having a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or certificate representing Dakota Shares is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such Dakota Shares in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

     (d) Any portion of the Exchange Fund which remains undistributed to the former stockholders of USMX for one year after the Effective Time shall be delivered to Dakota, upon demand of Dakota, and any former stockholders of USMX who have not theretofore complied with this Section shall thereafter look only to Dakota for payment of their claim for Dakota Shares and any dividends or distributions with respect to Dakota Shares. Neither Dakota nor USMX shall be liable to any holder of USMX Shares for Dakota Shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat, or similar Law.

I.11 Directors of Dakota. Immediately following the Effective Time, Dakota shall increase the number of directors comprising its Board of Directors to nine; Dakota shall allow USMX to designate three directors and Pegasus Gold Inc. to designate one director to fill the vacancies created by increasing the board size, subject to Dakota's approval, with Donald P. Bellum as one of the three USMX designated directors and the Chairman of the Board.


ARTICLE II
             REPRESENTATIONS AND WARRANTIES OF USMX

USMX makes the following representations and warranties to Dakota and Merger Corp. However, certain matters disclosed on any Exhibit hereto may not be required to be disclosed therein, but may be stated therein for information purposes only, and no such disclosure shall constitute an indication or admission of the materiality thereof or create a standard of disclosure, and no representation or warranty shall be deemed to have been made by USMX by reason of the inclusion of such matters. Further, no representation or warranty shall be deemed to have been made by USMX by virtue of any disclosures made on, or contained in, any Exhibit hereto except to the extent expressly made in this
Article II.

II.1 Organization and Good Standing.

     (a) Each of the USMX Group Members is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation and is qualified to transact business and is in good standing as a foreign corporation in the jurisdictions (which are listed in Exhibit 2.1) where it is required to qualify in order to conduct its business as presently conducted, and where the failure to be so qualified would have a Material Adverse Effect. Except as listed in Exhibit 2.1, there are no subsidiaries of USMX, none of USMX's subsidiaries has any subsidiaries, and since December 31, 1991, neither USMX nor any of its subsidiaries has had any subsidiaries.

     (b) Each USMX Group Member has the corporate power and authority to own, lease, or operate its properties and to carry on its business as now conducted.

     (c) USMX has heretofore delivered or made available to Dakota and Merger Corp complete and correct copies of USMX's and its subsidiaries' respective Certificate or Articles of Incorporation (or like charter document) and By-laws, as each has been amended and is in effect on the date hereof.

II.2 Consents, Authorizations, and Binding Effect.

     (a) USMX may execute, deliver, and perform this Agreement without the necessity of any USMX Group Member obtaining any consent, approval, authorization, or waiver, or giving any notice or otherwise, except for such consents, approvals, authorizations, waivers, and notices:

          (1)  disclosed in Exhibit 2.2;

          (2) which, with respect to consents, approvals, authorizations, and waivers, have been obtained, are unconditional, and are in full force and effect, and which, with respect to notices, have been given; or

          (3) approval of the USMX stockholders in accordance with the GCL to be obtained pursuant to Section 5.10.

     (b) USMX has the full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions.

     (c) This Agreement and the Transactions have been duly authorized by the board of directors of USMX. This Agreement has been duly executed and delivered by USMX and constitutes the legal, valid, and binding obligation of USMX, enforceable against USMX in accordance with its terms, except

          (1) as may be limited by bankruptcy, reorganization, insolvency, and similar Laws of general application relating to or affecting the enforcement of creditors' rights or the relief of debtors; and

          (2) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     (d) The execution, delivery, and performance of this Agreement by USMX will not

          (1) constitute a violation of the respective Certificates or Articles of Incorporation (or like charter documents) or By-laws, each as amended, of any USMX Group Member;

          (2) with respect to the USMX Group, subject to obtaining any consent, approval, authorization, or waiver described in Exhibit 2.2, conflict with, result in the breach of or constitute a default under any Contract which would have a Material Adverse Effect;

          (3) constitute a material violation of any Law applicable or relating to any USMX Group Member or the businesses of the USMX Group; or

          (4) with respect to the USMX Group, subject to obtaining any consent, approval, authorization, or waiver described in Exhibit 2.2, result in the creation of any Lien upon any of the assets of any USMX Group Member.

II.3 Minute and Stock Transfer Books. The minute books of each USMX Group Member fairly reflect the corporate actions of the respective boards of directors and the stockholders of each such USMX Group Member. The stock transfer books of each USMX Group Member are correct, complete, and current, and all documentary and stock transfer tax stamps required in connection with the issuance and transfer of shares of the capital stock of each USMX Group Member, if any, have been duly paid, affixed, and canceled.

II.4 Financial Statements and Financial Condition.

     (a) The USMX Group has maintained its accounting books and records in all material respects in compliance with the Foreign Corrupt Practices Act, as amended.

     (b) Except as described in Exhibit 2.4(b), the accounting books and records of the USMX Group during the periods covered by the 1995 USMX Financial Statements and the Interim USMX Financial Statements fairly reflect in all material respects the items of income and expense and the assets and liabilities of the USMX Group, including the nature thereof and the transactions giving rise thereto (to the extent normally reflected in the accounting books and records of the USMX Group Members) and provided a fair basis for the preparation of the 1995 USMX Financial Statements and the Interim USMX Financial Statements.

     (c)  Attached as Exhibit 2.4(c) are the Interim USMX
Financial Statements.

     (d) The 1995 USMX Financial Statements have been prepared in accordance with U.S. GAAP.

     (e) The 1995 USMX Financial Statements and the Interim USMX Financial Statements are correct and complete in all material respects and present fairly in accordance with U.S. GAAP (except that the Interim USMX Financial Statements may not contain notes and may be subject to year-end adjustments) the financial position of the USMX Group as of the dates of such financial statements and the results of operations and cash flows of the USMX Group for the periods covered by such financial statements.

     (f) The USMX Group has no liabilities (absolute, contingent, or otherwise) required under U.S. GAAP to be set forth on a consolidated balance sheet (or in the notes thereto) of the USMX Group, other than:

          (1) those set forth, reserved against, or described on or in the 1995 USMX Balance Sheet (or in the notes thereto) or the Interim USMX Financial Statements;

          (2) those incurred by the USMX Group in the ordinary course of business since the date of the Interim USMX Balance Sheet;

          (3) obligations to be performed after the date hereof based on the operations of any USMX Group Member after the date hereof under any Contract of such USMX Group Member; and

          (4) those described or disclosed on, or which may arise out of or with respect to the matters or Contracts described or disclosed on, the Exhibits to this Agreement, or those which may arise out of or with respect to matters or Contracts that would be required to be disclosed on such Exhibits but for the limitations on such disclosure contained in the representations and warranties relating to such Exhibits.

II.5 Title and Condition of Assets.

     (a) Exhibit 2.5(a) lists all of the real property owned by the USMX Group in fee simple and all unpatented mining claims, real property leases, and concessions in which any USMX Group Member has a right or interest.

     (b)  To the knowledge of USMX, except as described in
Exhibit 2.5(b),

          (1) the USMX Group has good and sufficient title to all real property owned by it in fee simple, and is in exclusive possession thereof, free and clear of Liens other than Permitted Liens and statutory Liens not yet delinquent;

          (2) the USMX Group has good and sufficient title to all material tangible personal property owned by it free and clear of Liens other than Permitted Liens and statutory Liens not yet delinquent;

          (3) with respect to the unpatented mining claims in which any USMX Group Member has a right or interest,

               (A) such claims were properly laid out and staked and properly recorded and filed with appropriate Governmental agencies and, subject to the paramount title of the United States, are free and clear of Liens other than Permitted Liens and statutory Liens not yet delinquent;

               (B) all required assessment work has been performed and all affidavits of assessment work and other filings required to maintain such claims in good standing have been properly and timely recorded and filed with appropriate Governmental agencies;

               (C) all claim maintenance and claim rental fees and all taxes assessed against such claims have been timely paid; and

               (D)  there are no conflicting claims;

provided that USMX makes no representation that there has been a discovery of minerals on each of the unpatented mining claims; and

          (4) with  respect  to  concessions  in which  the  USMX  Group  has an
interest,   all  acts  and  payments  necessary  to  obtain  and  maintain  such concessions in good standing have been timely made or performed.

     (c) To the knowledge of USMX, all mineral production rights or other royalties of any sort whatsoever which are payable with respect to any real property in which any USMX Group Member has a right or interest are described in
Exhibit 2.5(c).

     (d) To the knowledge of USMX, no improvement or structure on any real property owned or leased by any USMX Group Member encroaches to any material extent on any adjacent property or conflicts with the rights of any owner thereof.

     (e) The material improvements, fixtures, and appurtenances on or to the property and the material tangible assets, owned or leased and used by any USMX Group Member, are in substantially good operating condition, order, and repair, subject to ordinary wear and tear, except as described in Exhibit 2.5(e). Since December 31, 1996, none of the assets of any USMX Group Member has been affected by any fire, accident, act of God, or any other casualty that has had a Material Adverse Effect. All of the material assets used by any USMX Group Member in its businesses are owned or leased by such USMX Group Member.

     (f) The businesses of the USMX Group as conducted by the USMX Group Members in any jurisdiction are not conducted under any material restriction imposed in any such jurisdiction upon the USMX Group Members (but not imposed upon other persons conducting similar businesses or operating similar assets for similar purposes in the same jurisdictions where the businesses and assets of the USMX Group are located) by any zoning, anti-pollution, health, or other Law.

II.6 Insurance.

     (a) Exhibit 2.6 contains a list of all material policies of insurance maintained by the USMX Group, including insurance providing benefits for employees, in effect on the date hereof and generally describing the coverage thereby.

     (b) Except for amounts deductible under the policies of insurance described, or as otherwise disclosed, in Exhibit 2.6, no USMX Group Member is or has been at any time since December 31, 1994, subject to any Liability as a self-insurer of the businesses and assets of the USMX Group, in respect of insurance of the type customarily carried by businesses of the type engaged in by the USMX Group in the jurisdictions where the USMX Group maintains offices, which could have a Material Adverse Effect.

     (c) There are no material coverage disputes with underwriters pending or, to the knowledge of USMX, threatened, and all premiums due and payable have been timely paid and all such material policies are in full force and effect in accordance with their respective terms (however, no representation or warranty is made as to the solvency or financial condition of any underwriter or issuer of such policy).

II.7 Litigation and Compliance.

     (a) Except as to the matters described in Exhibit 2.7(a), and except for actions, suits, claims, and proceedings where the damages asserted by the plaintiff in such actions, suits, claims, or proceedings (together with the damages claimed in the matters described in Exhibit 2.7(a)) would not have a Material Adverse Effect or where insurance proceeds will be actually available for such actions, suits, claims, and proceedings:

          (1) as of the date of this  Agreement,  there are no  actions,  suits, claims, or proceedings, whether in equity or at law, or Governmental investigations pending or, to the knowledge of USMX, threatened against any USMX Group Member or with respect to any asset or property owned, leased, or used by any USMX Group Member; and

          (2) there are no actions, suits, claims, or proceedings, whether in equity or at law, or Governmental investigations pending or, to the knowledge of USMX, threatened which question or challenge the validity of this Agreement or any action taken or to be taken pursuant to this Agreement.

     (b) Each USMX Group Member is in compliance with, and is not in default or violation under, any Law applicable to the businesses or operations of the USMX Group, including without limitation all safety and health Laws (but excluding any Environmental Law), except for noncompliances, defaults, and violations which would not, in the aggregate, have a Material Adverse Effect, and no USMX Group Member has received any notice of the same.

     (c) Except as described in Exhibit 2.7(c), no USMX Group Member, no material assets of any USMX Group Member, nor the Transactions are subject to any judgment, order, or decree entered in any lawsuit or proceeding which has had, or which is reasonably likely to have, a Material Adverse Effect or which would prevent USMX from performing its obligations under this Agreement. Each USMX Group Member subject to any such judgment, order, or decree is in compliance in all material respects with, and is not in default or violation in any material respect under, any such judgment, order, or decree.

     (d) Except as described in Exhibit 2.7(d), and except as may be required under any Environmental Law, each USMX Group Member has duly filed all reports and returns required to be filed by it with any Government and obtained all Governmental permits and licenses and other Governmental consents which are required in connection with the businesses and operations of the USMX Group, the failure of which would have a Material Adverse Effect. All of such material permits, licenses, and consents are in full force and effect, and to the knowledge of USMX, no proceedings for the suspension or cancellation of any of them are pending or threatened.

     (e) Neither USMX nor, to the knowledge of USMX, any other USMX Group Member, either on its own behalf or on behalf of any of its respective officers, agents, consultants, or employees, has

          (1) made or agreed to make any contributions, payments, or gifts of their funds or property to any Governmental official, employee, or agent where the payment of such contribution, payment, or gift was illegal under any applicable Law;

          (2) established or maintained any unrecorded fund or asset for any such purpose, or made any intentional false or artificial entry on any of its books or records in connection with any such activity; or

          (3)  made or  agreed  to make  any  contribution,  or  reimbursed  any political gift or contribution made by any other person, to candidates for public office, whether federal, state, local, or foreign, where such contribution was a violation of applicable Law by any USMX Group Member.

II.8 Taxes.

     (a) The USMX Group has paid in all material respects on or before the due date thereof, or accrued in all material respects on the 1995 USMX Financial Statements, all federal, state, local, and foreign Taxes for all periods ending on or prior to December 31, 1996. The USMX Group has made provision (subject to year-end audit adjustments) in all material respects on its accounting books and on the Interim USMX Balance Sheet for all federal, state, local, and foreign Taxes accruing since the date of the 1995 USMX Financial Statements. As of the Effective Time, the USMX Group will have duly and timely filed all Tax reports and returns required to be filed by any USMX Group Member on or before such date (subject to extensions which have been granted to such USMX Group Member or extensions to which such USMX Group Member is entitled under then applicable
Laws); and all such Tax reports and returns were, or will be, complete and correct in all material respects.

     (b) Since December 31, 1991, the taxable income of the USMX Group has been included in the consolidated federal income tax returns of USMX to the extent required to be included under the Tax Code; and all such federal income tax returns as they relate to the USMX Group were complete and correct in all material respects.

     (c) Except as described in Exhibit 2.8, no USMX Group Member has received notice of any material Tax deficiency, claim, or dispute outstanding, proposed, or assessed against any USMX Group Member (which has not been satisfied or for which provision has not been made on the books and records of the USMX Group), nor has any USMX Group Member executed any waiver of any statute of limitations on the assessment or collection of any material Taxes or executed or filed with the Internal Revenue Service or any other Taxing authority (including foreign Taxing authorities) or executed any agreement now in effect extending the period for assessment or collection of any material Taxes.

     (d) There are no Tax Liens (other than Permitted Liens) upon, pending against or, to the knowledge of USMX, threatened against any asset of any USMX Group Member, which Tax Lien would have a Material Adverse Effect.

     (e) No USMX Group Member is a party to any pending or, to the knowledge of USMX, threatened action or proceeding, assessment or collection of Taxes by any Taxing authority, foreign or domestic, relating to the business and operation of any USMX Group Member.

     (f) The USMX Group Members are not parties to any Tax sharing agreement.

     (g) No election under 341(f) of the Tax Code has been or shall hereafter be made to treat any USMX Group Member as a "consenting corporation" as defined in 341(f).

     (h) Since December 31, 1991, no USMX Group Member has ever been a "Subchapter S" or an "S" corporation within the meaning of the Tax Code.

     (i) No representation or warranty is made by USMX with respect to whether any deferred tax benefit accrued on the books of the USMX Group or reflected in the 1995 USMX Financial Statements or Interim USMX Financial Statements will ultimately be usable by any USMX Group Member.

II.9 Intangible Assets. Neither USMX nor any USMX Group Member owns or has any proprietary interest in any domestic or foreign patents, patent applications, trademarks, trademark registrations, applications for trademark registrations, trade names, or copyrights.

II.10 Employees. USMX has delivered to Dakota and Merger Corp a list of all employees of each USMX Group Member and each such employee's date of hire and annual rate of compensation as of the date hereof.

II.11     Pension and Other Employee Plans and Agreements.

     (a) Exhibit 2.11 sets forth all Employee Plans maintained by each USMX Group Member, and USMX has furnished or made available to Dakota and Merger Corp true and complete copies of all such Employee Plans as amended and in effect on the date hereof.

     (b)  To the knowledge of USMX,

          (1) the execution and delivery of this Agreement by USMX and the consummation of the Transactions do not constitute and will not result in any "prohibited transaction" within the meaning of ERISA or 4975 of the Tax Code;

          (2) each Employee Plan of the USMX Group and any related trust agreements, annuity contracts, insurance contracts, or other funding instruments are currently, and have been in the past, in compliance in all material respects with the requirements of applicable Laws as to the form, operation, and administration of such plans;

          (3) all reports, notices, and applications relating thereto required by any Governmental agency have been in all material respects timely filed;

          (4) all contributions required to be made on or before the date hereof to each such Employee Plan under the terms of such plan, ERISA, the Tax Code or other applicable law have been in all material respects timely made;

          (5) no USMX Group Member has incurred, or will incur as a result of the Transactions, any Liability (except for premiums) to the Pension Benefit Guaranty Corporation; and

          (6) none of the Employee Plans of the USMX Group is a "Multi-employer Plan" (as such term is defined in 3(37) of ERISA); and

     (c) There are no actions, suits, claims or proceedings, whether in equity or at law, or Governmental investigations pending or, to the knowledge of USMX, threatened against or with respect to any Employee Plan of the USMX Group or any assets of any such Employee Plan.

II.12     Labor Relations.

     (a) Except as described in Exhibit 2.12, no employees of any USMX Group Member are covered by any collective bargaining agreement.

     (b)  Except as described in Exhibit 2.12:

          (1) each USMX Group Member has complied with all applicable Laws (including without limitation ERISA and Laws governing foreign employee benefit and pension plans) relating to the employment of labor, including without limitation those relating to wages, hours, unfair labor practices, discrimination, payment of social security, and similar Taxes, where the failure to be in compliance would have a Material Adverse Effect;

          (2) no USMX Group Member is engaged in any unfair labor practice which would have a Material Adverse Effect;

          (3) there are no complaints against any USMX Group Member pending as of the date hereof before the National Labor Relations Board or any similar foreign, state, or local labor agency by or on behalf of any employee of any USMX Group Member which would have a Material Adverse Effect; and

          (4) there are no representation questions, arbitration proceedings, labor strikes, slow-downs or stoppages, material grievances, or other labor troubles pending or, to the knowledge of USMX, threatened as of the date hereof with respect to the employees of any USMX Group Member which would have a Material Adverse Effect.

II.13     Contracts, Etc.

     (a) Except as set forth in Exhibit 2.13, all Contracts to which any USMX Group Member is a party or by which any USMX Group Member is bound are valid and in full force and effect and constitute the legal, valid, and binding obligations of such USMX Group Member and, to the knowledge of USMX, the other parties thereto; and there are no existing defaults by any USMX Group Member or, to the knowledge of USMX, by any other party thereunder; and no event, act, or omission has occurred which (with or without notice, lapse of time, or the happening or occurrence of any other event) would result in a default thereunder which has had, or which is reasonably likely to have, a Material Adverse Effect. To the knowledge of USMX, no other party to any such Contract has asserted the right to renegotiate the material terms or conditions of any such Contract.

     (b) Except as set forth in Exhibit 2.13, to the knowledge of USMX, all Contracts of the USMX Group are listed in the USMX SEC Reports except the following:

          (1) employment agreements terminable at will and Contracts for miscellaneous services terminable at will, in each case without the necessity of payment of any material penalty, bonus, severance payment, or additional compensation (other than liabilities accruing to the effective date of such termination);

          (2) Contracts with customers, distributors, and suppliers; and

          (3) other Contracts involving aggregate liabilities under all such Contracts providing for future payments by any USMX Group Member of not more than US$50,000 individually and of not more than US$250,000 in the aggregate.

     (c) USMX has heretofore delivered or made available to Dakota and Merger Corp true, correct, and complete copies of all Contracts required to be listed pursuant to Section 2.13.

II.14 Absence of Certain Changes, Etc. Except as described in Exhibit 2.14, and except for any actions required to be performed by USMX or otherwise permitted pursuant to this Agreement, since December 31, 1996

     (a) there has been no Material Adverse Change in the results of operations or financial condition of the USMX Group (taken as a whole) from that reflected in the Interim USMX Financial Statements;

     (b)  no USMX Group Member has:

          (1) sold, transferred, distributed, or otherwise disposed of any of its assets, or agreed to do any of the foregoing, except in the ordinary course of business;

          (2) made or agreed to make any capital expenditure or commitment for additions to property, plant, or equipment, except for expenditures and commitments in accordance with budgets heretofore approved by the USMX Group or otherwise not in excess of US$50,000 in the aggregate;

          (3) experienced any damage, destruction, or loss to or of any of its assets, whether or not covered by insurance, exceeding US$50,000 in the aggregate;

          (4) made or agreed to make any increase in the compensation payable to any employee, except for increases made in the ordinary course of business and consistent with presently existing policies or agreements;

          (5) conducted its operations otherwise than in due course;

          (6) entered into any transaction or Contract, or amended or terminated any transaction or Contract, except transactions or Contracts entered into in the ordinary course of business in arm's-length transactions;

          (7) effected any material change in the practices followed by the USMX Group in calculating bad debts, contingencies, or other reserves from that reflected in the Interim USMX Financial Statements; or

          (8)  agreed or committed to do any of the foregoing.

II.15     Subsidiaries.

     (a) Exhibit 2.15(a) sets forth with respect to each subsidiary of USMX

          (1)  the date and jurisdiction of its incorporation;

          (2) the number and class of shares of its equity securities;

          (3) its equity securities owned, directly or indirectly, by USMX;

          (4) the number of its equity securities owned, directly or indirectly, by any person other than USMX;

          (5) a description of any limitations on USMX's ability to vote, pledge or alienate such equity securities; and

          (6) a description of any agreements containing any right of first negotiation or refusal, options, or warrants with respect to the equity securities of such subsidiary owned by any person other than USMX.

     (b) Except as set forth in Exhibit 2.15(b), all of the outstanding shares of capital stock of each USMX Group Member (other than USMX) owned of record and beneficially by USMX are so owned free and clear of all Liens. Except with respect to the subsidiaries listed in Exhibit 2.15(a), USMX does not own, directly or indirectly, any equity securities or interests of or in any entity or enterprise organized under the Laws of the United States, any state thereof, the District of Columbia, Canada, any province thereof, or any other domestic or foreign jurisdiction.

     (c) All outstanding shares of the capital stock of or other equity interests in each USMX Group Member (other than USMX) have been duly authorized and are validly issued, fully paid, and nonassessable, and no Liability attaches to the ownership thereof (except Liabilities imposed by Law).

     (d) Except as described in Exhibit 2.15(d), there are no authorized, outstanding, or existing

          (1) proxies, voting trusts, or other agreements or understandings with respect to the voting of any capital stock of any USMX Group Member (other than USMX);

          (2) securities convertible into or exchangeable for any capital stock of any USMX Group Member (other than USMX);

          (3) options, warrants, or other rights to purchase or subscribe for any capital stock of, or securities convertible into or exchangeable for any capital stock of, any USMX Group Member (other than USMX);

          (4) agreements of any kind relating to the issuance of any capital stock of any USMX Group Member (other than USMX), any such convertible or exchangeable securities or any such options, warrants, or rights;

          (5) agreements of any kind which may obligate any USMX Group Member (other than USMX) to issue or purchase any of its securities; or

          (6) agreements containing any right of first negotiation or refusal with respect to the equity securities of any USMX Group Member (other than USMX).

     (e) Exhibit 2.15(e) lists the name of each subsidiary of USMX since January 1, 1990 not listed on Exhibit 2.15(a). The USMX Group has no Liabilities with respect to the ownership or disposition of any such subsidiaries.

II.16     Capitalization and Title to Shares.

     (a) The authorized capital stock of USMX consists of 45,000,000 USMX Shares, of which 16,184,182 shares were outstanding as of December 31, 1996, and 20,000,000 shares of preferred stock, par value $.001 per share, of which no shares are outstanding as of the date hereof.

     (b) The USMX Shares constitute all of the outstanding shares of all classes of the capital stock of USMX.

     (c) The USMX Shares have been duly authorized and are validly issued, fully paid, and nonassessable, and no Liability attaches to the ownership thereof.

     (d) Except as described in Exhibit 2.16, there are no authorized, outstanding, or existing:

          (1) voting trusts or other agreements or understandings with respect to the voting of any USMX Shares, or to the knowledge of USMX, proxies;

          (2) securities convertible into or exchangeable for any USMX Shares;

          (3) options, warrants, or other rights to purchase or subscribe for any USMX Shares or securities convertible into or exchangeable for any USMX Shares;

          (4) agreements of any kind relating to the issuance of any USMX Shares, any such convertible or exchangeable securities, or any such options, warrants, or rights; or

          (5) agreements of any kind which may obligate USMX to issue or purchase any of its securities.

II.17 Environmental Matters. Except as to the matters described in the environmental reports and other documents described in Exhibit 2.17, if any:

     (a) there exists no Environmental Condition which is reasonably likely to result in any Liability to, or would have a Material Adverse Effect on, the USMX Group; and

     (b) each of the USMX Group Members has duly filed all material reports, returns, and filings required to be filed by it with any Government, and has obtained all material Governmental permits and licenses and other Governmental consents which are required in connection with the businesses of the USMX Group relating to an Environmental Condition and Environmental Laws.

II.18 Brokers. Except for fees and expenses payable to Newcrest Capital Corp. in an amount mutually agreeable to the Parties, the USMX Group, their Affiliates, and their respective Advisers have not retained any broker or finder in connection with the Transactions, nor have any of the foregoing incurred any Liability to any broker or finder by reason of the Transactions.

II.19 Officers and Directors. Exhibit 2.19 is a list of the names and addresses of all officers and directors of each USMX Group Member.

II.20 Fairness of Transaction. USMX believes that the transaction contemplated by this Agreement is fair to, and in the best interests of, USMX and its stockholders.

II.21 Valid Issuance of New Stock. Upon consummation of the Transactions, the shares of common stock of the Surviving Corporation issued hereunder will be duly and validly authorized and, when issued and delivered in accordance with the terms and provisions of this Agreement and the Certificate of Merger as provided for in Article I, will be fully paid and nonassessable. At the Closing, USMX will have the power to issue the new shares of Common Stock of the Surviving Corporation free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges, and restrictions, except for generally applicable restrictions imposed under applicable securities laws.

II.22 No Misstatements or Omissions. The representations, warranties, and statements made by USMX in this Agreement, the Exhibits, and the documents and information furnished by USMX to Dakota or Merger Corp in connection with the Transactions, when considered both in the aggregate and individually, and both in light of the circumstances under which those representations, warranties, and statements were made and in light of the circumstances as of the date of this Agreement, did not and do not contain any untrue statement of a material fact, and did not fail to state any material facts that are necessary in order to make the statements contained in this Agreement, the Exhibits, and the documents and information furnished to Dakota or Merger Corp pursuant to the terms and conditions of this Agreement, not misleading. There are no facts known to USMX which, either individually or in the aggregate, could have a Material Adverse Effect which have not been disclosed in this Agreement, the Exhibits, or otherwise in writing to Dakota and Merger Corp.

II.23     USMX SEC Reports.

     (a) USMX has delivered to Dakota the following: (1) its Annual Report on Form 10-K for the year ended December 31, 1995, (2) all of its Quarterly Reports on Form 10-Q for 1996, (3) all of its Current Reports on Form 8-K filed with the SEC since October 1, 1996, and (4) its Registration Statement on Form S-2, as filed with the SEC in November, 1996 (in each case, with all amendments thereto and documents incorporated by referenced therein, excluding preliminary materials, the "USMX SEC Reports").

     (b) Except as set forth in Exhibit 2.23, as of its respective filing date, each USMX SEC Reports complied in all material respects with the requirements of the laws, rules, and regulations applicable to such USMX SEC Report, including, without limitation, the Securities Act and the Exchange Act.

     (c) Except as set forth in Exhibit 2.23, as of its respective filing date, no USMX SEC Report contained any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     (d) Except as set forth in Exhibit 2.23, each USMX SEC Report, as amended or supplemented, if applicable, as of the date of such USMX SEC Report or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

II.24 Information in Disclosure Documents. None of the information with respect to any USMX Group Member to be included or incorporated by reference in the Joint Proxy/ Registration Statement will (a) at the respective times such documents are filed with the SEC and (b)(1) in the case of the Joint Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Joint Proxy Statement and any amendments or supplements thereto and at the times of the USMX Stockholders' Meeting and the Dakota Shareholders' Meeting or (2) in the case of the Registration Statement or any amendments thereof or supplements thereto, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or necessary to correct any statement in any earlier filing with the SEC of the Joint Proxy/Registration Statement or any amendment thereof or supplement thereto or any earlier communication to stockholders of USMX or shareholders of Dakota with respect to the Transactions; provided, however, that this provision shall not apply to statements or omissions in the Joint Proxy/Registration Statement based upon information furnished by Dakota or Merger Corp for use therein. The Joint Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the Securities Act relating to the USMX Stockholders' Meeting and the issuance of the Dakota Shares.

II.25 No Knowledge of Breach of Representations and Warranties of Merger Corp. USMX has no knowledge of any breach by Dakota or Merger Corp of any of the representations and warranties contained in Article III.


ARTICLE III
    REPRESENTATIONS AND WARRANTIES OF DAKOTA AND MERGER CORP

Dakota and Merger Corp make the following representations and warranties to USMX. However, certain matters disclosed on any Exhibit hereto may not be required to be disclosed therein, but may be stated therein for information purposes only, and no such disclosure shall constitute an indication or admission of the materiality thereof or create a standard of disclosure, and no representation or warranty shall be deemed to have been made by Dakota or Merger Corp by reason of the inclusion of such matters. Further, no representation or warranty shall be deemed to have been made by Dakota or Merger Corp by virtue of any disclosures made on, or contained in, any Exhibit hereto except to the extent expressly made in this Article III.

III.1     Organization and Good Standing.

     (a) Each Dakota Group Member is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation and is qualified to transact business and is in good standing as a foreign corporation in the jurisdictions (which are listed in Exhibit 3.1) where it is required to qualify in order to conduct its business as presently conducted, and where the failure to be so qualified would have a Material Adverse Effect. Except as listed in Exhibit 3.1, there are no subsidiaries of Dakota, none of Dakota's subsidiaries has any subsidiaries, and since December 31, 1991, neither Dakota nor any of its subsidiaries has had any subsidiaries.

     (b) Each Dakota Group Member has the corporate power and authority to own, lease, or operate its properties and to carry on its business as now conducted.

     (c) Dakota has heretofore delivered or made available to USMX complete and correct copies of Dakota's and its subsidiaries' respective Certificates or Articles of Incorporation (or like charter document) and By-laws, as each has been amended and is in effect on the date hereof.

III.2     Consents, Authorizations, and Binding Effect.

     (a) Dakota and Merger Corp may execute, deliver, and perform this Agreement without the necessity of any Dakota Group Member obtaining any consent, approval, authorization, or waiver, or giving any notice or otherwise, except for such consents, approvals, authorizations, waivers, and notices:

          (1)  disclosed in Exhibit 3.2;

          (2) which, with respect to consents, approvals, authorizations, and waivers, have been obtained and are unconditional, and are in full force and effect, and which, with respect to notices, have been given; or

          (3) approval of the Dakota shareholders in accordance with applicable Law to be obtained pursuant to Section 6.9.

     (b) Each of Dakota and Merger Corp has the full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Transactions.

     (c) This Agreement and Transactions have been duly authorized by the respective boards of directors of Dakota and Merger Corp, as applicable. This Agreement has been duly executed and delivered by Dakota and Merger Corp and constitutes the legal, valid, and binding obligation of Dakota and Merger Corp, enforceable against each in accordance with its terms, except

          (1) as may be limited by bankruptcy, reorganization, insolvency and similar Laws of general application relating to or affecting the enforcement of creditors' rights or the relief of debtors; and

          (2) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     (d) The execution, delivery, and performance of this Agreement by Dakota and Merger Corp will not

          (1) constitute a violation of the respective Certificates or Articles of Incorporation (or like charter documents) or By-laws, each as amended, of any Dakota Group Member;

          (2) subject to obtaining any consent, approval, authorization, or waiver described in Exhibit 3.2, conflict with, result in the breach of, or constitute a default under any Contract which would have a Material Adverse Effect;

          (3) constitute a material violation of any Law applicable or relating to any Dakota Group Member or the businesses of the Dakota Group; or

          (4) subject to obtaining any consent, approval, authorization, or waiver described in Exhibit 3.2, result in the creation of any Lien upon any of the assets of any Dakota Group Member.

III.3 Minute and Stock Transfer Books. The minute books of each Dakota Group Member fairly reflect the corporate actions of the respective boards of directors and the shareholders of each such Dakota Group Member. The stock transfer books of each Dakota Group Member are correct, complete, and current, and all documentary and stock transfer tax stamps required in connection with the issuance and transfer of shares of the capital stock of each Dakota Group Member, if any, have been duly paid, affixed, and canceled.

III.4     Financial Statements and Financial Condition.

     (a) The Dakota Group has maintained its accounting books and records in all material respects in compliance with the Foreign Corrupt Practices Act, as amended.

     (b) Except as described in Exhibit 3.4(b), the accounting books and records of the Dakota Group during the periods covered by the 1995 Dakota Financial Statements and the Interim Dakota Financial Statements fairly reflect in all material respects the items of income and expense and the assets and liabilities of the Dakota Group, including the nature thereof and the transactions giving rise thereto (to the extent normally reflected in the accounting books and records of the Dakota Group) and provided a fair basis for the preparation of the 1995 Dakota Financial Statements and the Interim Dakota Financial Statements.

     (c)  Attached as Exhibit 3.4(c) are the Interim Dakota
Financial Statements.

     (d) The 1995 Dakota Financial Statements have been prepared in accordance with Canadian GAAP.

     (e) The 1995 Dakota Financial Statements and the Interim Dakota Financial Statements are correct and complete in all material respects and present fairly in accordance with Canadian GAAP (except that the Interim Dakota Financial Statements may not contain notes and may be subject to year-end adjustments) the financial position of the Dakota Group as of the dates of such financial statements and the results of operations and cash flows of the Dakota Group for the periods covered by such financial statements.

     (f)  The  Dakota  Group  has  no  liabilities  (absolute,   contingent,  or
otherwise) required under Canadian GAAP to be set forth on a consolidated balance sheet (or in the notes thereto) of the Dakota Group, other than:

          (1) those set forth, reserved against, or described on or in the Interim Dakota Balance Sheet (or in the notes thereto) or the Interim Dakota Financial Statements;

          (2) those incurred by the Dakota Group in the ordinary course of business since the date of the Interim Dakota Balance Sheet;

          (3) obligations to be performed after the date hereof based on the operations of any Dakota Group Member after the date hereof under any Contract of such Dakota Group Member; and

          (4) those described or disclosed on, or which may arise out of or with respect to the matters or Contracts described or disclosed on, the Exhibits to this Agreement, or those which may arise out of or with respect to matters or Contracts that would be required to be disclosed on such Exhibits but for the limitations on such disclosure contained in the representations and warranties relating to such Exhibits.

III.5     Title and Condition of Assets.

     (a) Exhibit 3.5(a) lists all of the real property owned by the Dakota Group in fee simple and all unpatented mining claims, real property leases, and concessions in which any Dakota Group Member has a right or interest; provided that Exhibit 3.5 (a) does not list any real property interests in which the Dakota Group has any right or interest pursuant to The Golden Reward Mining Co., L.P. or The Cactus Gold Mines Company Joint Venture, and Dakota and Merger Corp make no representation or warranty with respect thereto.

     (b) To the knowledge of Dakota and Merger Corp, except as described in Exhibit 3.5(b),

          (1) the Dakota Group has good and sufficient title to all real property owned by it in fee simple, and is in exclusive possession thereof, free and clear of Liens other than Permitted Liens and statutory Liens not yet delinquent;

          (2) the Dakota Group has good and sufficient title to all material tangible personal property owned by it free and clear of Liens other than Permitted Liens and statutory Liens not yet delinquent;

          (3) with respect to the unpatented mining claims in which any Dakota Group Member has a right or interest,

               (A) such claims were properly laid out and staked and properly recorded and filed with appropriate Governmental agencies and, subject to paramount title of the United States, are free and clear of Liens other than Permitted Liens and statutory Liens not yet delinquent;

               (B) all required assessment work has been performed and all affidavits of assessment work and other filings required to maintain such claims in good standing have been properly and timely recorded and filed with appropriate Governmental agencies;

               (C) all claim maintenance and claim rental fees and all taxes assessed against such claims have been timely paid; and

               (D)  there are no conflicting claims;

provided that Dakota and Merger Corp make no representation that there has been a discovery of minerals on each of the unpatented mining claims; and

          (4) with respect to concessions held by the Dakota Group, if any, all acts and payments necessary to obtain and maintain such concessions in good standing have been timely made or performed.

     (c) To the knowledge of Dakota and Merge Corp, all mineral production rights or other royalties of any sort whatsoever which are payable with respect to any real property in which any Dakota Group Member has a right or interest are described in Exhibit 3.5(c).

     (d) To the knowledge of Dakota and Merger Corp, no improvement or structure on any real property owned or leased by any Dakota Group Member encroaches to any material extent on any adjacent property or conflicts with the rights of any owner thereof.

     (e) The material improvements, fixtures, and appurtenances on or to the property and the material tangible assets, owned or leased and used by any Dakota Group Member, are in substantially good operating condition, order, and repair, subject to ordinary wear and tear, except as described in Exhibit 3.5(e). Since December 31, 1996, none of the assets of any Dakota Group Member has been affected by any fire, accident, act of God, or any other casualty that has had a Material Adverse Effect. All of the material assets used by any Dakota Group Member in its businesses are owned or leased by such Dakota Group Member.

     (f) The businesses of the Dakota Group as conducted by the Dakota Group Members in any jurisdiction are not conducted under any material restriction imposed in any such jurisdiction upon the Dakota Group Members (but not imposed upon other persons conducting similar businesses or operating similar assets for similar purposes in the same jurisdictions where the businesses and assets of the Dakota Group are located) by any zoning, anti-pollution, health, or other Law.

III.6     Insurance.

     (a) Exhibit 3.6 contains a list of all material policies of insurance maintained by the Dakota Group, including insurance providing benefits for employees, in effect on the date hereof and generally describing the coverage thereby.

     (b) Except for amounts deductible under the policies of insurance described, or as otherwise disclosed, in Exhibit 3.6, no Dakota Group Member is or has been at any time since December 31, 1994, subject to any Liability as a self-insurer of the businesses and assets of the Dakota Group, in respect of insurance of the type customarily carried by businesses of the type engaged in by the Dakota Group in the jurisdictions where the Dakota Group maintains offices, which could have a Material Adverse Effect.

     (c) There are no material coverage disputes with underwriters pending or, to the knowledge of Dakota threatened, and all premiums due and payable have been timely paid and all such material policies are in full force and effect in accordance with their respective terms (however, no representation or warranty is made as to the solvency or financial condition of any underwriter or issuer of such policy).

III.7     Litigation and Compliance.

     (a) Except as described in Exhibit 3.7(a), and except for actions, suits, claims, and proceedings where the damages asserted by the plaintiff in such actions, suits, claims, or proceedings would not have a Material Adverse Effect or where insurance proceeds will be actually available (subject to applicable deductibles) for such actions, suits, claims, and proceedings:

          (1) as of the date of this Agreement, there are no actions, suits, claims or proceedings, whether in equity or at law, or Governmental investigations pending or, to the knowledge of Dakota or Merger Corp, threatened against any Dakota Group Member or with respect to any asset or property owned, leased, or used by any Dakota Group Member; and

          (2) there are no actions, suits, claims, or proceedings, whether in equity or at law, or Governmental investigations pending or, to the knowledge of Dakota or Merger Corp, threatened which question or challenge the validity of this Agreement or any action taken or to be taken pursuant to this Agreement.

     (b) Each Dakota Group Member is in compliance with, and is not in default or violation under, any Law applicable to the businesses or operations of the Dakota Group, including without limitation all safety and health Laws (but excluding any Environmental Law), except for noncompliances, defaults, and violations which would not, in the aggregate, have a Material Adverse Effect, and no Dakota Group Member has received any notice of the same.

     (c) Except as described in Exhibit 3.7(c), no Dakota Group Member, no material assets of any Dakota Group Member, nor the Transactions are subject to any judgment, order, or decree entered in any lawsuit or proceeding which has had, or which is reasonably likely to have, a Material Adverse Effect or which would prevent Dakota or Merger Corp from performing its obligations under this Agreement. Each Dakota Group Member subject to any such judgment, order, or decree is in compliance in all material respects with, and is not in default or violation in any material respect under, any such judgment, order, or decree.

     (d) Except as described in Exhibit 3.7(d), and except as may be required under any Environmental Law, each Dakota Group Member has duly filed all reports and returns required to be filed by it with Governmental authorities and obtained all Governmental permits and licenses and other Governmental consents which are required in connection with the businesses and operations of the Dakota Group, the failure of which would have a Material Adverse Effect. All of such material permits, licenses, and consents are in full force and effect, and to the knowledge of Dakota or Merger Corp no proceedings for the suspension or cancellation of any of them are pending or threatened.

     (e) Neither Dakota nor Merger Corp nor, to the knowledge of Dakota or Merger Corp, any other Dakota Group Member, either on its own behalf, or on behalf of any of its respective officers, agents, consultants, or employees, has

          (1) made or agreed to make any contributions, payments, or gifts of their funds or property to any Governmental official, employee, or agent where the payment of such contribution, payment, or gift was illegal under any applicable Law;

          (2) established or maintained any unrecorded fund or asset for any such purpose, or made any intentional false or artificial entry on any of its books or records in connection with any such activity; or

          (3)  made or  agreed  to make  any  contribution,  or  reimbursed  any political gift or contribution made by any other person, to candidates for public office, whether federal, state, local, or foreign, where such contribution was a violation of applicable Law by any Dakota Group Member.

III.8 Taxes. The Dakota Group has paid in all material respects on or before the due date thereof, or accrued in all material respects on the 1995 Dakota Financial Statements, all federal, state, local, and foreign Taxes for all periods ending on or prior to December 31, 1996. The Dakota Group has made provision (subject to year-end audit adjustments) in all material respects on its accounting books and on the Interim Dakota Balance Sheet for all federal, state, local, and foreign Taxes accruing since the date of the 1995 Dakota Financial Statements. As of the Effective Time, the Dakota Group will have duly and timely filed all Tax reports and returns required to be filed by any Dakota Group Member on or before such date (subject to extensions which have been granted to such Dakota Group Member or extensions to which such Dakota Group Member is entitled under then applicable Laws); and all such Tax reports and returns were, or will be, complete and correct in all material respects.

III.9 Intangible Assets. Neither Dakota nor any Dakota Group Member owns or has any proprietary interest in any domestic or foreign patents, patent applications, trademarks, trademark registrations, applications for trademark registrations, trade names, or copyrights.

III.10    Pension and Other Employee Plans and Agreements.

     (a) Exhibit 3.10 sets forth all Employee Plans maintained by each Dakota Group Member, and Dakota has furnished or made available to USMX true and complete copies of all such Employee Plans as amended and in effect on the date hereof.

     (b)  To the knowledge of Dakota and Merger Corp,

          (1) the execution and delivery of this Agreement by Dakota and the consummation of the Transactions do not constitute and will not result in any "prohibited transaction" within the meaning of ERISA or 4975 of the Tax Code;

          (2) each Employee Plan of the Dakota Group and any related trust agreements, annuity contracts, insurance contracts, or other funding instruments are currently, and have been in the past, in compliance in all material respects with the requirements of applicable Laws as to the form, operation, and administration of such plans;

          (3) all reports, notices, and applications relating thereto required by any Governmental agency have been in all material respects timely filed;

          (4) all contributions required to be made on or before the date hereof to each such Employee Plan under the terms of such plan, ERISA, the Tax Code or other applicable law have been in all material respects timely made;

          (5) no Dakota Group Member has incurred, or will incur as a result of the Transactions, any Liability (except for premiums) to the Pension Benefit Guaranty Corporation; and

          (6) none of the Employee Plans of the Dakota Group is a "Multi-employer Plan" (as such term is defined in 3(37) of ERISA); and

     (c) There are no actions, suits, claims or proceedings, whether in equity or at law, or Governmental investigations pending or, to the knowledge of Dakota or Merger Corp, threatened against or with respect to any Employee Plan of the Dakota Group or any assets of any such Employee Plan.

III.11    Labor Relations.

     (a) No employees of any Dakota Group Member are covered by any collective bargaining agreement.

     (b) Each Dakota Group Member has complied with all applicable Laws (including without limitation ERISA and Laws governing foreign employee benefit and pension plans) relating to the employment of labor, including without limitation those relating to wages, hours, unfair labor practices, discrimination, payment of social security, and similar Taxes, where the failure to be in compliance would have a Material Adverse Effect.

     (c) No Dakota Group Member is engaged in any unfair labor practice which would have a Material Adverse Effect.

     (d) There are no complaints against any Dakota Group Member pending as of the date hereof before the National Labor Relations Board or any similar foreign, state, or local labor agency by or on behalf of any employee of any Dakota Group Member which would have a Material Adverse Effect.

     (e) There are no representation questions, arbitration proceedings, labor strikes, slow-downs or stoppages, material grievances, or other labor troubles pending or, to the knowledge of Dakota or Merge Corp, threatened as of the date hereof with respect to the employees of any Dakota Group Member which would have a Material Adverse Effect.

III.12    Contracts, Etc.

     (a) Except as set forth in Exhibit 3.12, all Contracts to which any Dakota Group Member is a party or by which any Dakota Group Member is bound are valid and in full force and effect and constitute the legal, valid, and binding obligations of such Dakota Group Member and, to the knowledge of Dakota and Merger Corp, the other parties thereto; and there are no existing defaults by any Dakota Group Member or, to the knowledge of Dakota, by any other party thereunder; and no event, act, or omission has occurred which (with or without notice, lapse of time, or the happening or occurrence of any other event) would result in a default thereunder which has had, or which is reasonably likely to have, a Material Adverse Effect. To the knowledge of Dakota and Merger Corp, no other party to any such Contract has asserted the right to renegotiate the material terms or conditions of any such Contract.

     (b) Except as listed in Exhibit 3.12, to the knowledge of Dakota and Merger, all Contracts of the Dakota Group are listed in the Dakota SEC Reports except the following:

          (1) employment agreements terminable at will and Contracts for miscellaneous services terminable at will, in each case without the necessity of payment of any material penalty, bonus, severance payment, or additional compensation (other than liabilities accruing to the effective date of such termination);

          (2) Contracts with customers, distributors, and suppliers; and

          (3) other Contracts involving aggregate liabilities under all such Contracts providing for future payments by any Dakota Group Member of not more than US$50,000 individually and of not more than US$250,000 in the aggregate.

     (c) Dakota has heretofore delivered or made available to USMX true, correct, and complete copies of all Contracts required to be listed pursuant to
Section 3.12(b).

III.13 Absence of Certain Changes, Etc. Except as described in Exhibit 3.13, and except for any actions required to be performed by Dakota or Merger Corp or otherwise permitted pursuant to this Agreement, since December 31, 1996

     (a) there has been no Material Adverse Change in the results of operations or financial condition of the Dakota Group (taken as a whole) from that reflected in the Interim Dakota Financial Statements;

     (b)  no Dakota Group Member has:

          (1) sold, transferred, distributed, or otherwise disposed of any of its assets, or agreed to do any of the foregoing, except in the ordinary course of business;

          (2) made or agreed to make any capital expenditure or commitment for additions to property, plant, or equipment, except for expenditures and commitments in accordance with budgets heretofore approved by the Dakota Group or otherwise not in excess of US$50,000 in the aggregate;

          (3) experienced any damage, destruction or loss to or of any of its assets, whether or not covered by insurance, exceeding US$50,000 in the aggregate;

          (4) made or agreed to make any increase in the compensation payable to any employee, except for increases made in the ordinary course of business and consistent with presently existing policies or agreements;

          (5) conducted its operations otherwise than in due course;

          (6) entered into any transaction or Contract, or amended or terminated any transaction or Contract, except transactions or Contracts entered into in the ordinary course of business in arm's-length transactions;

          (7) effected any material change in the practices followed by the Dakota Group in calculating bad debts, contingencies, or other reserves from that reflected in the Interim Dakota Financial Statements; or

          (8)  agreed or committed to do any of the foregoing.

III.14    Subsidiaries.

     (a) Exhibit 3.14(a) sets forth with respect to each subsidiary of Dakota,

          (1)  the date and jurisdiction of its incorporation;

          (2) the number and class of shares of its equity securities;

          (3) its equity securities owned, directly or indirectly, by Dakota;

          (4) the number of its equity securities owned, directly or indirectly, by any person other than Dakota;

          (5) a description of any limitations on Dakota's ability to vote, pledge, or alienate such equity securities; and

          (6) a description of any agreements containing any right of first negotiation or refusal, options, or warrants with respect to the equity securities of such subsidiary owned by any person other than Dakota.

     (b) Except as set forth in Exhibit 3.14(b), all such outstanding shares of capital stock of each Dakota Group Member (other than Dakota) owned of record and beneficially by Dakota are so owned free and clear of all Liens. Except with respect to the subsidiaries listed in Exhibit 3.14(a), Dakota does not own, directly or indirectly, any equity securities or interests of or in any entity or enterprise organized under the Laws of the United States, any state thereof, Canada, any province thereof, the District of Columbia or any other domestic or foreign jurisdiction.

     (c) All outstanding shares of the capital stock of or other equity interests in each such subsidiary have been duly authorized and are validly issued, fully paid, and nonassessable, and no Liability attaches to the ownership thereof (except Liabilities imposed by Law).

     (d) Except as described in Exhibit 3.14(d), there are no authorized, outstanding, or existing:

          (1) proxies, voting trusts, or other agreements or\understandings with respect to the voting of any capital stock of any Dakota Group Member (other than Dakota);

          (2) securities convertible into or exchangeable for any capital stock of any Dakota Group Member (other than Dakota);

          (3) options, warrants, or other rights to purchase or subscribe for any capital stock of any Dakota Group Member (other than Dakota) or securities convertible into or exchangeable for any capital stock of any Dakota Group Member (other than Dakota);

          (4) agreements of any kind relating to the issuance of any capital stock of any Dakota Group Member (other than Dakota), any such convertible or exchangeable securities or any such options, warrants, or rights;

          (5) agreements of any kind which may obligate any Dakota Group Member (other than Dakota) to issue or purchase any of its securities; or

          (6) agreements containing any right of first negotiation or refusal with respect to the equity securities of any Dakota Group Member (other than Dakota).

     (e) Dakota has had no subsidiaries since January 1, 1990 not listed in Exhibit 3.14(a).

III.15 Capitalization and Title to Shares.

     (a) The authorized capital stock of Dakota consists of an unlimited number of Dakota Shares, of which 35,479,742 shares were outstanding as of December 31, 1996, and 20,000 preference shares, no nominal or par value, of which no shares are outstanding as of the date hereof.

     (b) The Dakota Shares constitute all of the outstanding shares of all classes of the capital stock of Dakota.

     (c) The Dakota Shares have been duly authorized and are validly issued, fully paid, and nonassessable, and no Liability attaches to the ownership thereof.

     (d) Except as described in Exhibit 3.15, there are no authorized, outstanding, or existing:

          (1) voting trusts or other agreements or understandings with respect to the voting of any Dakota Shares, or, to the knowledge of Dakota and Merger Corp, proxies;

          (2) securities convertible into or exchangeable for any Dakota Shares;

          (3) options, warrants, or other rights to purchase or subscribe for any Dakota Shares or securities convertible into or exchangeable for any Dakota Shares;

          (4) agreements of any kind relating to the issuance of any Dakota Shares, any such convertible or exchangeable securities or any such options, warrants, or rights; or

          (5) agreements of any kind which may obligate Dakota to issue or purchase any of its securities.

III.16 Environmental Matters. Except as to the matters described in the environmental reports and other documents described in Exhibit 3.16, if any:

     (a) there exists no Environmental Condition which is reasonably likely to result in any Liability to, or would have a Material Adverse Effect on, the Dakota Group; and

     (b) each Dakota Group Member has duly filed all material reports, returns, and filings required to be filed by it with any Government, and has obtained all material Governmental permits and licenses and other Governmental consents which are required in connection with the businesses of the Dakota Group relating to an Environmental Condition and Environmental Laws.

III.17 Fairness of Transaction. Dakota and Merger Corp believe that the transaction contemplated by this Agreement is fair to, and in the best interests of Dakota, Merger Corp, and Dakota's shareholders.

III.18 Valid Issuance of New Stock. Upon consummation of the Transactions, the Dakota Shares issued hereunder will be duly and validly authorized and, when issued and delivered in accordance with the terms and provisions of this Agreement and the Certificate of Merger as provided for in Article I, will be fully paid and nonassessable. At the Closing, Dakota will have the power to issue the new Dakota Shares free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges, and restrictions, except for generally applicable restrictions imposed under applicable securities laws.

III.19 No Misstatements or Omissions. The representations, warranties and statements made by Dakota and Merger Corp in this Agreement, the Exhibits, and the documents and information furnished by Dakota and Merger Corp to USMX in connection with the Transactions, when considered both in the aggregate and individually, and both in light of the circumstances under which those representations, warranties, and statements were made and in light of the circumstances as of the date of this Agreement, did not and do not contain any untrue statement of a material fact, and did not fail to state any material facts that are necessary in order to make the statements contained in this Agreement, the Exhibits, and the documents and information furnished to USMX pursuant to the terms and conditions of this Agreement, not misleading. There are no facts known to Dakota or Merger Corp which, either individually or in the aggregate, could have a Material Adverse Effect which have not been disclosed in this Agreement, the Exhibits, or otherwise in writing to USMX.

III.20 Dakota SEC Reports.

     (a) Dakota has delivered to USMX the following: (1) its Annual Report on Form 10-K for the year ended December 31, 1995, (2) all of its Quarterly Reports on Form 10-Q for 1996, and (3) all of its Current Reports on Form 8-K filed with the SEC since October 1, 1996 (in each case, with all amendments thereto and documents incorporated by referenced therein, excluding preliminary materials, the "Dakota SEC Reports").

     (b) Except as set forth in Exhibit 3.20, as of its respective filing date, each Dakota SEC Report complied in all material respects with the requirements of the laws, rules, and regulations applicable to such Dakota SEC Report, including, without limitation, the Securities Act and the Exchange Act.

     (c) Except as set forth in Exhibit 3.20, as of its respective filing date, no Dakota SEC Report contained any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     (d) Except as set forth in Exhibit 3.20, each Dakota SEC Report, as amended or supplemented, if applicable, as of the date of the Dakota SEC Report or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

III.21 Information in Disclosure Documents. None of the information with respect to any Dakota Group Member to be included or incorporated by reference in the Joint Proxy/ Registration Statement will (a) at the respective times such documents are filed with the SEC and (b)(1) in the case of the Joint Proxy Statement or any amendments thereof or supplements thereto and at the time of the mailing of the Joint Proxy Statement and any amendments or supplements thereto, at the times of the Dakota Shareholders' Meeting and the USMX Stockholders' Meeting or (2) in the case of the Registration Statement or any amendments thereof or supplements thereto, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or necessary to correct any statement in any earlier filing with the SEC of the Joint Proxy/Registration Statement or any amendment thereof or supplement thereto or any earlier communication to stockholders of USMX or shareholders of Dakota with respect to the Transactions; provided, however, that this provision shall not apply to statements or omissions in the Joint Proxy/Registration Statement based upon information furnished by USMX for use therein. The Joint Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the Securities Act relating to the Dakota Shareholders' Meeting and the issuance of the Dakota Shares.

III.22 No Knowledge of Breach of Representations and Warranties of USMX. Neither Dakota nor Merger Corp has no knowledge of any breach by USMX of any of the representations and warranties contained in Article II.


ARTICLE IV
            NO OTHER REPRESENTATIONS AND WARRANTIES

IV.1 No Other Representations and Warranties. None of USMX, Dakota, or Merger Corp shall be deemed to have made to any Party, or any of their respective Affiliates, any representation or warranty other than as expressly made in
Article II or Article III, respectively (as such representations and warranties are supplemented by the Exhibits relating thereto).

IV.2 Projections, Etc. Without limiting the generality of the foregoing, but subject to the express representations and warranties made by USMX in Article II and by Dakota and Merger Corp in Article III, none of USMX, Dakota, or Merger Corp makes any representation and warranty to any Party, or any of their respective Affiliates, with respect to the following:

     (a) any projections, estimates, or budgets heretofore delivered to or made available to any Party, or any of their respective Affiliates or Advisers, of future revenues, expenses, or expenditures, results of operations (or any component thereof) or financial condition (or any component thereof) or business and operations; or

     (b) any other information or documents made available to any Party, or any of their respective Affiliates or Advisers, with respect to business and operations, except to the extent that such information or documents are set forth, disclosed, or described on, or attached to, any Exhibit hereto; however, certain matters disclosed on any Exhibit hereto may not be required to be disclosed therein, but may be stated therein for information purposes only, and no such disclosure shall constitute an indication or admission of the materiality thereof or create a standard of disclosure, and no representation or warranty is shall be deemed to have been made by reason of the inclusion of such matters.


ARTICLE V
                         USMX COVENANTS

From and after the date hereof and until the Closing Date (except as hereinafter otherwise provided), unless Dakota and Merger Corp shall otherwise agree in writing:

V.1 Access. USMX shall permit, and shall cause each USMX Group Member to permit:

     (a) Dakota, Merger Corp, and their Advisers to have reasonable access to all properties, books, accounts, records, Contracts, files, correspondence, tax records, and documents of or relating to the USMX Group, and to discuss such matters with the executive officers of the USMX Group; USMX shall make available to Dakota, Merger Corp, and their Advisers a copy of each report filed with the SEC and all other information concerning its business and properties as Dakota may reasonably request;

     (b) Dakota and Merger Corp, at their sole cost and expense, to conduct, or cause its agents to conduct, such reasonable reviews, inspections, surveys, tests, and investigations of the assets of the USMX Group as Dakota or Merger Corp deems necessary or advisable;

     (c) Dakota, Merger Corp, and their Advisers to consult with the accountants for the USMX Group, and said accountants are hereby authorized to disclose all information in their possession to Dakota, Merger Corp, and their Advisers with respect to the USMX Group and the businesses thereof; and

     (d) Dakota, Merger Corp, and their Advisers to discuss the proposed Merger with the employees of the USMX Group; provided that representatives of USMX may be present during any such discussions (except that Dakota and Merger Corp shall be free to have discussions with those persons permitted pursuant to Section 5.1(c) without representatives of USMX being present) and provided that such discussions are coordinated with representatives of USMX as to the content of such proposed discussions to assure that such discussions do not interfere unreasonably with the business and operations of any USMX Group Member or harm the relationship which any USMX Group Member has with its employees;

provided, however, any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the businesses and operations of the USMX Group.

V.2 Ordinary Course. Except as set forth in Exhibit 5.2, and except for any actions required to be performed by USMX or otherwise permitted pursuant to this Agreement, USMX shall (and shall cause each USMX Group Member to) conduct its business only in the ordinary and usual course in all material respects and use all reasonable efforts to preserve its business organizations intact and its existing relations with customers, suppliers, employees, and business associates, and USMX shall not (and shall cause each USMX Group Member not to) do any of the following:

     (a) sell or pledge or agree to sell or pledge any capital stock owned by it in any of its Subsidiaries;

     (b) amend its Certificate of Incorporation (or like charter documents) or By-laws;

     (c) subdivide, split, combine, consolidate, or reclassify any of its outstanding shares of capital stock;

     (d) declare, set aside or pay any dividend or make any other distribution payable in cash, shares, stock, securities or property with respect to any of its shares of capital stock;

     (e) repurchase, redeem, or otherwise acquire, directly or indirectly, any of its capital stock or any securities convertible into or exchangeable or exercisable into any of its capital stock;

     (f) enter into any material transaction not in the ordinary course of its business consistent with past practice;

     (g) issue, sell, pledge, dispose of, or encumber, or authorize or propose the issuance, sale, pledge, disposition, or encumbrance of, any of its capital stock, or any securities convertible into or exchangeable or exercisable for, or options, puts, warrants, calls, commitments or rights of any kind to acquire, any of its shares of capital stock other than debentures or notes convertible into USMX Shares as contemplated in clause (h) below or USMX Shares issuable pursuant to securities convertible into USMX Shares outstanding on the date hereof;

     (h) transfer, lease, license, sell, mortgage, pledge, encumber, or dispose of any property or assets or incur, guarantee, assume, or modify any indebtedness or other liability other than in the ordinary and usual course of business consistent with past practice, other than convertible debentures or notes issued by USMX or other indebtedness incurred by USMX in an aggregate principal amount of up to US$3 Million on terms and conditions acceptable to Dakota, acting reasonably;

     (i) authorize capital expenditures other than in the ordinary and usual course of business consistent with past practice;

     (j) make any material acquisition of, or investment in, assets, shares, capital stock or other securities of any other person or entity other than its wholly-owned Subsidiaries or in the ordinary and usual course of business consistent with past practice;

     (k) except as may be required to satisfy contractual obligations existing as of the date hereof and the requirements of applicable Law, establish, adopt, enter into, make, amend in any material respect, or make any material elections under any collective bargaining agreement or Employee Plan;

     (l) implement any change in its accounting principles, practices, or methods, other than as may be required by generally accepted accounting principles; and

     (m) authorize or enter into any agreement to take any of the actions referred to in this Section.

V.3 Representations and Warranties. USMX shall, and shall cause each USMX Group Member to, refrain from doing, or causing to be done, anything which would cause the representations and warranties set forth in Article II from being true, complete, and accurate in all material respects on the Closing Date as if made on such date (except to the extent that such representations and warranties are, by their terms, made expressly as of the date of this Agreement).

V.4 Insurance. USMX shall use best efforts to continue to insure the USMX Group and all property, real and personal, owned or leased by any USMX Group Member substantially in accordance with the manner set forth in Exhibit 2.6, and to use, operate, maintain, and repair all property in accordance with prior practice.

V.5 No Breach. USMX shall, and shall cause the USMX Group Members to, refrain from doing any act or omitting to do any act, or permitting any act or omission to act, which will cause a material breach of any Contract or this Agreement.

V.6 Financial Statements. USMX shall furnish to Dakota within 30 days after the end of each fiscal month ending after the date hereof an unaudited consolidated and consolidating balance sheet and income statement of the USMX Group for each such period.

V.7 Litigation. USMX shall promptly notify Dakota in writing of any action, written investigation, claim, action, suit, or proceeding which is commenced against, by or relating to any USMX Group Member or this Agreement before any court or Governmental department, commission, board, bureau, agency, or instrumentality.

V.8 Closing Conditions. USMX shall use best efforts to cause all of the conditions to the obligations of Dakota and Merger Corp under this Agreement to be satisfied on or prior to the Closing Date (to the extent the satisfaction of such conditions is within the control of the USMX Group).

V.9 Contracts. USMX shall use best efforts to cause the USMX Group to consult with Dakota prior to entering into any Contract not in the ordinary course of business.

V.10 USMX Stockholders' Approval. The board of directors of USMX shall call a stockholders' meeting ("USMX Stockholders' Meeting") to be held at the earliest practicable date following delivery of the Joint Proxy Statement to the USMX stockholders for the purpose of voting on the adoption of this Agreement and the Transactions as required by the GCL and, to the extent applicable, the Nasdaq National Market System. USMX shall use its best efforts to obtain its stockholders' approval of the foregoing, including without limitation specifically recommending that its stockholders vote to approve the foregoing; provided, however, that in the event of a third-party offer (which USMX shall not encourage or solicit), and in all other instances, USMX shall be free, with respect to its recommendation, to exercise its fiduciary duties to its stockholders.

V.11 Rule 145 Affiliates. Prior to the Effective Time, USMX shall cause to be delivered to Dakota a list identifying all persons who might, at the time of the meeting of the USMX Stockholders' Meeting, be deemed to be Securities Act Affiliates of USMX. USMX shall use its reasonable efforts to cause each person who is identified as a possible Securities Act Affiliate to enter into prior to the Effective Time an agreement in the form attached hereto as Exhibit 5.11 pursuant to which each such Person acknowledges its responsibilities as such a Securities Act Affiliate.

V.12 No Shop.

     (a) From and after the date hereof until the Closing Date, USMX shall not, and shall use its best efforts to ensure that no other USMX Group Member or their respective directors do not, and shall not permit the respective officers, employees, representatives, and other Advisors of the USMX Group to, directly or indirectly, (1) solicit, initiate, or engage in discussions or negotiations with any person, encourage submission of any inquiries, proposals, or offers by, or take any other action intended or designed to facilitate the efforts of any person, other than Dakota, relating to the possible acquisition of, or business combination with, USMX or any of its Subsidiaries (whether by way of merger, consolidation, take-over bid, tender offer, purchase of shares, purchase of assets, or otherwise) or any material portion of its or their shares of capital stock or assets (with any such efforts by any such person, including a firm proposal to make such an acquisition or combination, herein referred to as a "Competing Transaction"), (2) provide non-public information with respect to USMX or any USMX Group Member, or afford any access to the properties, books, or records of the same, to any Person, other than Dakota, relating to a possible Competing Transaction by any person other than Dakota, (3) make or authorize any statement, recommendation, or solicitation in support of any possible Competing Transaction by any Person other than by Dakota, or (4) enter into an agreement with any person, other than Dakota, providing for a possible Competing Transaction. The USMX Group and their respective directors, officers, employees, representatives, and other Advisors shall immediately cease any and all activities, discussions, or negotiations with any parties conducted heretofore with respect to any of the foregoing.

     (b) Notwithstanding paragraph (a) above, prior to the approval of the Merger by the holders of USMX Shares, nothing contained in this Section shall prevent the Board of Directors of USMX (or its agents pursuant to its instructions) from (1) engaging in discussions or negotiations with (but not soliciting or initiating such discussions or negotiations or encouraging inquiries from) a party concerning an unsolicited proposal for a Competing Transaction, (2) providing non-public information with respect to the USMX Group that has previously been provided to Dakota, or (3) making any statement or recommendation in support of any Competing Transaction, in each case if the USMX Board of Directors first determines in good faith, after consultation with and receiving written advice from its outside legal counsel (which advice need not constitute an opinion), that such action is required by reason of the fiduciary duties of the directors of USMX to the USMX stockholders under applicable Law; provided that in each such event USMX first notifies Dakota of such determination and provides Dakota with the fact that it is furnishing information to, or entering into discussions or negotiations with, a person or entity, and USMX keeps Dakota informed of the status of any such discussions or negotiations. If USMX or any USMX Group Member receives any unsolicited offer or proposal to enter negotiations relating to a Competing Transaction, USMX shall immediately notify Dakota thereof. USMX shall be responsible for any breach of this Section by any USMX Group Member or any of their respective directors, officers, employees, representatives, or other Advisors or Affiliates.

     (c) Dakota may, in its sole discretion, prior to the holding of USMX Stockholders' Meeting, amend the terms of this Agreement to increase the consideration payable to holders of USMX Shares pursuant thereto, by delivering such amended terms to USMX before the holding of such meeting, provided that such amendment shall not materially delay the consummation of the Merger.

     (d) Notwithstanding any other provisions hereof, USMX shall not (1) enter into a Competing Transaction until at least (A) ten Business Days following the first notification by USMX to Dakota that it has entered into discussions with a third party in respect of such Competing Transaction and (B) five Business Days following delivery of written notice by USMX to Dakota of the identity of the parties to and the terms and conditions of such Competing Transaction or (2) for a period of ten Business Days following termination of this Agreement pursuant to Section 11.2 hereof, grant or agree to grant to any third party, in connection with a Competing Transaction, an option to purchase treasury securities or assets of USMX or any USMX Group Member, pay or agree to pay to any such third party, termination, expense reimbursement, "topping" or similar fees in the event of non- consummation of such Competing Transaction or otherwise commit to any inducement to any such third party.

V.13 Cooperation. USMX shall, and shall use its best efforts to cause the USMX Group to, cooperate with Dakota in all reasonable respects in connection with the transaction described in Section 10.10 (including preparation and filing of preliminary and final prospectuses in Canada in connection therewith).


ARTICLE VI
              DAKOTA'S AND MERGER CORP'S COVENANTS

From and after the date hereof and until the Closing Date (except as hereinafter otherwise provided), unless USMX shall otherwise agree in writing:

VI.1 Access. Dakota and Merger Corp shall permit, and shall cause each Dakota Group Member to permit:

     (a) USMX and its Advisers to have reasonable access to all properties, books, accounts, records, Contracts, files, correspondence, tax records, and documents of or relating to the Dakota Group and to discuss such matters with the executive officers of the Dakota Group; Dakota shall make available to USMX and its Advisers a copy of each report filed with the SEC and all other information concerning its business and properties as USMX may reasonably request;

     (b) USMX, at its sole cost and expense, to conduct, or cause its agents to conduct, such reasonable reviews, inspections, surveys, tests, and investigations of the assets of the Dakota Group as USMX deems necessary or advisable;

     (c) USMX and its Advisers to consult with the accountants for the Dakota Group, and said accountants are hereby authorized to disclose all information in their possession to USMX and its Advisers with respect to the Dakota Group and the businesses thereof; and

     (d) USMX and its Advisers to discuss the proposed Merger with the employees of the Dakota Group; provided that representatives of Dakota and Merger Corp may be present during any such discussions (except that USMX shall be free to have discussions with those persons permitted pursuant to Section 6.1(c) without representatives of Dakota or Merger Corp being present), and provided that such discussions are coordinated with representatives of Dakota or Merger Corp as to the content of such proposed discussions to assure that such discussions do not interfere unreasonably with the business and operations of any Dakota Group Member or harm the relationship which any Dakota Group Member has with its employees;

provided, however, any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the businesses and operations of the Dakota Group.

VI.2 Ordinary Course. Except as set forth in Exhibit 6.2, and except for any actions required to be performed by Dakota or Merger Corp or otherwise permitted pursuant to this Agreement, Dakota shall (and shall cause each Dakota Group Member to) conduct its business only in the ordinary and usual course in all material respects and use all reasonable efforts to preserve its business organizations intact and its existing relations with customers, suppliers, employees, and business associates, and Dakota shall not (and shall cause each Dakota Group Member not to) do any of the following:

     (a) sell or pledge or agree to sell or pledge any capital stock owned by it in any of its Subsidiaries;

     (b) amend its Certificate of Incorporation (or like charter documents) or By-laws;

     (c) subdivide, split, combine, consolidate, or reclassify any of its outstanding shares of capital stock;

     (d) declare, set aside or pay any dividend or make any other distribution payable in cash, shares, stock, securities or property with respect to any of its shares of capital stock;

     (e)  repurchase,  redeem, or otherwise acquire, directly or indirectly, any
          of  its   capital   stock  or  any   securities\convertible   into  or
          exchangeable or exercisable into any of its capital stock;

     (f) enter into any material transaction not in the ordinary course of its business consistent with past practice;

     (g) issue, sell, pledge, dispose of, or encumber, or authorize or propose the issuance, sale, pledge, disposition, or encumbrance of, any of its capital stock, or any securities convertible into or exchangeable or exercisable for, or options, puts, warrants, calls, commitments or rights of any kind to acquire, any of its shares of capital stock other than Dakota Shares or securities directly or indirectly convertible into or exchangeable or exercisable for Dakota Shares in connection with the offering referenced in Section 9.7;

     (h) transfer, lease, license, sell, mortgage, pledge, encumber, or dispose of any property or assets or incur, guarantee, assume, or modify any indebtedness or other liability other than in the ordinary and usual course of business consistent with past practice, other than convertible debentures or notes issued by Dakota in connection with the offering referenced in Section 9.7;

     (i) authorize capital expenditures other than in the ordinary and usual course of business consistent with past practice;

     (j) make any material acquisition of, or investment in, assets, shares, capital stock or other securities of any other person or entity other than its wholly-owned Subsidiaries or in the ordinary and usual course of business consistent with past practice;

     (k) except as may be required to satisfy contractual obligations existing as of the date hereof and the requirements of applicable Law, establish, adopt, enter into, make, amend in any material respect, or make any material elections under any collective bargaining agreement or Employee Plan;

     (l) implement any change in its accounting principles, practices, or methods, other than as may be required by generally accepted accounting principles; and

     (m) authorize or enter into any agreement to take any of the actions referred to in this Section.

VI.3 Representations and Warranties. Dakota shall, and shall cause each Dakota Group Member to, refrain from doing, or causing to be done, anything which would cause the representations and warranties set forth in Article III from being true, complete, and accurate in all material respects on the Closing Date as if made on such date (except to the extent that such representations and warranties are, by their terms, made expressly as of the date of this Agreement).

VI.4 No Breach. Dakota shall, and shall cause the Dakota Group Members to, refrain from doing any act or omitting to do any act, or permitting any act or omission to act, which will cause a material breach of any Contract or this Agreement.

VI.5 Financial Statements. Dakota shall furnish to USMX within 30 days after the end of each fiscal month ending after the date hereof an unaudited consolidated and consolidating balance sheet and income statement of the Dakota Group for each such period.

VI.6 Litigation. Dakota shall promptly notify USMX in writing of any action, written investigation, claim, action, suit, or proceeding which is commenced against, by or relating to any Dakota Group Member or this Agreement before any court or Governmental department, commission, board, bureau, agency, or instrumentality.

VI.7 Closing Conditions. Dakota and Merger Corp shall use best efforts to cause all of the conditions to the obligations of USMX under this Agreement to be satisfied on or prior to the Closing Date (to the extent the satisfaction of such conditions is within the control of the Dakota Group).

VI.8 Contracts. Dakota shall use best efforts to cause the Dakota Group to consult with USMX prior to entering into any Contract not in the ordinary course of business.

VI.9 Dakota Shareholders' Approval. The board of directors of Dakota shall call a shareholders' meeting ("Dakota Shareholders' Meeting") to be held at the earliest practicable date following delivery of the Joint Proxy Statement to the Dakota shareholders for the purpose of voting on the adoption of this Agreement and the Transactions as required by The Toronto Stock Exchange. Dakota shall use its best efforts to obtain its shareholders' approval of the foregoing, including without limitation specifically recommending that its shareholders vote to approve the foregoing; provided, however, that in the event of a third-party offer (which Dakota shall not encourage or solicit), Dakota shall be free, with respect to its recommendation, to exercise its fiduciary duties to its shareholders.

VI.10 Stock Listing. Dakota shall cause the Dakota Shares to be issued in connection with the Merger to be listed on The Toronto Stock Exchange and the American Stock Exchange.

VI.11 Line of Credit. Dakota shall provide a line of credit to USMX on the terms and subject to the conditions set forth in Exhibit 6.11 on or prior to February 21, 1997, provided, however, Dakota shall not be required to provide such line of credit unless (a) the definitive agreements between USMX and Pegasus Gold Corp., in form and substance acceptable to Dakota, with respect to the disposition described in Section 8.8 have been executed and delivered and (b) with respect to the offering described in Section 9.7, Canaccord Capital Corporation has consented to the release of US$5 million from escrow to Dakota. If Dakota has not provided such line of credit to USMX on or prior to February 21, 1997, USMX may terminate this Agreement upon written notice to Dakota;
provided, however, USMX may not terminate this Agreement pursuant to the foregoing if Dakota, USMX, and NM Rothschild & Sons Limited are in agreement (which may include oral agreement to the reasonable satisfaction of USMX) on all material terms and conditions of such line of credit at February 21, 1997, and each such party thereafter is using and continues to use reasonable efforts to document such agreement in an extremely expeditious manner with no material change to the material terms and conditions of such line of credit; and provided further that USMX may not terminate this Agreement pursuant to the foregoing once the line of credit has been consummated.

VI.12 Employee Benefit Plans. Each of the Parties agrees to use its reasonable efforts to coordinate the conversion or merger of any employee benefit plans of USMX into Dakota plans, to the extent that such plans may exist, to provide any and all employees of the USMX Group who become employees of the Dakota Group with the same employee benefits uniformly offered to employees of such Dakota Group Member. Dakota shall use its best efforts to ensure that any and all employees of the USMX Group who become employees of the Dakota Group are not subject to any pre-existing condition requirement under Dakota's medical insurance plan.

VI.13     Indemnification; Directors' and Officers' Insurance.

     (a) In the event of any threatened or actual claim, action, suit, proceeding, or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding, or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, a director or officer of any USMX Group Member (for purposes of this Section the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (1) the fact that he is or was a director or officer of any USMX Group Member or any of their respective predecessors or is or was serving at the request of any such party as a director, officer, employee, fiduciary, or agent of another corporation, partnership, trust or other enterprise, or (2) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the appropriate Dakota Group Member will after the Effective Time cooperate and use its best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, the appropriate Dakota Group Member shall indemnify and hold harmless (as and to the full extent permitted by applicable Law and to the full extent USMX would have been required to indemnify such Indemnified Party had such claim, action, suit, proceeding, or investigation been finally determined prior to the Effective Time) each such Indemnified Party against any Liability or Penalty in connection with any such threatened or actual claim, action, suit, proceeding, or investigation, and shall advance reasonable litigation expenses incurred by Indemnified Parties, and in the event of any such threatened or actual claim, action, suit, proceeding, or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Dakota; provided, however, (A) the indemnifying entity shall have the right to assume the defense thereof and upon such assumption the appropriate Dakota Group Member shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if the indemnifying entity elects not to assume such defense or counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between the indemnifying entity and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Dakota, and the indemnifying entity shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (B) the indemnifying entity shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (C) the indemnifying entity shall not be liable for any settlement effected without its prior written consent, and (D) the indemnifying entity shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. Any Indemnified Party wishing to claim Indemnification under this Section, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Dakota thereof, provided that the failure to so notify shall not affect the obligations of the indemnifying entity under this Section except to the extent such failure to notify materially prejudices such indemnifying entity. The obligations under this Section shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

     (b) Dakota shall use commercially reasonable efforts to cause the persons serving as officers and directors of USMX immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors' and officers' liability insurance policy currently maintained by the Dakota Group with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided that in no event shall Dakota or any Dakota Group Member be required to obtain any new or additional directors' and officers' liability insurance policies to accomplish the foregoing.

     (c)  In  the  event  Dakota  or  any  of  its  successors  or  assigns  (1)
consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (2) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section, Dakota shall use commercially reasonable efforts to make proper provision so that the successors and assigns of Dakota assume the obligations set forth in this Section.

     (d) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

VI.14     Assumption of Existing Agreements Relating to
Employment.

     (a) Following the Effective Time, the Surviving Corporation shall honor in accordance with their terms all employment, severance, stock option, and other compensation agreements and arrangements existing prior to the execution of this Agreement, which are between any USMX Group Member and any director, officer, or employee thereof and which have been disclosed to Dakota, and to assume all duties, liabilities, and obligations under such agreements as in effect at the date of this Agreement.

     (b) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, the directors, officers, or employees who are parties to the agreements and arrangements referred to in such section.

VI.15 USMX Stock Options. At or prior to the Effective Time, Dakota shall take all corporate action necessary to authorize and reserve for issuance a sufficient number of Dakota Shares for delivery upon exercise of options to purchase USMX Shares assumed by it in accordance with Section 1.7. As soon as practicable after the Effective Time, Dakota shall file a registration statement on Form S-8 (or any successor or other appropriate forms), or another appropriate form with respect to the Dakota Shares subject to such options and shall use its best efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.


ARTICLE VII
                 OTHER COVENANTS OF THE PARTIES

VII.1 Consents and Notices. Promptly after the date hereof and, if necessary, for a reasonable time after the Closing Date:

     (a) The Parties shall use their best efforts, and the Parties shall cooperate with each other, to obtain all consents, waivers, approvals, and authorizations which may be necessary to effect the Transactions, including without limitation obtaining those consents, waivers, approvals, and authorizations described in Exhibits 2.2 and 3.2; provided, however, the foregoing shall not impose upon any of the Parties any obligation to effect any payment or to incur any further or additional Liability to any third party in order to obtain any such consent, waiver, approval, or authorization.

     (b) The Parties and their Affiliates shall give all notices to third parties and make all Governmental filings required to be given or made by the Parties and their Affiliates in contempla tion of, and as a result of, the Transactions, including without limitation those notices described in Exhibits
2.2 and 3.2.

VII.2     Joint Proxy/Registration Statement.

     (a) The Parties shall jointly prepare and file with the SEC as soon as reasonably practicable after the date hereof (1) a Registration Statement on Form S-4 to be filed under the Securities Act by Dakota in connection with the Merger for purposes of registering Dakota Shares to be issued in the Merger (the "Registration Statement") and (2) a joint proxy statement and management information circular to be filed under the Exchange Act by Dakota and USMX to be distributed by Dakota and USMX, respectively, in connection with the Dakota Shareholders' Meeting and USMX Stockholders' Meeting (the "Joint Proxy Statement" and, together with the Registration Statement, the "Joint Proxy/Registration Statement"). USMX shall cooperate with Dakota and both USMX and Dakota shall use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing. Dakota and USMX shall use all reasonable efforts to take any action required to cause Dakota Shares issuable pursuant to the Merger to be registered or to obtain an exemption from registration under applicable provincial, state, or foreign "blue sky" or securities laws. Dakota and Merger Corp will furnish to USMX and USMX shall furnish to Dakota and Merger Corp all information concerning itself as each Party or its Advisors may reasonably request and which is required or customary for inclusion in the Joint Proxy/Registration Statement.

     (b) Dakota and Merger Corp covenant to USMX that the Joint Proxy/ Registration Statement (1) will comply as to form in all material respects with the applicable provisions of the Exchange Act and the Securities Act relating to the Dakota Shareholders' Meeting and the issuance of the Dakota Shares and (2) will not (A) at the respective times such documents are filed with the SEC, (B) in the case of the Joint Proxy Statement and any amendments thereof or supplements thereto, at the time of the Dakota Shareholders' Meeting and USMX Stockholders' Meeting, and (C) in the case of the Registration Statement and any amendment thereof or any supplement thereto, at all times after it becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or necessary to correct any statement in any earlier filing with the SEC of such Joint Proxy/Registration Statement or any amendment thereof or any supplement thereto or any earlier communication to shareholders of Dakota or stockholders of USMX with respect to the Transactions; provided, however, that no representation, covenant, or agreement is made by Dakota or Merger Corp with respect to information supplied by USMX for inclusion in the Joint Proxy/ Registration Statement.

     (c) Dakota covenants to USMX, and USMX covenants to Dakota and Merger Corp, that all filings required by Law to be made by Dakota or USMX, as applicable, in the various jurisdictions in Canada shall be made in connection with the Joint Proxy/Registration Statement.

     (d) USMX covenants to Dakota and Merger Corp that the Joint Proxy Statement and Registration Statement (1) will comply as to form in all material respects with the applicable provisions of the Exchange Act and the Securities Act relating to the USMX Stockholders' Meeting and the issuance of the Dakota Shares and (2) will not (A) at the respective times such documents are filed with the SEC, (B) in the case of the Joint Proxy Statement or any amendments thereof or supplements thereto, at the time of the Dakota Shareholders' Meeting and USMX Stockholders' Meeting, and (C) in the case of the Registration Statement and any amendment thereof or any supplement thereto, at all times after it becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or necessary to correct any statement in any earlier filing with the SEC of such Joint Proxy/Registration Statement or any amendment thereof or any supplement thereto or any earlier communication to shareholders of Dakota or stockholders of USMX with respect to the Transactions; provided, however, that no representation, covenant, or agreement is made by USMX with respect to information supplied by any Person other than USMX or its Affiliate and Advisors for inclusion in the Joint Proxy Statement and Registration Statement.

     (e) USMX shall cause to be delivered to Dakota a letter of KPMG Peat Marwick LLP or other nationally recognized certified public accounting firm, dated the date of the Joint Proxy/Registration Statement, and addressed to Dakota and Merger Corp, in form and substance satisfactory to Dakota (with such changes to which Dakota shall consent, it being understood that such consent shall not be unreasonably withheld) relating to the independence of such certified public accountants with respect to the USMX Group, compliance with the form requirements of the financial statements of USMX, and as to the procedures of the financial statements of the USMX Group.

     (f) Dakota shall cause to be delivered to USMX a letter of KPMG or other nationally recognized certified public accounting firm, dated the date of the Joint Proxy/Registration Statement, and addressed to USMX, in form and substance satisfactory to USMX (with such changes to which USMX shall consent, it being understood that such consent shall not be unreasonably withheld) relating to the independence of such certified public accountants with respect to the Dakota Group, compliance with the form requirements of the financial statements of the Dakota Group, and as to the procedures of the financial statements of the Dakota Group.

     (g) It shall be a condition to the mailing of the Joint Proxy Statement to the shareholders of Dakota and the stockholders of USMX that Dakota and USMX shall independently have received opinions of Canaccord Capital Corporation and Newcrest Capital Corp., respectively, dated the mailing date of the Joint Proxy Statement, to the effect that, as of the date thereof, the conversion ratio set forth in Section 1.5 is fair from a financial point of view to the shareholders of Dakota and the stockholders of USMX, respectively.

VII.3 Support Agreements. The Parties shall use their best efforts to procure from Pegasus Gold Inc. a Support Agreement substantially in the form of Exhibit 7.3.

VII.4 Confidentiality. Prior to the Effective Time and for one year from any termination of this Agreement, each of the parties hereto will hold, and will use commercially reasonable efforts to cause its respective officers, directors, employees, and Advisors to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all confidential documents and information concerning the other Party furnished to such Party by such other Party in connection with the Transactions, except to the extent that such information can be shown to have been (a) previously known on a nonconfidential basis by such Party, (b) in the public domain through no fault of such Party, or (c) later acquired by such Party from sources other than such other Party so long as, to the knowledge of such Party, such sources are not subject to a contractual or fiduciary duty of confidentiality with respect to such information; provided that such Party may disclose such information to its officers, directors, employees, and Advisors in connection with the Transactions so long as such persons are informed by such Party of the confidential nature of such information and are directed by such Party to treat such information confidentially. The obligations of the parties hereto to hold any such information in confidence shall be satisfied if it exercises the same care with respect to such information a it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated, each of the parties hereto will, and will use its best efforts to cause its officers, directors, employees, and Advisors to, destroy or deliver to the other Party all documents and other materials, and all copies thereof, obtained by such Party from such other Party in connection with the Transactions that are subject to such confidence.

VII.5 Press Releases. Before issuing any press release or otherwise making any public statements with respect to the Transactions, Dakota and Merger Corp, on the one hand, and USMX, on the other hand, shall consult with each other and shall undertake reasonable efforts to agree upon the terms of such press release, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any stock exchange or national securities exchange.


ARTICLE VIII
      CONDITIONS TO OBLIGATIONS OF DAKOTA AND MERGER CORP

The obligations of Dakota and Merger Corp to consummate the Transactions are subject to the satisfaction of the following conditions on or prior to the Closing Date, each of which may be waived by Dakota and Merger Corp:

VIII.1 Representations and Warranties. The representations and warranties of USMX set forth in Article II shall be true and correct in all material respects as of the date hereof and on the Closing Date as if made on the Closing Date, except to the extent that such representations and warranties are, by their terms, made expressly as of the date of this Agreement.

VIII.2 Compliance with Covenants. USMX shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by USMX prior to or on the Closing Date. Without limiting the generality of the foregoing, it shall be a further condition to the obligations of Dakota and Merger Corp that the USMX Group shall have taken, and shall not have failed to have taken, such actions in all material respects as USMX shall have covenanted in Articles V and VII to use best efforts to cause the USMX Group to take or to refrain from taking.

VIII.3 Opinion of Counsel. Dakota and Merger Corp shall have received the opinion of Bearman Talesnick & Clowdus dated the Closing Date in form and substance reasonably acceptable to the Parties.

VIII.4 No Material Adverse Change. There shall not have occurred any Material Adverse Change since December 31, 1996 in the results of operations or financial condition of the USMX Group (taken as a whole) from that reflected in the Interim USMX Financial Statements.

VIII.5 Other Matters. USMX shall have furnished, or caused to be furnished, to Dakota and Merger Corp, in form and substance reasonably satisfactory to Dakota and Merger Corp, such certificates and other evidence as Dakota and Merger Corp may have reasonably requested as to the satisfaction of the conditions contained in this Article and as to such other matters as Dakota and Merger Corp may reasonably request.

VIII.6 Consents. The consents, waivers, approvals, and authorizations expressly designated in Exhibits 2.2 and 3.2 as required to be obtained as a condition to closing shall have been obtained.

VIII.7 Accountant's Bring-Down Letter. Dakota and Merger Corporation shall have received a letter from the certified public accountants referred to in Section 7.2(e), dated the Closing Date, confirming and updating the information contained in their letter delivered pursuant to Section 7.2(e) to a date not more than five Business Days prior to the Closing Date.

VIII.8 Montana Tunnel. USMX and Pegasus Gold Inc. shall have entered into an agreement in form and substance satisfactory to Dakota with respect to the disposition of USMX's royalty interest in the Montana Tunnels properties.


ARTICLE IX
               CONDITIONS TO OBLIGATIONS OF USMX

The obligations of USMX to consummate the Transactions are subject to the satisfaction of the following conditions on or prior to the Closing Date, each of which may be waived by USMX:

IX.1 Representations and Warranties. The representations and warranties of Dakota and Merger Corp set forth in Article III shall be true and correct in all material respects as of the date hereof and on the Closing Date as if made on the Closing Date, except to the extent that such representations and warranties are, by their terms, made expressly as of the date of this Agreement.

IX.2 Compliance with Covenants. Dakota and Merger Corp shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Dakota or Merger Corp prior to or on the Closing Date. Without limiting the generality of the foregoing, it shall be a further condition to the obligations of USMX that the Dakota Group shall have taken, and shall not have failed to have taken, such actions in all material respects as Dakota or Merger Corp shall have covenanted in Articles VI and VII to use best efforts to cause the Dakota Group to take or to refrain from taking.

IX.3 Opinions of Counsel. USMX shall have received the opinions of Parcel, Mauro, Hultin & Spaanstra, P.C. and McCarthy Tetrault dated the Closing Date in form and substance reasonably acceptable to the Parties.

IX.4 No Material Adverse Change. There shall not have occurred any Material Adverse Change since December 31, 1996 in the results of operations or financial condition of the Dakota Group (taken as a whole) from that reflected in the Interim Dakota Financial Statements.

IX.5 Other Matters. Dakota and Merger Corp shall have furnished, or caused to be furnished, to USMX, in form and substance reasonably satisfactory to USMX, such certificates and other evidence as USMX may have reasonably requested as to the satisfaction of the conditions contained in this Article and as to such other matters as USMX may reasonably request.

IX.6 Consents. The consents, waivers, approvals, and authorizations expressly designated in Exhibits 2.2 and 3.2 as required to be obtained as a condition to closing shall have been obtained.

IX.7 Accountant's Bring-Down Letter. USMX shall have received a letter from the certified public accountants referred to in Section 7.2(f), dated the Closing Date, confirming and updating the information contained in their letter delivered pursuant to Section 7.2(f) to a date not more than five Business Days prior to the Closing Date.


ARTICLE X
            CONDITIONS TO OBLIGATIONS OF THE PARTIES

The obligations of the Parties to consummate the Transactions are subject to the satisfaction of the following conditions on or prior to the Closing Date, each of which may be waived upon the mutual consent of all of the Parties:

X.1 No Adverse Proceedings. On the Closing Date, no action or proceeding shall be pending involving any Government or other Person or before any court or administrative body to restrain, enjoin, or otherwise prevent the consummation of this Agreement or the Transactions or to recover any damages or obtain any other relief as a result of the Transactions.

X.2 No Termination. This Agreement shall not have been terminated pursuant to Section 11.2.

X.3 No Injunctions. No temporary restraining order, preliminary injunction, or permanent injunction or other order preventing the consummation of the Transactions shall have been issued by any federal, state, or provincial court (whether domestic of foreign) and remain in effect. The Parties agree to use its best efforts to have any such injunction or order lifted.

X.4 Support Agreement. Pegasus Gold Inc. shall have entered into the Support Agreement described in Section 7.3 in form and substance satisfactory to Dakota and USMX.

X.5 Stock Exchange Approvals. To the extent necessary, this Agreement and the Transactions shall comply with the requirements of the American Stock Exchange, The Toronto Stock Exchange, the Berlin Stock Exchange, and the Nasdaq National Market System.

X.6 Shareholder Approval. This Agreement and the Transactions shall have been adopted and/or approved by (a) the stockholders of USMX in accordance with the GCL and USMX's Certificate of Incorporation and By-Laws and (b) the shareholders of Dakota in accordance with The Toronto Stock Exchange and the Articles of Incorporation and Bylaws of Dakota.

X.7 SEC Filings. Prior to the first date upon which the Joint Proxy Statement is mailed to the USMX stockholders and Dakota shareholders, the SEC shall have declared the Registration Statement effective, and any required approvals of state securities administrators shall have been obtained and appropriate filings made. On the Closing Date, no stop order or similar restraining order that has been entered by the SEC or any state securities administrator shall still be in effect.

X.8 Tax Letter. Dakota, Merger Corp, and USMX shall have received an opinion from Coopers & Lybrand L.L.P. dated the Closing Date, based on the appropriate representations of Dakota, Merger Corp, and USMX, to the effect that no gain or loss should be recognized by Dakota, Merger Corp, or USMX as a result of the Merger or, provided that a gain recognition agreement is entered into with the Internal Revenue Service where appropriate, by the U.S. holders of USMX Shares as a result their receipt of Dakota Shares in exchange for their USMX Shares as contemplated herein, and otherwise in form and substance reasonably acceptable to the Parties.

X.9 Rothschild Loan. The written consent of N M Rothschild & Sons Limited shall have been obtained in a form acceptable to the Parties.

X.10 Canadian Offering. The aggregate proceeds from the offering by Dakota described in the letter agreement dated December 23, 1996 between Dakota and Canaccord Capital Corporation of not less than Cdn.$25 Million shall have been released from escrow to Dakota or shall be held in escrow subject only to consummation of the Merger.

X.11 Up-Dating of Exhibits; Election Not to Close.

     (a) At least three Business Days prior to the Closing Date, USMX may deliver to Dakota and Merger Corp, and Dakota and Merger Corp may deliver to USMX, new or additional Exhibits modifying, qualifying, or supplementing the representations and warranties contained in Articles II and III, respectively. Except as provided in the next sentence, such new or additional Exhibits shall be deemed to have modified the representations and warranties made by USMX and Dakota or Merger Corp, as applicable, on the date of this Agreement (and as of the Closing Date) and to have superseded any similarly numbered or named Exhibit hereto delivered on the date hereof. The foregoing shall not affect the conditions to the obligations or the covenants of USMX, Dakota, or Merger Corp contained in Articles V through X, as applicable, as such conditions relate to such representations and warranties prior to giving effect to the delivery of such new or additional Exhibits (except, in the case of any representation and warranty qualified by a reference to "Material Adverse Effect," to the extent that the additional information furnished pursuant to the new or additional Exhibits would not in the aggregate have or result in a Material Adverse
Effect), such that if such condition is not satisfied as a result of the disclosures in such new or additional Exhibits, USMX or Dakota and Merger Corp, as applicable, may terminate this Agreement in accordance with Section 11.2.

     (b) In the event that any of the conditions to the obligations of Dakota and Merger Corp set forth in Article VIII or this Article, or USMX set forth in
Article IX or this Article, shall not have been satisfied, USMX or Dakota and Merger Corp, as the case may be, shall advise the other, prior to the Closing Date, that such conditions are not satisfied, and shall advise the other, prior to the Closing Date, of the basis on which such Person believes such condition has not been satisfied.

     (c) Without limiting the generality of the foregoing, Dakota and Merger Corp and USMX shall not be entitled to assert any claim against USMX or Dakota and Merger Corp, respectively, based on any breach of the representations and warranties contained in Articles II and III, respectively, based upon the disclosures made in such new or additional Exhibits pursuant to Section 10.11(a) or if the non-breaching Party or its Affiliates shall, prior to the Closing, have had knowledge of such breach.


ARTICLE XI
                    CLOSING AND TERMINATION

XI.1 Closing. The Closing shall take place at the offices of Parcel, Mauro, Hultin & Spaanstra, P.C., Suite 3600, 1801 California Street, Denver, Colorado 80202, at 9:00 o'clock a.m. (Denver, Colorado time) (or at such other place and time as the Parties may otherwise agree), on the Closing Date.

XI.2 Termination of this Agreement.

     (a) In the event that the Closing shall not have occurred on or before the Termination Date, then Dakota and Merger Corp or USMX shall have the right (provided in each case that such person or persons is not in material breach of its obligations under this Agreement), exercisable at any time after such date by notice in writing, to terminate this Agreement and its obligations hereunder.

     (b) In the event that, prior to the Termination Date, any Party (the "Breaching Party") is in material breach of its or their obligations under this Agreement (and such breach cannot reasonably be expected to be cured by the Breaching Party prior to the Termination Date, or the Breaching Party is not taking reasonable efforts to cure such breach, and, in either event, such breach is not waived), then, so long as any other Party (the "Non-Breaching Party") entitled to the benefit of such obligations is not in default of its or their obligations under this Agreement, the Non-Breaching Party shall have the right to terminate this Agreement (unless such breach is or has been cured prior to the giving of such notice of termination).

     (c) No termination of this Agreement, whether pursuant to this Section or otherwise, shall terminate or impair any claim by Dakota and Merger Corp against USMX, or by USMX against Dakota and Merger Corp, based upon any breach by the other of its obligations under this Agreement if such breach serves as the principal reason for the failure of the conditions contained in Article VIII, IX, or X to have been satisfied; subject to Sections 10.11(c) and 11.3.

XI.3 Liquidated Damages. If this Agreement is terminated consistent with Section 11.2 for the following reasons:

     (a) by Dakota, if the Board of Directors of USMX shall have made any recommendation to the USMX stockholders against the Merger or in support of a Competing Transaction, or if USMX shall have entered into a Competing Transaction; or

     (b) by USMX, if the Board of Directors of USMX determines in good faith, after consultation with and receiving written advice from its outside legal counsel (which advice need not be an opinion), that it is required, by reason of the fiduciary duties of the directors of USMX to the USMX stockholders under applicable Law, to recommend to the USMX stockholders that they vote against the Merger and approve instead a Competing Transaction that the USMX Board of Directors, has determined in good faith, after consultation with its outside financial advisors, is financially more favorable to the USMX stockholders than the Merger (including any adjustment to the terms and conditions of the Merger proposed by Dakota in response to such Competing Transaction, if any), is the subject of a firm written offer from a third party that is capable of consummating such Competing Transaction and is likely to be successful, taking into account any adjustments proposed by Dakota and the conditions and valid and binding character of such offer, then USMX may pay to Dakota (by wire transfer of immediately available funds) a fee (the "Termination Fee") of US$500,000 within thirty days after the delivery of the notice of termination in exchange for cancellation of the option, dated February 5, 1997, granted to Dakota to purchase 810,000 USMX Shares; provided that USMX shall not be permitted to make such payment if at any time prior to the making of such payment, Dakota shall have exercised such option and USMX shall have issued to Dakota the USMX Shares issuable upon such exercise.

The obligations of USMX to pay the Termination Fee are in lieu of any damages or any other payment which USMX might otherwise be obligated to pay to Dakota as a result of any termination for which payment is due hereunder. USMX agrees that, in view of the nature of the issues likely to arise in the event of such a termination, it would be impracticable or extremely difficult to fix the actual damages resulting from such termination and proving actual damages, causation and foreseeability in the case of such termination would be costly, inconvenient and difficult. In requiring USMX to pay the Termination Fee as set forth herein, it is in the intent of the parties to provide, as of the date hereof, for a liquidated amount of damages to be paid by USMX to Dakota. Such liquidated amount shall be deemed full and adequate damages for such termination and is not intended by either party to be a penalty.


ARTICLE XII
                        INDEMNIFICATION

XII.1     Indemnification by USMX.

     (a) USMX shall indemnify the Dakota Group against, and hold the Dakota Group harmless from, at all times after the date hereof, any and all Indemnifiable Claims incurred, suffered, sustained, or required to be paid by the Dakota Group resulting from, arising out of, based upon, or in respect of the following:

          (1) any breach of any of the representations or warranties made by USMX in Article II; provided that to the extent exceptions or qualifications to such representations and warranties are disclosed to Dakota and Merger Corp in or on the Exhibits hereto prior to the Closing Date (including as disclosed pursuant to Section 10.11(a)), such representations and warranties shall not be deemed to have been breached for purposes of these indemnification provisions; and

          (2) any breach of the covenants made by USMX in or pursuant to this Agreement, including Articles V and VII.

     (b) The Dakota Group shall not be entitled to assert any claim for indemnification in respect of a breach of any representation and warranty under
Section 12.1(a)(1):

          (1) until such time as all Indemnifiable Claims of the Dakota Group under Section 12.1(a)(1) exceed US$100,000 (the "Basket") in the aggregate, at which time all Indemnifiable Claims of the Dakota Group under Sections 12.1(a)(1) may be asserted;

          (2) if the matter which is the basis of such claim for indemnification under Section 12.1(a)(1) is subject to a reserve established on the books of the USMX Group as of the Closing Date, except to the extent that any Indemnifiable Claims based on such matters exceed such reserves;

          (3) in any case, in an aggregate amount in excess of US$3,500,000.

Except as otherwise set forth herein, claims for indemnification in respect of breaches of covenants by USMX may be made at any time and from time to time after the date hereof and shall not be subject to the limitations contained in the preceding sentence.

XII.2     Indemnification by Dakota and Merger Corp.

     (a) Dakota and Merger Corp shall indemnify the USMX Group against, and hold the USMX Group harmless from, at all times after the date hereof, any and all Indemnifiable Claims incurred, suffered, sustained, or required to be paid by the USMX Group resulting from, arising out of, based upon, or in respect of the following:

          (1) any breach of any of the representations or warranties made by Dakota or Merger Corp in Article III; provided that to the extent exceptions or qualifications to such representations and warranties are disclosed to USMX in or on the Exhibits hereto prior to the Closing Date (including as disclosed pursuant to Section 10.11(a)), such representations and warranties shall not be deemed to have been breached for purposes of these indemnification provisions;

          (2) any breach of the covenants made by Dakota or Merger Corp in or pursuant to this Agreement, including Articles VI and VII.

     (b) The USMX Group shall not be entitled to assert any claim for indemnification in respect of a breach of any representation and warranty under
Section 12.2(a)(1):

          (1) until such time as all Indemnifiable Claims of the Dakota Group under Section 12.2(a)(1) exceed the Basket in the aggregate, at which time all Indemnifiable Claims of the USMX Group under Sections 12.2(a)(1) may be asserted;

          (2) if the matter which is the basis of such claim for indemnification under Section 12.2(a)(1) is subject to a reserve established on the books of the Dakota Group as of the Closing Date, except to the extent that any Indemnifiable Claims based on such matters exceed such reserves;

          (3) in any case, in an aggregate amount in excess of US$3,500,000.

Except as otherwise set forth herein, claims for indemnification in respect of breaches of covenants by Dakota or Merger Corp may be made at any time and from time to time after the date hereof and shall not be subject to the limitations contained in the preceding sentence.

XII.3     Assertion of Claims; Etc.

     (a) If a party entitled to be indemnified pursuant to this Agreement (an "Indemnitee") receives notice of the assertion by a third party of any claim or of the commencement by any such person of any action or proceeding (a "Third-Party Claim") with respect to which another Party (an "Indemnifying Party") is obligated to provide indemnification, the Indemnitee shall give the Indemnifying Party prompt notice thereof after becoming aware of such Third-Party Claim in reasonable detail and shall indicate the amount (estimated if necessary) of the Indemnifiable Claim that has been or may be sustained by the Indemnitee. The receipt of such notice shall be a condition precedent to any Liability of the Indemnifying Party for any Third-Party Claim under the provisions for indemnification contained in this Agreement; provided, however, that the rights of the Indemnitee to be indemnified or compensated hereunder in respect of any Third- Party Claim shall only be affected by its failure to give prompt notice to the Indemnifying Party of such Third-Party Claim if and to the extent that such failure prejudices that Indemnifying Party in the defense of such Third-Party Claim.

     (b) If the Indemnifying Party elects to compromise or defend such Third-Party Claim, it shall within thirty days notify the Indemnitee of its intent to do so, it shall consult with the Indemnitee and keep the Indemnitee fully informed as to matters concerning such Third-Party Claim during the course of such compromise or defense and the Indemnitee shall cooperate, at the expense (out-of-pocket expenses only) of the Indemnifying Party, in the compromise of, or defense against, such Third-Party Claim.

     (c) If the Indemnifying Party elects not to compromise or defend against the Third-Party Claim, or fails to notify the Indemnitee of its election as herein provided or fails to diligently defend any such Third-Party Claim, the Indemnitee may pay (without prejudice of any of its rights as against the Indemnifying Party), compromise or defend such Third-Party Claim. The Indemnifying Party shall give the Indemnitee thirty days notice of its intent to cease defending the Indemnitee with respect to such Third-Party Claim and the Indemnitee shall be fully indemnified hereunder for any additional damages suffered by the Indemnitee if the cessation of such defense prejudices the Indemnitee in the continuing defense or compromise of such Third- Party Claim; provided, that upon assuming such responsibility the Indemnitee shall use its best efforts to diligently defend or attempt to compromise such Third-Party Claim.

     (d) Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the objection of the other, provided, however, that consent to settlement or compromise shall not be unreasonably withheld.

     (e) The Indemnitee and the Indemnifying Party may each participate, at its own expense, in the defense of such Third- Party Claim.

     (f) Any Indemnifiable Claim which does not result from a Third-Party Claim shall be asserted by written notice given by the party claiming indemnity to the party from which indemnity is claimed.

     (g) To the extent an Indemnifiable Claim may be covered by insurance carriers under applicable insurance policies covering such Indemnifiable Claim, the Indemnitee shall use its best efforts to seek recovery in good faith for such Indemnifiable Claim from such insurers. Notwithstanding the foregoing, the Indemnitee shall not be obligated to exhaust its remedies against such insurance carriers in the event such carriers fail to accept responsibility for such Indemnifiable Claim and the Indemnitee shall be able to fully assert its rights of indemnification against the Indemnifying Party hereunder; provided, that in such event the Indemnitee shall assign its right of recovery with respect to such Indemnifiable Claim against such insurance carrier to the Indemnifying Party. Any Indemnifiable Claim hereunder shall be reduced by the amounts actually recovered by the Indemnitee from its insurance carriers and any amounts recovered by the Indemnitee subsequent to the payment by the Indemnitor with respect to the same claim shall be remitted to the Indemnitor; provided that such remittance shall not exceed the amount of such indemnification payment by the Indemnitor.

XII.4     Survival of Representations, Warranties and Covenants.

     (a) No claim for indemnification under the representations and warranties contained in Article II and Article III shall be made following April 30, 1998.

     (b) The expiration of any representation and warranty shall not affect any claim timely and validly made prior to the date of such expiration.

     (c) Except as otherwise expressly set forth herein, all covenants and agreements of USMX, Dakota, and Merger Corp contained in this Agreement shall survive the Closing hereunder, without limitation. However, any claim by USMX, Dakota, or Merger Corp against the other based on a breach of any covenant of the other required to be performed on or prior to the Closing Date ("Pre-Closing Covenants") shall not survive the Closing and shall be deemed to have been waived by the Party for whose benefit such covenant exists; unless the Party who has made such Pre-Closing Covenant has taken actions to intentionally conceal the existence of such breach from the Party for whose benefit such Pre-Closing Covenant exists, but provided that the Party for whose benefit such Pre-Closing Covenant exists has suffered a damage or loss that would otherwise constitute an Indemnifiable Claim.

XII.5 Insurance. The benefits of any property, casualty, and other business insurance which is available to cover any damage or loss that might be the basis for any Indemnifiable Claim shall be made available to cover any such damage or loss. The Parties shall prosecute any claim for insurance and apply the proceeds thereof as aforesaid. No covenant or agreement by any Party to indemnify any other Party shall release, or be deemed to release, any insurer or indemnitor of any damage or loss which might be the basis for any Indemnifiable Claim.

XII.6 Other Claims. Dakota and Merger Corp shall not be entitled to assert against USMX, and USMX shall not be entitled to assert against Dakota and Merger Corp, any claim for damages, indemnification, or otherwise relating to the Transactions (including without limitation any Liability arising from or in connection with this Agreement) except pursuant to this Agreement and subject to the provisions and limitations of this Article.


ARTICLE XIII
                         MISCELLANEOUS

XIII.1 Further Actions. From time to time, as and when requested by any Party, the other Parties shall execute and deliver, or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such\further or other actions as may reasonably request in order to:

     (a)  carry out the intent and purposes of this Agreement;

     (b)  effect the Merger (or to evidence the foregoing); and

     (c) consummate and give effect to the other transactions, covenants, and agreements contemplated by this Agreement.

XIII.2 Indemnification Regarding Brokers. The Parties shall indemnify the other Parties against, and hold the other parties harmless from, at all times after the date hereof, any and all Liabilities and expenses (including without limitation legal and professional fees) resulting from, related to or arising out of any final judgment obtained by any person claiming brokerage commissions or finder's fees, or rights to similar compensation, on account of services purportedly rendered on behalf of any Party in connection with this Agreement or the Transactions.

XIII.3 Expenses. Except as otherwise specifically provided herein, USMX, Dakota and Merger Corp shall each bear their own legal fees and other costs and expenses with respect to the negotiation, execution, and the delivery of this Agreement and the consummation of the Transactions.

XIII.4 Entire Agreement. This Agreement, which includes the Exhibits hereto and the other documents, agreements, and instruments executed and delivered pursuant to or in connection with this Agreement, contains the entire Agreement among the Parties with respect to the Transactions and, except as expressly provided herein, supersedes all prior arrangements or understandings with respect thereto, including, without limitation, the letter agreement dated January 3, 1997 between Dakota and USMX (except for such agreements supplementing or amending this Agreement which specifically make reference to this Section).

XIII.5 Descriptive Headings. The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

XIII.6 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by telecopier, nationally recognized over-night courier, or registered or certified mail, postage prepaid, addressed as follows:

     (a)  If to any USMX Group Member:

          USMX INC.
          141 Union Boulevard, Suite 100
          Lakewood, Colorado 80228
          Attention: Donald P. Bellum, President
          Telecopy: (303) 980-1363

          with a copy to:

          Bearman Talesnick & Clowdus Professional Corporation
          1200 17th Street, Suite 2600
          Denver, Colorado 80202-5826
          Attention:  Robert M. Bearman, Esq.
          Telecopy:  (303) 572-6511

     (b)  If to any Dakota Group Member:

          Dakota Mining Corporation
          410 Seventeenth Street, Suite 2450
          Denver, Colorado 80202
          Attention: Robert R. Gilmore, Vice President-Finance and CFO
          Telecopy:  (303) 573-1012

          with a copy to:

          Parcel, Mauro, Hultin & Spaanstra, P.C.
          Suite 3600, 1801 California Street
          Denver, Colorado 80202
          Attention:  Richard F. Mauro, Esq.
          Telecopy:  (303) 295-3040

          and

          McCarthy Tetrault
          P.O. Box 10424, Pacific Centre
          Suite 1300, 777 Dunsmuir Street
          Vancouver, B.C.
          CANADA V7Y 1K2
          Attention:  Richard J. Balfour, Esq.
          Telecopy:  (604) 643-7900

Any such notices or communications shall be deemed to have been received: (1) if delivered personally or sent by telecopier (with transmission confirmed) or nationally recognized overnight courier, on the date of such delivery; or (2) if sent by registered or certified mail, on the third Business Day following the date on which such mailing was postmarked. Any Party may by notice change the address to which notices or other communications to it are to be delivered or mailed.

XIII.7    Governing Law.

     (a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware (other than the choice of law principles thereof), except that any representations and warranties with respect to real and tangible property shall be governed by and construed in accordance with the Laws of the jurisdiction where such property is situated if other than in the State of Delaware.

     (b) Any action, suit, or other proceeding initiated by USMX, Dakota, or Merger Corp against the other under or in connection with this Agreement may be brought in any federal or state court in the State of Colorado, as the Party bringing such action, suit, or proceeding shall elect, having jurisdiction over the subject matter thereof. USMX, Dakota, and Merger Corp hereby submit themselves to the jurisdiction of any such court for the purpose of any such action and agree that service of process on them in any such action, suit, or proceeding may be effected by the means by which notices are to be given to it under this Agreement.

XIII.8 Assignability. This Agreement shall not be assignable otherwise than by operation of law by any Party without the prior written consent of the other Parties, and any purported assignment by any Parties without the prior written consent of the other Party shall be void.

XIII.9 Remedies. The Parties acknowledge that the remedy at law for any breach of the obligations undertaken by the Parties is and shall be insufficient and inadequate and that the Parties shall be entitled to equitable relief, in addition to remedies at law. In the event of any action to enforce the provisions of this Agreement, each of the Parties waive the defense that there is an adequate remedy at law. The Parties acknowledge that the USMX Shares and Dakota Shares are unique. Without limiting any remedies any Party may otherwise have, in the event any other Party refuses to perform its obligations under this Agreement, the Parties shall have, in addition to any other remedy at law or in equity, the right to specific performance.

XIII.10 Waivers and Amendments. Any waiver of any term or condition of this Agreement, or any amendment or supplementation of this Agreement, shall be effective only if in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit, or waive a Party's rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

XIII.11 Third-Party Rights. Notwithstanding any other provision of this Agreement, this Agreement shall not create benefits on behalf of any stockholder or employee of the USMX Group or the Dakota Group, any third party or any other Person (including without limitation any broker or finder, notwithstanding the provisions of Section 13.2 ); and this Agreement shall be effective only as between the Parties, their successors and permitted assigns.

XIII.12 Illegalities. In the event that any provision contained in this Agreement shall be determined to be invalid, illegal, or unenforceable in any respect for any reason, the validity, legality, and enforceability of any such provision in every other respect and the remaining provisions of this Agreement shall not, at the election of the Party for whose benefit the provision exists, be in any way impaired.


                    *          *          *


              The remainder of this page is blank. IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the day and year first above written.

USMX, INC.                          DAKOTA MINING CORPORATION



By:                                By:
Name:     Donald P. Bellum         Name:     Alan R. Bell
Title:         President           Title:         President and
                                  CEO

                                    DAKOTA MERGER CORPORATION



                                  By:
                                  Name:     Alan R. Bell
                                  Title:         President

                                                       Schedule A

                      Certain Definitions

"1995 Dakota Financial Statements" shall mean the audited consolidated balance sheet of the Dakota Group as of December 31, 1995, with the related audited consolidated statements of income and retained deficits and of cash flows for the fiscal year ended as of such date (together with the related notes and schedules thereto), which financial statements contain a letter from KPMG Peat Marwick Thorne reporting thereon.

"1995 USMX Financial Statements" shall mean the audited consolidated balance sheet of USMX and its subsidiaries as of December 31, 1995, with the related audited consolidated statements of income and retained deficits and of cash flows for the fiscal year ended as of such date (together with the related notes and schedules thereto), which financial statements contain a letter from KPMG Peat Marwick LLP reporting thereon.

"Advisers" when used with respect to any Person shall mean such Person's directors, officers, employees, representatives, agents, counsel, accountants, advisers, engineers, and consultants.

"Affiliate" shall mean as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person and, if such Person is an individual, any member of the immediate family (including parents, spouse, children and grandchildren) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of the management or policies (whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise).

"Agreement" shall mean this Agreement and Plan of Merger, as it may be amended or supplemented at any time and from time to time after the date hereof.

"Basket" shall have the meaning ascribed in Section 12.1(b)(1).

"Breaching Party" shall have the meaning ascribed in Section
11.2(b).

"Business Day" shall mean any day on which commercial banks are not authorized or required to close in Denver, Colorado.

"Canadian GAAP" shall mean generally accepted accounting principles in Canada consistently applied.

"Certificate" shall have the meaning ascribed in Section 1.10(a).

"Certificate of Merger" shall have the meaning ascribed in
Section 1.4.

"Closing" shall mean the consummation of the Transactions. "Closing Date" shall mean a date as soon as practicable after approval and/or adoption of this Agreement and the Transactions by the shareholders of Dakota and the stockholders of USMX and satisfaction or waiver of the conditions set forth in Articles VIII, IX, and X.

"Competing Transaction" shall have the meaning ascribed in
Section 5.12.

"Constituent Corporations" shall have the meaning ascribed in
Section 1.1.

"Contract" shall mean any contract, lease, agreement, instrument, license, commitment, order, or quotation.

"Dakota Group" shall mean and include Dakota, Merger Corp, and their respective subsidiaries, taken as a whole.

"Dakota Group Member" shall mean and include Dakota, Merger Corp, or any of their respective subsidiaries.

"Dakota SEC Reports" shall have the meaning ascribed in Section
3.15.

"Dakota Shareholders' Meeting" shall have the meaning ascribed in
Section 6.9.

"Dakota Shares" shall have meaning ascribed in the Recitals.

"Effective Time" shall have the meaning ascribed in Section 1.4.

"Employee Plans" shall mean any employee benefit plan (as defined in 3(3) of ERISA), other deferred compensation plan, bonus plan, material fringe benefit plan (as defined in 6039D of the Tax Code) and other material employee benefit plan maintained (other than those required by Law to be maintained) for the benefit of employees.

"Environmental Condition" shall mean and include:

     (a) the generation, discharge, emission, or release into the environment (including without limitation ambient air, surface water, groundwater or land), spill, receiving, handling, use, storage, containment, treatment, transportation, shipment, or disposition prior to the Closing of any Hazardous Substance by any Person (or their predecessors) as to which Remedial Action is currently or in the future required under any Environmental Law or as to which any Liability is currently or in the future imposed on any Person based on the actions or omissions prior to the Closing of any Person (or their predecessors) with respect to any Hazardous Substance or reporting with respect thereto; and

     (b) the presence as of the Closing Date on any real property owned by any member of the USMX Group or Dakota Group, as applicable, of any underground storage tank which contains or contained Hazardous Substances.

"Environmental Laws" shall mean Laws regulating or pertaining to the generation, discharge, emission or release into the environment (including without limitation ambient air, surface water, groundwater or land), spill, receiving, handling, use, storage, containment, treatment, transportation, shipment, disposition or remediation or clean-up of any Hazardous Substance, as such Laws are amended and in effect as of the date hereof, including without limitation the following Laws of the United States: the Clean Air Act; the Clean Water Act; the Comprehensive Environmental Response, Compensation and Liability Act of 1980; the Resource Conservation and Recovery Act of 1976; and the Toxic Substances Control Act.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

"Exchange Agent" shall have the meaning ascribed in Section
1.10(a).

"Exchange Fund" shall have the meaning ascribed in Section
1.10(a).

"GCL" shall mean the General Corporation Law of the State of Delaware.

"Government" shall mean:

     (a) the government of the United States, Canada, or any other foreign country;

     (b) the government of any state, province, county, municipality, city, town, or district of the United States, Canada, or any other foreign country; and any multi-county district; and

     (c)   any   ministry,    agency,   department,    authority,    commission,
administration, corporation, bank, court, magistrate, tribunal, arbitrator, instrumentality, or political subdivision of, or within the geographical jurisdiction of, any government described in the foregoing clauses (a) and (b).

"Governmental" shall mean pertaining to any Government.

"Hazardous Substance" shall include petroleum products, hazardous substances, hazardous waste, or hazardous materials, or pollutants or contaminants, as such terms are defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980; the Resource Conservation and Recovery Act of 1976; or any other Environmental Law (including any foreign Environmental Law); all as amended and in effect as of the date hereof.

"Income Tax" shall mean any Tax based on or measured by income (including without limitation based on net income, gross income, income as specifically defined, earnings, profits or selected items of income, earnings or profits); and any interest, Penalties and additions to tax with respect to any such tax (or any estimate or payment thereof).

"Indemnifiable Claims" shall mean and include any and all loss or damage or Liability, and all expenses (including without limitation reasonable legal fees incurred in the investigation, defense, compromise and settlement of any Indemnifiable Claim for which such Person is entitled to indemnification under
Article XII), of any Person entitled to indemnification under Article XII. "Indemnifiable Claim" shall not include any injury to business reputation, lost business opportunities, lost profits (other than actual lost profits), punitive, special or consequential damages or interference with business operations (other than actual damages resulting from interference with business operations). The amount of any Indemnifiable Claim shall be determined or computed net of:

     (a) any proceeds of insurance or third-party indemnity (whether maintained by USMX or Merger Corp) actually received or collected in respect of any such Indemnifiable Claims; and

     (b) any  Indemnification  Tax Benefit  received  by the Person  entitled to
indemnification   with   respect  to  any  tax  year  in  which  the  claim  for
indemnification is satisfied or in any prior tax year.

"Indemnification Tax Benefit" shall mean an amount equal to the amount of any Tax savings actually recognized and actually realized by reason of a net reduction in taxes paid by an indemnitee attributable to the payment by the indemnitor of such Indemnifiable Claim (after taking into account the Tax effect, if any, of receipt of payment of any Indemnifiable Claim). In computing the amount of any Indemnification Tax Benefit, the indemnitee shall be deemed to have used all other items of loss, deduction or credit before using any loss attributable to any Indemnifiable Claim.

"Indemnified Party" shall have the meaning ascribed in Section
6.13.

"Indemnifying Party" shall have the meaning ascribed in Section
12.3(a).

"Indemnitee" shall have the meaning ascribed in Section 12.3(a).

"Interim Dakota Balance Sheet" shall mean the unaudited consolidated balance sheet included in the Interim Dakota Financial Statements.

"Interim Dakota Financial Statements" shall mean the unaudited financial statements dated as of December 31, 1996, or such other more recent unaudited financial statements delivered (from time to time) to USMX.

"Interim USMX Balance Sheet" shall mean the unaudited consolidated balance sheet included in the Interim USMX Financial Statements.

"Interim  USMX  Financial   Statements"  shall  mean  the  unaudited   financial
statements dated as of December 31, 1996, or such other more recent unaudited financial statements delivered (from time to time) to Dakota.

"Joint Proxy Statement" shall have the meaning ascribed in
Section 7.2.

"Joint Proxy/Registration Statement"shall have the meaning ascribed in Section 7.2.

"Law" shall mean any of the following of, or issued by, any Government, in effect on or prior to the date hereof, including any amendment, modification, or supplementation of any of the following from time to time subsequent to the original enactment, adoption, issuance, announcement, promulgation, or granting thereof and prior to the date hereof: any statute, law, act, ordinance, code, rule, or regulation or any writ, injunction, award, decree, judgment, or order of any Government.

"Liability" of any Person shall mean and include:

     (a) any right against such Person to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured;

     (b) any right against such Person to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to any equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured; and

     (c) any obligation of such Person for the performance of any covenant or agreement (whether for the payment of money or otherwise).

"Liens" shall mean liens, encumbrances, licenses, claims, security interests, mortgages, pledges, charges, escrows, options, or rights of first refusal or offer.

"Material Adverse Change" or "Material Adverse Effect" shall mean a material adverse change in, or material adverse effect on, the business, properties, assets, liabilities, results of operations or financial condition of the USMX Group or Dakota Group (as applicable), in any case after application of the proceeds of any insurance or indemnity under any contract or agreement between the applicable Group, USMX or Dakota and any third party. The foregoing shall not include any change or effect attributable to changes in the economy (of the United States, Canada, or any other country) generally, changes in the industries in which the applicable Group engages, changes in metal prices, or seasonality of the businesses of the Group. No "Material Adverse Change" or "Material Adverse Effect" shall be deemed to have occurred by virtue or as a result of any voluntary termination or termination for cause of the employment of any officer of the applicable Group or the termination of any consulting relationship between any Person and the applicable Group.

"Merger" shall have the meaning ascribed in Section 1.1.

"Non-Breaching Party" shall have the meaning ascribed in Section
11.2(b).

"Parties" and "Party" shall have the meanings ascribed in the Preamble.

"Penalty" shall mean any civil or criminal penalty (including any interest thereon), fine, levy, lien, assessment, charge, monetary sanction, or payment, or any payment in the nature thereof, of any kind required to be made to any Government under any Law.

"Permitted Liens" shall mean Liens arising out of the ordinary course of business which do not, individually or in the aggregate, materially detract from the use, value or enjoyment (in the ordinary course of business as presently conducted) of the assets which are the subject of such Liens.

"Person" shall mean any corporation, partnership, limited lability company or partnership, joint venture, trust, unincorporated association or organization, business, enterprise, or other entity; any individual; and any Government.

"Pre-Closing Covenant" shall have the meaning ascribed in Section
12.4(c).

"Registration Statement" shall have the meaning ascribed in
Section 7.2.

"Remedial Action" shall mean any investigation, feasibility study, monitoring, testing, sampling, removal (including without limitation removal of underground storage tanks), restoration, clean-up, remediation, corrective action, closure, site restoration, remedial response or remedial work with respect to any Environmental Condition.

"SEC" shall mean the Securities and Exchange Commission of the United States.

"Securities Act" shall mean the Securities Act of 1933, as amended.

"Securities Act Affiliate" shall mean any affiliate of a Person for purposes of Rule 145 of the Securities Act.

"Surviving Corporation" shall have the meaning ascribed in
Section 1.1.

"Tax" shall mean any tax, levy, charge, assessment, penalty, interest or fine imposed by or due any Government, including without limitation any of the following:

     (a) any tax based on or measured by income (including without limitation based on net income, gross income, income as specifically defined, earnings, profits or selected items of income, earnings or profits);

     (b) any franchise, sales, use and value added tax or any license or withholding tax; any payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, alternative or add-on minimum tax; and any customs duties or other taxes;

     (c) any "trust fund" tax under Subtitle C, Chapter 24A of the Tax Code;

     (d) any tax on property (real or personal, tangible or intangible, based on transfer or gains);

     (e) any estimate or payment of any of tax described in the foregoing clauses (a) through (d); and

     (f) any interest, Penalties and additions to tax with respect to any tax (or any estimate or payment thereof) described in the foregoing clauses (a) through (e).

"Tax Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

"Termination Date" shall mean April 30, 1997, provided that, if the Joint Proxy/ Registration Statement has not been declared effective by the SEC by a date which allows sufficient time (under applicable Law) to properly hold the USMX Stockholders' Meeting and the Dakota Shareholders' Meeting, or if other required regulatory approvals or clearances have not been received, on or prior to April 30, 1997, the Termination Date shall be extended to a date which allows for the foregoing, which date, in no event, shall be later than May 31, 1997.

"Termination Fee" shall have the meaning ascribed in Section
11.3.

"Third-Party Claim" shall have the meaning ascribed in Section
12.3(a).

"Transactions" shall mean the Merger, and any other actions or transactions contemplated under this Agreement.

"U.S. GAAP" shall mean generally accepted accounting principles in the United States consistently applied.

"USMX Group" shall mean and include USMX and its subsidiaries, taken as a whole.

"USMX Group Member" shall mean and include USMX or any subsidiary.

"USMX SEC Reports" shall have the meaning ascribed in Section
2.26.

"USMX Stockholders' Meeting" shall have the meaning ascribed in
Section 5.10.

"USMX Shares" shall have the meaning ascribed in the Recitals.


                       TABLE OF CONTENTS


RECITALS                                                        1

AGREEMENT                                                       1

ARTICLE I--GENERAL                                              2
     1.1  Merger.                                               2
     1.2  Charter and By-laws; Directors and Officers.          2
     1.3  No Separate Identity.                                 2
     1.4  Effectiveness.                                        2
     1.5  Conversion of Shares.                                 2
     1.6  Treasury Shares, Etc.                                 2
     1.7  Warrants, Options, Etc.                               3
     1.8  No Fractional Shares.                                 3
     1.9  Stock Transfer Books.                                 3
     1.10 Exchange of Certificates                              4
     1.11 Directors of Dakota.                                  4

ARTICLE II--REPRESENTATIONS AND WARRANTIES OF USMX              4
     2.1  Organization and Good Standing.                       5
     2.2  Consents, Authorizations, and Binding Effect.         5
     2.3  Minute and Stock Transfer Books.                      6
     2.4  Financial Statements and Financial Condition.         6
     2.5  Title and Condition of Assets.                        7
     2.6  Insurance.                                            9
     2.7  Litigation and Compliance.                            9
     2.8  Taxes.                                               10
     2.9  Intangible Assets.                                   11
     2.10 Employees.                                           11
     2.11 Pension and Other Employee Plans and Agreements.     11
     2.12 Labor Relations.                                     12
     2.13 Contracts, Etc.                                      13
     2.14 Absence of Certain Changes, Etc.                     13
     2.15 Subsidiaries.                                        14
     2.16 Capitalization and Title to Shares.                  16
     2.17 Environmental Matters.                               16
     2.18 Brokers.                                             16
     2.19 Officers and Directors.                              17
     2.20 Fairness of Transaction.                             17
     2.21 Valid Issuance of New Stock.                         17
     2.22 No Misstatements or Omissions.                       17
     2.23 USMX SEC Reports.                                    17
     2.24 Information in Disclosure Documents.                 18
     2.25 No Knowledge of Breach of Representations and
          Warranties of
          Merger Corp.                                         18

ARTICLE III--REPRESENTATIONS AND WARRANTIES OF DAKOTA AND MERGER
     CORP                                                      18
     3.1  Organization and Good Standing.                      19
     3.2  Consents, Authorizations, and Binding Effect.        19
     3.3  Minute and Stock Transfer Books.                     20
     3.4  Financial Statements and Financial Condition.        20
     3.5  Title and Condition of Assets.                       21
     3.6  Insurance.                                           23
     3.7  Litigation and Compliance.                           23
     3.8  Taxes.                                               24
     3.9  Intangible Assets.                                   25
     3.10 Pension and Other Employee Plans and Agreements.     25
     3.11 Labor Relations.                                     25
     3.12 Contracts, Etc.                                      26
     3.13 Absence of Certain Changes, Etc.                     27
     3.14 Subsidiaries.                                        27
     3.15 Capitalization and Title to Shares.                  29
     3.16 Environmental Matters.                               29
     3.17 Fairness of Transaction.                             30
     3.18 Valid Issuance of New Stock.                         30
     3.19 No Misstatements or Omissions.                       30
     3.20 Dakota SEC Reports.                                  30
     3.21 Information in Disclosure Documents.                 31
     3.22 No Knowledge of Breach of Representations and
          Warranties of USMX.                                  31

ARTICLE IV--NO OTHER REPRESENTATIONS AND WARRANTIES            31
     4.1  No Other Representations and Warranties.             31
     4.2  Projections, Etc.                                    31

ARTICLE V--USMX COVENANTS                                      32
     5.1  Access.                                              32
     5.2  Ordinary Course.                                     32
     5.3  Representations and Warranties.                      34
     5.4  Insurance.                                           34
     5.5  No Breach.                                           34
     5.6  Financial Statements.                                34
     5.7  Litigation.                                          34
     5.8  Closing Conditions.                                  34
     5.9  Contracts.                                           34
     5.10 USMX Stockholders' Approval.                         34
     5.11 Rule 145 Affiliates.                                 35
     5.12 No Shop.                                             35
     5.13 Cooperation.                                         36

ARTICLE VI--DAKOTA'S AND MERGER CORP'S COVENANTS               36
     6.1  Access.                                              36
     6.2  Ordinary Course.                                     37
     6.3  Representations and Warranties.                      38
     6.4  No Breach.                                           39
     6.5  Financial Statements.                                39
     6.6  Litigation.                                          39
     6.7  Closing Conditions.                                  39
     6.8  Contracts.                                           39
     6.9  Dakota Shareholders' Approval.                       39
     6.10 Stock Listing.                                       39
     6.11 Line of Credit.                                      39
     6.12 Employee Benefit Plans                               40
     6.13 Indemnification; Directors' and Officers' Insurance  40
     6.14 Assumption of Existing Agreements Relating to
          Employment                                           41
     6.15 USMX Stock Options                                   42

ARTICLE VII--OTHER COVENANTS OF THE PARTIES                    42
     7.1  Consents and Notices.                                42
     7.2  Joint Proxy/Registration Statement.                  42
     7.3  Support Agreements.                                  44
     7.4  Confidentiality.                                     44
     7.5  Press Releases.                                      45

ARTICLE VIII--CONDITIONS TO OBLIGATIONS OF DAKOTA AND MERGER CORP
     45
     8.1  Representations and Warranties.                      45
     8.2  Compliance with Covenants.                           45
     8.3  Opinion of Counsel.                                  45
     8.4  No Material Adverse Change.                          45
     8.5  Other Matters.                                       45
     8.6  Consents.                                            45
     8.7  Accountant's Bring-Down Letter.                      46
     8.8  Montana Tunnel.                                      46

ARTICLE IX--CONDITIONS TO OBLIGATIONS OF USMX                  46
     9.1  Representations and Warranties.                      46
     9.2  Compliance with Covenants.                           46
     9.3  Opinions of Counsel.                                 46
     9.4  No Material Adverse Change.                          46
     9.5  Other Matters.                                       46
     9.6  Consents.                                            47
     9.7  Accountant's Bring-Down Letter.                      47

ARTICLE X--CONDITIONS TO OBLIGATIONS OF THE PARTIES            47
     10.1 No Adverse Proceedings.                              47
     10.2 No Termination.                                      47
     10.3 No Injunctions.                                      47
     10.4 Support Agreement.                                   47
     10.5 Stock Exchange Approvals.                            47
     10.6 Shareholder Approval.                                47
     10.7 SEC Filings.                                         47
     10.8 Tax Letter.                                          48
     10.9 Rothschild Loan.                                     48
     10.10                              Canadian Offering.     48
     10.11   Up-Dating of Exhibits; Election Not to Close.     48

ARTICLE XI--CLOSING AND TERMINATION                            49
     11.1 Closing.                                             49
     11.2 Termination of this Agreement.                       49
     11.3 Liquidated Damages.                                  49

ARTICLE XII--INDEMNIFICATION                                   50
     12.1 Indemnification by USMX.                             50
     12.2 Indemnification by Dakota and Merger Corp.           51
     12.3 Assertion of Claims; Etc.                            52
     12.4 Survival of Representations, Warranties and Covenants.53
     12.5 Insurance.                                           54
     12.6 Other Claims.                                        54

ARTICLE XIII--MISCELLANEOUS                                    54
     13.1 Further Actions.                                     54
     13.2 Indemnification Regarding Brokers.                   54
     13.3 Expenses.                                            54
     13.4 Entire Agreement.                                    54
     13.5 Descriptive Headings.                                55
     13.6 Notices.                                             55
     13.7 Governing Law.                                       56
     13.8 Assignability.                                       56
     13.9 Remedies.                                            56
     13.10                                Waivers and Amendments.     57
     13.11                                    Third-Party Rights.     57
     13.12                                          Illegalities.     57

                      SCHEDULE OF EXHIBITS

     EXHIBIT NO.          DESCRIPTION

     1.4       Form of Certificate of Merger

               USMX Disclosure Exhibits

     2.1       Foreign Qualification and Subsidiaries
     2.2       Consents, Etc.
     2.4(b)         Accounting Books and Records
     2.4(c)    Interim USMX Financial Statements
     2.5(a)         Real Property Interests
     2.5(b)         Property Liens and Defects
     2.5(c)         Royalties
     2.5(e)         Operating Condition Defects
     2.6       Insurance
     2.7(a)         Litigation
     2.7(c)         Judgments, Etc.
     2.7(d)         Permits, Etc.
     2.8       Taxes
     2.11      Employee Plans
     2.12      Labor Matters
     2.13      Contracts
     2.14      Certain Changes
     2.15(a)   Subsidiaries
     2.15(b)   Liens on Subsidiary Capital Stock
     2.15(d)   Subsidiary Proxies, Options, Etc.
     2.15(e)   Disposed Subsidiaries
     2.16      Capital Stock of USMX
     2.17      Environmental Matters
     2.19      Officers and Directors
     2.23      USMX SEC Reports

               Dakota Disclosure Exhibits

     3.1       Foreign Qualification and Subsidiaries
     3.2       Consents, Etc.
     3.4(b)         Accounting Books and Records
     3.4(c)    Interim Dakota Financial Statements
     3.5(a)         Real Property Interests
     3.5(b)         Property Liens and Defects
     3.5(c)         Royalties
     3.5(e)         Operating Condition Defects
     3.6       Insurance
     3.8(a)         Litigation
     3.7(c)         Judgments, Etc.
     3.7(d)         Permits, Etc.
     3.10      Employee Plans
     3.12      Contracts
     3.13      Certain Changes
     3.14(a)   Subsidiaries
     3.14(b)   Liens on Subsidiary Capital Stock
     3.14(d)   Subsidiary Proxies, Options, Etc.
     3.15      Capital Stock of Dakota
     3.16      Environmental Matters
     3.20      Dakota SEC Reports

     5.2       USMX Exceptions to Ordinary Course
     5.11      Form of Securities Act Affiliate Agreement
     6.2       Dakota Exceptions to Ordinary Course
     6.11      Terms of Line of Credit
     7.3       Form of Support Agreement

                                   APPENDIX A1

                                AMENDMENT NO.1
                        TO AGREEMENT AND PLAN OF MERGER
                             Dated April 21, 1997


  THIS AMENDMENT NO.1 TO AGREEMENT AND PLAN OF MERGER is made as of the 21st day of April, 1997 by and among Dakota Mining Corporation ("Dakota"), Dakota Merger Corporation ("Merger Corp") and USMX, Inc. ("USMX").

                           RECITALS:

        A. Dakota, Merger Corp and USMX have entered into that certain Agreement and Plan of Merger dated February 5, 1997 ("Merger Agreement'). Certain defined terms used herein shall have the same meaning as is set forth in the Merger Agreement; and

        B. The parties desire to amend the Merger Agreement in certain particulars to reflect the revised understandings they have reached.

   NOW, THEREFORE, in consideration of the mutual benefits to be derived and the representations and warranties, conditions and promises herein contained, and intending to be legally bound hereby, the parties agree as follows:

  1.Amendment The following provisions of the Merger Agreement are amended:

     a. Section 1.8 is amended to provide that with respect to derivative securities (options etc.) no consideration shall be given for fractional shares to be issued upon exercise thereof.

     b. Section 1.11 is amended to provide that immediately following the Effective Time, Dakota shall increase the number of directors comprising its Board of Directors to eight, including two directors designated by USMX and one director designated by Pegasus to fill the vacancies created by increasing the Board size. Donald P. Bellum will not be designated by USMX as a member of the Board of Directors and will not serve as Chairman of the Board.

    c. Any other provision in the Merger Agreement necessary to be changed as a result of the amendments in paragraphs (a) and (b) above, shall be deemed to be made as if set forth herein.

   2. Effectiveness of Amendment Except as set forth herein, the Merger Agreement is ratified and confirmed as previously written. his Amendment shall be effective as of the date first written above.

  Executed this 21st day of April, 1997.

                        DAKOTA MINING CORPORATION


                        By:_/s/ Robert R. Gilmore


                        DAKOTA MERGER CORPORATION


                        By:_/s/ Robert R. Gilmore


                        USMX, INC.


                        By:/s/ Gregory Pusey

                                   APPENDIX B


                                   RESOLUTIONS


                               DAKOTA RESOLUTIONS

1.       Resolutions to Approve and Adopt the Merger Agreement

          WHEREAS, the Board of Directors of Dakota has authorized and approved, and has recommended that the Shareholders of Dakota approve and adopt, the Agreement and Plan of Merger dated February 5, 1997,as amended Arpirl 21, 1997, (the "Merger Agreement") among Dakota, Dakota Merger Corporation, and USMX, Inc.; and

         WHEREAS, it is desirable to approve and adopt the Merger Agreement.

         NOW, THEREFORE, BE IT RESOLVED that the Merger Agreement is hereby approved and adopted in all respects; and

         FURTHER RESOLVED that the transactions contemplated under the Merger Agreement, including, without limitation, the issuance of additional Common Shares of Dakota to effect the Merger, are hereby approved in all respects.

2.       Resolution to Ratify an Amendment to the Share Incentive Plan

         WHEREAS, the Board of Directors of Dakota has approved an amendment to Dakota's Share Incentive Plan to increase the number of Common Shares reserved for issuance thereunder from 3,000,000 to 6,000,000 (the "Plan Amendment"); and

          WHEREAS, it is desirable to ratify, confirm, approve and adopt the Plan Amendment.

         NOW, THEREFORE, BE IT RESOLVED that the Plan Amendment is hereby ratified, confirmed, approved and adopted in all respects.

3.       Resolution to Issue 4,884,550 Common Shares

         WHEREAS, Dakota has issued 8,881 Series B Special Warrants exercisable for 7.5% unsecured convertible debentures of Dakota (the "Debentures"), which Debentures are convertible into up to 4,884,550 Common Shares of Dakota;

         WHEREAS, the Board of Directors of Dakota has authorized the issuance of the Series B Special Warrants, the Debentures issuable thereunder, and the Common Shares issuable thereunder; and

         WHEREAS, it is desirable to approve the issuance the Common Shares upon conversion of the Debentures issuable upon exercise of the Series B Special Warrants.

         NOW, THEREFORE, BE IT RESOLVED that the issuance of up to 4,884,550 Common Shares of Dakota upon conversion of the Debentures issuable upon exercise of the Series B Special Warrants is hereby approved in all respects.

                                USMX RESOLUTIONS

1.       Resolutions to Approve and Adopt the Merger Agreement

          WHEREAS, the Board of Directors of USMX has authorized and approved, and has recommended that the Stockholders of USMX approve and adopt, the Agreement and Plan of Merger dated February 5, 1997, as amended April 21, 1997, (the "Merger Agreement") among Dakota Mining Corporation, Dakota Merger Corporation, and USMX; and

         WHEREAS, it is desirable to approve and adopt the Merger Agreement.

         NOW, THEREFORE, BE IT RESOLVED that the Merger Agreement is hereby approved and adopted in all respects; and

         FURTHER RESOLVED that the transactions contemplated under the Merger Agreement are hereby approved in all respects.

2.       Resolution to Approve the Montana Tunnels Agreement

         WHEREAS, USMX has entered into a Purchase and Sale Agreement dated March 17, 1997 with Pegasus Gold, Inc. with respect to the Montana Tunnels (the "Montana Tunnels Agreement");

          WHEREAS, the Board of Directors of USMX has approved the Montana Tunnels Agreement; and

          WHEREAS, it is desirable to ratify, confirm, and approve the Montana Tunnels Agreement.

          NOW, THEREFORE,  BE IT RESOLVED that the Montana Tunnels Agreement and
          the   transactions   contemplated   thereunder  are  hereby  ratified,
          confirmed, and approved in all respects.

                                          APPENDIX C

The Board of Directors

March 14, 1997
Page 8






                          CANACCORD CAPITAL CORPORATION
                             P.O. Box 6, Suite 1210
                                  320 By Street
                                Toronto, Ontario
                                 Canada M5H 4A6

March 14, 1997


PRIVATE AND CONFIDENTIAL

The Board of Directors of
Dakota Mining Corporation (the "Special Committee")

Dear Sirs:

Re:      Proposed Merger of Dakota Mining Corporation and USMX, Inc.

INTRODUCTION

Canaccord Capital Corporation ("Canaccord") understands that Dakota Mining Corporation ("Dakota") entered into an agreement providing for the merger (the "Merger") of a wholly-owned subsidiary of Dakota with USMX, Inc. (`USMX") on February 6, 1997 (the "Announcement Date"). The proposed Merger will result in shareholders of USMX receiving one Dakota common share for every 1.1 common share of USMX (the "Share Exchange Ratio"). It is understood that USMX will become a wholly owned subsidiary of Dakota.

The terms and conditions of the Merger as well as a detailed review of the financial position and operations of each of Dakota and USMX are more fully described in the management information circular and proxy statement (the "Proxy Circular") for the annual and special meeting of shareholders which will be provided to common shareholders of USMX and Dakota.

ENGAGEMENT OF CANACCORD

Canaccord has acted as a financial advisor to Dakota since January 1996 and has assisted Dakota in identifying merger candidates with the intention of creating shareholder value. Canaccord has conducted detailed due diligence and is familiar with the assets of Dakota. As such, the Special Committee first contacted Canaccord to provide a fairness opinion in January, 1997, as to whether the terms of the Merger are fair, from a financial point of view, to the Dakota Shareholders (the "Fairness Opinion"). Canaccord was formally engaged on February 10, 1997.

Under the terms of our engagement, Canaccord will receive a fee of US $200,000 for the preparation of the Fairness Opinion as well as on-going financial advice. Additionally, Dakota has agreed to reimburse Canaccord for its reasonable out-of-pocket expenses, including the fees and disbursements of its counsel, related to this engagement and to indemnify Canaccord in certain circumstances. The fees payable to Canaccord are not contingent in whole or in part upon the approval or completion of the Merger nor dependent upon the conclusion reached by Canaccord in the Fairness Opinion. Canaccord has not been engaged to prepare a formal valuation of either Dakota or USMX or any of their material assets nor have we been requested to determine the likely trading range of the combined company that will exist after giving effect to the Merger, and this opinion should not be construed as such.

CREDENTIALS OF CANACCORD

Canaccord is not an insider, associate or affiliate (as such terms are defined in the Securities Act (Ontario) of Dakota or USMX. Canaccord has previously acted for Dakota in a financing in 1996 and in February, 1997, and generally as a financial advisor, but not in any other capacity. Further, Canaccord may be retained in the future to act in connection with the solicitation of shareholders in connection with the approval of the Merger.

We believe Dakota selected us to act as its financial advisor in connection with the proposed Merger as a result of our knowledge of Dakota and USMX, our knowledge of the Canadian securities markets generally, and our experience in complex financial transactions in Canada. As part of our investment banking business, we are regularly engaged in the provision of fairness opinions and in the valuation of businesses and securities in connection with mergers and acquisitions and private placements.

The Fairness Opinion expressed herein is the opinion of Canaccord and the form and content hereof have been approved for release by a committee of its officers and directors, each of whom is experienced in the preparation of fairness opinions and merger, acquisition, divestiture and valuation matters.

SCOPE OF REVIEW

In preparing this Fairness Opinion, Canaccord reviewed and, where considered appropriate, relied upon the following:

Dakota Mining Corporation

1. Audited financial statements for the year ended December 31, 1995 and draft financial statements for the year ended December 31, 1996;

2.   Annual Reports dated December 31, 1994 and 1995;

3. Unaudited interim financial statements for the period ended September 30, 1996;

4.   Draft Proxy  Circular to be mailed to Dakota  Shareholders  dated March 14,
     1997;

5. Operating forecast prepared by management for the fiscal years ending December 31, 1997 through to 2000;

6. Pre-feasibility report on the sulfide portion of the Gilt Edge Mine by Roberts & Schaefer Company, 1994;

7.   Site visits by Canaccord;

8. Draft Loan and Intercreditor Agreement with a senior lender as disclosed in the Proxy Circular; and

9.   Review of Dakota gold hedging program.

USMX Inc.

1. Audited financial statements for the year ended December 31, 1995 and draft financial statements for the year ended December 31, 1996;

2.   Annual Reports dated December 31, 1994 and 1995;

3. Unaudited interim financial statements for the period ended September 30, 1996;

4. Draft Information Circular to be mailed to USMX Shareholders dated March 14, 1997;

5. Operating forecast prepared by management for the fiscal years ending December 31, 1997 through to 2000;

6.   Review of USMX's gold hedging program; and

7.   Review of USMX's preliminary prospectus dated November 1, 1996.

General Information

1.   Merger Agreement between Dakota and USMX dated February 5, 1997;

2. Joint press releases of USMX and Dakota announcing the proposal for the Merger;

3. Discussions with senior management of Dakota and USMX with respect to information referred to above and their assessment of the historical, current and prospective operations, assets, investments and financial position of their respective companies;

4. Current and historical stock market trading information relating to Dakota and USMX;

5. Information concerning basic and fully diluted shares outstanding at various specific dates for Dakota and USMX;

6. Other industry, corporate, economic, and market data, as well as such other investigations and financial analysis as Canaccord considered necessary or appropriate in the circumstances; and

7.   Proprietary Canaccord gold mining company databases.

ASSUMPTIONS AND LIMITATIONS

Pursuant to our engagement, and with the approval of the Board, Canaccord has relied upon and has assumed the completeness, accuracy and fair presentation of all the financial and other information, data, advice, opinions and representations obtained by it from public sources, contained in the Proxy Circular, or provided to it by Dakota, USMX or their respective subsidiaries, affiliates and advisors, or otherwise pursuant to our engagement. Canaccord has assumed that the business plans, financial estimates and projections provided to it by the management of Dakota and USMX represent their best estimates of the most probable results for their respective companies for the periods presented therein and that such estimates and projections are justifiable. Further, Canaccord has assumed that all of the conditions for the Merger (as described in the Proxy Circular) will be met. Should any of the conditions of the Merger not be met, Canaccord has the right to amend or withdraw its opinion. Subject to the exercise of professional judgment and except as expressly described herein, Canaccord has not attempted to verify independently the accuracy or completeness of any of such information, data, advice, opinions, representations, business plans, forecasts and projections.

Dakota and USMX have each represented to Canaccord, in certificates dated as at the date hereof, amongst other things, that the information, data and other material provided to Canaccord was at the date provided, complete, true and correct in all material respects and did not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances in which such statements were made. Each of Dakota and USMX has represented to Canaccord that since the date that any information, data or other material were provided to Canaccord, except as disclosed in writing to us, to the best of their knowledge, information and belief after reasonable inquiry there has been no material change, financial or otherwise, in the business, operations or prospects of either Dakota or USMX respectively, or any of their subsidiaries not disclosed to Canaccord which would reasonably be expected to have a material affect on the Fairness Opinion. Further, it was represented to Canaccord, with respect to any portions of the information that constitute forecasts, projections or estimates, such forecasts, projections or estimates were prepared using the assumptions identified therein, which in the reasonable belief of Dakota and USMX are reasonable in the circumstances, and are not misleading in any material respect.

The Fairness Opinion is rendered on the basis of securities markets, economic and general business and financial conditions prevailing as of the date hereof and the condition and prospects, financial and otherwise, of Dakota and USMX as they were reflected in the information and documents reviewed by Canaccord and as they were represented to us in our discussions with their respective management.

In our analysis and in connection with the preparation of the Fairness Opinion, Canaccord reviewed financial projections provided by Dakota and USMX, or their advisors, which reflect numerous assumptions regarding the impact of general economic and industry conditions and political and other conditions on the future financial results of each of these companies. While Canaccord believes the assumptions used are appropriate in the circumstances, many are beyond the control of any party involved with the Merger. The Fairness Opinion is not intended to be and does not constitute a recommendation to any shareholder of Dakota as to whether or not such shareholder should vote in favor of the Merger, but rather represents Canaccord's assessment of the fairness, from a financial point of view, of the Merger to the Dakota Shareholders.

FAIRNESS METHODOLOGY

In rendering our Fairness Opinion to the Board of Directors, Canaccord reviewed, considered and performed a variety of financial and comparative analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant assumptions and methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not necessarily susceptible to partial analysis or summary description. No specific weightings were assigned to any of the various methodologies employed. Instead, qualitative judgments were made based on our experience in rendering opinions and on circumstances then prevailing as to the significance and relevance of each analysis and factor. Any attempt to select portions of our analysis or of the factors considered, without considering all factors and analyses employed would create an incomplete and misleading view of the process underlying the Fairness Opinion.

In arriving at our opinion as to fairness, from a financial point of view, of the Merger to the Dakota Shareholders, Canaccord compared the Share Exchange Ratios with our assessment of the relative values of Dakota and USMX.

The scope of our analyses encompassed the following:

a) A comparison of the Merger Share Exchange Ratio and the historical stock market trading prices for Dakota and USMX;

b) An analysis of the net asset values for each of Dakota and USMX on an aggregate and per share basis, and in reference to the proposed Share Exchange Ratio;

c) A comparison of Dakota and USMX relative to their respective publicly traded peer groups in terms of market capitalization to various measures as deemed appropriate; and

d) A comparison of the implied acquisition value for Dakota relative to selected recent market transactions Canaccord deemed comparable.

We have also completed such other analysis and investigations that were considered by Canaccord to be appropriate in the circumstances for the purposes of arriving at an opinion as to whether the Merger is fair, from a financial point of view, to the Dakota Shareholders. For the purposes of our analysis, Canaccord did not prepare, nor were we requested to prepare, a formal valuation of either Dakota of USMX, or a determination of the likely trading range of USMX shares following the Merger.

Market Trading Analysis

Canaccord reviewed the relative trading of Dakota and USMX for certain periods prior to the Announcement Date. As shown in the chart below, the historic exchange ratio for the 12 month period prior to the announcement date January 6, 1997 ("Announcement Date") was less than 1:1.1 (Dakota shares: USMX shares) representing a slight discount of USMX common shares, as compared to USMX's common share market value at such time, to Dakota Shareholders.

[Share Exchange Ratio Chart Inserted Here]

To determine if the market was a fair indication of value, we performed detailed liquidity analyses of both Dakota and USMX. We analyzed the volume traded as a percentage of total shares outstanding, volume traded as a percentage of public float, approximate daily trading volume (# of shares), approximate daily value of trading, approximate daily block trading volume and approximate block trading as a percentage of total trading, for the 30 day, 100 day, and 12 months prior to the Announcement Date.

From this analysis we concluded that the proposed Share Exchange Ratio represented a modest historic premium for Dakota Shareholders and that the recent historic exchange ratios do not differ materially from the recent historical stock market trading prices of each of Dakota and USMX.

We further concluded that as a valuation technique the market trading approach for Dakota and USMX could be given considerable consideration in determining value given their high liquidity. For the historical periods in consideration, Dakota traded between approximately $100,000 and $250,000 per day and over 65% of the total shares outstanding in 1996. In addition there exists a history of sizable block trading activity. It was clear that the Dakota Shareholders had ample liquidity and we had no reason to believe that the market was not a fair reflection of value. USMX traded between approximately $75,000 and $100,000 per day and over 45% of the total shares outstanding in 1996. Despite the lack of block trading activity compared to Dakota, USMX Shareholders had ample liquidity and we had no reason to believe that the market was not a fair reflection of value.

To arrive at an appropriate market value for Dakota and USMX, Canaccord calculated an average share price from the closing market price on the Announcement Date, the 30 day weighted average market value prior to the Announcement Date, and the 100 day weighted average market value prior to the Announcement Date.

Net Asset Value Analysis

The Net Asset Value  approach  allows for the separate  valuation of each of the
individual  assets  and  liabilities   using  the  most  appropriate   valuation
methodology for the individual asset.

Sufficient information existed to utilize a discounted cash flow approach ("DCF") in conjunction with current balance sheets, and review of exploration properties to determine the net asset value for both Dakota and USMX. For the purposes of the net asset value approach, Canaccord made the following assumptions:

a)   The balance sheets for Dakota and USMX were dated December 31, 1996;

b)   The price of unhedged gold would remain constant at US $370/oz.;

c)   The price of silver would remain constant at US $5/oz.;

d) Net present values for the operating mines were calculated based on after-tax discounted cashflows;

e) Further exploration programs and assumptions to increase the gold reserves were not factored into the DCF model;

f) The applied discount rates ranged from 0% to 5%. In addition, no premium to the NAV was assigned;

g) USMX would require additional equity financing amounting to US $10 million at US $1.00 per common share should the Merger not be completed.

Canaccord reviewed and analyzed the financial condition of both Dakota and USMX and their ability to finance operations.

Selected Comparable Companies Analysis

Dakota and USMX were analyzed in comparison to similar publicly traded companies, based on several criteria including property locations, relative reserve development of those properties, and the timing and magnitude of future gold production for each of the companies. Canaccord reviewed the market capitalization per ounce of gold equivalent production and per ounce of gold reserve for each of the selected comparable companies. The results of the analysis indicate that Dakota and USMX are trading in reasonable ranges relative to the selected comparable companies.

Selected Comparable Transactions Analysis

Canaccord analyzed recent comparable publicly disclosed transactions of both gold companies and individual properties. This approach was not a material determinant of value due to, among other things, the difficulty in identifying companies that had properties in similar geographic locations and that were in equivalent stages of production and reserve development, and the different forms of consideration paid.

Other Considerations

In reaching our conclusions in this Fairness Opinion, Canaccord reviewed and considered other qualitative factors that would be relevant to the Dakota Shareholders including, but not limited to market presence, market liquidity, geographic diversity, financing leverage, financial strength and management depth. These considerations included the following:

A)  Increased Market Liquidity
On a pro forma basis, after taking into consideration the Merger, Dakota Shareholders will benefit from increased market presence and liquidity inherent in the merged company. Specifically, the combined company will benefit from the following attributes: (i) have a market capitalization exceeding $150 million;
(ii) be a multiple listed company; and (iii) have an increased shareholder base.

B)  Increased Access to Capital
The merged company will have greater access to capital in North America given its larger size and market liquidity. In addition, there are opportunities to increase financial leverage as the larger merged company will be better able to secure debt, especially when certain projects are brought into operation.

C)  Increased Production and Reserve Profile
The merged company will have approximate annual production in excess of 200,000 ounces of gold in 1988 and 1.7 million ounces of proven and probable reserves. This should result in the merged company receiving a higher market capitalization per ounce of production and reserves.

D) Complementary Management Teams
Dakota and USMX have complementary management teams possessing operating expertise, both open pit and underground. Dakota will provide additional experience and expertise in operating cold weather heap leach operations.

E) Enhanced Exploration Potential
Dakota and USMX in particular have exciting exploration potential which should contribute to increased reserves upon undertaking a comprehensive exploration program.

F) Gold Hedging Program
Dakota and USMX in particular have employed an excellent gold hedging program of approximately 10,300 ounces and 145,000 ounces of gold hedged at an average price of US $389 and US 410 respectively.

G) Cost Rationalization
The merged company will be able to reduce general, administrative and overhead costs resulting from overlapping responsibilities and redundant costs.

CONCLUSION

Based upon and subject to the foregoing, Canaccord is of the view that the Merger is fair, from a financial point of view, to Dakota Shareholders, as of the date hereof.

We have assumed, without independent verification, that all of the opinions, advice and statements contained in the Proxy Circular is correct including, without limitation, the opinions and statements contained therein relating to taxation matters. To the extent that such opinions, advice or statements are subject to any assumptions, qualifications or limitations, this opinion is deemed subject to the same assumptions, qualifications and limitations.

We have also noted the risks associated with investment in USMX and Dakota, including those factors set out in the Proxy Circular. This opinion could be materially affected by the occurrence of any such matters in respect of USMX to the extent that it would not have materially affected Dakota.

This opinion has been provided for the use and information of the Board of Directors and Shareholders of Dakota and may not be used by any other person without the express prior written consent of Canaccord. We hereby consent to the appending of this opinion, in its entirety, to the Proxy Circular. Canaccord is providing this opinion as of the date hereof and disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this opinion which may come or be brought to Canaccord's attention after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting this opinion after the date hereof, Canaccord reserves the right to change, modify or withdraw this opinion.

Yours truly,


                 /s/  CANACCORD
CANACCORD CAPITAL CORPORATION

                                APPENDIX D
March 14, 1997



The Board of Directors of
USMX, Inc.
141 Union Boulevard, Suite 100
Lakewood, CO
U.S.A. 80228


Dear Sir(s):

Newcrest Capital Inc. ("Newcrest", "we", "us", or "our") understand that USMX, Inc. ("USMX") has entered into a merger agreement (the "Merger") with Dakota Mining Corporation ("Dakota"). Under the terms of the Merger, shareholders of USMX will receive one Dakota common share for every 1.1 common shares of USMX held (the "Share Exchange Ratio") and USMX will become a wholly owned subsidiary of Dakota.

The terms and conditions of the Merger as well as a detailed review of the financial position and operations of each of USMX and Dakota are more fully described in a notice of annual and special meeting of shareholders and management information circular and proxy statement which will be provided to common shareholders of USMX and Dakota.

Engagement of Newcrest Capital Inc.

USMX has retained Newcrest to provide advisory services as well as our opinion (the "Fairness Opinion") to the Board of Directors of USMX (the "Board of Directors") as to the fairness, from a financial point of view, of the Merger to the shareholders of USMX (the "Holders of Shares"). We have not been engaged to prepare and have not prepared a formal valuation of USMX or any of its material assets and our Fairness Opinion should not be construed as such. Under the terms of the engagement, Newcrest will receive a fee for the preparation of the Fairness Opinion and USMX has agreed to reimburse Newcrest for its reasonable out-of pocket expenses. USMX has also agreed to indemnify Newcrest in respect of certain liabilities which may be incurred by Newcrest in connection with the provision of its services. No part of Newcrest's fee is contingent upon the conclusion reached by Newcrest in the Fairness Opinion.


Qualifications of Newcrest

Newcrest is an independent, fully-integrated investment dealer headquartered in Toronto, Ontario with additional offices in Montreal, Calgary and Vancouver. The firm specializes in equity investments in publicly traded Canadian companies. Newcrest was known as Sanwa McCarthy Securities Ltd. until September of 1995 and was renamed in October of 1995 after a significant corporate reorganization. Newcrest provides investment services to institutional clients; employs its own trading group; does specialized and comprehensive research on a variety of different industries and is an active underwriter and financial advisor to Canadian companies.

In particular, Newcrest has participated in a significant number of transactions involving financings, fairness opinions and valuations of mining companies.

Scope of Review

In preparing the Valuation and Fairness Opinion, Newcrest has, among other things, reviewed and relied upon, or carried out, the following:

(i) audited financial statements of USMX and Dakota for the year ended December 31, 1995 and draft financial statements of USMX and Dakota for the year ended December 31, 1996;

(ii) unaudited interim financial statements for the periods ended September 30, 1996 for USMX and Dakota;

(iii) management prepared operating and financial forecasts for fiscal years ending December 31, 1997, 1998, 1999 and 2000 for USMX and Dakota;

(iv) draft information circular describing the Merger to be mailed to USMX and Dakota shareholders;

(v) certain publicly available information related to the business, operations, financial performance and industry conditions of USMX;

(vi) press releases issued by USMX and Dakota from January 1, 1996 to the date hereof;

(vii)   gold market performance and industry data;

(viii) discussions with senior management of USMX in respect of the operations, business plans and undeveloped mining interests of USMX and gold industry conditions;

(ix)    stock market information relating to USMX and Dakota;

(x) a certificate addressed to Newcrest from USMX representing, among other things, that the information provided to us in respect to the Fairness Opinion is full, true and complete disclosure and that no material information has been withheld which might reasonably affect the Fairness Opinion; and,

(xi) such other market, financial and resource industry information that Newcrest considered necessary or appropriate in the circumstances in order to provide the Fairness Opinion.

          We conducted such analysis, investigations, research and testing of assumptions as were considered by us to be appropriate in the circumstances. We were granted access to the management of both USMX and Dakota and were not, to our knowledge, denied access to any information which we requested which might be material to the Fairness Opinion.

Assumptions

In accordance with the terms of our engagement agreement, we have relied on and assumed the completeness and accuracy of publicly available information concerning USMX and Dakota and the financial and other information which Newcrest has received from each company. Although we have not conducted any independent verification of the information, we have no reason to believe that such information is not accurate or complete. The Fairness Opinion is conditional upon such completeness, accuracy and fair presentation of all material provided to us.

USMX and Dakota have represented to Newcrest, in certificates dated as at the date hereof, amongst other things, that the information, data, advice, opinions and representations provided to Newcrest are complete, true and correct in all material respects and do not contain any untrue material fact or omit to state any material fact and that since the date the relevant information was provided, there has been no material changes in USMX or Dakota or any of their subsidiaries and no material change has occurred in the information or any part thereof which would reasonably be expected to have a material effect on the Fairness Opinion. USMX and Dakota have also represented in the above certificates that with respect to any portions of the information that constitute forecasts, projections or estimates, such forecasts, projections or estimates were prepared using assumptions which in the belief of USMX and Dakota are reasonable in the circumstances, and are not misleading in any material respect in light of the assumptions used.

The analysis utilized in developing the range of a fair merger ratio between USMX and Dakota is based upon techniques and relevant assumptions that Newcrest deemed appropriate in the circumstances. In our analysis and in connection with the preparation of the Fairness Opinion, we have made certain assumptions with respect to economic and industry conditions and other matters, many of which are beyond the control of any party involved with the Merger.

The methodology employed by Newcrest included a review of long range financial and operational projections provided by USMX and Dakota which reflect numerous assumptions regarding the impact of general economic and industry conditions on the future financial results of USMX and Dakota. While Newcrest believes the assumptions used are appropriate in the circumstances, some or all of the assumptions may prove to be incorrect.

The analysis incorporated in the Fairness Opinion must be considered as a whole. Any attempt to select portions of our analysis without considering all factors and analysis could lead to an undue emphasis on any particular factor or analysis and possibly lead to incorrect and misleading conclusions. The Fairness Opinion is not intended to be and does not constitute a recommendation to any shareholder of USMX as to whether or not such shareholder should tender their shares.

Fairness Methodology

Newcrest reviewed and considered different methodologies and approaches to assess the fairness from a financial point of view of the Merger to Holders of Shares. Of particular significance is a comparison of the Share Exchange Ratio with our assessment of the relative values of USMX and Dakota using consistent assumptions and techniques for both companies. We have not attributed any particular weight to any analysis or factor considered by us, but rather have made qualitative judgements based on our experience in rendering such opinions and on circumstances then prevailing as to the significance and relevance of each analysis and factor.

In assessing the fairness of the Merger, from a financial point of view, to the Holders of Shares, we have compared the Share Exchange Ratio to:

i) the relative valuations of USMX and Dakota derived from employing a net asset value approach ("NAV Aproach");

ii) the historical market trading prices of the common shares (and the implied exchange ratios) of USMX and Dakota; and

iii) the relative valuations of USMX and Dakota based on production and resource trading multiples of comparable mining companies.

          NAV Approach

The NAV Approach incorporates discounted cash flow analysis which takes into account the amount, timing and relative certainty of the future cash flows expected to be generated by all the properties currently held by USMX and Dakota. The free cash flow projections were discounted to present value by applying an appropriate weighted average cost of capital. As part of our analysis, Newcrest conducted various sensitivity analyses whereby the sensitivity of the discounted value of the free cash flows were considered relative to changes in certain variables including the projected price of gold, amount of ore mined and discount rates.


For purposes of the NAV approach, Newcrest made the following assumptions:

i) balance sheet items were stated at the carrying values as at December 31, 1996;

ii) if the Merger were not to be completed, USMX would complete an equity issue to raise US$10 million (at US$1.00 per common share) in 1997;

iii) operating mines were evaluated on an after-tax discounted cash flow basis;

iv) USMX's exploration interests outside of Illinois Creek and Thunder Mountain were reviewed with USMX management and estimates of value were determined with reference to several factors such as the size of the properties, ownership interest of USMX, stage of exploration program and historic exploration expenditures;

v)      discount rates ranging from 0% to 8%;

vi)     spot gold prices ranging from US$350 per ounce to $390 per ounce; and

vii)    silver price of US$5.00 per ounce.

As a result of the range of relative company valuations implied by the NAV Approach, Newcrest is of the opinion that the Share Exchange Ratio is fair from a financial point of view to the Holders of Shares.

Market Trading Analysis

On January 6, 1997 (the "Announcement Date"), the Merger was publicly announced. Set forth below is a summary of the weighted average trading price of USMX and Dakota common shares during the periods referenced together with the resulting implied share exchange ratio:

                          USMX Weighted    Dakota Weighted      Implied Share
Time Horizon               Average Price    Average Price       Exchange Ratio

Mar 7/96                        $1.34            $1.38               1.023
1 day prior to Jan 6/97         $1.84            $1.50               0.813
30 days prior to Jan 6/97       $1.71            $1.76               1.024
60 days prior to Jan 6/97       $1.76            $1.98               1.122

Notes:

(1) Implied share exchange ratio refers to the ratio of the Dakota closing share price (AMEX) to the USMX closing share price (Nasdaq).
(2)  All trading prices quoted in US$.
(3)  Dakota total volume based on volume on AMEX and TSE.
(4)  Dakota US$ share prices based on daily closing prices on the AMEX.
(5)  Average Prices have been rounded to two decimal places



For the period of 60 trading days prior to the Announcement Date, the minimum implied share exchange ratio was 0.814 and the maximum was 1.458.

In terms of share trading volume, USMX common shares had an average daily trading volume of approximately 31,767 shares for the 60 day period prior to the Announcement Date. For the same period, Dakota shares had daily average trading volumes of 37,570 shares (American Stock Exchange) and 22,618 (Toronto Stock Exchange). Based on the daily close of the two stocks for the same period, 46% of the volume of USMX common shares traded were done so when the implied share exchange ratio was at or above the Share Exchange Ratio.
         [GRAPHIC OMITTED]
The Share Exchange Ratio is fair from a financial point of view to the Holders of Shares based on the above analysis of the range of relative trading prices for the common shares for USMX and Dakota in the above periods prior to the announcement of the Merger.

Comparable Valuation Approach

As a check on the conclusions reached based upon the NAV Approach, Newcrest compared the range of equity valuations of the USMX and Dakota properties, based on current adjusted stock market capitalization multiples (reserves, resources and production) of comparable publicly traded mining companies. The resulting relative valuations of USMX and Dakota supported the conclusion that the Share Exchange Ratio is fair to Holders of Shares. However, given the difficulty in identifying truly comparable companies which are at the same stage of production and reserve development, Newcrest placed less significance on the Comparable Valuation Approach.



Other Considerations

Newcrest considered other factors relevant to Holders of Shares before and after giving effect to the proposed Merger including the following:

i) reduced administrative costs on a consolidated basis largely through elimination of costs associated with operating USMX as a publicly-held company;

ii) direct access to cash flows generated through Dakota's financial and operating activities, representing diversification from the Illinois Creek project and resulting in enhanced financing opportunities; and

iii) the merged company will have a significantly larger market capitalization and near term annual projected production of approximately 200,000 ounces gold; the merged company should be viewed by markets as a mid-cap gold producer instead of a junior producer, resulting in enhanced market valuation multiples and better access to the capital markets.

FAIRNESS OPINION

Based on and subject to the foregoing, Newcrest is of the opinion that, as of the date hereof, the Share Exchange Ratio is fair, from a financial point of view, to the Holders of Shares.

This Fairness Opinion may be relied upon by the Board of Directors of USMX and the shareholders of USMX for the purpose of their consideration of the Merger, but may not be used or relied upon by any other person for any other purpose without our express prior written consent.

Yours very truly,





NEWCREST CAPITAL INC.

                                APPENDIX E

March 14, 1997


USMX

141 Union Blvd.

Lakewood, Colorado  80028


Dakota Mining Corporation

410 Seventeenth Street, Suite 2450

Denver, Colorado  80202

                Re: Dakota / USMX Merger Transaction


Gentlemen:

Pursuant to your request, we are providing our opinion of certain United States federal income tax consequences to United States shareholders of the proposed Merger Transaction as described below. Our opinion is based on the Agreement and Plan of Merger dated February 5, 1997, ("Merger Agreement") and the description of facts and assumptions contained herein. If any of the facts or assumptions presented herein or included as part of the Merger Agreement are incorrect in whole or in part, such inaccuracies may have a material effect upon our opinion expressed in this letter.

The opinion discussed in this letter covers only those items of federal income tax specifically discussed in this letter. No attempt has been made to analyze the tax implications of this transaction to foreign shareholders nor to reach a conclusion under applicable state or local law.

The parties to the Merger Agreement are:

Dakota Mining Corporation, is a federal corporation organized under the Canada Business Corporations Act ("Dakota"). Dakota is publicly traded in Europe, Canada and the United States and is not an investment company. Dakota or its wholly owned foreign affiliates commenced an active mining business in 1989 outside the United States, has been continuously engaged in the mining business thereafter, and continues to hold and has sought to acquire additional mineral interest claims outside the United States to date. In addition, Dakota, through other affiliates, has been engaged in the mining business throughout this period.

USMX Merger Corporation, is a Delaware corporation and a direct, wholly-owned subsidiary of Dakota ("Merger Corp"), formed for purposes of the Merger transaction. Merger Corp. is not an investment company. Merger Corp holds no liabilities nor any assets subject to liabilities; and

USMX Inc., is a Delaware corporation ("USMX") and is not an investment company. The common stock of USMX is publicly traded in the United States and Canada. No other classes of stock are outstanding.

For reasons germane to the business continuance, Dakota and Merger Corp desire to acquire USMX by way of a merger of Merger Corp with and into USMX, with USMX as the surviving corporation ("Merger Transaction"). Such merger will constitute a valid merger under Delaware state law.

Subsequent to the Merger Transaction, Dakota will contribute the stock of USMX, including its affiliates, to an existing wholly-owned U.S. subsidiary of Dakota.

Our opinion is based on a number of assumptions. In rendering our opinion, we have assumed the following:

1) In the Merger Transaction, the USMX shareholders will surrender and Dakota will acquire, an amount of stock representing at least 80 percent (as measured immediately prior to the Merger Transaction) of the total combined voting power of all classes of stock entitled to vote and at least 80 percent (as measured immediately prior to the Merger Transaction) of the total number of shares of each class of non-voting stock of USMX in exchange solely for Dakota voting stock.

2) After the Merger Transaction, USMX will hold substantially all (at least 90 percent of net worth) of its own properties and substantially all (at least 90 percent of net worth) of the properties of Merger Corp. USMX will not sell or otherwise dispose of any of its assets, except in the ordinary course of its trade or business.

3) USMX has not made any distributions other than regular, normal dividends within the past six months, nor will any distributions be made as part of the Merger Transaction nor has any stock been redeemed within the past six months.

4) The shareholders of USMX have no present plan, intention or arrangement to sell, transfer, or otherwise dispose of their shares of Dakota stock to be received in the Merger Transaction that would cause their ownership of Dakota stock, in the aggregate, to fall below 50% of the stock received in the Merger Transaction. Dakota has no plan or intention to reacquire any stock issued in the Merger Transaction, nor liquidate, merge or dispose of USMX after the Merger Transaction.

5) There is no intercorporate indebtedness between Dakota (or Merger Corp.) and USMX that was issued, acquired or will be settled at a discount and there are no plans to capitalize or cancel the line of credit being granted to USMX.

Our opinion is based on the existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury regulations thereunder, and the judicial and administrative interpretations thereof. Any legislative, regulatory, administrative, or judicial decisions subsequent to the date of this opinion or changes in the facts of the Merger Transaction may have an impact on the validity of our conclusions.

Subject to the assumptions, conditions and qualifications described herein, and based on existing federal income tax law, it is our opinion that for United States federal income tax purposes:

1) The Merger Transaction will constitute a reorganization within the meaning of Section 368(a) of the Code, and Dakota, USMX and Merger Corp. will each be a party to the reorganization within the meaning of 368(b) of the Code;

2) Dakota will not recognize any gain or loss as a result of the Merger Transaction;

3) USMX will not recognize any gain or loss as a result of the Merger Transaction;

4) No gain or loss should be recognized by U.S. shareholders of USMX who, by virtue of the Merger Transaction, become holders of less than 5% of the stock of Dakota, measured by either voting rights or value. No gain or loss should be recognized by U.S. shareholders of USMX who, by virtue of the Merger Transaction, become holders of 5% or greater of the stock of Dakota measured by either voting rights or value, provided such shareholders enter into gain recognition agreements with the Internal Revenue Service as required in Section 367 of the Internal Revenue Code and the Regulations pursuant thereto. No opinion is being rendered on any transfer or exchange of any options or warrants for stock in USMX for options or warrants for stock in Dakota;

5) The aggregate tax basis of the shares of Dakota stock received in the Merger Transaction by a stockholder of USMX should be the same as the tax basis of his USMX stock exchanged therefor;

6) The holding period of Dakota stock in the hands of a USMX stockholder should include the holding period of his USMX stock exchanged therefor, provided such USMX stock is held as a capital asset at the time of the Merger Transaction;

7) The reorganization will not be disqualified in the event of a contribution by Dakota of the stock of USMX to an existing, wholly-owned US subsidiary of Dakota.

This opinion letter represents our current judgment on the specific issues. There is no assurance that the Internal Revenue Service will agree with the opinions expressed herein. The Internal Revenue Service may take a position contrary to our opinion, and if the matter is litigated, a court could reach a contrary decision.

The opinions expressed herein are solely for your benefit and the benefit of the USMX and Dakota shareholders at the effective date of the Merger Transaction, and they may not be relied upon in any matter or for any purpose by any other person, and may not be circulated, quoted or otherwise referred to for any other purpose without our consent.

                                                Very truly yours,


                                                /s/Coopers & Lybrand LLP

                                            APPENDIX F




                           PURCHASE AND SALE AGREEMENT

                                  By and Among

                       PEGASUS GOLD CORPORATION ("Buyer")

                                       and

                USMX, INC. and USMX OF MONTANA, INC. ("Sellers")










                                      Dated
                                 March 17, 1997





                                     3/15/97






                                     - ii -

                                TABLE OF CONTENTS



PRELIMINARY STATEMENTS..........................................................................................  1

         ARTICLE I  Purchase and Sale of Mining Agreements....................................................... 2
                  Section 1.  Agreement to Purchase and Sell..................................................... 2

         ARTICLE II Purchase Price, Manner of Payment and Closing................................................ 3
                  Section 2.1  Purchase Price.................................................................... 3
                  Section 2.2  Time and Place of Closing......................................................... 3
                  Section 2.3  Manner of Payment of the
                                       Purchase Price............................................................ 3

         ARTICLE III Sellers' Representations, Warranties and
                             Covenants........................................................................... 4
                  Section 3.1  Organization...................................................................... 4
                  Section 3.2  Authority......................................................................... 4
                  Section 3.3  Consents.......................................................................... 4
                  Section 3.4  Enforceability.................................................................... 5
                  Section 3.5  Litigation........................................................................ 5
                  Section 3.6  Mining Agreements................................................................. 5
                  Section 3.7  Indemnification of Buyer...........................................................6

         ARTICLE IV Buyer's Representations, Warranties and
                            Acknowledgments
                  7
                  Section 4.1  Organization...................................................................... 7
                  Section 4.2  Authority......................................................................... 7
                  Section 4.3  Enforceability.................................................................... 7
                  Section 4.4  No Assignment of Loan............................................................. 8
                  Section 4.5  Consents.......................................................................... 8
                  Section 4.6  Litigation........................................................................ 8

         ARTICLE V Conditions to Closing......................................................................... 8
                  Section 5.1  Conditions Precedent to
                                       Buyer's Obligations....................................................... 8
                           (a)  Representations and Warranties................................................... 8
                           (b)  Documents and Proceedings Satisfactory........................................... 9
                           (c)  Instruments of Transfer.......................................................... 9
                           (d)  Compliance with Terms and Conditions                                              9
                           (e)  Officer's Certificate........................................................... 10
                  Section 5.2  Conditions Precedent to
                                       Sellers' Obligations......................................................10
                           (a)  Representations and Warranties.................................................. 10
                           (b)  Documents and Proceedings Satisfactory.......................................... 10
                           (c)  Compliance with Terms and Conditions
                           11
                           (d)  Officer's Certificate........................................................... 11
                           (e)  USMX Shareholder Approval....................................................... 11
         ARTICLE VI Closing..................................................................................... 11
                  Section 6.1               Form of Documents................................................... 11
                  Section 6.2               Buyer's Deliveries.................................................. 12
                  Section 6.3               Sellers' Deliveries................................................. 12

         ARTICLE VII Termination................................................................................ 13

         ARTICLE VIII Miscellaneous............................................................................. 13
                  Section 8.1   Amendments, Etc................................................................. 13
                  Section 8.2   Addresses and Notices........................................................... 14
                  Section 8.3   Governing Law................................................................... 14
                  Section 8.4   Submission to Jurisdiction...................................................... 14
                  Section 8.5   Expenses........................................................................ 15
                  Section 8.6   Counterparts.................................................................... 15
                  Section 8.7   Assignability................................................................... 15
                  Section 8.8   Further Assurances.............................................................. 16
                  Section 8.9   No Waiver Regarding Responsibility for Pre-Existing Environmental
                                        Conditions...............................................................16





         EXHIBITS

                  EXHIBIT A -  ASSIGNMENT AGREEMENT

                  EXHIBIT B -  CONSENT AND AGREEMENT

                                     3/15/97






                                                       - 15 -

                                     3/15/97


                           PURCHASE AND SALE AGREEMENT


          THIS PURCHASE AND SALE AGREEMENT  (this  "Agreement")  is entered into this 17th day of March, 1997, by and among PEGASUS GOLD CORPORATION, a Nevada corporation ("Buyer"), USMX, INC. (successor by merger to U.S. Minerals Exploration Company, a Colorado corporation), a Delaware corporation ("USMX"), and USMX of MONTANA, INC., a Montana corporation ("USMX/Montana", and together with USMX being referred to herein collectively as "Sellers"). Capitalized terms used herein and not otherwise defined shall have the respective meanings provided in the Loan Agreement (as hereinafter defined).

                            : PRELIMINARY STATEMENTS

         1. Buyer has entered into a letter agreement, dated May 8, 1996, as amended by a letter agreement dated June 12, 1996, a letter agreement dated June 20, 1996 and a revised amortization schedule as appended to letter dated June 21, 1996 from Buyer's Vice President and General Counsel (said agreement, as so amended, hereinafter called the "Loan Agreement"), with USMX, pursuant to which Buyer agreed to loan $4,500,000 (the "Loan") to USMX and certain of its subsidiaries and affiliates on the terms and conditions set forth therein.

         2. In connection with the Loan Agreement, Sellers and Buyer entered into an Assignment and Security Agreement, dated as of June 28, 1996 (the "Security Agreement"), whereby Sellers granted to Buyer a security interest in all of their right, title and interest in, to and under the following: (a) the Agreement, dated as of January 1, 1986, by and between USMX and Montana Tunnels Mining, Inc. (formerly known as Centennial Minerals Inc.), a Nevada corporation ("MTMI"), which is a wholly-owned subsidiary of Buyer; (b) the Special Warranty Deed and Assignment with Reserved Royalties, dated June 6, 1987, by Sellers to MTMI, recorded June 23, 1987 in the office of the Jefferson County, Montana Recorder as Entry No. 140649, in Book 120 Deeds, Pages 751, et seq. (as such Agreements and Deed have been amended to date, hereinafter collectively called the "Mining Agreements"); and (c) all proceeds of the Mining Agreements.

         3. On the terms and subject to the conditions contained in this Agreement, Buyer desires to purchase, and Sellers desire to sell, all of Sellers' right, title and interest in, to and under the Mining Agreements for a purchase price equal to the outstanding principal amount of the Loan (plus interest accrued thereon through the Closing Date (as hereinafter defined)).

         NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                               ARTICLE IARTICLE I

                     Purchase and Sale of Mining Agreements

         Section 1. Agreement to Purchase and SellAgreement to Purchase and Sell. On the terms and subject to the conditions contained in this Agreement, Buyer agrees to purchase from Sellers, and Sellers agree to sell to Buyer, all of Sellers' right, title and interest in, to and under the Mining Agreements (the "Purchased Assets").
II
                                   ARTICLE II

                  Purchase Price, Manner of Payment and Closing

         Section II.1  Purchase  Price.......Section  II.1 Purchase  Price.  The
purchase price of the Purchased Assets shall be equal to the aggregate outstanding principal balance of the Loan, plus accrued and unpaid interest thereon (collectively, the "Purchase Price"), as of the Closing Date, as defined in Section 2.2 below.

         Section II.2 Time and Place of ClosingII.2 Time and Place of Closing. The transactions contemplated by this Agreement shall be consummated (the "Closing") at 10:00 a.m., Pacific time, at the offices of Buyer, 601 West First Avenue, Suite 1500, Spokane, Washington 99204, as soon as practicable, but, in any event, not later than five (5) days after USMX has received the approval of its shareholders with respect to this Agreement, or at such other time or place as shall be mutually agreed upon by Buyer and Sellers. The date on which the Closing occurs in accordance with the preceding sentence is referred to in this Agreement as the "Closing Date".

         Section II.3 Manner of Payment of the Purchase PriceII.3 Manner of Payment of the Purchase Price. At the Closing, Buyer shall cancel and forgive all indebtedness (including but not limited to all unpaid principal and interest under the Loan) owing to Buyer by USMX, its subsidiaries and its affiliates under the Loan Agreement in full satisfaction of the Purchase Price. As of the Closing Date, the Loan Agreement and the Security Agreement shall be deemed to be terminated and neither party shall have any rights or obligations thereunder.

                             ARTICLE IIIARTICLE III

               Sellers' Representations, Warranties and Covenants

         Sellers represent, warrant and covenant to Buyer as follows:

         Section  III.1  Organization........Section  III.1  Organization.  Each
Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

         Section III.2 AuthorityIII.2 Authority. Subject to USMX's receipt of shareholder approval with respect to this Agreement, the execution, delivery and performance by Sellers of this Agreement, and all documents and instruments to be executed by Sellers pursuant to this Agreement (collectively, "Sellers' Ancillary Documents"), have been duly authorized by all necessary corporate action, and do not and will not contravene (a) either Seller's charter, by-laws or other organizational documents, (b) any applicable law, statute, rule or regulation, (c) any contractual restriction including, without limitation, any indenture, mortgage, lease, agreement, judgment, order or decree binding on or affecting the Sellers or their properties, and do not and will not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of their properties.

         Section III.3 ConsentsIII.3 Consents. Other than USMX shareholder approval and the consent of MTMI, no authorization or approval or other action by, and no notice to or filing with, any governmental authority, regulatory body, court, financial institution or any other person is required for the due execution, delivery and performance by Sellers of this Agreement and the Sellers' Ancillary Documents.

         Section III.4 EnforceabilityIII.4 Enforceability. This Agreement and Sellers' Ancillary Documents have been duly executed and delivered by the duly authorized representative of each Seller and, subject to the consents described in Section 3.3 above, constitute the legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with their terms.

         Section III.5 LitigationIII.5 Litigation. There is no pending or, to Sellers' actual knowledge, threatened action or proceeding affecting Sellers or any of their respective subsidiaries before any court, governmental, regulatory or administrative agency or arbitrator which purports to affect the legality, validity or enforceability of the Agreement, the Sellers' Ancillary Documents or the transactions contemplated hereby or thereby.

         Section III.6 Mining AgreementsIII.6 Mining Agreements. (a) The Mining Agreements, true and complete copies of which have been furnished to Buyer, have been duly authorized, executed and delivered by Sellers, have not been amended or otherwise modified (except by the Amendment of Agreement and Deed, dated as of July 15, 1991, among MTMI and Sellers, and as otherwise permitted by Section 7 of the Security Agreement), are in full force and effect and are binding upon and enforceable against Sellers and the other parties thereto in accordance with their respective terms. Sellers have received no notices of default under any of the Mining Agreements, and, to Sellers' actual knowledge, there exists no default under the Mining Agreements by Sellers or any other party thereto.

         (b) Sellers collectively are the legal and beneficial owners of the Purchased Assets free and clear of any lien, security interest, option or other charge or encumbrance created by Sellers or arising by, through or under Sellers, except for the security interests granted to Buyer pursuant to the Loan Agreement, and except for claims or potential claims of the Montana Department of Environmental Quality under its CECRA Program. No effective financing statement or other document similar in effect covering all or any part of the Purchased Assets is on file in any recording office, except those in favor of Buyer pursuant to the Loan Agreement.

         Section III.7 Indemnification of BuyerIII.7 Indemnification of Buyer. Sellers hereby jointly and severally agree to indemnify Buyer, its successors and assigns from and against all third parties claiming any right, title or interest in or to the Purchased Assets by, through or under either or both of the Sellers, except for the security interests granted to Buyer pursuant to the Loan Agreement, and except for claims or potential claims of the Montana Department of Environmental quality under its CECRA Program.

                              ARTICLE IVARTICLE IV

             Buyer's Representations, Warranties and Acknowledgments

         Buyer represents and warrants to Sellers as follows:

         Section IV.1 Organization Section IV.1 Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

         Section IV.2 AuthorityIV.2 Authority. The execution, delivery and performance by Buyer of this Agreement, and all documents and instruments to be executed by Buyer or MTMI pursuant to this Agreement ("Buyer's Ancillary Documents"), have been duly authorized by all necessary corporate action, and do not and will not contravene (a) Buyer's or MTMI's charter, by-laws or other organizational documents, (b) any applicable law, statute, rule or regulation,
(c) any contractual restriction including, without limitation, any indenture, mortgage, lease, agreement, judgment, order or decree binding on or affecting Buyer or its properties, and do not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of its properties.

         Section IV.3 EnforceabilityIV.3 Enforceability. This Agreement and Buyer's Ancillary Documents have been duly executed and delivered by the duly authorized representative of Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

         Section IV.4 No Assignment of LoanIV.4 No Assignment of Loan. Buyer has not transferred or assigned any of its right, title or interest in the Loan Agreement, the Loan or the Security Agreement to any party.

         Section IV.5 ConsentsIV.5 Consents. No authorization or approval or other action by, and no notice to or filing with, any governmental authority, regulatory body, court, financial institution or any other person is required for the due execution, delivery and performance by Buyer of this Agreement and Buyer's Ancillary Documents.

         Section IV.6 LitigationIV.6 Litigation. There is no pending or, to Buyer's actual knowledge, threatened action or proceeding affecting Buyer or MTMI or any of their respective subsidiaries before any court, governmental, regulatory or administrative agency or arbitrator which purports to affect the legality, enforceability or validity of this Agreement, Buyer's Ancillary Documents, or the transactions contemplated hereby or thereby.

                               ARTICLE VARTICLE V

                              Conditions to Closing

         Section V.1 Conditions Precedent to Buyer's Obligations Section V.1 Conditions Precedent to Buyer's Obligations. The obligation of Buyer to purchase the Purchased Assets under this Agreement is subject to the satisfaction (or waiver by Buyer), at or before the Closing, of each of the following conditions:

          (a) Representations and Warranties. All representations and warranties of Sellers set forth in Article III of this Agreement shall be true and correct as of the Closing Date as though such representations and warranties were made as of the Closing Date.

b) Documents and Proceedings Satisfactory. All actions to be taken by Sellers, and all instruments, opinions and documents required by this Agreement to be delivered by Sellers, shall be reasonably satisfactory to Buyer, and Sellers shall have delivered to Buyer on the Closing Date such documents and other evidence as Buyer may reasonably request in order to establish the due execution and delivery of this Agreement and the taking of the requested actions and other proceedings in connection herewith.

c) Instruments of Transfer. Sellers shall have: (i) executed the Assignment Agreement in the form of Exhibit A (the "Assignment Agreement"); and (ii) Sellers shall have delivered to Buyer such other instruments of sale and transfer ("Other Assignments"), in each case as may be necessary or desirable to vest in Buyer all of Sellers' right, title and interest in, to and under the Mining Agreements, free and clear of any and all liens, security interest, options, claims or encumbrances, arising by, through or under Sellers, other than security interests granted by Sellers to Buyer under the Loan Agreement, which security interests shall be released by Buyer as provided in Sections 6.2(b) and 6.2(c) below.

d) Compliance with Terms and Conditions. All of the terms, covenants, agreements and conditions to this Agreement to be complied with, performed and satisfied by Sellers on or before the Closing Date shall have been complied with, performed and satisfied in all material respects.

e) Officer's Certificate. Each Seller shall have delivered to Buyer a certificate, dated the Closing Date, signed by the President or a Vice President of such Seller, certifying to the matters specified in Sections 5.1(a) and 5.1(b). Section V.2 Conditions Precedent to Sellers' Obligations
     Section V.2 Conditions Precedent to Sellers' Obligations. The obligation of Sellers to sell the Purchased Assets under this Agreement are subject to the satisfaction (or waiver by Sellers), at or before the Closing, of each of the following conditions:

     (a) Representations and Warranties. All representations and warranties of Buyer set forth in Article IV of this Agreement shall be true and correct as of the Closing Date as though such representations and warranties were made as of the Closing Date.

     b) Documents and Proceedings Satisfactory. Buyer shall have caused MTMI to execute the Consent Agreement in the form attached hereto as Exhibit B (the "MTMI Consent"). Buyer also shall have executed the Assignment Agreement, and all actions to be taken by Buyer, and all other instruments, opinions and documents required by this Agreement to be delivered by Buyer and MTMI, shall be reasonably satisfactory to Sellers, and Buyer shall have delivered to Sellers on the Closing Date such documents and other evidence as Sellers may reasonably request in order to establish the due execution and delivery of this Agreement and the taking of the requested actions and other proceedings in connection therewith.

     c) Compliance with Terms and Conditions. All of the terms, covenants, agreements and conditions to this Agreement to be complied with, performed and satisfied by Buyer on or before the Closing Date shall have been complied with, performed and satisfied in all material respects.

     d) Officer's Certificate. Buyer shall have delivered to Sellers a certificate, dated the Closing Date, signed by the President or a Vice President of Buyer, certifying to the matters specified in Sections 5.2(a) and 5.2(b).

     e) USMX Shareholder Approval. USMX shall have received the approval of its shareholders with respect to this Agreement.

                              ARTICLE VIARTICLE VI

Closing

     Section VI.1 Form of  Documents....Section  VI.1 Form of Documents.  At the
Closing, the parties shall deliver the documents and shall perform the acts that are set forth in this Article VI. All documents that Sellers deliver shall be in form and substance reasonably satisfactory to Buyer and its counsel, and all documents that Buyer and MTMI deliver to Sellers shall be in form and substance reasonably satisfactory to Sellers and their counsel.

     Section VI.2 Buyer's DeliveriesVI.2 Buyer's Deliveries. Subject to the fulfillment or waiver of the conditions set forth in Article V, Buyer shall deliver to Sellers all of the following:

     (a) all promissory notes (if any) and other like instruments under the Loan Agreement, marked as paid in full by Buyer, or as otherwise requested by Sellers;

     (b)  duly  executed   releases,   in  recordable   form,  of  all  security
          instruments executed by Sellers, or either of them, pursuant to the Loan Agreement or Security Agreement;

     (c)  the duly executed MTMI Consent;

     (d)  the Assignment Agreement duly executed by Buyer; and

     (e) such other documents from Buyer or MTMI as may reasonably be required in order to effectuate the transactions contemplated hereby.

     Section VI.3 Sellers' Deliveries..Section VI.3 Sellers' Deliveries. Subject to the fulfillment or waiver of the conditions set forth in Article V, Sellers shall execute and deliver to Buyer all of the following:

     (a)  certified copies of the charter and by-laws of each Seller;

     (b) certificates of good standing of each Seller with respect to its jurisdiction of incorporation;

     (c) an incumbency and specimen signature certificates for each Seller with respect to the officers of such Seller executing this Agreement on behalf of such Seller;

     (d) a certified copy of resolutions of each Seller's board of directors and shareholders authorizing the execution, delivery and performance of this Agreement and the Sellers' Ancillary Documents;

     (e) the Assignment Agreement, conveying all of the right, title and interest in, to and under the Mining Agreements; and

     (f) such other documents from Sellers as may reasonably be required in order to effectuate the transactions contemplated hereby.

                             ARTICLE VIIARTICLE VII

                                   Termination
         This  Agreement  and  the  transactions   contemplated  hereby  may  be
terminated at any time prior to the Closing by prompt notice given in accordance with Section 8.2:

     (a)  by the mutual written consent of Buyer and Sellers; or

     (b) by any party if the Closing shall not have occurred on or before June 30, 1997, or such other date as shall be mutually agreed upon by Sellers and Buyer.

                               VIII ARTICLE VIII

                                  Miscellaneous

     Section  VIII.1  Amendments,  Etc....Section  VIII.1  Amendments,  Etc.  No
amendment or waiver of any provision of this Agreement, and no consent to any departure by any party herefrom, shall in any event be effective unless the same shall be in writing and signed by the other parties hereto, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         Section VIII.2 Addresses and NoticesVIII.2 Addresses and Notices. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic, telex or cable communication) and mailed (postage prepaid), telecopied, telegraphed, cabled or delivered to it, if to either Seller, at its address at 141 Union Boulevard, Suite 100, Lakewood, Colorado 80228, Attention: President, and if to Buyer, at its address at 601 West First Avenue, Suite 1500, Spokane, Washington 99204, Attention: General Counsel, or as to any party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and other communications shall, when mailed, telecopied, telegraphed, telexed or cabled, be effective five days after deposit in the mails, telecopied, delivered by telegraph company, confirmed by telex answerback or delivered to the cable company, respectively.

         Section VIII.3 Governing LawVIII.3 Governing Law. This Agreement and each of Sellers' Ancillary Documents and Buyer's Ancillary Documents shall be governed by and construed in accordance with the laws of the State of Washington (without regard to any conflict of laws principles).

         Section VIII.4 Submission to JurisdictionVIII.4 Submission to Jurisdiction. Buyer and Sellers irrevocably submit to the jurisdiction of any Washington State court or Federal court sitting in the State of Washington in any action arising out of this Agreement or any document or instrument executed in connection herewith, agree that all claims in such action may be decided in such court, waives, to the fullest extent permitted by law, the defense of an inconvenient forum and consents to the service of process by mail. A final judgment in any such action shall be conclusive and may be enforced in other jurisdictions. Nothing contained herein shall affect the right of Buyer or Sellers to serve legal process in any manner permitted by law or affect Buyer's or Sellers' right to bring any action in any other court.

         Section VIII.5 ExpensesVIII.5 Expenses. Each party hereto shall bear the fees and expenses incurred by such party in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

         Section VIII.6 CounterpartsVIII.6 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

         Section VIII.7 AssignabilityVIII.7 Assignability. This Agreement shall not be assignable by any party without the prior written consent of the other parties hereto, except that prior to the Closing Buyer may assign its rights and delegate its duties under this Agreement to a subsidiary or affiliate of Buyer, but such assignment and delegation shall not release Buyer from its obligations hereunder.

         Section VIII.8 Further AssurancesVIII.8 Further Assurances. The parties shall, and shall cause their respective subsidiaries to, execute such further documents, and perform such further acts, as may be necessary to transfer and convey the Purchased Assets to Buyer, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transactions contemplated hereby.

         Section VIII.9 No Waiver Regarding Responsibility for Pre-Existing Environmental Conditions. Sellers and Buyer hereby acknowledge that there may be unresolved issues as to whether Sellers should bear any responsibility with respect to environmental conditions, if any, that existed prior to January 1, 1986 on the properties subject to Mining Agreements. Sellers and Buyer hereby agree that neither execution of this Agreement and documents hereunder nor the Closing hereunder shall constitute or be construed as a waiver by Sellers, Buyer, MTMI or their respective affiliates, of any right or defense with respect to such responsibility.

          IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                                     SELLERS:

                                   USMX, INC.


                       By: /s/ Donald P. Bellum
                       Title: President



                              USMX OF MONTANA, INC.



                       By:  /s/ Donald P. Bellum
                       Title: President




                                     BUYER:


                            PEGASUS GOLD CORPORATION



                       By:  /s/ Werner G. Nennecker
                       Title: President & CEO

                                     3/15/97



                                       A-2

                                    EXHIBIT A

                              ASSIGNMENT AGREEMENT


         THIS ASSIGNMENT AGREEMENT (this "Assignment") is entered into this ___ day of _____________, 1997, by and among PEGASUS GOLD CORPORATION, a Nevada corporation ("Buyer"), USMX, INC. (successor by merger to U.S. Minerals Exploration Company, a Colorado corporation), a Delaware corporation ("USMX"), and USMX OF MONTANA, INC., a Montana corporation ("USMX/Montana", and together with USMX being referred to herein collectively as "Sellers"), subject to the terms and provisions of the Purchase and Sale Agreement, dated March 17, 1997 (the "Purchase Agreement"), by and among Buyer and Sellers. Capitalized terms used herein and not otherwise defined shall have the respective meanings provided in the Purchase Agreement.
         Subject to the terms of the Purchase Agreement, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers do hereby sell, transfer, and assign to Buyer all of such Sellers' right, title and interest in, to and under the Mining Agreements. To have and to hold the same unto Buyer and its successors and assigns from and after the date hereof.
         Sellers hereby jointly and severally agree to indemnify Buyer, its successors and assigns from and against all third parties claiming any right, title or interest in or to the Purchased Assets by, through or under either or both of the Sellers, except for the security interests granted to Buyer pursuant to the Loan Agreement, and except for claims or potential claims of the Montana Department of Environmental quality under its CECRA Program.
         IN WITNESS WHEREOF, Sellers and Buyer have caused their duly authorized representatives to execute and deliver this Assignment as of the date first above written.
                                   USMX, INC.



                      By:_________________________________
                       Title:_____________________________



                              USMX OF MONTANA, INC.



                       By:________________________________
                       Title:_____________________________



                            PEGASUS GOLD CORPORATION



                      By:_________________________________
                       Title:_____________________________




STATE OF                            }
                                    } ss.
COUNTY OF                           }

                                     3/15/97



                                       A-3

         Before me personally appeared _____________________________ on this ______ day of ________________, 1997, and first being duly sworn, executed the above __________________________, as ___________________of USMX, INC. and
acknowledged to me that [s]he executed the same in that capacity.

         Witness my hand and official seal.

         My commission expires: _____________________

(seal)
                          ----------------------------
                                  NOTARY PUBLIC


STATE OF                            }
                                    } ss.
COUNTY OF                           }

         Before me personally appeared _____________________________ on this ______ day of ________________, 1997, and first being duly sworn, executed the above __________________________, as ___________________of USMX OF MONTANA, INC.
and acknowledged to me that [s]he executed the same in that capacity.

                                     3/15/97






                                       A-3

         Witness my hand and official seal.

         My commission expires: _____________________

(seal)
                          ----------------------------
                                  NOTARY PUBLIC



STATE OF                            }
                                    } ss.
COUNTY OF                           }

         Before me personally appeared _____________________________ on this ______ day of ________________, 1997, and first being duly sworn, executed the above __________________________, as ___________________of PEGASUS GOLD
CORPORATION and acknowledged to me that [s]he executed the same in that capacity.

         Witness my hand and official seal.

         My commission expires: _____________________

(seal)
                          ----------------------------

                                     3/15/97



                                       A-3

                                  NOTARY PUBLIC

                                     3/15/97






                                       B-3

                                    EXHIBIT B

                              CONSENT AND AGREEMENT

         The undersigned hereby acknowledges notice of, and consents to the terms and provisions of, the Purchase and Sale Agreement, dated mARCH 17, 1997 (the "Purchase Agreement"), by and among PEGASUS GOLD CORPORATION, a Nevada corporation ("Buyer"), USMX, INC. (successor by merger to U.S. Minerals Exploration Company, a Colorado corporation), a Delaware corporation ("USMX"), and USMX OF MONTANA, INC., a Montana corporation ("USMX/Montana", and together with USMX being referred to herein collectively as "Sellers"). Capitalized terms used herein and not otherwise defined shall have the respective meanings provided in the Purchase Agreement.

          In accordance with the foregoing, the undersigned hereby agrees with Buyer and Sellers that:

(a) The undersigned will make all payments to be made by it under or in connection with the Mining Agreements directly to Buyer at its office at 601 West First Avenue, Suite 1500, Spokane, Washington 99204 or otherwise in accordance with the instructions of Buyer.

(b) All payments referred to in paragraph (a) above shall be made by the undersigned irrespective of, and without deduction for, any counterclaim, defense, recoupment or set-off and shall be final, and the undersigned will not seek to recover from Buyer for any reason any such payment once made.

(c) After the Closing Date, Buyer shall be entitled to exercise, exclusively, any and all rights and remedies under the Mining Agreements in accordance with the terms of the respective agreements, Sellers shall have no further right, title or interest in, to or under the Mining Agreements, and the undersigned shall comply in all respects with such exercise.

         This Consent and Agreement shall be binding upon the undersigned and its successors and assigns, and shall inure to the benefit of Buyer, Sellers and their respective successors, transferees and assigns. This Consent and Agreement shall be governed by the laws of the State of Washington (without regard to conflict of laws principles).

         IN WITNESS WHEREOF, the undersigned has duly executed this Consent and Agreement as of the date first above written.
                          MONTANA TUNNELS MINING, INC.



                       By:________________________________
                       Title:_____________________________







STATE OF                            }
                                    } ss.
COUNTY OF                           }

         Before me personally appeared _____________________________ on this ______ day of ________________, 1997, and first being duly sworn, executed the above __________________________, as ___________________of MONTANA TUNNELS
MINING, INC. and acknowledged to me that [s]he executed the same in that capacity.

         Witness my hand and official seal.

         My commission expires: _____________________

(seal)
                          ----------------------------
                                  NOTARY PUBLIC



                                     3/15/97

                                   APPENDIX G
                        CONSOLIDATED FINANCIAL STATEMENTS
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                         Page
Dakota Mining Corporation

         Auditors' Report.................................................G-2
         Consolidated Balance Sheets......................................G-3
         Consolidated Statements of Operations............................G-4
         Consolidated Statements of Shareholders' Equity..................G-5
         Consolidated Statements of Cash Flows............................G-6
         Notes to Consolidated Financial Statements.......................G-7

USMX, Inc.

         Independent Auditors' Report.....................................G-20
         Consolidated Balance Sheets......................................G-21
         Consolidated Statements of Operations............................G-22
         Consolidated Statements of Shareholders' Equity..................G-23
         Consolidated Statements of Cash Flows............................G-24
         Notes to Consolidated Financial Statements.......................G-26



                                              DAKOTA MINING CORPORATION
                                             CONSOLIDATED BALANCE SHEETS
                                         (expressed in United States dollars)

                                                                  December 31,            December 31,
                                                                       1996                   1995
                                                                 --------------         --------------
ASSETS
Current assets
Cash                                                                  $5,092,150          $2,260,025
Inventories                                                            2,643,701           3,821,176
Deferred stripping costs                                                 886,086             667,956
Other current assets                                                     739,064             340,965
                                                                     -----------          ----------
                                                                       9,361,001           7,090,122

Property, plant and equipment, net                                    15,150,399          22,972,514
Other assets
Reclamation bonds                                                      5,111,844           3,577,475
Advance minimum royalties                                              1,871,965           2,007,260
Other                                                                     74,141             258,050
                                                                   -------------        ------------
                                                                     $31,569,350         $35,905,421
                                                                      ==========          ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Account payable                                                       $4,915,525          $5,152,517
Accrued liabilities                                                    2,003,625           1,864,790
Reclamation costs                                                        428,983             576,500
Short-term borrowings                                                    623,623           1,157,991
Current portion of long-term debt                                        383,265             565,546
                                                                     -----------         -----------
                                                                       8,355,021           9,317,344
Long-term liabilities
Long-term debt                                                         3,240,053             439,520
Other long-term liabilities                                              952,000                 -
Reclamation costs                                                      5,562,881           3,558,304
                                                                     -----------         -----------
     Total liabilities                                                18,109,955          13,315,168
                                                                      ----------          ----------

Shareholders' equity
Warrants                                                                  63,134              87,500
Preference shares, without par value; 20,000,000
  shares authorized, none issued or outstanding
Common shares, without par value; unlimited shares
  authorized; 35,479,742 issued and outstanding in
  1996; 26,534,742 in 1995                                            52,809,980          38,906,595
Accumulated deficit                                                  (39,133,909)        (16,064,270)
Cumulative translation adjustment                                       (279,810)           (339,572)
                                                                    -------------       -------------
     Total shareholders' equity                                       13,459,395          22,590,253
                                                                      ----------          ----------
                                                                     $31,569,350         $35,905,421
                                                                      ==========          ==========




Approved on behalf of the Board

/s/Alan R. Bell                                           /s/ Stanley Dempsey
Alan R. Bell                                                   Stanley Dempsey
Director                                                            Director

          (See accompanying notes to consolidated financial statements)

                            DAKOTA MINING CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (expressed in United States dollars)



                                                 Year ended                 Year ended                Year ended
                                                December 31,               December 31,              December 31,
                                                    1996                       1995                      1994
                                                   ---------                -----------               -----------

Operating revenues                                 $24,556,406               $17,208,608                 $8,441,593
Operating costs
Mine, mill and administration                       26,296,133                13,851,637                  5,433,071
Depreciation, depletion, and
   amortization                                      6,496,371                 4,729,391                  2,162,255
Royalties and severance taxes                        1,163,510                   743,713                    340,824
Exploration                                            498,908                    87,134                    203,437
Reclamation                                          2,255,429                 2,196,383                  1,978,609
Holding and standby costs                            1,330,026                 3,025,127                  2,324,437
General corporate costs                              1,789,939                 1,293,058                  1,662,077
Property impairment                                  7,922,116                         -                          -
                                                   -----------                -----------                ----------
                                                    47,752,432                25,926,443                 14,104,710
                                                    ----------                ----------                 ----------
Operating loss                                     (23,196,026)               (8,717,835)                (5,663,117)
                                                   ------------              ------------               ------------
Other income (expense):
   Investment income                                   475,508                   301,193                    326,374
   Interest expense                                   (441,844)                 (496,239)                  (698,389)
   Other                                                92,723                   (76,837)                   296,206
                                                --------------              -------------               -----------
                                                       126,387                  (271,883)                   (75,809)
                                                 -------------               ------------              -------------
Net loss                                          $(23,069,639)              $(8,989,718)               $(5,738,926)
                                                   ============               ===========                ===========

Net loss per common share                              $(0.73)                   $(0.35)                    $(0.33)
                                                        ======                    ======                     ======

Weighted average number of
   shares outstanding                               31,405,369                25,396,310                 17,406,350
                                                    ==========                ==========                 ==========





          (See accompanying notes to consolidated financial statements)

                            DAKOTA MINING CORPORATION
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                      (expressed in United States Dollars)

                                                                                                                  Cumulative
                                                Common Shares                                Accumulated          Translation
                                             Shares           Amount            Warrants         Deficit           Account
                                         ------------        ----------        ---------        ----------         ---------
Balance, December 31, 1993                 13,973,068        17,317,430        3,911,844        (1,335,626)         (42,148)
Issue special warrants subsequently
   exchanged for common shares, net
   of offering costs of $734,042            6,000,000         9,498,969                -                 -                -
Exercise of warrants for cash               1,387,040         2,931,226         (760,097)                -                -
Net loss and translation loss                       -                 -                -        (5,738,926)        (297,424)
                                         ------------       -----------       -----------       -----------        ---------

Balance, December 31, 1994                 21,360,108        29,747,625        3,151,747        (7,074,552)        (339,572)
Issue special warrants subsequently
   exchanged for common shares, net
   of offering costs of $493,150            4,838,710         5,506,850                -                 -                -
Exercise of warrants for cash                 335,924           772,631         (184,758)                -                -
Expiration of common share
   purchase warrants                                -         2,879,489       (2,879,489)                -                -
Net loss                                            -                 -                -        (8,989,718)                -
                                    ----------------- ----------------------------------        ----------------------------

Balance, December 31, 1995                 26,534,742        38,906,595           87,500       (16,064,270)        (339,572)
Issue special warrants subsequently
   exchanged for common shares, net
    of offering costs of $974,478           8,700,000        13,475,488           63,134                 -                -
Exercise of options for cash                  245,000           340,397                -                 -                -
Expiration of Pegasus warrants                      -            87,500          (87,500)                -                -
Net loss and transaction loss                       -                 -                 -      (23,069,639)          59,762
                                   ------------------ -   --------------    -------------      ------------       ----------
Balance, December 31, 1996                 35,479,742       $52,809,980      $    63,134      $(39,133,909)         $279,810
                                           ==========        ==========      ===========       ============      ===========



          (See accompanying notes to consolidated financial statements)

                            DAKOTA MINING CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      (expressed in United States dollars)




                                                              Year ended           Year ended           Year ended
                                                             December 31,         December 31,         December 31,
                                                                 1996                 1995                 1994
                                                                 ----                 ----                 ----
Cash provided by (used in):
Operating activities
Net loss                                                     $(23,069,639)        $(8,989,718)          $(5,738,926)
Add (deduct) non-cash items
   Depreciation, depletion and amortization                     6,496,371           4,656,910             2,448,382
   Property impairment                                          7,131,639                   -                     -
   Reclamation, holding and standby costs accrued (net)         2,809,060           1,969,390              (165,800)
                                                               ----------          ----------            -----------
                                                               (6,632,569)         (2,363,418)           (3,456,344)

Net change in non-cash working
   capital items related to operations                            459,148           2,776,637              (423,149)
                                                              -----------           ---------            -----------
                                                               (6,173,421)            413,219            (3,879,493)
                                                              ------------         ----------            -----------
Investing activities
Additions to property, plant and equipment                     (5,847,542)         (4,357,622)           (2,585,907)
Proceeds from asset dispositions                                    4,757                   -               118,380
Additions to reclamation bonds and other assets                (1,240,592)         (1,271,151)             (259,298)
                                                              ------------         -----------            ---------
                                                               (7,083,377)          5,628,773             2,726,825
                                                              ------------          ---------             ---------
Financing activities
Proceeds form exercise of
   common share purchase warrants                                 340,397             587,873             2,171,129
Proceeds from the sale of special warrants                     14,513,100           6,000,000            10,233,011
Special warrant offering costs paid                              (974,478)           (493,150)             (734,042)
New borrowings                                                  3,242,824           1,992,474               368,155
Repayment of indebtedness                                      (1,092,682)         (3,709,059)           (6,127,636)
                                                               -----------         -----------           -----------
                                                               16,029,161           4,378,138             5,910,617
Effect of exchange rate changes                                    59,762                   -              (290,033)
                                                              -----------          -----------           ------------
Net change in cash                                              2,832,125            (837,416)             (985,734)
Cash, beginning of period                                       2,260,025           3,097,441             4,083,175
                                                                ---------           ---------             ---------
Cash, end of period                                            $5,092,150          $2,260,025            $3,897,441
                                                                =========           =========             =========



          (See accompanying notes to consolidated financial statements)

                            DAKOTA MINING CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       Accounting Policies

         Dakota Mining Corporation and its subsidiaries (the "Company") are engaged in the business of investing in and operating precious metals mining projects, producing gold and silver and exploring for, acquiring and developing precious metals properties.

         The consolidated financial statements of the Company are reported in United States dollars in accordance with generally accepted accounting principles in Canada. As described in Note 11, these principles may differ in certain respects from those that the Company would have followed had its consolidated financial statements been prepared in accordance with generally accepted accounting principles and practices in the United States. The significant accounting policies used in these consolidated financial statements are summarized as follows:

         Basis of Consolidation

         The consolidated financial statements include the accounts of the Company, its subsidiaries and a proportionate share of the accounts of partnerships and unincorporated joint ventures in which the Company has an interest. At December 31, 1996, the Company's principal subsidiaries, partnerships and joint ventures and its percentage equity interest in each are as follows:

         MinVen Gold (U.S.A.) Corporation                                100.0%
         Brohm Mining Corp. ("Gilt Edge Mine" or "Brohm")                100.0%
         Stibnite Mine Joint Venture ("Stibnite Mine")                   100.0%
         The Golden Reward Mining Co., L.P. ("Golden Reward Mine")        40.0%
         The Cactus Gold Mines Company Joint Venture ("Cactus Mine")      25.0%

         Use of Estimates

         Management of the Company makes various estimates and assumptions in determining the reported amount of assets, liabilities, revenues and expenses, and in the disclosure of commitments and contingencies. These estimates will change with the passage of time and the occurrence of future events, and actual results may differ materially from the estimates.

         Foreign Currency Translation

         The Company presents its financial statement information in United States dollars as its principal assets and operations are located in the United States.

         The Company uses the current rate method of foreign currency translation whereby the assets and liabilities of its self-sustaining Canadian operations are translated into their United States dollar equivalent at rates of exchange prevailing at each balance sheet date. Revenues and expenses of Canadian operations are translated at average exchange rates prevailing during the periods in which such items are recognized in earnings. Transaction amounts denominated in foreign currencies are translated into their United States dollar equivalents at exchange rates prevailing at the transaction dates.

         Gains and losses arising from translation of the financial statements of Canadian operations are included in the unrealized cumulative translation adjustment account in shareholders' equity. Gains and losses added to this account are recognized in the statement of operations when the related net foreign investment is reduced.

         Cash Equivalents

         The Company considers all temporary cash investments having maturities of three months or less at the date of purchase to be cash equivalents.

         Inventories

         Bullion and ore inventory are valued at the lower of the average unit production cost or net realizable value. Materials and supplies are valued at the lower of average cost or replacement cost.

         Property, Plant and Equipment

         Property, plant and equipment are carried at cost. Exploration costs, pre-production costs, depreciation on equipment and other carrying charges, principally financing costs, related to the development of mineral properties with indicated economically recoverable reserves are deferred until the start of commercial production. Major expenditures related to the development of identified mineral reserves on producing properties are capitalized. Mining costs associated with waste rock removal are deferred and recognized in operations based on the average stripping ratio for each ore body. The average striping ratio is calculated as the total tons of material estimated to be mined compared to the tons of ore estimated to contain economically recoverable minerals.. Mine exploration costs and development costs to maintain production of operating mines are charged to operations as incurred.

         The Company periodically reviews the carrying value of its properties by comparing the net book value with the estimated undiscounted future cash flow from the property. If the net book value exceeds the undiscounted future cash flow, the Company records an impairment. Changes in the significant estimates and assumptions underlying future cash flow estimates may have a material effect on future carrying values and operating results.

         Depreciation, Depletion and Amortization

         Depreciation of plant and equipment is provided on the straight-line method with useful lives ranging from three to ten years over the lesser of the estimated useful life of the asset or the estimated life of the ore reserves on the units-of-production method. Depletion and amortization of deferred exploration and development costs are provided on the units-of-production method based upon estimated proven and probable ore reserves.

         Capitalization of Financing Costs

         Financing costs, including interest, are capitalized on expenditures related to significant development or expansion activities on mineral properties. When production commences on these mineral properties, such costs are charged against operations as incurred. There was no capitalized interest in 1996, 1995 or 1994.

         Reclamation Costs

         The Company records a liability for the estimated cost to reclaim mined land by accruing charges, ratably over the life of the related mine, to reclamation costs. The estimate is based on the work which is to be performed as set forth in the reclamation plan approved by the agencies responsible for granting the related mining permits. The accrued reclamation liability is reduced as reclamation expenditures are made. Expenditures that are expected to be made within one year are classified as a current liability. If operations are suspended for a significant period, an immediate accrual of estimated reclamation costs to be incurred during the suspension period is recorded.

         Revenue Recognition

         Revenues are recognized when deliveries of gold and silver are made. Gains or losses on forward metal sales contracts, options and other similar arrangements which hedge revenues from future production are not recognized until the hedged production is delivered or the option contract is exercised or expires.

         Hedging

         In the normal course of business, the Company uses forward sales commitments and commodity put and call option contracts to manage its exposure to fluctuations in the price of gold which it produces. Contract positions are designed to insure the Company will receive a defined minimum price for a portion of its gold production. Potential gains on gold price increases are also eliminated under forward sales commitments if such commitments are no bought back. Gains or losses on forward sales, options and commodity loans that effectively establish prices for future metal production are not recognized in income until reflected in sales revenues when the related product is delivered for sale.

     Income Taxes

         Income taxes are provided based on accounting income or loss. Deferred taxes arise principally from claiming depreciation, depletion, amortization, exploration and development costs for tax purposes at amounts differing from those charged to operations for accounting purposes. As the timing differences reverse, taxes previously deferred are charged to income based on the effective rate.

         Loss Per Share

         Net loss per share has been calculated using the weighted average number of common shares outstanding during each period. The exercise of outstanding options and warrants to purchase common shares of the Company would be anti-dilutive.

         Reclassifications

         Certain prior year amounts have been reclassified to conform with the 1996 financial statement presentation.

2.       Merger and Convertible Debenture Offering Subsequent to Year-End:

         On February 5, 1997,  a definitive  Merger  Agreement  with USMX,  Inc.
         (USMX) was signed. Under the terms of the Merger Agreement, shareholders of USMX will receive one Dakota common share for every 1.1 common shares of USMX held and USMX will become a wholly owned subsidiary of Dakota. In connection with the transaction, the Company will issue approximately 14.7 million common shares in order to complete the acquisition. The Company will account for the merger as a purchase. Completion of the merger remains subject to shareholder and creditor approval, review by regulatory authorities, and other customary conditions. Management expects to complete the merger by early May, 1997.

         In order to provide financing for the proposed merger with USMX, on February 5, 1997, the Company entered into an agency agreement with certain Canadian investment dealers (collectively, the "Agents") to sell by way of private placement 25,000 Special Warrants at a price of Cdn$1,000 per Special Warrant for aggregate gross proceeds to the Company of Cdn$25 million (US $18.25 million). The Special Warrants offering was completed on February 6, 1997 with all proceeds, net of a 6% commission paid to the Agents, placed into an escrow account.

         Each Special Warrant entitles the holder, upon exercise thereof and without payment of any additional consideration, to acquire one 7.5% unsecured subordinated convertible debenture (the "Debentures") of the Company in the principal amount of Cdn$1,000. Each Debenture will be convertible into common shares of the Company at a conversion price of Cdn$2.00 (US $1.56) per common share up to and including the last business day immediately preceding February 5, 2004. The debentures will not be redeemable prior to January 29, 2001 but thereafter will be redeemable by the Company if the weighted average trading price of the Company's common shares is 125% of the conversion price for a defined period prior to such redemption. On maturity or redemption, the Company will have the option to repay the principal amount of the Debentures in cash or common shares of the Company at a price equal to 95% of the weighted average trading price for a defined period prior to such maturity or redemption.

         The Company has agreed to use its best efforts to file a prospectus in British Columbia, Alberta, Ontario and Quebec to qualify for distribution the Debentures issuable upon exercise of the Special Warrants and the common shares issuable upon conversion of the Debentures.

         If the Merger is not completed prior to May 31, 1997 or such later date as the Agents may determine in its sole discretion, the number of Dakota Common Shares issuable upon conversion of the Debentures will be such that each Debenture will be convertible for 550 Dakota Common Shares (the "Penalty").

         Proceeds from the Special Warrant offering, after deducting the 6% commission paid to Agents and other expected costs, approximate US$16.9 million. The offering proceeds will principally be used to complete construction and commence start-up of the Illinois Creek Mine owned by USMX, Inc., developmental drilling and for general working capital purposes. Under the terms of the merger agreement, the Company has agreed to provide USMX with a $5 million loan from the proceeds of the Special Warrant offering. The loan is bridge financing needed by USMX to reduce its outstanding accounts payable and to commence start-up of its Illinois Creek Mine. The loan will be collateralized by various USMX assets.

3.       Inventories and Deferred Stripping Costs

         At December 31 in each of the years indicated, inventories were comprised of the following:

                                              1996                 1995
                                              ----                 ----

             Bullion                       $  854,444            $1,290,231
             Ore                            1,524,072             2,244,420
             Materials and supplies           265,185               286,525
                                           -----------           -----------
                                           $2,643,701            $3,821,176
                                           =========              =========

         In 1993, the mining activity at Stibnite Mine consisted primarily of the removal of waste overburden. Accordingly, the costs of waste removal of approximately $1.8 million were deferred. Of this amount, $1.12 million was charged to operations in 1995 with the remainder charged to operations in 1996 as related gold resources were mined. In 1996, the mining activity at Gilt Edge Mine included the removal of waste overburden. Accordingly, the costs of waste removal of $886,086 were deferred.

4.       Property, Plant and Equipment

         At December 31, in each of the years indicated, property, plant and equipment consisted of the following:

                                                 1996                 1995
                                                 ----                 ----
           At cost
             Mining properties                $20,451,876           $14,470,978
             Plant and equipment               12,352,287            12,312,247
             Deferred costs                     3,446,432             3,700,540
                                               -----------          -----------
                                               36,250,595            30,483,765
                                               ----------            ----------
           Accumulated depreciation,
             depletion and amortization
                 Mining properties             15,254,392             3,435,856
                 Plant and equipment            4,809,662             3,532,968
                 Deferred costs                 1,036,142               542,427
                                              ------------          -----------
                                               21,100,196             7,511,251
                                               ----------            ----------
                                              $15,150,399           $22,972,514
                                               ==========            ==========



5.       Short-term Borrowings

         In April, 1996, the terms of a short-term borrowing arrangement with D.
         H. Blattner & Sons ("Blattner") were redetermined. The Company has signed a Secured Loan Note which provides for monthly payments including accrued interest of $75,000 commencing May 1, 1996 and continuing until September 1, 1997. The loan bears interest at 8.5% per annum, is collateralized by the assets of Stibnite Mine and is guaranteed by the Company. This facility was subordinated by Blattner to Gerald Metals under the Revolving Loan Agreement previously described. On May 21, 1996 Gerald Metals purchased the Secured Loan Note from Blattner in a transaction not involving the Company. The remaining unpaid balance as of December 31, 1996 is $624,000. This is not part of the Revolving Loan Agreement discussed in Note 6(c).

          Management   believes   the  fair  value  of   short-term   borrowings
          approximates the carrying value.

6.       Long-term Debt

         Long-term debt at December 31 is comprised of the following:

                                              1996                 1995
                                              ----                 ----
         Note payable to Harley Hall     $   358,400           $   716,800
         Equipment notes payable              34,918               288,266
         Line of Credit Facility           3,230,000                  -
                                         -----------           -----------
                                           3,623,318             1,005,066
         Less current portion                383,265               565,546
                                           ---------            ----------
                                         $ 3,240,053          $    439,520
                                          ==========           ===========

         (a)      Note Payable to Harley Hall

                  At December 31, 1996, the remaining balance due to Harley Hall, doing business as Hall Construction, ("Hall") is repayable by the Golden Reward Mine in 12 equal monthly principal payments (amounting to $896,000 annually, the Company's 40% share is $358,400) plus accrued interest. The amount owed to Hall bears interest at the following rates: (i) from December 30, 1995 to December 29, 1996, at United States prime plus 1.5%; and (ii) thereafter, at United States prime plus 1%. The amount owed to Hall is secured by a mechanics' lien on the Golden Reward Mine. The Company's 40% share of the note is reflected in the table above.

         (b)      Equipment Notes Payable

                  The equipment notes payable are for equipment purchased from a supplier who agreed to a repayment term over three years on a graduated payment basis. Interest ranging from 6% to 16.5% per annum is payable monthly. The notes are secured by the equipment which is located at the Gilt Edge Mine.

          Management believes the fair value of long-term debt approximates the carrying value.


         (c)      Line of Credit Facility

                  On February 28, 1997, the Company entered into a letter agreement with Gerald Metals Inc. to amend and restate the terms of a Revolving Loan Agreement dated April 19, 1996. Under the amended terms, the revolving loan will be converted to a term loan of up to $5.0 million, will be repayable at the rate of $1.0 million per month commencing in June 1998, will bear interest at LIBOR plus 2.25% and will be collateralized by Dakota's underlying assets at its Gilt Edge and Stibnite mines. Accordingy, the amounts outstanding at December 31, 1996 under the Revolving Loan Agreement have been classified as long-term .

                  Gerald has also agreed to provide the Company with a $2.5 million stand-by credit facility to serve as bridge financing until completion of the merger with USMX and release of remaining proceeds from the offering of special warrants. Refer to Note 2 for a description of these matters. The stand-by facility will be collateralized by a portion of the $5 million advance to be made to USMX, will bear interest at LIBOR plus 2.25% and the Company will be obligated to pay a commitment fee of 1/2 of one percent on the unused portion. The stand-by facility will be repayable on or before July 31, 1997.


         (d)      Interest Paid

                    Interest paid on long-term debt and short-term borrowings was $441,844 in 1996, $560,639 in 1995, and $1,213,119 in
                    1994.

7.       Share Capital

         (a)      Stock Options to Directors and Employees

         The Company has established a stock option plan for directors, officers and employees covering 3,000,000 common shares. At December 31, 1996, options and warrants to purchase 1,708,525 common shares were outstanding with terms of up to five years from the date of grant at an exercise price equal to the market price prevailing at the time of the grants, as detailed in the following table:


                                                   Number of           Cdn $                              Exercise
                                                    Common         Option Price                             Price
                                                    Shares           Per Share          Warrants(1)       Per Share
                                                  ----------       -------------        -----------       ---------
         Outstanding, December 31, 1993              597,925        $3.50-$16.79           16,463           $1.50
             Granted in 1994                          40,000               $2.90                -
             Surrendered or expired, 1994            (24,423)        $3.50-$4.23           (2,211)          $1.50
                                                   ----------                           ----------
         Outstanding, December 31, 1994              613,502        $2.90-$16.79           14,252            1.75(1)
             Granted in 1995                         793,132         $1.60-$2.00                            $1.75
             Surrendered or expired, 1995            111,680        $2.00-$16.79          (14,252)           -
                                                     -------                              --------
         Outstanding, December 31, 1995            1,294,954       $1.60 - $4.23                -            -
             Granted in 1996                         784,375         $2.45-$3.16                -            -
             Surrendered or expired, 1996           (370,804)        $1.60-$4.23                -            -
                                                    ---------
             Outstanding, December 31, 1996        1,708,525         $1.80-$3.50                -            -
                                                   =========                             =========


     (1) Effective September 16, 1994, the exercise price increased to $1.75 pursuant to the terms of the warrants.

     (b)  Other Stock Purchase Rights

         Information concerning other stock purchase rights granted by the Company are as follows:


                                                    Common           Exercise        Date of
                                                     Shares            Price          Grant        Expiration
                                                    ---------         --------      ---------      ----------
         Citibank, N.A.                               166,625         Cdn$4.68       7/31/92        7/31/97
         Gerald Metals, Inc.                          100,000            $1.57       9/21/94        9/21/99
         Gerald Metals, Inc.                          100,000             $          3/20/97        3/20/02
         Common Share Purchase Warrants             4,550,000         Cdn$2.65       2/14/96       12/14/97



8.       Income Taxes

         (a) As a result of accumulated losses for which the Company receives no current tax benefit, there is no income tax benefit or expense for 1996, 1995 or 1994.

         (b) The Company does not have an effective tax rate as a result of losses without any resulting tax benefit. Therefore, the United States statutory income tax rate of 34% is fully eliminated by such losses.

         (c) At December 31, 1996, the Company's United States operations had net operating loss carry-forwards for tax purposes of approximately $56 million. A majority of the loss carry-forwards are restricted under United States tax laws regarding the availability and future utilization of net operating loss carry-forwards resulting from ownership changes. These losses expire in various amounts through the year 2010. The differences between losses for financial reporting and tax purposes arise primarily as a result of timing differences.

9.       Commitments and Contingencies

         (a) The Company is committed to total minimum payments under various lease and royalty agreements to 2012, including its pro rata share from its joint ventures. These commitments for each of the next five years are as follows:

                             Years                        $ Amounts
                             1997                         $503,659
                             1998                         $794,850
                             1999                         $433,563
                             2000                         $336,649
                             2001                         $318,750
                     Thereafter, annually                 $318,750

         (b) The Company has an employee savings plan wherein it matches employee contributions to the plan, up to 3% of each employee's compensation. During 1996, 1995 and 1994, the Company, contributed $50,334, $64,576, and $60,151, respectively to the plan, including its pro rata share from joint ventures.

         (c)      Environmental Matters

                  In April 1993, the South Dakota Department of Environmental and National Resources ("DENR") issued an order ("Order") regarding remediation efforts related to acid rock drainage at the Gilt Edge Mine. The Order remains in effect. The Order principally required that, unless discharge water meets certain permitted terms and conditions, there shall be no discharge of acid mine drainage and that the Company's wholly-owned subsidiary, Brohm, submit a comprehensive mitigation plan to address specific short term as well as long term plans for the site. On January 19, 1996, Brohm received final approval of an updated and amended plan from the State of South Dakota. Brohm estimates that further reclamation and mitigation costs in connection with the Order will approximate $3.2 million which amount has been fully accrued. Brohm has provided the State of South Dakota with a form of financial assurance in the amount of $7.9 million to ensure that the reclamation and remediation activities set forth in the comprehensive plan will be performed. At December 31, 1996, Brohm had provided the State of South Dakota with cash deposits of $2.4 million and has provided the State of South Dakota with a demand note as proof of financial assurance in the amount of $5.5 million. All interest earned from the cash deposits is added to the principal of such deposits. The demand note is callable only under certain conditions which principally relate to events whereby Brohm would fail to fulfill its obligations under the comprehensive plan. The demand note is subject to periodic adjustments as reclamation activities are carried out and/or changes to the plan are made. The Company anticipates that at its planned rate of expenditure required reclamation will be completed by the end of 1997 that the demand note will be cancelled.

                  Further, at a future date when Brohm provides notice to the State of South Dakota that the mine will close and that post closure care is to begin, Brohm will be obligated to establish a post closure fund or other financial assurance acceptable to the State to ensure long-term treatment and maintenance of the site. The amount of the post closure financial assurance is not expected to be less than $3.0 million although no final determination will be made until the mine actually closes.

                  The Company is required to meet certain equity covenants of $20 million as a condition of its permits with the State of South Dakota. As of December 31, 1996 the Company did not meet this requirement, however the Convertible Debenture Offering as discussed in Note 2 will ensure that the Company meets this requirement on a go-forward basis.

         (d)      Hedging Activities - Gerald Metals, Inc.

                  The Company from time-to-time enters into gold price protection agreements. As of December 31, 1996 the Company had entered into various option contracts with Gerald Metals to deliver 7,500 ounces of gold at a minimum price of $370.00 per ounce and a maximum of $385.00 per ounce during the period from January 31, 1997 through June 30, 1997. In addition, forward sales contracts for 16,000 ounces at an average price of $387.00 were in place at year-end.

                  The fair value of the Company's hedging instruments based on the notional gain using market prices as of December 31, 1996 was approximately $309,000 for the forward sales options and option contracts.

         (e)      Reclamation Costs

                  The ultimate amount of the reclamation obligations to be incurred is uncertain, however the Company estimates these costs to be $6.9 million at Gilt Edge Mine, $721,000 at Stibnite Mine and $900,000 for the Company's 40% share at Golden Reward. Of the total $8.4 million in estimated costs, $6.0 million has been accrued for as of December 31, 1996. The remaining costs will be accrued as mining continues at Gilt Edge Mine and Stibnite Mine. However, no assurances can be given that the above estimates accurately reflect the actual costs of all reclamation activities that may be required.

10. Generally Accepted Accounting Principles (GAAP) in Canada and the United States

         The Company follows Canadian accounting principles which are different in some respects from accounting principles applicable in the United States. There are no significant differences in 1996, 1995 or 1994 between Canadian accounting principles and U.S. GAAP pertaining to the Company.

         (a) There are no material differences in the application of United States accounting principles on accumulated deficit, share capital and cumulative translation adjustment.

         (b) Under U.S. GAAP, the Company would calculate deferred income taxes using an asset and liability method. Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of the Company's deferred taxes in the balance sheet under U.S. GAAP as of December 31 would therefore be as follows ($000's):


                                                                              1996                      1995
                                                                              ----                      ----
                                                                      Canada       U.S.         Canada       U.S.
                                                                   ---------    --------      --------      --------
      Taxable temporary differences
        Noncurrent
           Mining costs capitalized for financial
           reporting purposes                                  $          -     $   (300)$          -       $(2,500)
           Accounting differences attributed to joint ventures            -       (2,200)           -        (2,700)
           Other                                                          -       (2,900)           -        (3,000)
                                                                   --------       -------     --------       -------
                                                                          -       (5,400)           -        (8,200)
                                                                  ---------       -------     --------       -------

      Deductible temporary differences
        Current
           Tax basis of inventories in excess of book basis               -          200            -          (100)
                                                                    -------     --------     ---------       --------
        Noncurrent
           Tax basis of fixed assets in excess of book basis              -       12,900            -        12,600
           Reclamation costs not deductible for tax purposes              -        1,900            -         1,300
           Other                                                          -          200            -           200
                                                                                --------      --------       -------
                                                                          -       15,000            -        14,100
                                                                   --------       ------      --------       -------
                                                                          -        9,800            -         5,800
      Net operating loss carryovers                                   1,800       23,200        1,500        19,200
                                                                     ------       ------       -------       -------
      Net total deferred tax assets                                   1,800       33,000        1,500        25,000
      Valuation allowance                                            (1,800)     (33,000)      (1,500)      (25,000)
                                                                     -------     --------      -------      --------
                                                                 $        -     $      -       $    -        $   -
                                                                   =========   ==========    =========     ==========




         (c) At December 31, 1996 the Company has one stock-based compensation plan, which is described below. The Company applies the intrinsic value method in accounting for its plan. Accordingly, no compensation cost has been recognized for its fixed stock option plan. Had compensation cost for the Company's stock-based compensation plan been determined based on the fair value at the grant dates for awards under those plans consistent with the method of Financial Accounting Standards Board Statement 123 - Accounting for Stock-Based Compensation, the Company's net loss and loss per share would have been increased to the pro forma amounts indicated below:


                                                                                   1996                      1995
                                                                                   ----                      ----
                  Net loss                            As reported             $(23,069,639)              $(8,989,718)
                                                      Proforma                 (23,626,933)               (9,390,332)

                  Primary loss per common share       As reported                  $(0.73)                  $(0.35)
                                                      Proforma                     $(0.75)                  $(0.37)



                The fair value of each option  grant is estimated on the date of grant using the Black- Scholes option-pricing model with the following weighted average assumptions used for grants in 1996, and 1995, respectively: dividend yield of 0% for both years; expected volatility of 33%, and 58%, risk-free interest rates between 5.28% and 6.61% and expected lives of two to three years.

                  A summary of the status of the Company's stock option plan as of December 31, 1996 and 1995, and changes during the years on those dates is presented below:

                                                             1996                             1995
                                                             ----                             ----
                                                                   Weighted                          Weighted
                                                                    Average                           Average
                                                                   Exercise                          Exercise
                                                   Shares            Price           Shares            Price
                                                 --------          ---------       ----------        --------
         Fixed options
         Outstanding at beginning
            of year                              1,294,954           $2.54            613,502         $3.57
         Granted                                   784,375           $2.76            793,132         $1.93
         Exercised                                 245,000           $1.90                  -          -
         Outstanding and exercisable,
            at end of year                       1,708,525           $2.71          1,294,594         $2.54
         Weighted average fair
           value of options granted
           during the year                                           $2.76                            $1.93



The range of exercise prices is from $1.80 to $3.50 with a weighted remaining contractual life of two years.

(d)  The following table sets forth the components of the net change in non-cash
     working   capital   items   related  to  operations  as  reflected  in  the
     consolidated statement of cash flows under U.S. GAAP.

                                                                         1996                1995           1994
                                                                         ----                ----           ----
                  Add (deduct) non-cash working capital items:
                     Inventories                                        $1,177,475      $(2,529,304)    $     2,562
                     Deferred stripping costs                             (218,130)       1,159,260        (163,897)
                     Other current assets                                 (402,040)         (56,729)       (115,312)
                     Accounts payable                                     (236,992)       3,473,531         390,591
                     Accrued liabilities                                   138,835          729,879         767,357)
                                                                         ---------       ----------       ----------
                                                                        $  459,148       $2,776,637      $ (423,149)
                                                                         =========        =========        =========




(e) During the fourth quarter of 1996, the Company changed an accounting estimate which increased the Stibnite Mine depletion expense and net loss approximately $2.8 million, or $(0.09) per share for the year ended December 31, 1996.

11.      Ownership Interest in Golden Reward Mine

         The Company owns a 40% interest in Golden Reward Mine, with the remaining 60% interest being owned by two subsidiaries of Wharf Resources Ltd. ("Wharf"). The Company's proportionate share of the partnership's condensed statements of net assets as of December 31, 1996 and 1995 and condensed statements of operations and cash flows for each of the years in the three year period ended December 31, 1996 are as follows:

                                                                  1996                   1995                 1994
                                                                  ----                   ----                 ----
         Condensed Statements of Net Assets
            Current assets                                      $  569,273             $1,313,421
            Property, plant and equipment, net                   1,264,336             10,047,931
            Other assets                                           575,849                464,193
                                                                ----------           ------------
               Total assets                                      2,409,458             11,825,445
                                                                 ---------             ----------
            Accounts payable and other
               current liabilities                                 486,829                428,777
            Current portion of long-term debt                      358,400                364,400
            Long-term debt                                               -                358,400
            Other long-term liabilities                          1,843,911                370,701
                                                                ----------           ------------
               Total liabilities                                 2,689,140              1,522,278
                                                                ----------            -----------
                                                               $  (279,682)           $10,303,167
                                                                ===========            ==========
         Condensed Statements of Operations:
            Revenues                                             3,957,670              7,309,158           7,418,342
                                                              ------------            -----------         -----------
            Mine cash production costs                           3,003,781              4,363,047           4,796,759
            Royalties                                               96,269                193,720             167,117
            Holding and standby costs                            1,330,026                      -                   -
            Exploration                                             66,535                      -                   -
            Reclamation                                            639,496                208,298             117,472
            Depreciation and depletion                           1,645,603              3,277,390           2,155,086
            Property impairment                                  7,922,116                      -                   -
                                                                 ---------        ---------------     ---------------
               Total operating costs                            14,703,826              8,042,455           7,236,434
                                                                ----------              ---------           ---------
            Operating income (loss)                            (10,746,156)              (733,297)            181,908
            Other income (expense)                                  86,001               (225,334)           (450,137)
                                                              ------------            ------------          ----------
                                                              $(10,660,155)           $  (958,631)         $  268,229)
                                                               ============            ===========          ==========



         Condensed Statements of Cash Flows
         Cash provided by operating activities                 $   280,050            $ 2,668,071        $  1,551,483
         Cash used in investing activities                         (94,663)            (1,058,452)           (483,799)
         Cash used in financing activities                        (364,400)            (1,707,985)         (1,346,654)
                                                                -----------            -----------         -----------
         Net decrease in cash                                     (179,013)               (98,366)           (278,970)
         Cash, beginning of period                                 459,430                557,796             836,766
                                                                 ---------              ---------           ---------
         Cash, end of period                                    $  280,417             $  459,430          $  557,796
                                                                 =========              =========           =========


         Based upon uncertainties arising from the proximity of certain unpermitted reserves to a ski hill, the operator of Golden Reward L.P. reflected in the financial statements of the partnership an impairment of its investment in mineral properties relating to the Golden Reward Mine. The Company recorded an impairment of approximately $7.9 million in the carrying value of its 40% investment in Golden Reward Mine in its 1996 Financial Statements after Golden Reward L.P. failed to reach an agreement regarding the acquisition of certain surface rights owned by the ski hill. Of this amount, $790,477 pertains to the write-down of inventory. During the second quarter of 1996, the Company recorded an accrual of $1.7 million, representing its share of reclamation and other costs accrued due to the cessation of mining operations. At December 31, 1996, the Company's share of such costs accrued due to the cessation of mining operations for the Golden Reward Mine were approximately $890,000, of which $118,000 is included in accrued liabilities and $772,000 is included in other long-term liabilities in the Company's December 31, 1996, consolidated balance sheet.

         The owners have disagreed regarding certain operational and financial matters for the Golden Reward Mine, including planned future operations and related funding requirements. The resolution of these matters is not presently determinable.

         For the years ended December 31, 1996, 1995 and 1994, Wharf Resources Management Inc., the operator of Golden Reward Mine and 60% owner of Golden Reward L.P., was reimbursed $425,000, $530,000, and $420,000, respectively, by Golden Reward Mine for technical and administrative services.



                                               Quarterly Financial Data
                                                     (unaudited)

                                            March 31           June 30     September 30      December 31          Full Year
                                            --------           -------     ------------      -----------          ---------
1996

Revenues                                   $3,196,715        $3,604,052       $9,064,863        $8,690,776      $24,556,406
Operating loss                               (917,139)       (3,379,194)      (9,485,310)       (9,414,383)     (23,196,026)
Other expense                                 (28,294)          171,981           39,514           (56,814)         126,387
Net loss                                     (945,433)       (3,207,213)      (9,446,227)       (9,470,766)     (23,069,639)
Net loss per share                             $(0.04)           $(0.11)          $(0.27)           $(0.27)          $(0.73)

1995

Revenues                                   $1,967,445        $1,480,343       $3,188,095       $10,572,725      $17,208,608
Operating loss                             (1,170,173)       (1,723,899)      (1,100,957)       (4,722,806)      (8,717,835)
Other expense                                 (54,035)           (1,997)         (46,065)         (169,786)        (271,883)
Net loss                                   (1,224,208)       (1,725,896)      (1,147,022)      (4,892,5920       (8,989,718)
Net loss per share                             $(0.06)           $(0.07)          $(0.04)           $(0.18)          $(0.35)



                        USMX, INC. FINANCIAL STATEMENTS


                          Independent Auditors' Report

The Board of Directors and Stockholders
USMX, Inc. and subsidiaries:

We have audited the accompanying consolidated statements of financial position of USMX, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of USMX, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred cost overruns associated with the construction of the Illinois Creek Mine, has cash flow deficits from operations and currently has no mines in operation. At December 31, 1996, the Company has an accumulated deficit of $3,056,000, a working capital deficiency of approximately $27,132,000 and is not in compliance with certain covenants of its long term debt agreements. In addition, significant additional funds will be required to bring the Company's Illinois Creek Mine into production. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.





                              KPMG PEAT MARWICK LLP

Denver, Colorado

March 12, 1996

USMX, INC. and Subsidiaries
Consolidated Statements of Financial Position

                                                                                       December 31,
                                                                                1996                 1995
--------------------------------------------------------------------------------------------------------------
                                                                                  (Amounts in thousands)

Assets
Current assets:
    Cash and cash equivalents                                              $         238             $  5,226
    Restricted cash                                                                  108                    -
    Ore Inventories                                                                  200                    -
    Supplies Inventories                                                             488                    -
    Federal income taxes receivable                                                  424                  381
    Prepaid Financing Costs                                                          687                    -
    Other                                                                            116                  227
--------------------------------------------------------------------------------------------------------------
      Total current assets                                                         2,261                5,834
--------------------------------------------------------------------------------------------------------------


Property, plant and equipment, at cost:
    Undeveloped mineral properties                                                 1,826                2,913
    Mineral properties under development                                          12,043                6,345
    Construction in progress                                                      27,905                    -
    Developed mineral properties                                                     920                  920
    Mine buildings and equipment                                                   3,042                2,451
    Vehicles, furniture and equipment                                                703                  662
--------------------------------------------------------------------------------------------------------------
                                                                                  46,439               13,291
    Less accumulated depreciation,
      depletion and amortization                                                 (3,532)               (3,475)
--------------------------------------------------------------------------------------------------------------
        Net property, plant and equipment                                         42,907                9,816
--------------------------------------------------------------------------------------------------------------

Commodity futures contracts, at market                                             1,144                    -
Reclamation surety and other assets                                                3,843                1,819
--------------------------------------------------------------------------------------------------------------
  Total assets                                                                 $  50,155              $17,469
--------------------------------------------------------------------------------------------------------------
                                                                                   (Continued)


USMX, INC. and Subsidiaries
Consolidated Statements of Financial Position
(Concluded)

                                                                                      December 31,
-------------------------------------------------------------------------------------------------------------
                                                                                1996                1995
-------------------------------------------------------------------------------------------------------------
                                                                                 (Amounts in thousands)
Liabilities and Stockholders' Equity
Current liabilities:
    Current portion of long term debt                                          $  21,355             $     -
    Current portion of note payable to related party                                 355                   -
    Accounts payable                                                               6,708                 312
    Accrued salaries                                                                  84                  73
    Accrued reclamation                                                              843                 304
    Other accrued liabilities                                                         48                  51
-------------------------------------------------------------------------------------------------------------
      Total current liabilities                                                   29,393                 740
-------------------------------------------------------------------------------------------------------------


Note payable to related party, less current portion                                3,923                   -
Deferred commodity option premiums, at market                                        298                   -
Estimated reclamation liability                                                        -                 885

Stockholders' equity:
    Preferred stock, $.001 par value, 20,000,000
      shares authorized, none issued                                                   -                   -
    Common stock, $.001 par value, 45,000,000
      shares authorized, 16,184,000 shares issued
      and outstanding as of December 31, 1996,
     14,644,000 shares issued and outstanding
      as of December 31, 1995                                                         16                  15
    Additional paid-in capital                                                    19,581              15,583
    Retained earnings (Accumulated deficit)                                      (3,056)                 246
-------------------------------------------------------------------------------------------------------------
      Total stockholders' equity                                                  16,541              15,844
Commitments and contingencies (Note 14)
-------------------------------------------------------------------------------------------------------------
        Total liabilities and stockholders' equity                             $  50,155            $ 17,469
-------------------------------------------------------------------------------------------------------------


The accompanying notes are a part of these consolidated financial statements.

USMX, INC. and Subsidiaries
Consolidated Statements of Operations


                                                                                        Years Ended December 31,
-----------------------------------------------------------------------------------------------------------------------
                                                                                   1996           1995           1994
-----------------------------------------------------------------------------------------------------------------------
                                                                                         (Amounts in thousands)

Sales of gold                                                                   $      -       $  2,678       $ 13,615


Costs applicable to sales:
  Cost of gold sold                                                                    -          2,890         11,203
  Mining taxes                                                                         -             14            106
  Production royalties                                                                 -            379            665
--------------------------------------------------------------------------   ------------------------------------------
                                                                                       -          3,283         11,974
--------------------------------------------------------------------------   ------------------------------------------

      Gross profit (loss)                                                              -          (605)          1,641

General and administrative expenses                                                3,621          2,548          2,185
Prospecting costs                                                                    643            684            739
Asset abandonments, write downs and impairments                                    1,416          4,431            261

--------------------------------------------------------------------------   ------------------------------------------
     Loss from operations                                                         (5,680)        (8,268)        (1,544)

Other income (expense):
  Unrealized gains on commodity futures and option contracts                         884              -              -
  Gain on common stock held for investment                                           936              -              -
  Royalty income (received from related party)                                       720            720            720
  Interest income                                                                    275            525            518
  Interest expense (including $184,000 to related parties in 1996)                  (511)           (14)           (22)
  Other, net                                                                          19             13             35
--------------------------------------------------------------------------   ------------------------------------------
                                                                                   2,323          1,244          1,251
--------------------------------------------------------------------------   ------------------------------------------
Loss before income taxes                                                         (3,357)         (7,024)           (293)
Income tax benefit                                                                  (55)           (118)           (497)
--------------------------------------------------------------------------   ------------------------------------------
Net income (loss)                                                               $(3,302)       $ (6,906)           $204
--------------------------------------------------------------------------   ------------------------------------------

Net income (loss) per common share                                              $ (0.22)       $  (0.47)         $ 0.01
--------------------------------------------------------------------------   ------------------------------------------

Weighted average common and common equivalent shares outstanding                  15,285         14,755         14,860
--------------------------------------------------------------------------   ------------------------------------------



The accompanying notes are a part of these consolidated financial statements.

USMX, INC. and Subsidiaries
Consolidated Statements of Stockholders' Equity



                                                                                                               Retained
                                                 Common Stock             Additional                           Earnings
                                       --------------------------------
                                          Number of                        Paid-in           Treasury        (Accumulated
                                           Shares            Amount        Capital            Stock            Deficit)
---------------------------------------------------------------------------------------------------------------------------
                                                                     (Amounts in thousands)
Balance at December 31, 1993                    15,589       $     16      $   18,559          $      -         $     6,948


Shares issued as compensation                        2              -               7                 -                  -
Exercise of stock options                          198              -             314                 -                  -
Previously issued shares submitted in
  partial payment for options                        -              -              14              (14)                  -
exercised
Repurchase of common stock                           -              -               -             (3,215)                -
Treasury stock retired                          (1,003)            (1)         (3,213)             3,213                 -
Income tax benefit arising from
  the disqualifying disposition of
  incentive stock options                            -              -             179                 -                  -
Net income                                           -              -               -                 -                204

---------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                    14,786             15          15,860              (16)              7,152

Shares issued as compensation                        3              -              11                 -                  -
Exercise of stock options                            3              -               6                 -                  -
Repurchase of common stock                           -              -               -              (278)                 -
Treasury stock retired                           (148)              -           (294)               294                  -
Net loss                                             -              -               -                 -             (6,906)

---------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995                    14,644             15          15,583                 -                246

Shares issued for acquisition of                 1,540              1           3,998                 -                  -
assets
Net loss                                             -              -               -                 -             (3,302)

---------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1996                    16,184       $     16        $ 19,581              $  -          $  (3,056)

---------------------------------------------------------------------------------------------------------------------------



The accompanying notes are a part of these consolidated financial statements.

USMX, INC. and Subsidiaries
Consolidated Statements of Cash Flows

                                                                                         Years Ended December 31,
------------------------------------------------------------------------------------------------------------------------
                                                                                       1996         1995         1994
------------------------------------------------------------------------------------------------------------------------
                                                                                           (Amounts in thousands)
Cash flows from operating activities:
  Cash from sales of precious metals                                                $    -       $  2,678     $ 13,615


  Cash paid to suppliers and employees                                               (4,285)      (4,831)      (12,279)
  Mining taxes paid                                                                        -         (14)         (106)
  Royalties paid in cash                                                                   -        (379)         (665)
  Royalties received                                                                     720          720           720
  Interest received                                                                      275          525           518
  Interest expense                                                                     (511)         (14)          (22)
  Other income, net                                                                       19           13            35
  Income taxes paid, net of refunds received                                              12           11         1,311
------------------------------------------------------------------------------------------------------------------------
           Net cash provided by (used in) operating activities                       (3,770)      (1,291)         3,127
------------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
  Additions to property, plant and equipment                                        (25,679)      (5,674)       (4,221)
  Proceeds from sales of property and equipment                                           24          449           380
  Increase in restricted cash accounts, net                                            (108)            -             -
  Increase in reclamation surety and other assets                                    (2,369)            -         (171)
  Proceeds from sale of common stock held for investment                               1,281            -             -
  Other, net                                                                               -            -            80
------------------------------------------------------------------------------------------------------------------------
           Net cash used in investing activities                                    (26,851)      (5,225)       (3,932)
------------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
  Proceeds from issuance of common stock                                                   -            6           314
  Repurchase of common stock                                                               -        (278)       (3,215)
  Proceeds of notes payable                                                           25,855            -             -
  Repayment of notes payable                                                           (222)            -             -
------------------------------------------------------------------------------------------------------------------------
           Net cash provided by (used in) financing activities                        25,633        (272)       (2,901)
------------------------------------------------------------------------------------------------------------------------

Net decrease in cash and cash equivalents                                            (4,988)      (6,788)       (3,706)
Cash and cash equivalents at beginning of year                                        5,226       12,014        15,720
------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                            $   238      $ 5,226      $ 12,014
------------------------------------------------------------------------------------------------------------------------
                                                                                                (Continued)


The accompanying notes are a part of these consolidated financial statements.

USMX, INC. and Subsidiaries
Consolidated Statements of Cash Flows
(Concluded)

                                                                                       Years Ended December 31,
------------------------------------------------------------------------------------------------------------------------
                                                                                     1995          1994          1993
------------------------------------------------------------------------------------------------------------------------
Reconciliation of Net Income to Net Cash                                                  (Amounts in thousands)
Provided by Operating Activities

  Net income (loss)                                                              $   (3,302)     $ (6,906)      $   204


  Adjustments to reconcile  net income  (loss) to net cash provided by (used in)
    operating activities:
      Depreciation, depletion and amortization charged to costs and expenses             109          134         1,484
      Asset abandonments, write downs and impairments                                  1,416        2,928           261
      Gain on sale of common stock held for investment                                 (936)            -             -
      Unrealized gain on commodity futures and option contracts                        (884)            -             -
      Other, net                                                                           -         (15)            14
      Changes in operating assets and liabilities:
        (Increase) decrease in ore inventories                                         (200)        2,344         1,647
        (Increase) decrease in supplies inventories                                    (488)           34            27
        Depreciation, depletion and amortization
          included in ending inventories                                                   -            -           619
        (Increase) decrease in federal income taxes receivable                          (43)        (107)           744
        (Increase) in other current assets                                             (576)            -             -
        Increase (decrease) in accounts payable                                        1,434          116        (1,044)
        Increase (decrease) in accrued salaries                                           11           41          (153)
        Increase (decrease) in other accrued liabilities                                 295         (45)           (35)
        Increase (decrease) in accrued and estimated reclamation liabilities           (346)          335          (874)
        Other changes in assets and liabilities, net                                   (260)        (150)           233
------------------------------------------------------------------------------------------------------------------------
           Net cash provided by (used in) operating activities                   $   (3,770)      $(1,291)       $3,127
------------------------------------------------------------------------------------------------------------------------


Supplemental Disclosure of Noncash
Investing and Financing Activities

The Company issued 1,540,663 shares of the Company's common stock to North
Pacific Mining  Corporation to acquire leasehold and other property interests in the Illinois Creek Project in Alaska.
Assets acquired                                                                   $    4,000       $    -         $   -
Market value of common stock issued                                                    4,000            -             -
------------------------------------------------------------------------------------------------------------------------
Cash paid                                                                         $        -       $    -         $   -
------------------------------------------------------------------------------------------------------------------------

The Company received $400,000 and $380,000 cash, plus 184,438 and 168,273 shares of Alta Gold Co. common stock, in 1995 and 1994 respectively, as payment for the purchase of the Company's interest in the Kinsley Mountain
Property.
Payment received                                                                    $      -        $  560        $  540
Discounted market value of common stock received                                           -           160           160
------------------------------------------------------------------------------------------------------------------------
Cash received (included in proceeds from sale of property and equipment)            $      -        $  400        $  380
------------------------------------------------------------------------------------------------------------------------



The accompanying notes are a part of these consolidated financial statements.

USMX, INC. and Subsidiaries
Notes to Consolidated Financial Statements

Note 1. - The Company

     USMX, INC. (the "Company") is a Delaware corporation which engages in the exploration for, and development and operation of precious metal properties. The Company also evaluates base metal and non-metallic situations. The Company conducts its operations directly and through various operating subsidiaries. All references herein to the Company include all subsidiaries of USMX, INC.

Note 2. - Summary of Significant Accounting Policies

Basis of presentation

     The financial statements have been prepared assuming the company will continue as a going concern. Certain factors, discussed below, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     The Company has incurred cost overruns associated with the construction of the Illinois Creek Mine, has cash flow deficits from operations and currently has no mines in operation. At December 31, 1996, the Company has an accumulated deficit of $3,056,000, a working capital deficiency of approximately $26,359,000 and is not in compliance with certain covenants of its long term debt agreements (see note 8.). In addition, significant additional funds will be required to bring the Company's Illinois Creek Mine into production.

     The Company has entered into a definitive merger agreement with Dakota Mining Corporation ("Dakota") (see note 15). The merger is subject to the approval of the Toronto Stock Exchange, stockholder and creditor approval, review by other regulatory authorities, and other customary conditions. In connection with the merger, Dakota has agreed to loan the Company up to US $5.0 million to be used to pay for work completed and ongoing work at the Illinois Creek Mine prior to the merger. Concurrent with the merger agreement, Dakota entered into an intercreditor agreement with the Company's principal lender, N M Rothschild & Sons Limited ("Rothschild"), whereby Rothschild agreed not to accelerate the due date of any loans to USMX or to exercise any rights it may have to collateral security until the earlier of the consummation of the merger, the termination of the merger agreement in accordance with its terms, or June 30,1997.

     Should the Company be unable to complete the merger with Dakota, the ability of the Company to continue as a going concern is dependent on the continued forbearance of Rothschild and the commencement and continuation of successful operations at the mine. Future success of the mine is dependent on the Company's ability to produce gold from the mine in quantities and at costs consistent with those projected by the Company.

Principles of consolidation

     The consolidated  financial  statements include the accounts of the Company
and  its   wholly-owned  and  majority  owned   subsidiaries.   All  significant
intercompany transactions and balances have been eliminated in consolidation.

Use of estimates

     Management makes various estimates and assumptions in determining the reported amounts of assets, liabilities revenues and expenses, and in the disclosure of commitments and contingencies. These estimates and assumptions will change with the passage of time and the occurrence of future events, and actual results will differ from the estimates.

Cash and Cash Equivalents

         The Company considers cash in banks and all highly liquid investments, purchased with a maturity of three months or less, to be cash equivalents.


Ore Inventory

         Production costs incurred are charged to ore inventories as incurred. Cost of gold sold is based on the currently estimated life of mine average cost. The amount carried in the Company's balance sheet Ore inventories is the lower of the difference between production costs incurred to date and the amount charged to Cost of gold sold to date or the net realizable value of the inventoriable ore.


Mineral Properties

         The Company's policy is to charge to operations, costs associated with identifying prospective mineral properties and to capitalize the costs of acquiring, exploring and developing unproven mineral properties. For properties subsequently placed into production, the applicable capitalized costs are amortized using the units-of-production method, based on the ratio of tons of ore mined or processed during the year to the estimated total proven and probable ore reserves of the project.


         Management periodically reviews the carrying value of its investments in exploration properties with internal and external mining related professionals. A decision to abandon, reduce or expand a specific project is based upon many factors including general and specific assessments of mineral reserves, anticipated future mineral prices, the anticipated future costs of exploring, developing, and operating a producing mine, the expiration term and ongoing expenses of maintaining leased mineral properties and the general likelihood that the Company will continue exploration. The Company does not set a pre-determined holding period for properties with unproven reserves, however, properties which have not demonstrated suitable metal concentrations at the conclusion of each phase of an exploration program are re-evaluated to determine if future exploration is warranted and their and their carrying values are appropriate.

         If an area of interest is abandoned or it is determined that its carrying value cannot be supported by future production or sale, the related costs are charged against operations in the year of abandonment or determination of value. The amounts recorded as mineral leases and properties and deferred exploration expenditures represent costs to date and do not and do not necessarily reflect present or future values. Proceeds from rentals and option fees relating to undeveloped mineral properties in which the Company has an economic interest are credited against capitalized property costs and no gain is recognized until all costs have been fully recovered.


Construction in Progress

         Pre-production, development and asset construction costs related to new mines and major programs at existing mines are capitalized to Construction in progress during the construction phase. Upon completion of construction, the costs are transferred to the appropriate asset accounts.

Interest Capitalized

         Interest costs incurred during the construction of qualifying assets are capitalized as part of the asset cost.

Depreciation and Amortization

         Mine buildings and equipment are depreciated using the units-of-production method based on the ratio of tons of ore mined or ounces of gold produced during the period to the estimated total proven and probable reserves of the related property. Vehicles, furniture and office equipment are depreciated using the straight-line and the declining balance methods over estimated useful lives of two to five years. The cost of normal repairs and maintenance is charged to operations as incurred. Significant expenditures which increase the life of an asset are capitalized and depreciated over the estimated remaining useful life of the asset. Upon retirement or disposition of property and equipment, related gains or losses are recorded in operations.

Impairment of Assets

         In 1996 the Company adopted Financial Accounting Standards Board Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, ("SFAS 121"). Under SFAS 121, the Company periodically reviews the carrying value of its assets by comparing the net book value of each asset to the estimated undiscounted future cash flows from the asset. If the net book value exceeds the undiscounted future cash flow, an impairment is recorded. Changes in estimates and assumptions that underlie management's estimate of future cash flow from the Company's assets can materially impact future carrying values and operating results. The adoption of SFAS 121 had no effect on the Company's financial statements.

Reclamation Costs

         The Company records a liability for the estimated cost to reclaim mined land by recording charges to production costs for each ton of ore mined. The amount charged is based on management's estimate of reclamation costs to be incurred. The estimate is based on the work which is to be performed as set forth in the reclamation plan approved by the agencies responsible for granting the related mining permits. The accrued reclamation liability is reduced as reclamation expenditures are made. Certain reclamation work is performed concurrently with mining. However, the majority of reclamation expenditures is made after mining operations cease.

Revenue Recognition

         The Company recognizes revenue as precious metals are delivered to the purchaser.

Commodity Futures Contracts

         In order to protect against the impact of falling gold prices, the Company enters into hedging transactions, the goal of which is to provide a minimum price for future production, and allow the Company to take advantage of short term increases in the gold price. Hedging transactions include spot deferred and forward sales contracts and option contracts. Contracted prices on spot deferred and forward sales and options are recognized in gold sales as gold produced is delivered to meet the commitment. The results of hedging activities are included in revenue when gold is delivered against the contract or, if delivery under the contract is deferred, the contract is marked to market and the Company recognizes an unrealized gain or loss in operations. Spot deferred and forward contracts that are not identified as hedges of specific anticipated future production are recorded at market, with unrealized gains or losses recorded in operations.

         The Company also has written silver call option contracts. Premiums received are deferred and recognized in income as the options expire or are exercised. The open contracts are marked to market and the deferred premiums adjusted accordingly, with changes in the market value of the contracts reflected in unrealized gains or losses on commodity future and option contracts in the consolidated statement of operations.

By-product Revenues

         Revenues from sales of by-products (principally silver) are treated as a reduction of the cost of sales.

Stock Options

     The Company applies APB Opinion No. 25 and related interpretations in accounting for its stock option plans. Accordingly no compensation costs are recognized for stock options granted at fair market value.

Income Taxes

         The Company follows Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, ("SFAS 109"). Under the asset and liability method of SFAS 109, deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

Note 2. - Summary of Significant Accounting Policies (concluded)

Net Income (Loss) per Common Share

         Net income (loss) per common share is based on the weighted average number of shares of common stock and common stock equivalents outstanding during the year, unless they are anti-dilutive.

Reclassifications

         Certain amounts in the accompanying consolidated financial statements for the years ended December 31, 1994 and 1995, have been reclassified to conform to the classifications used in 1996.

Note 3. - Ore Inventories

         Ore inventories in the accompanying consolidated statements of financial position represent mining, pad loading and processing costs associated with gold in various stages of production. Approximately $200,000 of costs were capitalized as of December 31, 1996 associated with ore stockpiled and ore placed on the leech pad at the Illinois Creek Mine.

          During 1995 the Company recorded an impairment of Ore inventories of $1,620,000 relating to the Goldstrike Mine (see note 7.).


Note 4. - Undeveloped Mineral Properties

     Capitalized costs at December 31, 1996 and 1995 associated with undeveloped mineral properties were as follows:


                                         1996                   1995
                                --------------------    ---------------------
           United States          $    166,000            $    584,000
           Mexico                    1,660,000               2,081,000
           Chile                          -                     18,000
           Ecuador                        -                    230,000
                               ====================    ---------------------
                Total              $ 1,826,000             $ 2,913,000
                               ====================    ---------------------



Note 5. - Mineral Properties Under Development

At December 31, 1996 and 1995, the Company had two mineral properties in various stages of feasibility and development as follows:



                                           1996                     1995
                                   --------------------    ---------------------
       Illinois Creek, Alaska         $  8,368,000            $  4,038,000
       Thunder Mountain, Idaho           3,675,000               2,307,000
                                   ====================    ---------------------
             Total                    $ 12,043,000            $  6,345,000
                                   ====================    ---------------------


Illinois Creek, Alaska

         The Illinois Creek Project is a moderate grade, near surface gold-silver deposit. It consists of two State of Alaska Mining Leases, covering 62,480 acres. The project is located in the western interior of Alaska approximately 57 miles southwest of Galena and 320 miles northwest of Anchorage. The exploration and feasibility phases were completed in 1995. Site development and construction commenced in May 1996, with anticipated completion scheduled for June 1997.

         Pursuant to an agreement (the "Agreement") with North Pacific Mining Corporation ("NPMC"), the owner of the underlying leases, the Company made initial payments to NPMC of $100,000 in 1994 to evaluate the Illinois Creek property. The Company was required to make an additional payment to NPMC of $4 million in cash or common stock of the Company in exchange for title to the underlying leases. The Company chose to make the payment in stock and effective July 11, 1996, 1,540,663 shares of the Company's common stock were issued to NPMC. The number of shares of common stock issued to NPMC was equal to $4 million divided by the 30-day average of the price of the Company's stock on the Nasdaq Stock Market. In addition to these payments, NPMC will receive a 5% net returns royalty.

         Pursuant to the Agreement, the Company has until December 16, 1997, to achieve Commercial Production (as defined) from the property. This period may be extended at the option of the Company for two additional one year periods upon payment by the Company of additional advance royalties of approximately $300,000 for each one year extension. The Agreement terminates on December 16, 1999, if the Company has not achieved Commercial Production from the property by that date.

         The obligations of the Company to NPMC are secured by a subordinated security interest in all of the Illinois Creek Project assets. The security interest terminates at Commercial Production.

Thunder Mountain, Idaho

         The Company proposes to conduct gold and silver mining activities at the Dewey Mine in the Thunder Mountain Mining District in eastern Valley County, Idaho, approximately 100 miles northeast of Boise, Idaho. The proposed Dewey mining operations are part of the Thunder Mountain Project and consist of the development of a gold and silver ore deposit located on patented mining claims administered by the Idaho Department of Lands.

         Effective July 9, 1993, the Company entered into an Exploration and Option to Purchase Agreement ("Agreement") with Dewey Mining Company, Thunder Mountain Gold, Inc. and two individuals (the foregoing companies and individuals described below are collectively referred to as the "Owners"). The Owners control approximately 5,500 acres in the Thunder Mountain Mining District consisting of both patented and unpatented mining claims. Pursuant to the terms of the Agreement, the Company was granted the sole and exclusive right to explore for and develop minerals on the property in exchange for advance royalty payments totaling $100,000. In addition, the Company committed to spend, and did spend, a minimum of $500,000 evaluating the property prior to April 1, 1995.

         The Agreement requires that, before the Company can put the property into commercial production, it must prepare and deliver to the Owners a feasibility study regarding the project. In 1995 and 1996, the Company extended the term of the agreement through April 30, 1997, by making additional advance royalty payments in the aggregate amount of $350,000. The Agreement further provides the Company with the option for a final extension until April 30, 1998, in exchange for an additional advance royalty payment of $250,000. The advance royalty payments made may be recovered by the Company for seven years after payment should the Owners elect to receive royalties under options (a) or (c) described below. The Agreement terminates if the Company fails to deliver a feasibility study to the Owners by the end of the last year's extension under the Agreement or if the Company exercises its right to terminate the Agreement at any time.

Note 5. - Mineral Properties Under Development (Concluded)

         Within 90 days after the Company provides the Owners with a feasibility study, the Owners may elect to (a) participate in subsequent efforts to the extent of a 30% working interest, plus receive a 1.5% royalty, or (b) receive a 30% net profits interest, or (c) receive a 5% net returns royalty from production. If the Owners elect to receive a 5% net returns royalty, the Company will be obligated to make advance royalty payments of $200,000 within thirty days after commencement of Commercial Production (as defined in the Agreement), and $250,000 each year thereafter.

         The Agreement provides that, once the Owners have made their election, the Company shall have one year within which to achieve Commercial Production. If the Company fails to achieve Commercial Production within one year, the Company must either re-convey the property to the Owners or extend by one year the time period within which Commercial Production must commence by paying an advance royalty of $200,000 to the Owners. If Commercial Production has not commenced by the end of the extension period, the Company may obtain one final extension of one year within which to achieve Commercial Production by paying the Owners an additional advance royalty of $250,000. In addition to the advance royalty payments and the work commitments outlined above, the Company is obligated to pay all fees necessary to maintain the unpatented mining claims through August 31 of the calendar year in which the extension year expires.

Note 6. - Developed Mineral Properties

         The Company's investment in developed mining properties at December 31, 1996 and 1995 is as follows:




                                               1996                     1995
                                       --------------------    ---------------------
     Goldstrike Mine                        $   364,000            $   364,000
     Montana Tunnels                            556,000                556,000
                                       --------------------    ---------------------
           Total Cost                           920,000                920,000
   Less:  Accumulated  depletion and
            amortization                        914,000                892,000
                                       ====================    ---------------------
                                         $        6,000           $     28,000
                                       ====================    ---------------------



Goldstrike Mine

         Effective November 1, 1992, the Company acquired from Tenneco Corporation, the stock of Tenneco Minerals Company-Utah, owner and operator of the Goldstrike Mine located approximately 35 miles northwest of St. George, Utah. Soon after the acquisition, the name of this wholly owned subsidiary was changed to USMX of Utah, Inc. Gold production from the Goldstrike Mine since November 1, 1992, has been 77,182 ounces, including 6,266 ounces of gold produced in 1995.

         Mining operations at the Goldstrike Mine were completed in October 1994. Leaching was completed in December 1995. All disturbed areas at the Goldstrike Mine were reclaimed during 1995 except for the heaps and the plant site. Reclamation of these areas will continue into 1997.

Montana Tunnels

         The Company owns a net profits royalty interest in this property and, accordingly, the carrying value has been classified as a producing mineral property in the Company's consolidated statements of financial position (see note 12.). In June 1996, the Company and Pegasus Gold Inc. ("Pegasus"), an affiliate, agreed to the sale of the Company's net profits royalty interest in the Montana Tunnels property to Pegasus for $4,500,000. The sale is pending definitive documentation and approval of the Company's stockholders (see note 8.).

Note 7. - Asset abandonments and Write-downs

Mineral Property Abandonments

     Mineral properties that management determined no longer hold sufficient promise to justify the cost required to maintain them and which had historical costs of $674,000, $772,000 and $261,000 were written off in 1996, 1995 and 1994 respectively. The write-offs during 1996 include several exploration targets near the Goldstrike Mine in Utah with historical costs totaling $345,000 and various other properties throughout the western United States with total historical costs of $179,000. Six small properties in Mexico with historical costs of $89,000 and one property in Chile with historical costs of $61,000 were also written off in 1996.

Mineral Property Write-downs

     During 1996 the Company wrote down the carrying value of the Nambija property in Ecuador and the Amargosa and La Reserva properties in Mexico by $335,000, $326,000 and $81,000 respectively. The carrying value of each of the properties was reduced to zero. To date, no significant economic mineralization has been encountered on the properties. The La Reserva property is currently being explored in joint venture with another mining company. The Nambija and Amargosa properties are being held for possible future joint venture exploration. During 1995 the Company wrote down the Armagosa property by $1,000,000.

     In June 1995, the Commonwealth of Pueto Rico adopted legislation which amended the island's mining law to prohibit future mining of metallic deposits by open pit methods. Although the Company considered various strategies, the effect of the mining law, as currently amended, is to render the Company's plan for development of the Cala Abajo deposit uneconomic. As a result the Company reduce the carrying value of the property to zero and recorded an impairment loss of $1,039,000 during 1995.

     Gold production at the Company's Goldstike Mine in Utah declined sharply in August and September, 1995. This decline in gold recovery triggered a reevaluation of the estimated remaining recoverable gold ounces in the heaps. It was determined that it was no longer economically feasible to add cyanide to the system and the rinsing of the heaps commenced in October 1995. As a result, the carrying value of Deferred mining and processing costs was reduced to the fair market value of the remaining gold bullion and dor, at the refinery and the Company recorded an impairment loss of $1,620,000.


Note 8. - Long Term Debt and Note Payable to Related Party

Long Term Debt

         On July 11, 1996 the Company closed a $22 million financing facility with Rothschild. The facility consists of a $19.5 million project loan and a $2.5 million convertible loan. Proceeds of the loans have been used to partially fund the development of the Company's Illinois Creek Mine in Alaska. At December 31, 1996, the Company has drawn approximately $21,355,000 against the facility.

         The $19.5 million project loan bears interest, payable quarterly, at 2.25% above LIBOR until certain tests related to project operations have been completed to the satisfaction of the lender and 1.875% above LIBOR thereafter. Principal payments are due in seven installments on September 30 and December 31 of each year, commencing September 30, 1997. The loan is payable by the Company's operating subsidiary that owns the Illinois Creek property and is secured by a first priority interest in the Illinois Creek Mine assets. The Company has agreed to guarantee the $19.5 million project loan until it has been demonstrated that the Illinois Creek Project is operating in a manner satisfactory to Rothschild and that no defaults are outstanding. In addition, the Company is a continuing guarantor of the covenant to comply with environmental laws.

         The Company's obligations under its guarantee and the $2.5 million convertible loan are secured by subordinated security interests in the Illinois Creek Mine assets and the outstanding shares of the operating subsidiary formed to own and develop the mine.

         Amounts drawn pursuant to the financing facility are deposited in the Illinois Creek project proceeds account and may be used only for the benefit of the project. Such amounts are reflected in the accompanying condensed consolidated statements of financial position as Restricted cash. At December 31, 1996, approximately $108,000 remained in the account.

         The $2.5 million convertible loan bears interest at 2% above LIBOR, payable semi-annually. The note may be converted into Common Stock at a conversion price of $1.74 per share at the option of the lender at any time during the term of the note. The Company may also require conversion of the note if the note is not in default and the daily closing price of the Common Stock exceeds $4.75 for 30 consecutive trading days. The convertible loan is due September 30, 2000.

Note 8. - Long Term Debt and Note Payable to Related Party (Concluded)

         Assuming the $2.5 million convertible loan is not converted, aggregate maturites of the notes payable under the Rothschild's financing facility are as follows:


                              Year ended
                              December 31,
                            ---------------- --------------------
                              1997               $    6,000,000
                              1998                    6,000,000
                              1999                    6,000,000
                              2000                    3,355,000
                                               ====================
                                                  $  21,355,000
                                               ====================



         The loan agreements include financial, operating and other covenants, including covenants regarding the maintenance of certain operating and financial ratios, limitations on or prohibitions of dividends, indebtedness, liens, investments, mergers, changes in capital structure and certain other items. At December 31, 1996 the Company was not in compliance with certain of the loan covenants.

         Under the terms of the $22.0 million Rothschild financing facility, the Company agreed to deposit $1.5 million in an escrow account by September 30, 1996. The Company was unable to comply with this requirement and Rothschild agreed to waive this and certain financial ratio covenant requirements until December 31, 1996, conditional upon the Company's agreements to, among other things, (A) file a prospectus with the appropriate Canadian securities regulatory authorities by November 1, 1996, and complete an offering by December 31, 1996, (B) adjust the price at which Rothschild may elect to convert the $2.5 million loan into the Company common shares to the price at which the shares offered are sold, or if no sale, at the average trading price for the last ten trading days of 1996 and (C) to pay Rothschild a fee of $100,000 which fee is payable upon the first to occur of (i) a date upon which such payment can be made without materially reducing the working capital reasonably required by the Company for continued operations or (ii) April 15, 1997. At December 31, 1996, the Company had not completed the offering and was unable to comply with the requirement to deposit $1.5 million in an escrow account.

     As a result of the covenant violations, Rothschild has the ability to declare an event of default and require that the balance be paid currently. Accordingly, the loans have been classified as a current liability. As discussed in notes 2 and 16, subsequent to December 31, 1996, Rothschild has entered into an intercreditor agreement, whereby Rothschild agreed not to accelerate the due date of any loans to USMX or to exercise any rights it may have to collateral security until the earlier of the consummation of the merger with Dakota, the termination of the merger agreement in accordance with its terms, or June 30, 1997.

Note Payable to Related Party

     During the second quarter of 1996 the Company arranged for a $4.5 million, 8.75% fixed rate loan from Pegasus, a shareholder of the Company. The loan is repayable over a 50 month period beginning June 1, 1996. The loan is collateralized by the Company's net profits royalty interest in the Montana Tunnels property. In lieu of loan payments by the Company, Pegasus has agreed to offset the $60,000 per month Montana Tunnels minimum advance royalty payments that are otherwise payable to the Company against the payments due under the loan. (see note 12.)

         During the second quarter of 1996 the Company also agreed with Pegasus to sell its net profits royalty interest in the Montana Tunnels property to Pegasus for $4,500,000. Pegasus is the owner and operator of the Montana Tunnels Mine. The net profits royalty interest entitles the Company to the greater of a 5% net profits royalty interest or minimum advance royalties of $60,000 per month until certain construction, land acquisition, associated financing and other costs have been recovered by Pegasus ("Payback"), and a 50% net profits royalty interest thereafter. Payback is dependent upon several factors, including future metal prices, production rates, and the life of the Montana Tunnels Mine. It is unclear whether Payback will ever be achieved. Since inception of the contract, the Company has only received the monthly minimum advance royalties.

         Loan proceeds received by the Company from Pegasus will be credited against the sales price at closing and the loan will be extinguished. Closing of the transaction is subject to completion of definitive documentation and approval of the Company's stockholders.

Note 9. - Gain on Sale of Common Stock

         In April 1994, the Company sold its interest in the Kinsley Mountain Project in Elko County Nevada to Alta Gold Co. ("Alta"). In April 1995, the Company received a final cash payment of $400,000 and Alta restricted common stock with a market value of $200,000 based on the average closing price of the stock over the 30 trading days prior to issuance. The payment was in addition to cash of $400,000 and Alta restricted common stock with a market value of $200,000 previously received. The cash proceeds and discounted value of the stock received were recorded as a reduction of the carrying value of the property. During 1995, the carrying value of the property was reduced to zero and a $1,000 loss was recorded. During 1996 all of the Alta common stock was sold for $1,281,000, resulting in a gain of $936,000.

Note 10. - Stock Options

         The Company has two stock option plans, the ("1987 Plan") and the Non-discretionary Plan for Non-Employee Directors ("Directors' Plan"), which cover a total of 1,700,000 shares of common stock available for grant to employees and directors of the Company.

         Under the 1987 Plan, the Company may grant incentive stock options as well as non-incentive stock options. Incentive stock options granted under the 1987 Plan are exercisable at prices equal to the market value of the common stock at the date of grant. The option prices of non-incentive stock options granted under the 1987 Plan may be less than the market value of the common shares as of the grant date. Options expire at such time as the Option Committee of the Board of Directors determines, but no later than ten years from the grant date.

         The Directors' Plan was established in 1992 to afford non-employee directors an opportunity for investment in the Company and the incentive advantages inherent in stock ownership of the Company. Options granted under the Directors' Plan are exercisable at prices equal to the market value of the common stock at the date of grant and are exercisable in full on the date of grant.

         Shares acquired pursuant to the Directors' Plan may not be sold, transferred or otherwise disposed of for a period of at least six months following the date of grant. Under the terms of the Directors' Plan, the directors who elected to participate were each issued options to purchase 10,000 shares of the Company's common stock upon adoption of the plan. Thereafter, each non-employee director who elects to participate is automatically granted an option to purchase 10,000 shares of the Company's common stock upon joining the Board. In addition, on October 1 of each year each participant is automatically granted an option to purchase an additional 5,000 shares. Options granted under the Directors' Plan expire ten years from the date of grant except that an option will expire, if not exercised, ninety days after the optionee ceases to be a director of the Company.

         The Company applies APB Opinion No. 25 and related interpretations in accounting for its option plans. Accordingly, no compensation cost has been recognized for options granted at fair market value under the plans. Had compensation cost for the Company's stock option plans been determined consistent with SFAS 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:



                                                 1996             1995
                                                 ----             ----

          Net (loss)
            As reported                    $  (3,302,000)    $  (6,906,000)
            Pro forma                      $  (3,493,000)    $  (6,954,000)

          Net (loss) per common share
            As reported                    $       (0.22)    $    (0.47)
            Pro forma                      $       (0.23)    $    (0.47)

Note 11. - Stock Options (Concluded)

         Changes in stock options for the years ended December 31, 1994, 1995 and 1996, are as follows:


                                                                              Option Price
                                                                Shares           Per Share
                                                          ---------------    --------------
         Outstanding at December 31, 1993                      757,550          $1.13-5.50
         Exercised                                            (198,300)          1.13-3.06
         Expired or canceled                                   (39,000)          3.06-5.50
         Granted                                               275,000           2.69-4.13
                                                          ---------------

         Outstanding at December 31, 1994                      795,250           1.16-5.50
         Exercised                                              (3,000)               2.06
         Expired or canceled                                  (791,750)          1.16-5.50
         Granted                                             1,137,250           1.16-5.50
                                                          ---------------

         Outstanding at December 31, 1995                    1,137,750           1.16-5.50
         Exercised                                                   -                   -
         Expired or canceled                                   581,000           1.88-5.50
         Granted                                               811,000           2.44-2.94
                                                          ---------------

         Outstanding at December 31, 1996                    1,367,750          $1.13-5.50
                                                          ===============



         During 1995, the terms of options to acquire 724,750 shares were extended to ten years from the original date of grant. For accounting purposes the extension was treated as the cancellation of the existing options and the granting of new options.

         At December 31, 1996, 1995 and 1994, the number of options exerciseable was 707,096, 826,250 and 573,250 respectively, the weighted average exercise price of those options was $3.14, $3.18 and $3.50 respectively, and the weighted average remaining contractual life was 8.2, 7.8 and 2.2 years respectively. The remaining 660,664 options at December 31, 1996, are exerciseable at various dates through August 1999.

         The weighted average fair value of options granted during the years ending December 31, 1996 and 1995 were $1.38 and $0.97 respectively, assuming a risk free rate of 6%, an expected volatility of 50%, and a weighted average expected life of 9 years.

Note 11. - Employees' Benefit Plans and Incentive Bonus Arrangements

         Effective July 1, 1987, the Company adopted an Employee Savings and Investment Plan under section 401(k) of the Internal Revenue Code, which covers all full-time employees. The plan is a defined contribution plan and allows employee contributions of up to ten percent of pre-tax compensation, limited to the maximum deferral allowed by the Internal Revenue Service.

         The Company may contribute at least ten percent and not more than one hundred percent of the amount contributed by the employees, up to a maximum of six percent of pre-tax compensation. For 1996, 1995 and 1994, the Board of Directors has set the Company's contribution at fifty percent of the first six percent of employee contributions. For 1996, 1995 and 1994, the Company's contributions were approximately $53,000, $57,000, and $59,000, respectively. Participants vest in the Company's contributions based upon years of service, and are fully vested after four years of service.

         The Company has an Exploration Discovery Bonus Plan under which bonuses are paid in cash or in shares of the Company's common stock to certain employees for discoveries of ore deposits that the Company's Board of Directors determines can be operated at a profit. The bonus is based on the net present value of the deposit and is calculated using a sliding scale ranging from 2% for deposits with a net present value of up to $10 million, to 0.85% of the first $100 million of net present value plus 0.25% of that portion of the net present value of the deposit that exceeds $100 million. Under the terms of the plan, 70% of each discovery bonus is divided equally among the Company's explorationists and the remainder is to be shared among those individuals designated by the Company's President as playing an especially important role in the discovery. No bonuses were paid in 1996, 1995 or 1994 under the plan.

Note 12. - Transactions With Affiliates

         As of December 31, 1996, Pegasus owned 4,826,000 shares (29.9%) of the Company's outstanding common stock. In January 1986, the Company entered into a revised agreement with Centennial Minerals Ltd., a subsidiary of Pegasus for the development of the Montana Tunnels property. Pursuant to the agreement, Pegasus developed the property, acquired a 100 percent working interest in the project, and commenced mine and mill operations in March 1987. The operations at Montana Tunnels achieved defined operating status on October 1, 1987. Under the agreement, the Company will receive the greater of a minimum advance royalty of $60,000 per month or a five percent net profits interest until Pegasus recovers payout of capital and other defined costs.

         During the second quarter of 1996 the Company agreed with Pegasus to sell its net profits royalty interest in the Montana Tunnels Mine to Pegasus for $4,500,000. Closing of the transaction is subject to completion of definitive documentation and approval of the Company's stockholders. Loan proceeds in the amount of $4,500,000 previously received by the Company from Pegasus will be credited against the sales price at closing and the loan will be extinguished (see Note 7.).

For each of the years ended December 31, 1996, 1995, and 1994, the Company received $720,000 in royalty income from the Montana Tunnels property.

         In March 1995, the Company acquired all of the outstanding capital stock of Mega Minerals S.A., an Ecuadorian company. The Company assumed obligations of approximately $120,000, and agreed to pay the seller a 10% net proceeds royalty on any production from the concessions after recovery of all capital expenditures. A director and principal shareholder of the seller is also a director of the Company. The assets of Mega Minerals S.A. consist of eight exploration concessions and the rights to acquire four additional exploration concessions, all located in the Nambija-Zamora gold belt of southern Ecuador.

Note 13. - Income Taxes

         Total income tax benefit for the years ended December 31, 1996, 1995 and 1994, was $55,000, $118,000 and $497,000 respectively. The entire income tax benefit of $55,000 for the year ended December 31, 1996, is the result of an adjustment to federal income taxes receivable related to net operating losses carried back to prior years. Income tax expense (benefit) consists of the following:


                                                     Current            Deferred             Total
                                                ------------------    --------------    -----------------
        Federal tax provision                           $(55,000)              $-               $(55,000)
        State tax provision                                    -                -                      -
                                                ==================    ==============    =================
        Year ended December 31, 1996                    $(55,000)              $-               $(55,000)
                                                ==================    ==============    =================

        Federal tax provision                          $(118,000)              $-              $(118,000)
        State tax provision                                    -                -                      -
                                                ==================    ==============    =================
        Year ended December 31, 1995                   $(118,000)              $-              $(118,000)
                                                ==================    ==============    =================

        Federal tax provision                          $(416,000)              $-              $(416,000)
        State tax provision                              (81,000)               -                (81,000)
                                                ==================    ==============    =================
        Year ended December 31, 1994                   $(497,000)              $-              $(497,000)
                                                ==================    ==============    =================


The Company's effective tax rate for the years ended December 31, 1996, 1995 and 1994, differs from the federal statutory tax rate for the following reasons:


                                                              1996              1995             1994
                                                          --------------    -------------    -------------
     Federal statutory rate                                   34.0%             34.0%             34.0%
     Change in valuation allowance                           (40.9%)           (22.4%)             -
     Revision of prior year's estimated tax                    3.8%              1.7%            211.9%
     Cost of sales for tax purposes less than financial
        statements                                             -                 3.0%           (184.5%)
     Exploration and development deducted for tax
        purposes not for financial statements                  -               (13.7%)            77.4%
     Royalty payments deducted for tax purposes not for
        financial statements                                   -                 -                22.3%
     Mineral property disposal, tax gain greater than
        financial statement gain                               -                (2.9%)           (44.4%)
     Statutory depletion over cost basis                       -                 -                16.2%
     Use of alternative minimum tax rate                       -                (0.1%)            29.4%
     State provision and other                                 4.4%              2.1%              7.6%
                                                          ==============    =============    =============
     Effective tax rate                                        1.3%              1.7%            169.9%
                                                          ==============    =============    =============


Note 13. - Income Taxes (Concluded)

         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995 are presented below:



     Deferred tax assets:                                                 1996                 1995
                                                                   ------------------   ------------------
         Reclamation liabilities, accrued for financial
             reporting purposes                                    $        310,000     $        439,000
         Ore inventories, due to additional
            costs deferred for tax purposes.                                91,000               90,000
         Alternative minimum tax credit carryforwards                      157,000              157,000
         Net operating loss carryforwards                                3,826,000            3,343,000
         Other                                                                   -                8,000
                                                                   ------------------   ------------------

          Total gross deferred tax assets                                4,384,000            4,037,000
          Less valuation allowance                                      (3,838,000)          (3,612,000)
                                                                   ------------------   ------------------
          Total deferred tax assets                                        546,000              425,000
                                                                   ------------------   ------------------
     Deferred tax liabilities:
         Mineral properties, principally due to the
            capitalization of exploration and development costs
            for financial reporting purposes                              (397,000)            (296,000)
         Unrealized gain on commodity futures contracts
            recognized for tax purposes                                    (62,000)                   -
         Plant and equipment, principally due to accelerated tax
            depreciation.                                                  (87,000)            (129,000)
                                                                   ------------------   ------------------
          Total gross deferred tax liabilities                            (546,000)            (425,000)
                                                                   ==================   ==================
          Net deferred income taxes                                $                    $
                                                                                 -                    -
                                                                   ==================   ==================


The change in the valuation allowance for the years ending December 31, 1996 and 1995 was $226,000 and $3,247,000, respectively.

         As of December 31, 1996, the Company has net operating loss carryforwards for federal income tax purposes of approximately $9,799,000 which are available to offset future federal taxable income, if any, through 2011. As the result of an audit by the Internal Revenue Service ("IRS") during 1996, an additional $3,151,000 of net operating loss carryforwards were disallowed by the IRS. The Company is currently protesting the IRS findings. In addition, the Company has net operating loss carryforwards for alternative minimum tax purposes of approximately $8,640,000 which are available to offset future alternative minimum taxable income, if any, through 2011.

Note 14. - Commitments and Contingencies

Reclamation Surety

         Pursuant to the mining reclamation and bonding regulations of the State of Utah, Department of Natural Resources and the Bureau of Land Management, in 1993 the Company provided reclamation surety for the Goldstrike Mine in the amount of $2,251,000. In October 1995, the Company was advised that, as a result of the reclamation work accomplished by the Company at the Goldstrike Mine, the required surety had been reduced by approximately $514,000 to $1,737,000. The required surety is in the form of a certificate of deposit in the amount of $800,000 and letters of credit in the amount of $937,000. The certificate of deposit and restricted cash account supporting the letter of credit are reflected in Reclamation surety and other assets in the accompanying Consolidated Statements of Financial Position.

         Pursuant to the mining reclamation and bonding regulations of the State of Alaska, Department of Natural Resources, the Company provided reclamation surety for the Illinois Creek Mine in the amount of $1,575,000 in 1996. The required surety is in the form of certificates of deposit totaling $1,575,000 and is reflected in Reclamation surety and other assets in the accompanying Consolidated Statements of Financial Position.

Hedging

         As part of its gold hedging program the Company has entered into agreements with a major financial institution to deliver gold. Realization under these agreements is dependent upon the ability of the counterparties to perform in accordance with the terms of the agreement. As of December 31, 1996, the Company had entered into forward sales contracts for 140,900 ounces of gold for delivery at various dates through December 31, 1999 at an average selling price of $409 per ounce. Delivery under these spot deferred contracts can be deferred at the Company's option up to forty months depending on the individual contract. The aggregate unrealized excess of the net market value of the Company's forward sales contracts over the spot gold price of $368 per ounce as of December 31, 1996, is approximately $5,875,000. The aggregate unrealized gain on the Company's forward sales contracts accounted for as hedges of future production were approximately $5,033,000 at December 31, 1996.

         The Company has also written silver call options, which if exercised, would become spot deferred contracts with delivery deferred as previously described. At December 31, 1996 the Company had sold 825,300 ounces of silver call option contracts all at a strike price of $5.50 per ounce expiring on dates ranging from September 28, 1997 through December 29, 1999. Call options premiums received amounted to approximately $424,000.

     Forward sales contracts and silver call options that are not hedges are recorded on the Consolidated Statements of Financial Position at market value and any unrealized gains or losses are recognized on the Consolidated Statements of Operations.

Operating Leases

         The Company leases office space, office equipment and vehicles under operating leases which expire through 2001.

         Effective as of June 15, 1992, the Company entered into a new lease for its corporate offices in Lakewood, Colorado. The lease was amended effective June 1, 1996, to provide for additional office space and to extend the initial term of the lease to May 31, 2001. The lease contains an option to renew for an additional five year period at the market rate in effect at the time of renewal. The lease provides for base rent of $12,917 per month with annual increases each year beginning June 14, 1997. In addition, the Company is obligated to reimburse the landlord for the Company's proportionate share of increases in real estate taxes and operating expenses.

         Effective as of July 1, 1996, the Company entered into a new lease for its Alaska district offices in Anchorage, Alaska. The term of the lease is three years, commencing July 1, 1996, and ending June 30, 1999. The lease provides for aggregate rent of $121,284 payable in equal monthly installments of $3,369.

Note 14. - Commitments and Contingencies (Concluded)

         The following table sets forth the future minimum lease payment obligations as of December 31, 1996:


                                                    Minimum
                              Year               Lease Payments
                           ---------------    ---------------------
                              1997                    $298,000
                              1998                    $249,000
                              1999                    $191,000
                              2000                    $173,000
                              2001                     $76,000
                          ---------------     ---------------------

         Rent expense was $154,000, $113,000 and $139,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

Contractor Claim

         One of the construction contractors on the Illinois Creek Property in Alaska working under an approximately $3 million contract with the Company has submitted invoices and claims totaling approximately $7 million for work completed in 1996. At December 31, 1996, the Company had paid the contractor $1,772,000 and has recorded an additional liability to the contractor, based on the Company's estimate of its obligation under the contract of $2,414,000. The unpaid invoices and claims are currently being reviewed, and it is likely that a significant portion of the invoices and claims will be disputed by the Company. The contractor has threatened legal proceedings if the dispute is not informally resolved. The Company and its representatives are currently reviewing the relevant facts and until that review is complete the Company cannot estimate the magnitude of any potential liability, possible counterclaims by the Company or the outcome of arbitration or litigation if the dispute cannot be resolved by negotiation. On November 8, 1996, the construction contractor also filed a lien on the Illinois Creek Property for certain unpaid invoices and claims submitted through that date.

Note 15 - Subsequent Events

Definitive merger agreement

     On February 5, 1997, the Company signed a definitive merger agreement with Dakota Mining Corporation ("Dakota") whereby the shareholders of the Company will receive one share of Dakota common stock for every 1.1 shares of the Company's common stock and the Company will become a wholly owned subsidiary of Dakota (the "Merger"). The Merger is subject to the approval of the Toronto Stock Exchange, stockholder and creditor approval, review by other regulatory authorities, and other customary conditions.

     As part of the merger agreement, Dakota and the Company agreed that Dakota would provide a $5 million line of credit to the Company to provide interim working capital to sustain the Company's operations until the Merger is consummated. The line of credit bears interest at the rate of one per cent above a quoted prime rate and is due August 31, 1997 or earlier if the merger agreement is terminated before such date. The proceeds are to be used to pay certain ongoing operating expenses of the Company, primarily in connection with start-up activities associated with the Illinois Creek Mine and to partially pay trade creditors of the Company and its subsidiaries.

     The line of credit is evidenced by two promissory notes with similar terms but different amounts and different security. The $2 million promissory note ("the first note") is secured by a second priority position all of the capital stock of USMX of Alaska Inc. USMX of Alaska, Inc. is the Company's subsidiary which holds title to the Illinois Creek Mine. A second promissory note for $ 3 million ("the second note") is secured by a first position on all of the capital stock of the Company's Mexican subsidiary and a first position on the Company's interest in the Thunder Mountain property in Idaho. Rothschild was granted a second priority security position in the second note security. Funding for the line of credit is being provided from the proceeds of a Special Warrant offering by Dakota described below.

     In February 1997, Dakota offered by way of private placement 25,000 Special Warrants at a price of Cdn. $1,000 per Special Warrant resulting in gross proceeds of Cdn. $25 million. Each Special Warrant entitles the holder to receive one 7.5% unsecured subordinated convertible debenture in the amount of Cdn. $1,000. Of the proceeds, US $5.0 million have been released immediately and the remaining proceeds have been deposited in escrow pending completion of the merger and approval by the Dakota shareholders of the issuance of the common shares underlying the debentures. Completion of this offering was a condition of the Company's obligation to proceed with the merger.

N. M. Rothschild & Sons Limited financing facility.

Rothschild's consent was required for the extension of the $5 million line of credit and is required for the consummation of the Merger. Further, Dakota, as the potential owner of the Company, desired certain changes to the agreements underlying the Rothschild financing facility (the "Rothschild Credit Agreements") in order to avoid immediate defaults under such facility after closing of the Merger. Accordingly, the Rothschild and Dakota negotiated an Intercreditor Agreement which provided, among other things:

i) The consent of Rothschild to the Merger and the extension of the $5 million line of credit from Dakota to the Company on the terms described above.

ii) Rothschild's agreement to share, pari passu with Dakota, in any proceeds from foreclosure on the capital stock of USMX of Alaska, Inc. in the ratio of the amount outstanding under the first note to $22 million, but with Rothschild retaining the right to deal with such security.

iii) Dakota's agreement to fund at least $2 million of its line of credit for costs and expenses at the Illinois Creek Mine according to a plan prepared by the Company and approved by Rothschild and Dakota.

iv) The agreement of Dakota to guarantee the Company's obligations under the Rothschild Credit Agreements until "commercial completion" of the Illinois Creek Mine.

v) The agreement of Rothschild to forebear from exercising its rights to declare and enforce defaults (except payment or bankruptcy defaults) of the Company under the Rothschild Credit Agreements until the earliest of the consummation of the Merger, termination of the $5 million line of credit or June 30, 1997.

vi) For the amendment of certain terms and covenants in the Rothschild Credit Agreements, to be effective upon closing of the Merger, which include revisions to the definition of "commercial completion," and amendments to certain financial covenants.

vii) Dakota's and Rothschild's rights to share in the collateral terminate if the Merger is consummated or the $5 million line of credit is extinguished.

viii)At the closing of the Merger, a $2.5 million convertible loan to the Company under the Rothschild Credit Agreements will be extinguished by payment of $1.5 million by Dakota and adding the balance to the outstanding amounts under the project financing portion of the such agreements.


Note 16.-  Generally  Accepted  Accounting  Principles  in the United States and
           Canada

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States which differ in certain respects from those principles that the Company would have followed had its financial statements been prepared in accordance with accounting principles generally accepted in Canada. Differences which materially affect these consolidated financial statements are:

Convertible Debt Securities

The Company has recorded convertible debt due September 2000 using the accounting principles generally accepted in the United States, whereby the $2,500,000 due is presented as long term debt at December 31, 1996. Had the Company prepared its financial statements using the accounting principles generally accepted in Canada, as of December 31, 1996 the Company would have recorded approximately $2,023,000 of additional paid in capital relating to the conversion rights of the convertible debt, with the remaining $477,000 presented as long term debt.

Cash Flow Presentation

The Company has presented its financial statements using the accounting principles generally accepted in the United States, which requires that the cash flow statement exclude all non cash activities. Had the Company presented its financial statements using the accounting principles generally accepted in Canada the Company additions to property, plant and equipment would have been increased by $4,000,000 and proceeds from issuance of common stock would have been increased by $4,000,000, for the year ended December 31, 1996, representing the estimated fair value of the common stock issued to NPMC to acquire leasehold and other property interests in the Illinois Creek Project.

                                   APPENDIX H



                              SHARE INCENTIVE PLAN






PART 1. - INTRODUCTION


1.01              Purpose

                  The purpose of the Plans is to secure for Dakota Mining Corporation (formerly known as MinVen Gold Corporation) (the "Corporation") and its shareholders the benefits of incentive inherent in share ownership by the directors and key employees of the Corporation and its Affiliates who, in the judgment of the Board, will be largely responsible for its future growth and success. It is generally recognized that share plans of the nature provided for herein aid in retaining and encouraging employees and directors of exceptional ability because of the opportunity offered them to acquire a proprietary interest in the Corporation.

1.02              Definitions

     (a) "Arrangement" means the arrangement under the provisions of section 192 of the Canada Business Corporations Act to give effect to the Capital Reorganization.

     (b)  "Arrangement Effective Date" means September 15, 1993.

     (c) "Affiliate" has the meaning ascribed thereto in the Canada Business Corporations Act, as amended from time to time.

     (d)  "Board" means the board of directors of the Corporation.

     (e) "Capital Reorganization" means the corporate capital reorganization and restructuring undertaken by the Corporation as and pursuant to the Arrangement, pursuant to which the following events, among others, were accomplished:

          (i) the creation of the Common Shares by amending the Articles as part of the Arrangement;

          (ii) all of the common shares issued and outstanding on the Arrangement Effective Date ("Old Common Shares") were exchanged by the holders thereof into Units on the basis of one (1) Unit for every 12.43452 Old Common Shares then issued and outstanding;

          (iii)the terms of all issued and outstanding stock options, warrants and other convertible or exchangeable securities, if any, were adjusted accordingly to reflect the consolidation of Old Common Shares into Units as provided in the preceding paragraph;

          (iv) the Articles o Continuance of the Corporation were amended to cancel the Old Common Shares; and

          (v)  the  name  of  the  Company   was   changed  to  "Dakota   Mining
               Corporation".

     (f)  "Common Shares" means the common shares of the Corporation.

     (g) "Corporation" means Dakota Mining Corporation (formerly known as MinVen Gold Corporation), a corporation duly amalgamated under the laws of the Province of British Columbia effective August 2, 1988.

     (h) "Eligible Employees" shall means key employees of the Corporation or any Affiliate thereof including officers, whether or not directors, and including both full-time and part-time employees, whether or not they have a written employment contract with the Corporation and shall constitute the class of employees eligible for participation in each of the Plans.

     (i) "Eligible Directors" shall mean the directors of the Corporation or any affiliate thereof and shall constitute the class of directors eligible for participation in the Share Option Plan.

     (j) "Fair Market Value" on a particular day means the weighted average sale price for board lots of the Shares on The Toronto Stock Exchange (or if the Shares are not listed on The Toronto Stock Exchange, on such stock exchange on which the Shares are listed as may be selected for such purpose by the Board or if the Shares are not so listed then on the over-the-counter market) over the five consecutive trading days immediately preceding the date on which such value is to be determined or, if no trades are made during such five-day period, then over the 15 consecutive trading days immediately preceding the date on which such value is to be determined or, if no trades are made during such 15-day period, then "Fair Market Value" means, the fair value of a Share as determined by the Corporation's auditors. The weighted average price per Share shall be determined by dividing the aggregate sale price of all such Shares sold on the aforementioned exchange during the aforementioned five-day and 15-day trading periods by the total number of such Shares so sold in such trading periods, respectively;

144554\0424833.WP
         - 13 -

     (k) "Option" shall mean an option granted under the terms of the Share Option Plan.

     (l) "Option Period" shall mean an Eligible Employee or Eligible Director to whom an Option has been granted under the terms of the Share Option Plan.

     (m) "Optionee" shall mean an Eligible Employee or Eligible Director to whom an Option has been granted under the terms of the Share Option Plan.

     (n) "Participant" means, in respect of any Plan, an Eligible Employee or Eligible Director who is eligible and elects to participate in such Plan.

     (o) "Plan" means, collective the Share Option Plan and the Share Purchase Plan and the term "Plan" means any such plan.

     (p) "Share Option Plan" means the plan established and operated pursuant to Part 2 hereof.

     (q) "Share Purchase Plan" means the plan established and operated pursuant to Part 3 hereof.

     (r) "Shares" shall mean (i) with respect to Options granted prior to the Arrangement Effective Date, Units (ii) with respect to Options granted on or after the Arrangement Effective Date, Common Shares, and (iii) with respect to the Share Purchase Plan, Common Shares.

     (s)  "Unit" shall mean one Common Share and one-half (1/2) of a Warrant.

     (t) "Warrant" shall mean a Common Share Purchase Warrant issued pursuant to the Warrant Indenture providing for the issue of Common Share Purchase Warrants, dated as of the Arrangement Effective Date, between the Corporation and Montreal Trust Company of Canada, Trustee.


PART 2. - SHARE OPTION PLAN

2.01              Participation

                  Options shall be granted only to Eligible Employees and Eligible Directors.

2.02              Determination of Option Recipients

                  The Board shall make all necessary or desirable determinations regarding the granting of Options to Eligible Employees and Eligible Directors and may take into consideration the present and potential contributions of a particular Eligible Employee or Eligible Director to the success of the Corporation and any other factors which it may deem proper and relevant.

2.03              Price

                  The exercise price per Share under any Option will be determined by the Board, provided that such price may not be less than the closing price per Share for the Shares on The Toronto Stock Exchange on the date of grant of such Option or, if the date of grant of such Option is not a trading day, the trading day immediately preceding the date of grant of such Option (or, if no trade of Shares occurred on The Toronto Stock Exchange on such date, the simple average of the closing bid and ask prices per Share for the Shares on The Toronto Stock Exchange on such date.

2.04              Grant of Options

                  The Board may at any time authorize the granting of Options to such Eligible Employees and such Eligible Directors as it may select for the number of Shares that it shall designate, subject to the provisions of the Share Option Plan. The date of each grant of Options shall be the date the grant is authorized by the Board.

                  Each Option granted to an Eligible Employee or to an Eligible Director shall be evidenced by a stock option agreement with terms and conditions consistent with the Plan and as approved by the Board (which terms and conditions need not be the same in each case and may be changed from time to time).

                  A director of the Corporation to whom an option may be granted shall not participate in the decision of the Board to grant such Option.

2.05              Term of Options

                  The Option Period shall be five years from the date such Option is granted, but may be reduced with respect to any such Option as provided in Section 2.08 hereof covering termination of employment or death of the Optionee.

                  In the event that the Board elects to grant Options which are subject to vesting, such Options may only be exercised (in each case to the nearest full share) during the Option Period as follows:

          (a) at any time during the first year of the Option Period the Optionee may purchase up to 33 1/3% of the total number of shares set forth in his Option;

          (b) at any time after the end of the first year of the Option Period the Optionee may purchase an additional 33 1/3% of the total number of Shares set forth in his Option plus any Shares not are not purchased in accordance with Subsection 2.05(a); and

          (c) at any time after the end of the second year of the Option Period, the Optionee may purchase an additional 33 1/3% of the total number of Shares set forth in his Option, plus any Shares not purchased in accordance with Subsections 2.05(a) and 2.05(b).

                  Except as set forth in Section 2.08, no Option may be exercised unless the Optionee is at the time of such exercise:

         (a) in the case of a Eligible Employee, in the employ of the Corporation or any Affiliate and shall have been continuously so employed since the grant of his Option, but absent on leave, having the approval of the Corporation or such Affiliate, shall not be considered an interruption of employment for any purpose of the Share Option Plan; or

         (b) in the case of an Eligible Director, a director of the Corporation or any Affiliate and shall have been such a director continuously since the grant of his Option.

                  The exercise of any Option will be contingent upon receipt by the Corporation of cash payment of the full purchase price of the Shares being purchased. No Optionee or his legal representative, legatees or distributees will be, or will be deemed to be, a holder of any Shares subject to an Option, unless and until certificates for such Shares are issued to him or them under the terms of the Share Option Plan.

2.06              Share Appreciate Right

                  An Optionee may, if determined by the Board, have the right (the "Right"), when entitled to exercise an Option, to terminate such Option in whole, or in part (the "Terminated Option") by notice in writing to the Corporation and, in lieu of exercising such Option, receive that number of Shares, disregarding fractions which, when multiplied by the Fair Market Value, have a total value (the "Total Value") equal to the product of the number of Option Shares times the difference between the Fair Market Value on the day immediately prior to the exercise of the Right and the option price per Share of the Option Shares.

2.07              Lapsed Options

                  If Options are terminated pursuant to Section 2.08 hereof or expire without being exercised in whole or in part, new Options may be granted covering the Shares not purchased under such lapsed Options.

2.08              Effect of Termination of Employment or Death
                  --------------------------------------------

          (a) If an Optionee shall die while employed by or while a director of the Corporation or its Affiliate, any Option held by him at the date of death shall become exercisable in whole or in part if the Option was issued one year or more prior to the date of death, but only by the person or persons to whom the Optionee's rights under the Option shall pass by the Optionee's will or the laws of descent and distribution. All such Options shall be exercisable only to the extent that the Optionee was entitled to exercise the Option at the date of his death and only for six months after the date of death or prior to the expiration of the Option Period in respect thereof, whichever is sooner.

          (b) If an Optionee ceases to be employed by or a director of the Corporation or its Affiliate for cause, no Option held by such Optionee may be exercised following the date on which such Optionee ceases to be so employed or ceases to be a director, as the case may be. If an Optionee ceases to be employed by or a director of the Corporation or its Affiliate for any reason other than cause then any Option held by such Optionee at the effective date thereof shall become exercisable in whole or in part for a period of thirty (30) days thereafter.

2.09              Effect of Take-over Bid

                  If a bona fide offer (the "Offer") for Shares is made to the Optionee or to shareholders generally or to a class of shareholders which includes the Optionee, which Offer, if accepted in whole or in part, would result in the offeror exercising control over the Corporation within the meaning of subsection (3) of the Securities Act (Ontario) (as amended from time to time), then the Corporation shall, immediately upon receipt of notice of the Offer, notify each Optionee currently holding an Option of the Offer, with full particulars thereof; whereupon, notwithstanding Section 2.05 hereof, such Option may be exercised in whole or in part by the Optionee so as to permit the Optionee to tender the Shares received upon such exercise (the "Optioned Shares") pursuant to the Offer. If:

          (a)  the Offer is not completed within the time specified therein; or

          (b) the Optionee does not tender the Optioned Shares pursuant to the Offer; or

          (c) all of the Optioned Shares tendered by the Optionee pursuant to the Offer are not taken up and paid for by the offeror in respect thereof;

then the Optioned Shares or, in the case of clause (c) above, the Optioned Shares that are not taken up and paid for shall be returned by the Optionee to the Corporation and reinstated as authorized but unissued Shares and the terms of the Option as set forth in Section 2.05 shall again apply to the Option. If any Optioned Shares are returned to the Corporation under this Section, the Corporation shall refund the exercise price to the Optionee for such Optioned Shares. In no event shall the Optionee be entitled to sell the Optioned Shares otherwise than pursuant to the Offer.

2.10              Effect of Amalgamation, Consolidation or Merger
                  -----------------------------------------------

                  If the Corporation amalgamates, consolidates with or merges with or into another corporation any Shares receivable on the exercise of an Option shall be converted into the securities, property or cash which the Participant would have received upon such amalgamation, consolidation or merger if the Participant had exercised his Option immediately prior to the record date applicable to such amalgamation, consolidation or merger and the option price shall be adjusted appropriately by the Board and such adjustment shall be binding for all purposes of the Share Option Plan.

2.11              Adjustment in Shares Subject to the Plan
                  ----------------------------------------

                  If there is any change in the Shares through or by means of a declaration of stock dividends of Shares, of consolidations, subdivisions or reclassifications of Shares, or otherwise, the number of Shares available under the Share Option Plan, the Shares subject to any Option, and the purchase price thereof shall be adjusted appropriately by the Board and such adjustment shall be effective and binding for all purposes of the Share Option Plan.

2.12              Loans to Employees

                  Subject to the Act, the Board may at any time authorize the Corporation to loan money to an Eligible Employee, on such terms and conditions as the Board in its sole discretion may determine to assist such Eligible Employee to exercise an Option held by him or her.


PART 3. - SHARE PURCHASE PLAN

3.01              Participants

                  Participants in the Share Purchase Plan will be Eligible Employees who have been continuously employed by the Corporation or any of its Affiliates for at least twelve consecutive months. The Board shall have the right in its absolute discretion to waive such twelve-month period or refuse any Eligible Employee or group of Eligible Employees the right of participation or continued participation in the Share Purchase Plan.

3.02 Election to Participate in the Share Purchase Plan and Participant's Contribution


                  Any Participant may elect to contribute money (the "Participant's Contribution") to the Share Purchase Plan in any calendar year if the Participant, prior to December 1 of the immediately preceding calendar year, delivers to the Corporation a written direction in form and substance satisfactory to the Corporation:

          (a) authorizing the Corporation to deduct from the Participant's salary in equal instalments the Participant's Contribution; and

          (b) directing the Corporation to register a municipal address specified by the Corporation as the Participant's address on the shareholders' register for any Shares issued to the Participant in accordance with the Share Purchase Plan.

                  If by December 1 of the immediately preceding calendar year the Eligible Employee has not been continuously employed by the Corporation or any of its Affiliates for at least twelve consecutive months, then, in the month the Eligible Employee becomes so employed, he may elect to make a Participant's Contribution with respect to the balance of the calendar year commencing on the first day of the following month.

                  The Participant's Contribution shall not exceed 10% of the Participant's basic annual salary from the Corporation and its Affiliate at the time of delivery of the direction before deductions, exclusive of any overtime pay, bonuses or allowances of any kind whatsoever (the "Basic Annual Salary"). In the case of any Eligible Employee who become employed for twelve consecutive months during the year and delivers a direction at that time, the Participant's Contribution shall not exceed 10% of his Basic Annual Salary from the Corporation and it Affiliates at the time of delivery of the direction prorated over the remainder of the calendar year before deductions exclusive of any overtime pay, bonuses or allowances of any kind whatsoever.

                  No adjustment shall be made to the Participant's contribution until the next succeeding calendar year at which time, in order for the Participant's Contribution to continue, a new written direction shall have been delivered to the Corporation for such calendar year. The Participant's Contribution shall be held by the Corporation in trust for the purpose of the Share Purchase Plan.

3.03              Corporation's Contribution

                  Immediately prior to the date any shares are issued to a Participant in accordance with Section 3.05, the Corporation will credit the Participant with and thereafter hold in trust for the Participant an amount (the "Corporation's Contribution") equal to the Participant's Contribution then held in trust by the Corporation.

3.04              Aggregate Contribution

                  The Participant's Contribution plus the Corporation's Contribution shall be the "Aggregate Contribution". The Corporation shall not be required to segregate the Aggregate Contribution from its own corporate fun or to pay interest thereon.

3.05              Issue of Shares

                  On March 31, June 30, September 30 and December 31 in each calendar year, the Corporation will issue to each Participant fully paid and non-assessable Shares equal in value to the Aggregate Contribution held in trust on such date by the Corporation converted into Shares at the Issue Price on such dates. If such conversion would otherwise result in the issue to a Participant of a fraction of a Share, the Corporation will issue only such full Shares as are issuable. "Issue Price" means the higher of (i) the weighted average price of the Share on The Toronto Stock Exchange (or, if the Shares are not listed on such Exchange, on any other exchange on which the Shares are listed) for the three months prior to the date of issue and (ii) the lowest price from time to time permitted by The Toronto Stock Exchange or such exchange or exchanges on which the Shares may be traded at such time. The weighted average price shall be determined by dividing the aggregate sale price of all Shares sold on the said exchange during the said three-month period by the total number of Shares sold to such exchange during such period.

                  The Corporation shall hold any unused balance of the Aggregate Contribution in trust for a Participant until used in accordance with the Share Purchase Plan.

3.06              Safekeeping and Delivery of Shares

                  All Shares issued to a Participant in accordance with the Share Purchase Plan will be held in safekeeping by a trust company qualified to carry on business in the Province of British Columbia (the "Trustee") and will be delivered, subject as provided in the Plan, to such Participant upon the expiry of a period of twelve months (or such other period as may be imposed by law or by any regulatory authority or stock exchange on which the Shares are listed) following the date of issue of such Shares (the "Holding Period"). If the Trustee receives on behalf of a Participant in respect of any Shares so held:

          (a)  cash dividends;

          (b) options or rights to purchase additional securities of the Corporation or any other corporation;

          (c) any notice of meeting, proxy statement and proxy for any meeting of holders of Shares of the Corporation; or

          (d) other additional Shares or other securities (by way of dividend or otherwise);

then the Trustee shall forward to such Participant at his last known address according to the records of the Corporation any of the items listed in Subsections 3.06(a), (b) and (c) and shall hold in safekeeping any additional securities referred to in Subsection 3.06(d) and shall deliver such securities to a Participant with delivery of the Shares in respect of which such additional securities were issued.

                  Any Shares issued to a Participant but held in safekeeping by the Trustee will be distributed to a Participant or his estate prior to the expiry of the Holding Period only upon:

          (a) the date of the commencement of the Participant's retirement in accordance with the Corporation's normal retirement policy;

          (b) the date of the commencement of the total disability of the Participant determined in accordance with the Corporation's normal retirement policy; or

          (c)  the date of death of the Participant.

                  All fees and disbursements of the Trustee shall be paid by the Corporation.

3.07              Effect of Termination of Employment or Death
                  --------------------------------------------

                  If a Participant shall cease to be employed by the Corporation or any of its Affiliates for any reason or shall receive notice from the Corporation of the termination of his employment, the Participant shall be deemed to be no longer a Participant in the Share Purchase Plan and

          (a) any portion of the Participant's Contribution then held in trust for the Participant shall be paid to the Participant or his estate or successor, as the case may be;

          (b) any portion of the Corporation's Contribution then held in trust for the Participant shall be paid to the Corporation; and

          (c) any Shares then held in safekeeping for a Participant shall be delivered to the Participant pursuant to Section 3.06 hereof.

3.08              Effect of Amalgamation, Consolidation or Merger
                  -----------------------------------------------

                  If the Corporation amalgamates, consolidates with or merges with or into another corporation, each Participant for whom Shares are held in safekeeping will receive, on the date on which any Shares would otherwise have been delivered to the Participant in accordance with Section 3.06, the securities, property or cash to which the Participant was entitled to receive on such amalgamation, consolidation or merger.


PART 4. - GENERAL

4.01              Number of Shares

                  The aggregate number of Shares that may be reserved for issuance, from time to time, under the Plans shall not exceed 3,000,000 Shares. In addition, the aggregate number of shares so reserved for issuance under the Plans to any one person shall not exceed 5% of the issued and outstanding Shares.

4.02              Transferability

                  All benefits, rights and options accruing to any Participant in accordance with the terms and conditions of any Plan shall not be transferable unless specifically provided herein. During the lifetime of a Participant, all benefits, rights and options may only be exercised by the Participant.

4.03              Employment

                  Nothing contained in any Plan shall confer upon any Participant any right with respect to employment or continuance of employment with the Corporation or any Affiliate, or interfere in any way with the right of the Corporation or any Affiliate to terminate the Participant's employment at any time. Participation in any Plan by a Participant is voluntary.

4.04              Record Keeping

                  The Corporation shall maintain a register in which shall be recorded:

          (a)  the name and address of each Participant;

          (b)  the Plan or Plans in which the Participant participates;

          (c)  any Participant's Contributions;

          (d)  the number of Shares held in safekeeping for a Participant; and

          (e) the number of Options granted to a Participant and the number of Options outstanding.

4.05              Necessary Approvals

                  The Plans shall be effective only upon the approval of the shareholders of the Corporation given by the affirmative vote of a majority of the Shares represented at a meeting of holders of Shares and voted thereon or by a written resolution signed by all shareholders.

                  The obligation of the Corporation to sell and deliver Shares in accordance with any Plan is subject to the approval of any governmental authority having jurisdiction or any stock exchanges on which the Shares are listed for trading which may be required in connection with the authorization, issuance or sale of such Shares by the Corporation. If any Shares cannot be issued to any Participant for any reason including, without limitation, the failure to obtain such approval, then the obligation of the Corporation to issue such Shares shall terminate and any Participant's Contribution or option price paid to the Corporation shall be returned to the Participant.

4.06              Administration of the Plans

                  The Board is authorized to interpret each Plan from time to time and to adopt, amend and rescind rules and regulations for carrying out such Plan. The interpretation and construction of any provision of any Plan by the Board shall be final and conclusive. Administration of each Plan shall be the responsibility of the appropriate officers of the Corporation and all costs in respect thereof shall be paid by the Corporation.

4.07              Income Taxes

                  As a condition of and prior to participation in the Plan, a Participant shall authorize the Corporation in written form to withhold from any remuneration otherwise payable to such Participant any amounts required by any taxing authority to be withheld for taxes of any kind as a consequence of such participation in the Plans.

4.08              Amendments to Plans

                  The Board reserves the right to amend, modify or terminate any Plan at any time if and when it is advisable in the absolute discretion of the Board. However, any amendment of such Plan which would:

          (a)  materially increase the benefits under such Plan; or

          (b) materially increase the number of Shares which would be issued under such Plan (except any increase resulting automatically from an increase in the number of issued and outstanding Shares); or

          (c)  materially   modify  the   requirements  as  to  eligibility  for
               participation in such Plan;

shall be effective only upon the approval of the shareholders of the Corporation. Any amendment to any provision of such Plan shall be subject to approval, if required, by any regulatory body having jurisdiction over the securities of the Corporation.

4.09              No Representation or Warranty

                  The Corporation makes no representation or warranty as to the future market value of any Shares issued in accordance with the provisions of any Plan.

4.10              Interpretation

                  The Plan will be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

4.11              Compliance with Applicable Law, etc.

                  If any provision of any Plan of any agreement entered into pursuant to any Plan contravenes any law or any order, policy, bylaw or regulation of any regulatory body or stock exchange having authority over the Corporation or the Plans then such provision shall be deemed to be amended to the extent required to bring such provision into compliance therewith.


Vancouver, British Columbia
Approved by the directors and
         shareholders on September 13, 1993,
Effective as of September 15, 1993
Amended effective May 23, 1996, and
         approved by the directors on April 10, 1996 and by the shareholders on May 23, 1996

                PROXY SOLICITED BY MANAGEMENT OF THE CORPORATION



The undersigned shareholder of Dakota Mining Corporation ("Company") hereby appoints Alan R. Bell, President and Chief Executive Officer, or, failing him, Robert R. Gilmore, Vice President, Finance, Chief Financial Officer and
Secretary, or, failing him Joseph G. Kircher, Vice President, Operations, or, failing him, Kayron L. McCoy, Assistant Secretary or, in place of the foregoing, , as nominee of the undersigned to attend, vote and act for and in the name of the undersigned at the Annual and Special Meeting of the Shareholders of the Corporation (the"Meeting") to be held at the Royal York Hotel, 100 Front Street West , Toronto, Ontario on Thursday, May 29, 1997, at the hour of 8:00 o'clock in the morning (local time), and at every adjournment(s) thereof, and the undersigned hereby revokes any former proxy given to attend and vote at the meeting.

THE NOMINEE IS HEREBY INSTRUCTED TO VOTE AS FOLLOWS WITH RESPECT TO THE FOLLOWING MATTERS:


1.       FOR [ ]           WITHHOLD [ ]                       To  approve  and  adopt  the  Merger   Agreement  and  the
                                                              transactions   contemplated   thereby,   including   the  issue  of
                                                              additional  common  shares by Dakota  as set out in the Resolutions in  Appendix  B to the Joint Proxy Statement/Prospectus.

2.       FOR [ ]           AGAINST  [ ]     ABSTAIN [ ]       To ratify  an  amendment  to the Share  Incentive
                                                              Plan of the  Company as set out in the Resolutions in  Appendix  B
                                                              to the Joint  Proxy Statement/Prospectus.

3.       FOR [ ]           AGAINST  [ ]                       To  approve  the  issuance  of  up  to  4,884,550
                                                              common  shares of Dakota  issuable  upon  conversion  of Debentures issuable  upon  exercise of Series B.  Special  Warrants as set out in Appendix B to the Joint Proxy Statement/Prospectus.


4.       FOR [ ]           WITHHOLD [ ]                       To elect Alan R. Bell as a Director.*
5.       FOR [ ]           WITHHOLD [ ]                       To elect Landon T. Clay as a Director.*
6.       FOR [ ]           WITHHOLD [ ]                       To elect Stanley Dempsey as a Director.*
7.       FOR [ ]           WITHHOLD [ ]                       To elect Edward G. Thompson as a Director.*
8        FOR [ ]           WITHHOLD [ ]                       To elect Tor Jensen as a Director.*
9.       FOR [ ]           WITHHOLD [ ]                       To elect D. James Rudack as a Director
10.      FOR [ ]           WITHHOLD [ ]                       To elect Christopher M.T. Thompson as a Director
11.      FOR [ ]           WITHHOLD [ ]                       To elect Gregory Pusey as a Director
12.      FOR [ ]           WITHHOLD [ ]                       To appoint KPMG Peat Marwick Thorne as the Auditors
13.      FOW [ ]           WITHHOLD [ ]     ABSTAIN [ ]       To authorize the Directors to fix the Auditors remuneration.

*If the resolution set out in paragraph No. 1 is not approved, only those nominees referred to in paragraphs 4 through 8 will stand for election.




VOTE FOR OR AGAINST OR WITHHOLD OR ABSTAIN IN RESPECT OF THE MATTERS LISTED IN ACCORDANCE WITH THE CHOICE, IF ANY, INDICATED IN THE SPACE PROVIDED. IF NO CHOICE IS INDICATED, THE PROXY WILL BE VOTED FOR SUCH MATTER. IF ANY AMENDMENTS OR VARIATIONS ARE TO BE VOTED ON, OR ANY FURTHER MATTERS COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED ACCORDING TO THE BEST JUDGMENT OF THE PERSON VOTING THE PROXY AT THE MEETING. THIS FORM SHOULD BE READ IN CONJUNCTION WITH THE ACCOMPANYING NOTICE OF THE MEETING AND MANAGEMENT PROXY CIRCULAR.

                            DATED this day of , 1997


                            Signature of Shareholder


                       (Please print name of Shareholder)
NOTES:

1. YOU HAVE THE RIGHT TO APPOINT A PERSON TO REPRESENT YOU AT THE MEETING OTHER THAN THE PERSONS DESIGNATED IN THE FORM OF PROXY. IF YOU WISH TO EXERCISE THIS RIGHT, INSERT THE NAME OF YOUR NOMINEE IN THE BLANK SPACE PROVIDED FOR THAT PURPOSE IN THE FORM OF PROXY AND STRIKE OUT THE THREE PRINTED NAMES.

2. Please date and sign (exactly as the shares represented by this proxy are registered) and return promptly. Where the instrument is signed by a corporation, its corporate seal must be affixed or executed must be made by an officer or attorney thereof duly authorized. If no date is stated by the shareholder, the proxy is deemed to bear the date upon which it was mailed by Management to the shareholder.

3. To be valid, this proxy form, duly signed and dated, must arrive at the office of the Company's transfer agent, the Montreal Trust Company of Canada, 151 Front Street, Toronto, Ontario M5J 2N1 not less than forty-eight (48) hours (excluding Saturdays, Sundays and holidays) before the day of the Meeting or any adjournment(s) thereof.

4. All shares represented at the Meeting by properly executed proxies will be voted or withheld from voting on any ballot that may be called for, and where a choice with respect to any matter to be acted upon has been specified in this proxy form, the shares represented by this proxy will be voted in accordance with such specifications.







                                   USMX, INC.
                         ANNUAL MEETING OF STOCKHOLDERS
            PROXY SOLICITED BY BOARD OF DIRECTORS OF THE CORPORATION


     The undersigned Stockholder of USMX, Inc. ("Company") hereby appoints Gregory Pusey, President and Chief Executive Officer, or, failing him, Dennis L.
Lance,  Vice  President or, in place of the foregoing,                     ,  as
nominee of the undersigned to attend, vote and act for and in the name of the undersigned at the Annual Meeting of the Stockholders of the Corporation (the"Meeting") to be held at the Westin Tabor Center,1672 Lawrence Street, Denver, Colorado, Tuesday, May 20, 1997, at the hour of 9:00 o'clock in the morning (local time), and at every adjournment(s) thereof, and the undersigned hereby revokes any former proxy given to attend and vote at the meeting.

THE NOMINEE IS HEREBY INSTRUCTED TO VOTE AS FOLLOWS WITH RESPECT TO THE FOLLOWING MATTERS:



1.       FOR [ ]           AGAINST [ ]      ABSTAIN [ ]       To approve  and adopt the  Merger  Agreement  and the  transactions contemplated  thereby,  as set out in the Resolutions in Appendix B to the Joint Proxy Statement/Prospectus.

2.       FOR [ ]           AGAINST [ ]      ABSTAIN [ ]       To approve and adopt the Montana  Tunnels Royalty
                                                              Agreement and the  transactions  contemplated  thereby,  as set out in the Resolutions in Appendix B to the Joint Proxy
                                                              Statement/Prospectus.


3.       FOR [ ]           WITHHOLD
                           AUTHORITY [ ]                      To elect Gregory Pusey as a Director.






VOTE FOR OR AGAINST OR WITHHOLD OR ABSTAIN IN RESPECT OF THE MATTERS LISTED IN ACCORDANCE WITH THE CHOICE, IF ANY, INDICATED IN THE SPACE PROVIDED. IF NO CHOICE IS INDICATED, THE PROXY WILL BE VOTED FOR SUCH MATTER. IF ANY AMENDMENTS OR VARIATIONS ARE TO BE VOTED ON, OR ANY FURTHER MATTERS COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED ACCORDING TO THE BEST JUDGMENT OF THE PERSON VOTING THE PROXY AT THE MEETING. THIS FORM SHOULD BE READ IN CONJUNCTION WITH THE ACCOMPANYING NOTICE OF THE MEETING AND JOINT PROXY STATEMENT/PROSPECTUS.


                    DATED this         day of                , 1997


  ----------------------------                 ----------------------------
    Signature of Stockholder                    Signature of Stockholder

 ------------------------------              ------------------------------
   (Print name of Stockholder)                 (Print name of Stockholder)



NOTES:

1. YOU HAVE THE RIGHT TO APPOINT A PERSON TO REPRESENT YOU AT THE MEETING OTHER THAN THE PERSONS DESIGNATED IN THE FORM OF PROXY. IF YOU WISH TO EXERCISE THIS RIGHT, INSERT THE NAME OF YOUR NOMINEE IN THE BLANK SPACE PROVIDED FOR THAT PURPOSE IN THE FORM OF PROXY AND STRIKE OUT THE TWO PRINTED NAMES.

2. Please date and sign (exactly as the shares represented by this proxy are registered) and return promptly. If no date is stated by the shareholder, the proxy is deemed to bear the date upon which it was mailed by Management to the shareholder.